     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 2002


                                                      REGISTRATION NO. 333-82402
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                             CORECOMM HOLDCO, INC.


             (Exact Name of Registrant as Specified in its Charter)



               DELAWARE                                 4812                                13-4078506
   (State or Other Jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    Incorporation or Organization)          Classification Code Number)                Identification No.)


                             ---------------------
                        110 EAST 59TH STREET, 26TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 906-8485


  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)



                    MICHAEL A. PETERSON                                        THOMAS H. KENNEDY, ESQ.
        EXECUTIVE VICE PRESIDENT -- CHIEF OPERATING                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
            OFFICER AND CHIEF FINANCIAL OFFICER                                   FOUR TIMES SQUARE
                   CORECOMM HOLDCO, INC.                                       NEW YORK, NEW YORK 10036
              110 EAST 59TH STREET, 26TH FLOOR                                      (212) 735-3000
                  NEW YORK, NEW YORK 10022
                       (212) 906-8485



 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: At such time or times on and after the date that this Registration Statement becomes effective as the selling securityholders may determine.
                             ---------------------
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                     AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                    TO BE            OFFERING PRICE         AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED             REGISTERED(1)          PER SHARE        OFFERING PRICE(2)   REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share,
  including the associated Rights to purchase
  Series A Junior Participating Preferred
  Stock(2)...................................      26,290,472              N/A              $26,290,472             $2,419
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) The amount to be registered takes into account the 3-for-1 stock split of CoreComm Holdco common stock, which was effected on April 12, 2002 in the form of a dividend of shares. The amount to be registered also includes 233,666 shares of CoreComm Holdco common stock initially deliverable upon conversion of the 6% Convertible Subordinated Notes due 2006 of CoreComm Limited at the rate of 0.939 shares of CoreComm Holdco common stock per $1,000 in principal amount of 6% notes. Pursuant to Rule 416 under the Securities Act, such number of shares of CoreComm Holdco common stock registered hereby shall also include an indeterminate number of additional shares of CoreComm Holdco common stock that may be issued from time to time upon conversion of the 6% notes by reason of adjustment of the conversion price in certain circumstances. The amount to be registered has changed solely due to a possible reduction in the conversion price of the 6% notes.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. The fee has previously been paid.


(3) The rights to purchase shares of our Series A Junior Participating Preferred Stock initially are attached to and trade with the shares of our common stock being registered hereby. Upon the occurrence of specified events, our Series A Junior Participating Preferred Stock will be evidenced separately from the shares of our common stock. Value attributed to these rights, if any, is reflected in the market price of our common stock.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING SECURITYHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS


SUBJECT TO COMPLETION DATED JUNE 14, 2002


                             CORECOMM HOLDCO, INC.
                             ---------------------
                       26,290,472 SHARES OF COMMON STOCK
                             ---------------------
     This prospectus relates to the sale by selling securityholders of up to 26,290,472 shares of our common stock. We will not receive any proceeds from the sale of any of the securities.


     Currently no public market exists for the shares of our common stock. On February 8, 2002, we commenced an exchange offer for the common stock of CoreComm Limited, our former parent corporation, which stock is currently listed on the Nasdaq National Market under the symbol "COMM." Nasdaq has determined that it will treat us as a successor to CoreComm Limited and will transfer the symbol "COMM" to us following our exchange of shares of CoreComm Holdco common stock for at least 90% of the outstanding shares of CoreComm Limited common stock in the exchange offer, the transfer of the shares of CoreComm Limited common stock that we accept in the exchange offer to one of our wholly-owned subsidiaries and the merger of this subsidiary into CoreComm Limited. On June 13, 2002, the last bid price for CoreComm Limited common stock on the Nasdaq National Market was $0.04.


     WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9, WHERE WE DESCRIBE RISKS ASSOCIATED WITH CORECOMM HOLDCO AND OUR COMMON STOCK, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2002

                               PROSPECTUS SUMMARY

     This summary highlights information about us which is contained elsewhere in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus, including the section entitled "Risk Factors" and the financial statements and related notes, carefully before making a decision. Various statements in this prospectus are forward-looking statements. Please refer to the section of this prospectus entitled "Special Note Regarding Forward-Looking Statements."

CORECOMM OVERVIEW

     We are an integrated communications provider that offers local and toll-related telephone, Internet and high-speed data services to business and residential customers in targeted markets throughout the Mid-Atlantic and Midwest regions of the United States. We operate three business divisions: business services (ATX), residential services (CoreComm Residential) and Internet services (Voyager). We are exploiting the convergence of telecommunications and information services through our network strategy, which involves the ownership of telephone switching equipment and the leasing of the local telephone lines that connect to homes and businesses, combined with the supplying of a leased national and international network that carries Internet traffic. This configuration of locally and regionally owned and leased facilities allows us to deliver a wide range of communications services over a wide geography. We currently offer services to business and residential customers located principally in Pennsylvania, Ohio, New Jersey, Michigan, Wisconsin, Maryland, Illinois, New York, Virginia, Delaware, Massachusetts, Washington, D.C. and Indiana.

     In 2001, we streamlined our strategy and operations to focus on our two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market. The second is bundled local telephony and Internet products efficiently sold, serviced and supplied via Internet and other cost-effective interfaces to the residential market. Our strategy is to attractively bundle telephony and data services in our target markets in order to compete with the incumbents and other local exchange carriers and gain market share.

     As of March 31, 2002, we had approximately 277,000 local telephone access lines in service.

     Through our business services division, we offer customers a full range of high-speed communications services including local and toll-related telephony services, network services such as network data integration, Internet access and Web consulting, development and hosting, and other related services. In addition, we offer advanced communications solutions products tailored to meet the needs of our business customers, such as conference calling, travel services, pre-paid calling, enhanced fax and PC-based billing. Customers are billed on a single, consolidated invoice, delivered by traditional means or by near real time Web-based billing that allows the customer to sort the information to detail calling patterns. Our target markets are the Mid-Atlantic region throughout the New York-Virginia corridor, and Midwest markets, including: Cleveland, Ohio; Columbus, Ohio; Chicago, Illinois; and other markets in the Great Lakes region.

     Our residential services division offers residential customers voice, data and other telecommunications services in Ohio, Illinois, Michigan, Wisconsin and Pennsylvania, and Internet access services over a wider area in the Midwest and Mid-Atlantic regions of the United States. Customers are billed for their services with one, consolidated bill. If they choose, customers can choose to access their billing information and pay their bills online, or they may elect automatic bill payment via credit or debit card. Our residential strategy is to bundle telephony and Internet products and services in convenient and simple ways that are attractive to the customer and distinctive in the marketplace.

     Our Internet services division provides Internet access and high-speed data communications services to residential and business subscribers. Services include dial-up Internet access, dedicated telecommunications services to business, cable modem access, Web-hosting, electronic commerce, and co-location services. We operate one of the largest dial-up Internet networks in the Midwest in terms of geographic coverage, with approximately 170 owned points of presence in Michigan, Wisconsin, Ohio, Illinois, Indiana, Minnesota, Pennsylvania, New York and California.

     Our principal executive offices are located at 50 Monument Road, Bala Cynwyd, Pennsylvania 19004 and 110 East 59th Street, New York, New York 10022, and our telephone number is (212) 906-8485. The address of our Website is www.core.com. The information on our Website is not part of this prospectus.

HOLDCO RECAPITALIZATION

  BACKGROUND

     From 1998 to 2000, CoreComm Limited was in the process of building infrastructure to support a national roll-out according to its original business plan. This business plan required significant funds for capital expenditures, operating expenses and debt service. In early 2001, CoreComm Limited still required significant funds to complete its business plan as originally intended. However, adverse changes in the capital markets, particularly in the telecommunications sector, made it extremely difficult to raise new capital, and CoreComm Limited could no longer finance its original business plan. As a result, in early 2001 CoreComm Limited significantly revised its business plan to focus on its most profitable businesses and geographic areas, and to reduce its operational costs and need for capital. These changes were generally successful, as evidenced by the significant improvement in financial results during 2001.

     Despite the improvement to operations during 2001, CoreComm Limited did not expect that it would generate enough cash from operations to cover all of its debt service and other obligations. In late 2001, CoreComm Limited developed a plan to reduce the amount of its outstanding debt and the significant cash outlays needed to service its debt, as well as its preferred stock and associated dividend payments. The goal was to strengthen its financial position and give CoreComm Limited a chance to participate in future industry consolidation and financings.

     In December 2001, the first phase of the recapitalization plan was completed, in which approximately $600 million of CoreComm Limited's approximately $786 million of debt and preferred stock was exchanged for approximately 87% of the outstanding CoreComm Holdco common stock and a cash payment representing an interest payment on the public notes. The exchange offers and related transactions described in this prospectus comprise the second phase of the Holdco recapitalization, which is to (1) exchange CoreComm Limited common stock for CoreComm Holdco common stock and (2) exchange $4.75 million of public notes for CoreComm Holdco common stock and a cash payment.

  THE FIRST PHASE OF THE HOLDCO RECAPITALIZATION

     In early October 2001, CoreComm Limited began discussions with holders of its public notes regarding the Holdco recapitalization in an attempt to exchange all of its outstanding public notes for shares of CoreComm Holdco common stock. As described further below, CoreComm Limited and CoreComm Holdco successfully negotiated with 34 of the holders to exchange their public notes for cash payments equal to an overdue interest payment and common stock representing an aggregate of 5% of the outstanding shares of CoreComm Holdco common stock. In the aggregate, CoreComm Limited paid $4.8 million in cash representing this interest payment and CoreComm Holdco issued 1,411,278 shares of its common stock in exchange for $160 million of the $164.75 million public notes outstanding.

     The first phase of the Holdco recapitalization also included other debt and preferred securities being exchanged for shares of CoreComm Holdco common stock. On December 14, 2001, CoreComm Limited and CoreComm Holdco entered into an exchange agreement with:

          (1) all four holders of Senior Unsecured Notes due September 29, 2003 of CoreComm Limited with respect to 100% of the $105.7 million in principal amount outstanding;

          (2) all four holders of 10.75% Senior Unsecured Convertible PIK Notes due 2010 with respect to 100% of the $16.1 million in principal amount outstanding;

          (3) one of the two holders of 10.75% Unsecured Convertible PIK Notes due 2011 with respect to the initial principal amount of $10 million, representing 40% of the then outstanding principal amount of these notes; and

          (4) all five holders of the preferred stock of CoreComm Limited, with respect to the liquidation preference of approximately $301 million, representing 100% of CoreComm Limited's outstanding preferred stock.


These holders in the aggregate received 24,600,000 shares of CoreComm Holdco common stock which represented approximately 82% of the outstanding shares of CoreComm Holdco common stock. These holders included officers, directors and affiliates of CoreComm Limited who received an aggregate of 11,105,454 shares of CoreComm Holdco common stock which represented approximately 37% of the outstanding shares of CoreComm Holdco common stock. In total in the first phase, including shares issued to holders of public notes, CoreComm Holdco issued approximately 87% if its outstanding common stock to holders of debt of and preferred stock of CoreComm Limited. CoreComm Limited believed that the completion of the first phase of the Holdco recapitalization in December 2001 was imperative because CoreComm Limited faced significant cash obligations in January 2002.


  THE SECOND PHASE OF THE HOLDCO RECAPITALIZATION

     In the second phase, we are offering to exchange shares of CoreComm Limited common stock for an aggregate of approximately 4 million shares, representing approximately 13% of CoreComm Holdco common stock. The holders of the public notes are being offered $30.00 in cash, which represents the interest payment that was due on April 1, 2002, and 9.1047 shares of CoreComm Holdco common stock, which represents their proportionate share of the 5% of CoreComm Holdco common stock offered to all holders of public notes, for each $1,000 principal amount of public notes.

     If the exchange offers are completed, stockholders of CoreComm Limited will hold common stock of CoreComm Holdco, a company with the same businesses that CoreComm Limited historically operated, but with approximately $600 million less debt and preferred stock than CoreComm Limited. Instead of owning 100% of the common stock of CoreComm Limited, which would have no value to common stockholders in the event of liquidation, upon completion of the exchange offers, CoreComm Limited's current stockholders, including holders of warrants exercisable for CoreComm Limited common stock, would own approximately 13% of the outstanding common stock of the recently recapitalized CoreComm Holdco, which would have significantly less debt and an improved financial condition. In addition, Nasdaq has informed us that, upon completion of the second phase, CoreComm Limited's Nasdaq listing will be transferred to CoreComm Holdco, and CoreComm Holdco common stock will commence, and CoreComm Limited common stock will cease, trading on the Nasdaq National Market.

  CORPORATE STRUCTURE

     The following three charts summarize the corporate structure of CoreComm Limited and CoreComm Holdco at different stages in the Holdco recapitalization. The first chart illustrates our historical corporate structure prior to December 17, 2001. The second chart illustrates our current corporate structure following completion of the first phase of the Holdco recapitalization which, as described below, was completed on December 28, 2001. The third chart illustrates our corporate structure following completion of the second phase of the Holdco recapitalization, assuming 100% of the outstanding public notes have been tendered and accepted in the exchange offer and the merger has been consummated. None of these charts show details of our operating or other intermediate companies or ownership interests in those entities.

                                  [FLOW CHART]
---------------
(1) Based upon the number of shares of CoreComm Holdco common stock and CoreComm Limited common stock outstanding on December 31, 2001.

(2) Senior debt and preferred stock of CoreComm Limited are outstanding and held by CoreComm Holdco.

(3) CoreComm Limited has agreed to surrender that number of shares of our common stock that are issued in the exchange offers and the merger that we request, which would result in CoreComm Limited having little or no material assets.

(4) Senior debt and/or preferred stock of CoreComm Limited may remain outstanding and held by CoreComm Holdco.

RECENT DEVELOPMENTS

  CHANGES IN OUR MANAGEMENT AND BOARD OF DIRECTORS

     In January 2002, our board of directors implemented changes to our management and expanded our board to include three new directors. The changes are as follows:

     - Barclay Knapp was elected Chairman;

     - George S. Blumenthal was elected Chairman Emeritus;

     - Thomas J. Gravina was elected President -- Chief Executive Officer and was elected to serve as a director;

     - Michael A. Peterson was elected Executive Vice President -- Chief Operating Officer and Chief Financial Officer and was elected to serve as a director; and

     - Ralph H. Booth, II was elected to serve as a director.

     Effective February 4, 2002, Richard J. Lubasch resigned as Senior Vice President -- General Counsel and Secretary.

  STOCK DIVIDEND

     On April 12, 2002, the CoreComm Holdco board of directors declared a 3-for-1 stock split of CoreComm Holdco common stock which was effected in the form of a dividend of shares. This dividend was paid in additional shares of CoreComm Holdco common stock on April 12, 2002 to stockholders of record on April 11, 2002.

  PUBLIC NOTES INTEREST PAYMENT

     The interest payment that was due under the outstanding public notes on April 1, 2002 has not been made and CoreComm Limited is in default under the public notes. The consideration we are offering in our exchange offer for the public notes includes $30.00 in cash, which represents the April 1, 2002 interest payment, for each $1,000 in principal amount outstanding.

                                  THE OFFERING


Common Stock Offered by
Selling Securityholders.......   26,290,472 shares, which includes 233,666
                                 shares deliverable upon conversion of the outstanding public notes.


Selling Securityholders.......   The selling securityholders obtained their
                                 shares of our common stock in connection with their exchange of securities in the Holdco recapitalization.

Voting Rights.................   Holders of common stock have one vote per
                                 share.

Use of Proceeds...............   The selling securityholders will receive all of
                                 the proceeds from the sale of the shares sold under this prospectus, if and when any sales occur. We will not receive any proceeds from any of these sales.

Nasdaq National Market........   CoreComm Limited currently trades under the
                                 symbol "COMM" on the Nasdaq National Market.
                                 Nasdaq has determined that it will treat us as a successor to CoreComm Limited and will transfer the symbol "COMM" to us following our exchange of shares of CoreComm Holdco common stock for at least 90% of the outstanding shares of CoreComm Limited common stock in our exchange offer for shares of CoreComm Limited common stock, the transfer of the shares of CoreComm Limited common stock that we accept in the exchange offer to one of our wholly-owned subsidiaries and the merger of this subsidiary into CoreComm Limited. We cannot be certain of our success in completing the merger or of our ability to meet the continued listing requirements of the Nasdaq National Market.

Risk Factors..................   Please refer to the section of this prospectus
                                 entitled "Risk Factors" beginning on page 9 for a discussion of risks that you should consider carefully before deciding to invest in shares of our common stock.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                            OF CORECOMM HOLDCO, INC.

     The following information is only a summary and you should read it together with the financial information we include elsewhere in this prospectus.

     The following summary financial data of CoreComm Holdco has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes included in this prospectus.


     The following unaudited pro forma financial data as of and for the three months ended March 31, 2002 and for the year ended December 31, 2001, gives effect to the Holdco recapitalization, the other transactions that were entered into by December 31, 2001 to eliminate additional amounts of our outstanding indebtedness. For additional information with respect to the Holdco recapitalization, without giving effect to the exchange offers or merger, refer to the Unaudited Pro Forma Financial Data included elsewhere in this prospectus. This information should be read in conjunction with the unaudited pro forma financial data included elsewhere in this prospectus.


     Interim data for the three months ended March 31, 2002 and 2001 are unaudited but include, in our opinion, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of that data. Results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for any other interim period or the year as a whole.

     In 2000, we completed two significant acquisitions. We acquired ATX Telecommunications Services, Inc. and Voyager.net, Inc. In addition, we entered into a senior secured credit facility with The Chase Manhattan Bank and CoreComm Limited issued approximately $108.7 million aggregate principal amount of senior unsecured notes to the former stockholders of ATX. Also in 2000, we recorded a non-cash compensation expense of approximately $43.4 million in accordance with APB opinion No. 25, "Accounting for Stock Issued to Employees."

     In 1999, we acquired 100% of the stock of MegsINet, Inc. and some of the assets of USN Communications, Inc. In addition, CoreComm Limited issued $175.0 million in aggregate principal amount of public notes in 1999, of which, as a result of the Holdco recapitalization and prior conversions into CoreComm Limited common stock by holders of the notes, only $4.75 million in principal amount of public notes is currently held by persons other than CoreComm Holdco.


                                 PRO FORMA
                               THREE-MONTHS     PRO FORMA     HISTORICAL THREE-MONTHS
                                   ENDED        YEAR ENDED        ENDED MARCH 31,        HISTORICAL YEAR ENDED DECEMBER 31,
                                 MARCH 31,     DECEMBER 31,   -----------------------   ------------------------------------
                                   2002            2001          2002         2001         2001         2000         1999
                               -------------   ------------   ----------   ----------   ----------   ----------   ----------
                                                           (IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Revenues.....................    $ 74,419       $ 293,207     $  74,311    $  72,811    $ 292,681    $ 131,526    $  57,151
Operating expenses...........      82,297         906,260        82,196      310,886      902,152      427,847      157,660
(Loss) before extraordinary
  item.......................     (11,682)       (633,955)      (11,654)    (241,552)    (633,413)    (301,241)    (103,180)
Gain from extinguishment of
  debt.......................          --              --            --           --       39,498           --           --
Net (loss)...................         n/a             n/a       (11,654)    (241,552)    (593,915)    (301,241)    (103,180)
Basic and diluted net (loss)
  per common share:
(Loss) before extraordinary
  item.......................        (.39)         (21.34)         (.39)       (8.46)      (22.15)      (10.55)       (3.62)
Gain from extinguishment of
  debt.......................          --              --            --           --         1.38           --           --
Net (loss)...................         n/a             n/a          (.39)       (8.46)      (20.77)      (10.55)       (3.62)
Basic and diluted weighted
  average number of common
  shares(1)..................      29,706          29,706        30,000       28,542       28,599       28,542       28,542

                                                                  MARCH 31, 2002
                                                              ----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ---------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA
Working capital (deficiency)................................   $(87,725)   $(91,993)
Fixed assets -- net.........................................     80,339      80,452
Total assets................................................    312,674     310,387
Long-term debt (including current portion), capital leases
  and notes payable to related parties......................    170,659     170,659
Shareholders' equity........................................       (871)     (4,674)


---------------

(1) After giving retroactive effect to the 6,342.944-for-1 stock split in December 2001 and the 3-for-1 stock split by way of a stock dividend on April 12, 2002. We have never declared or paid any cash dividends.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in our common stock. In assessing these risks, you should also refer to the other information in this prospectus, including our financial statements and the related notes. Various statements in this prospectus, including some of the following risk factors, constitute forward-looking statements.

RISK FACTORS RELATING TO OUR COMMON STOCK AND CORPORATE CONTROL:

OUR ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRERS AND MAY DEPRESS OUR STOCK PRICE.

     Delaware corporate law, our restated certificate of incorporation, as amended, and our amended by-laws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions include the following:

     - we may issue preferred stock with rights senior to those of our common stock;

     - we have a classified board of directors with terms that do not expire for three years from re-election;

     - our charter prohibits action by written consent of stockholders; and

     - we require advance notice for nomination of directors and for stockholder proposals.

     In addition, under our stockholder rights plan, holders of our common stock are entitled to one right to purchase 1/1000 of a share of our Series A junior participating preferred stock for each outstanding share of common stock they hold, exercisable under defined circumstances involving a potential change of control as discussed in this prospectus. The preferred stock purchase rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. Those provisions could have a material adverse effect on the premium that potential acquirers might be willing to pay in an acquisition or that investors might be willing to pay in the future for shares of our common stock. Please refer to the section of the prospectus entitled "Description of Capital Stock -- The Stockholder Rights Plan."

OUR SIGNIFICANT STOCKHOLDERS, SOME OF WHOM HAVE THE RIGHT TO MAINTAIN SPECIFIED OWNERSHIP PERCENTAGES OF OUR VOTING SECURITIES AND A CONTRACTUAL RIGHT TO REPRESENTATION ON OUR BOARD OF DIRECTORS, MAY HAVE INTERESTS THAT CONFLICT WITH OUR INTERESTS AND THE INTERESTS OF OUR OTHER STOCKHOLDERS.

     Michael Karp, together with the Florence Karp Trust, currently owns 34.0% of our common stock. Booth American Company currently owns 20.0% of our common stock. Each of Thomas Gravina, who is our CEO, President and a director, and Debra Buruchian currently owns 10.8% of our common stock. Subject to the terms of our stockholder rights plan, each of the above stockholders has the right, together with their affiliates and their associates, to increase their percentage ownership of our voting securities each year by the amount equal to
0.0735 times his, her or its original percentage ownership of our common stock. Under the terms of the exchange agreement, in no event are any of the above stockholders permitted to own more than 39.0% of our voting securities. As a result of their ownership of large amounts of our common stock, these stockholders are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of CoreComm Holdco.

     Michael Karp has a contractual right to designate that number of directors to our board of directors so that his representation on our board of directors is proportionate to his, together with his affiliates' and associates', ownership percentage of our common stock. Likewise, Booth American Company has the right to designate one director to our board of directors. Booth American Company has designated Ralph H.

Booth, II to the board. As of June 12, 2002, Michael Karp had not nominated any directors. Please see the section of this prospectus entitled "Description of Capital Stock -- The Exchange Agreement."


OUR OFFICERS AND DIRECTORS OWN A SIGNIFICANT PORTION OF OUR OUTSTANDING COMMON STOCK AND MAY BE ABLE TO CONTROL THE OUTCOME OF CORPORATE ACTIONS THAT REQUIRE STOCKHOLDER APPROVAL.


     As of June 12, 2002, our directors and officers as a group own 11,156,550 shares, representing 37.2% of the outstanding shares of CoreComm Holdco common stock. Our directors and officers obtained all of these shares in the first phase of the Holdco recapitalization. As a result of this significant ownership interest, our directors and officers could exercise significant control over matters requiring stockholder approval, including the election of directors or a change in control of CoreComm Holdco. Please refer to the sections of this prospectus entitled "Security Ownership of Certain Beneficial Owners and Management" and "Description of Capital Stock."


WE MAY ISSUE ADDITIONAL COMMON STOCK OR PREFERRED STOCK, WHICH COULD DILUTE YOUR INTERESTS.


     Our charter does not limit the issuance of additional common stock or preferred stock, up to the number of authorized shares of each class. We have already adopted a stock option plan which is described in the section of this prospectus entitled "Management and Executive Compensation -- Executive Compensation -- Stock Option Plan." In January 2002, our board of directors approved an initial grant of options exercisable for 7.74 million shares of our common stock under the plan. In addition, under the terms of the indenture governing the public notes and the warrant agreements of CoreComm Limited, upon completion of the merger, these securities will become convertible or exercisable, as the case may be, into shares of CoreComm Holdco common stock as adjusted based on the exchange ratio for CoreComm Limited common stock. We cannot predict the extent to which this potential dilution, the availability of a large amount of shares for sale, and the possibility of additional issuances and sales of our common stock and/or preferred stock will negatively affect the trading price or the liquidity of our common stock.


OUR ABILITY TO PAY DIVIDENDS IS RESTRICTED.

     We have never paid cash dividends on our common stock and are currently restricted from doing so by the terms of our senior secured credit facility. We do not presently contemplate paying cash dividends and believe that it is extremely unlikely that we will pay cash dividends in the foreseeable future due to our current financial condition.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE VOLATILE.

     The market price of our common stock could fluctuate widely in response to numerous factors and events, including the lack of trading history and the transfer of CoreComm Limited common stock's listing on the Nasdaq National Market to our common stock. Since our common stock has yet to trade on a national securities exchange or on Nasdaq, we cannot predict the extent to which investors' interest in us will lead to the development of a trading market in our common stock or how liquid the market might become. The transfer of the Nasdaq listing from CoreComm Limited to us may confuse investors which could lead to erratic bid and ask prices and increased volatility in our common stock. In addition, the stock market in general, and the telecommunications sector specifically, in recent years have experienced broad price and volume fluctuations. We cannot assure you that our common stock will trade at the same levels as the stock of other telecommunications companies or at the level that CoreComm Limited common stock would have traded at had the exchange offers and merger not been consummated.

ASSUMING THE HOLDCO RECAPITALIZATION IS COMPLETED AND CORECOMM LIMITED'S NASDAQ LISTING IS TRANSFERRED TO US, OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ NATIONAL MARKET IF WE FAIL TO MEET NASDAQ'S CONTINUED LISTING CRITERIA, WHICH COULD HAVE A NEGATIVE IMPACT ON THE TRADING ACTIVITY AND PRICE OF YOUR COMMON STOCK, AND COULD MAKE IT MORE DIFFICULT FOR US TO RAISE CAPITAL.

     The Nasdaq National Market continued listing requirements require that an issuer satisfy Nasdaq's corporate governance standards and meet one of two alternative maintenance standards. The first maintenance standard requires that an issuer have total stockholders' equity of at least $10.0 million or $4.0 million in net tangible assets and that an issuer's common stock have a minimum bid price of $1.00, at least two market makers, at least 400 stockholders that hold 100 or more shares each and at least 750,000 shares held by other than directors, officers and beneficial owners of 10% or more of the shares having a market value of at least $5.0 million. The second maintenance standard requires that an issuer have either a market value of listed securities of at least $50.0 million or total assets and total revenues of at least $50.0 million each and that an issuer's common stock have a minimum bid price of $3.00, at least four market makers, at least 400 stockholders that hold 100 or more shares each and at least 1.1 million shares held by other than directors, officers and beneficial owners of 10% or more of the shares having a market value of at least $15.0 million.



     While we do believe that, based on the current set of facts known to us, it is reasonably likely that we will be able to satisfy one of the Nasdaq National Market continued listing requirements immediately following the transfer of CoreComm Limited's Nasdaq listing to us, there is a risk that we will fail to meet one or more of the continued listing standards, particularly the minimum market value of shares held by non-affiliates requirement of both of the maintenance standards and the stockholders' equity or net tangible assets requirement of the first maintenance standard. In light of the foregoing, we cannot assure you that we will be able to maintain the Nasdaq National Market listing for shares of CoreComm Holdco common stock. If our common stock is delisted from the Nasdaq National Market, it could have a negative impact on the trading activity and price of your common stock and could make obtaining timely and accurate quotations with respect to the trading of our common stock difficult. In addition, the delisting of CoreComm Holdco common stock from the Nasdaq National Market could also make it more difficult for us to raise equity capital in the future.



     If CoreComm Holdco common stock is delisted from the Nasdaq National Market, the shares will likely begin trading on the Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board is not considered an exchange. Shares that trade on the Over-the-Counter Bulletin Board do not enjoy the same liquidity as shares that trade on the Nasdaq National Market and obtaining timely and accurate quotations is more difficult.


SALES OF LARGE AMOUNTS OF OUR COMMON STOCK OR THE PERCEPTION THAT SALES COULD OCCUR MAY DEPRESS OUR STOCK PRICE.

     We issued an aggregate of 26,056,806 shares of our common stock to former holders of preferred stock of CoreComm Limited, former holders of debt securities of CoreComm Limited and former holders of debt securities that were joint obligations of CoreComm Limited and CoreComm Holdco in the first phase of the Holdco recapitalization. These shares represent approximately 87% of our outstanding common stock. None of these shares are subject to any lock up restrictions and may be sold at any time, except that some shares issued in accordance with the exchange agreement may only be transferred in the specified manners. Please refer to the section of the prospectus entitled "Description of Capital Stock -- The Exchange Agreement."

     Sales in the public market of the securities acquired in connection with the Holdco recapitalization could lower our stock price and impair our ability to raise funds in additional stock offerings. Future sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities.

RISK FACTORS RELATING TO OUR BUSINESS:

WE ARE AT RISK OF NOT BEING ABLE TO MEET OUR NEAR TERM CASH REQUIREMENTS.

     We will still have significant liabilities even after the completion of the Holdco recapitalization. On a pro forma basis, at March 31, 2002, our current liabilities exceed our current assets by approximately

$92 million. Our operating losses and capital expenditures currently result in negative cash flow. Although we believe that we will have sufficient cash to execute our business plan, we cannot assure you that:

          (1) actual costs will not exceed the amounts estimated or that additional funding will not be required;

          (2) we will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required;

          (3) we will be able to access this cash flow;

          (4) we will be able to sell assets or businesses;

          (5) we will not be adversely affected by interest rate fluctuations;
     or

          (6) we will be able to secure additional financing.

These factors may affect our ability to meet our cash requirements, which may have an adverse effect on us, and potentially our viability as an ongoing business.

TO DEVELOP OUR BUSINESS, FUND OUR CAPITAL COMMITMENTS AND SERVICE OUR INDEBTEDNESS AND OTHER OBLIGATIONS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH.


     Our strategy will require capital to build and maintain our network, including potentially building through acquisitions. In addition, our businesses that resell services provided by larger, facilities-based companies will require additional money to acquire new customers and to finance the support of these new customers. Our businesses will also require additional billing, customer service and other back-office expenditures. In addition, we will require significant amounts of capital to meet all of our debt service and other obligations as they become due. We currently have debt which consists of a $156.1 million senior secured credit facility, approximately $16.6 million in principal amount of 10.75% Unsecured Convertible PIK Notes due 2011 and approximately $9.7 million of capital leases. We estimate that our aggregate debt service and capital expenditures will amount to approximately $30.0 million during 2002 and approximately $22.3 million during 2003. We anticipate that we and our subsidiaries will not generate sufficient cash flow from operations to repay at maturity the entire principal amount of our outstanding indebtedness.



     We also have significant compensation obligations to our Chief Executive Officer and Chief Operating Officer/Chief Financial Officer. These compensation obligations are higher than we have paid our senior executives in the past. Although a significant portion of these compensation obligations are tied to our performance, we are committed to paying these senior executives substantial base salaries regardless of our performance. While we believe that the efforts of these senior executives will materially improve our results of operations and financial condition to an extent which exceeds the total compensation paid by us to them, our compensation obligations to these senior executives represent a significant cash obligation regardless of whether such results are achieved. See the section of this prospectus entitled "Management and Executive Compensation."


     We intend to fund our requirements from cash and cash equivalents on hand, funds internally generated by operations and future issuances of both public and private debt and equity. We cannot give you any assurance that we will be able to meet these obligations, including the repayment of our present and future indebtedness, with the resources currently on hand or the cash that may be generated by our operations in the future.

     If we are unable to repay our present or future indebtedness, we may be required to consider a number of measures, including:

     - limiting or eliminating business projects;

     - refinancing all or a portion of our debt;

     - seeking modifications of the terms of our debt;

     - seeking additional debt financing, which may be subject to obtaining necessary lender consents;

     - seeking additional equity financing; or

     - a combination of these measures.

     We cannot assure you that any of these possible measures can be accomplished, or can be accomplished in sufficient time to allow us to make timely payments with respect to our indebtedness. In addition, we cannot assure you that any measures can be accomplished on terms which will be favorable to us and our subsidiaries.

WE EXPECT TO INCUR NET LOSSES AND NEGATIVE CASH FLOW FOR SOME TIME.


     On a pro forma basis, we would have had net losses before extraordinary items for the three months ended March 31, 2002 and for the year ended December 31, 2001 of approximately $11.7 million and $634 million, respectively.


     We expect that our capital and operating expenditures will result in negative cash flow until at least the fourth quarter of 2002. We cannot assure you that this will not continue beyond that time.

     We expect to incur future operating losses and cannot assure you that we will achieve or sustain profitability in the future. If we fail to become profitable, it could adversely affect our ability to sustain our operations and to obtain additional required funds. In addition, failing to become profitable would adversely affect our ability to make the required payments on our indebtedness.

     For more information, please refer to the section of the prospectus entitled "Unaudited Pro Forma Financial Data of CoreComm Holdco, Inc."

UNCERTAINTIES REGARDING OUR FINANCIAL CONDITION MAY ADVERSELY IMPACT OUR ABILITY TO OBTAIN TRADE CREDIT AND VENDOR FINANCING, AND MAY ADVERSELY AFFECT OUR RELATIONSHIPS WITH CREDITORS AND VENDORS.

     Our recently experienced financial difficulties and our anticipated cash flow and liquidity problems led to our decision to consummate the Holdco recapitalization. In addition, we have negotiated favorable settlements for less than the full amount owed to many of our trade creditors. These events may cause trade creditors and vendors to view our business prospects with a heightened level of uncertainty, and as a result:

     - our existing trade creditors and vendors may be less willing to advance trade credit and vendor financing on the terms or at the levels previously provided; and

     - we may have difficultly in securing trade credit and vendor financings from new sources.

     If we experience difficulty in obtaining new trade credit and vendor financing, or if the terms of financing become less favorable than those previously provided, our future revenues, cash flows and profitability may be adversely affected, and we may not have sufficient cash to fund our current operations unless we locate alternative sources of this financing, which may not be possible on acceptable terms or at all.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

     As of March 31, 2002, we had $182.4 million in outstanding debt obligations in the form of: our $156.1 million senior secured credit facility with The Chase Manhattan Bank; approximately $16.6 million of 10.75% Unsecured Convertible PIK Notes due 2011; and approximately $9.7 million in capital leases and other notes. In addition, we have approximately $114.1 million in trade payables and accrued expenses outstanding. This substantial amount of debt, cash interest due to The Chase Manhattan Bank from time to time under the senior secured credit facility and any other trade payables and other debt which we may incur may have important consequences to you. For example, it could:

     - limit our ability to obtain additional financing, which may be needed for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

     - increase our vulnerability to adverse economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities or other purposes;

     - increase our sensitivity to interest rate fluctuations;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

     - place us at a competitive disadvantage compared to our competitors that may have less debt.

RESTRICTIONS IMPOSED BY OUR DEBT AGREEMENTS MAY SIGNIFICANTLY LIMIT OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY AND INCREASE THE RISK OF DEFAULT UNDER OUR DEBT OBLIGATIONS.

     The credit agreement governing our senior secured credit facility contains a number of covenants which may significantly limit our or our subsidiaries' ability to, among other things:

     - borrow additional money;

     - make capital expenditures and other investments;

     - pay dividends;

     - merge, consolidate or dispose of our assets;

     - enter into transactions with related entities;

     - incur additional liens; and

     - refinance junior indebtedness.

     It is an event of default under our senior secured credit facility if we experience change of control events including the acquisition by a person or group of more than 35% of our voting power in the circumstances set forth in the senior secured credit facility. In December 2001, the credit agreement governing our senior secured facility was amended to permit the Holdco recapitalization to occur.

     In addition, the senior secured credit agreement contains financial maintenance covenants. If we fail to comply with these covenants, we will be in default under that credit agreement. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this were to occur today, we would not be able to repay our debt and may not be able to borrow sufficient funds to refinance it. Even if new financing were available, it may not be on terms that are acceptable to us or in sufficient amounts to enable us to continue our operations. In addition, complying with these covenants may cause us to take actions that we otherwise would not take, or not take actions that we otherwise would take.

     For more information about these restrictions, please refer to the section of the prospectus entitled "Description of Our Indebtedness."

WE ARE A HOLDING COMPANY THAT IS DEPENDENT UPON CASH FLOW FROM OUR SUBSIDIARIES TO MEET OUR OBLIGATIONS -- OUR ABILITY TO ACCESS THAT CASH FLOW MAY BE LIMITED IN SOME CIRCUMSTANCES.

     We are a holding company with no independent operations or significant assets other than investments in and advances to our subsidiaries. We depend upon the receipt of sufficient funds from our subsidiaries to meet our obligations. The terms of existing and future indebtedness of our subsidiaries and the laws of the jurisdictions under which our subsidiaries are organized generally limit the payment of dividends, repayment of loans and other distributions to them, subject in some cases to exceptions that allow them to service indebtedness in the absence of specified defaults. Our senior secured credit facility contains covenants that restrict our ability and the ability of our subsidiaries to declare dividends and to issue new indebtedness.

WE HAVE MATERIAL DISPUTES WITH VENDORS AND OTHER PARTIES THAT COULD EXPOSE US TO MATERIAL BREACH OF CONTRACT AND OTHER COMMERCIAL CLAIMS.

     We purchase goods and services from a wide variety of vendors under contractual and other arrangements that sometimes give rise to litigation in the ordinary course of business. We also provide goods and services to a wide range of customers under arrangements that sometimes lead to disputes over payment, performance and other obligations. Some of these disputes, regardless of their merit, could subject us to costly litigation and divert our technical and/or management personnel. Additionally, any litigation liability that is not covered by our insurance or exceeds our coverage could have a negative effect on our business, financial condition and/or operating results. For a summary of outstanding matters which, if resolved unfavorably to us, could have a material adverse effect on us, please see the section of the prospectus entitled "Information about Holdco -- Our Business -- Legal Proceedings."

ANY DETERMINATION OF NON-COMPLIANCE WITH FCC AND STATE REGULATIONS DEALING WITH OWNERSHIP CHANGES COULD RESULT IN MONETARY PENALTIES OR LOSS OF OUR TELECOMMUNICATIONS AUTHORIZATIONS.

     We hold federal and state authorizations to provide international and domestic wireline and wireless telecommunications services. Both the FCC and some of the states in which we operate have regulatory regimes that require authorization holders to obtain the prior approval of the relevant regulatory agency before undergoing changes in ownership or control. At the federal level, for non-substantial or pro forma changes in ownership or control, we are only required to notify the FCC after closing the transaction which results in the non-substantial change. In some states, however, the regulatory agencies require prior approval for even pro forma transfers of control.

     Based on our review of the relevant regulations and policies, we determined that the Holdco recapitalization was pro forma in nature and that we could complete that transaction without securing prior regulatory approval relating to our FCC telecommunications authorizations. Accordingly, we did not seek any prior approvals from the FCC. Nor did we seek prior approval from any state telecommunications regulatory agency. In the event that we complete the Holdco recapitalization without obtaining the requisite regulatory approvals, either because our determination of the pro forma nature of the transaction was erroneous or because a particular agency requires prior approval even for pro forma transfers of control, we remain subject to enforcement actions from the telecommunications regulatory agencies. These enforcement actions could include monetary penalties, and/or revocation or impairment of our telecommunications authorizations.

OUR RELIANCE ON INCUMBENT LOCAL EXCHANGE CARRIERS AND OTHER FACILITIES-BASED PROVIDERS OF TELECOMMUNICATIONS SERVICES, AND CHANGES TO OUR AGREEMENTS WITH THESE PROVIDERS, COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     We depend upon our agreements with the incumbent local exchange carriers, who also compete with us in our existing and targeted markets. There are two primary types of agreements that we enter into with these providers:

     - interconnection agreements, which specify how we connect our network with, and purchase unbundled elements of, the network of the incumbent local exchange carriers in each of our markets; and

     - resale agreements, through which we provide telecommunications services on a resale basis.

     The termination of any of our contracts with our carriers or a reduction in the quality, or increase in cost, of their services could have a material adverse effect on our financial condition and results of operations. Similarly, the failure by the incumbent local exchange carriers to comply with their obligations under our interconnection agreements or resale agreements could result in customer dissatisfaction and the loss of existing and potential customers. In addition, the rates charged to us under the interconnection agreements or resale agreements may limit our flexibility to price our services at rates that are low enough to attract a sufficient number of customers and permit us to operate profitably. Further, many of our agreements with our suppliers require us to purchase a minimum commitment of services which we may not be able to resell in a manner which allows us to recover our expenses.

     The outcome of regulatory or judicial rulings with respect to these agreements could have a material adverse effect on our financial condition and results of operations. Please refer to the section of the prospectus entitled "Government Regulation of the Telecommunications Services Business."

     We rely on telecommunications carriers to transmit our traffic over local and long distance networks. Our dependence on other facilities-based carriers means that we depend on the quality and condition of their networks which could cause interruption in service and/or reduced capacity for our customers.

     We may not be able to obtain the facilities and services we require at satisfactory quality levels, deployment levels, rates, or terms and conditions, which could delay the buildout of our networks, degrade the quality of service to our subscribers, effect the pricing of our products and services and thus have materially adverse effects on our operating results. Further, several of our telecommunications suppliers have sought the protection of the bankruptcy courts or have indicated that they may not be able to continue operations. It is possible that the failure or liquidation of one or more of our suppliers may negatively impact our ability to provide services to our customers.

     In addition, we depend upon suppliers of network services, hardware and software. If these suppliers fail to provide network services, equipment or software in the quantities, at the quality levels or at the times required, or if we cannot develop alternative sources of supply, it will be difficult, if not impossible, for us to provide our services.

OUR LACK OF SUFFICIENT NETWORK CAPACITY TO ACCOMMODATE NEW USERS, TO MAINTAIN NETWORK RELIABILITY OR TO MAINTAIN NETWORK SECURITY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

     Success in our businesses depends, in part, on the capacity, reliability and security of our network infrastructure. Network capacity constraints may occur in the future, both at the local and national levels. These capacity constraints could result in slowdowns, delays or inaccessibility when members try to use a particular service. Poor network performance could cause customers to discontinue service with us. Reducing the incidence of these problems requires constantly expanding and improving our infrastructure, which could be very costly and time consuming.

     Our Internet services network infrastructure is composed of a complex system of routers, switches, transmission lines and other hardware used to provide Internet access and other services. This network infrastructure will require continual upgrades and adaptation as the number of customers and the amount and type of information they wish to transmit over the Internet increases. This development of network infrastructure will require substantial financial, operational and managerial resources. We cannot be certain that we will be able to upgrade or adapt our network infrastructure to meet additional demand or changing customer requirements on a timely basis and at a commercially reasonable cost, or at all. If we fail to upgrade our network infrastructure on a timely basis or adapt it to an expanding customer base, changing customer requirements or evolving industry standards, our business could be adversely affected.

     We also have to protect our infrastructure against fire, power loss, telecommunications failure, computer viruses, security breaches and similar events. While we currently maintain multiple network operations centers with fail-over capability, our network is vulnerable to disruption if any of our operation centers or other network components are impaired. A significant portion of our computer equipment, including critical equipment dedicated to our telephone network and Internet access services, is presently located at four network operating centers: Philadelphia, Pennsylvania; Cleveland, Ohio; East Lansing, Michigan; and New Berlin, Wisconsin. A natural disaster or other unanticipated occurrence at our switch or co-location facilities, network operations center or points-of-presence through which members connect to the Internet, in the networks of telecommunications carriers we use, or in the Internet backbone in general could cause interruptions to our Internet services.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In this prospectus there are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which are usually identified by the use of forward-looking words or phrases, including, "anticipates," "believes," "estimates," "expects," "intends," "projects," "plans," "should," "strategy," "will" and similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions.

     These forward-looking statements reflect current judgments about our plans, strategies and prospects, which are based on the information currently available and on current assumptions as of the date of this prospectus.

     Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable as of the date of this prospectus, we can give no assurance that the plans, intentions or expectations will be achieved in a timely manner, if at all. In reviewing information included in this prospectus, keep in mind that our actual results, performances, or achievements may differ materially from the forward-looking statements made in this prospectus. The risks identified in this section could cause our actual results, performance or achievements to be materially different from the forward-looking statements made in this prospectus. These risks, uncertainties and contingencies include the following:

     - technological developments;

     - our ability to attract, retain and compensate key executives and associates;

     - our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions;

     - our assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services;

     - the impact of the Holdco recapitalization and integration actions;

     - economic conditions generally and in the competitive local exchange carrier market specifically;

     - industry trends in the telecommunications industry generally; and

     - availability, terms and deployment of capital.

     We disclaim any intent or obligation to update any forward-looking statements, whether as a result of changes in our plans, intentions or expectations, new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on these statements, which are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are outside our control. All subsequent written and oral forward-looking statements are expressly qualified in their entity by the foregoing cautionary statements.

                                USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of shares of our common stock sold under this prospectus, if and when sales occur. We will not receive any of the proceeds from any sales by the selling securityholders of shares of our common stock.

                                DIVIDEND POLICY

     Since our inception, we have not declared or paid any cash dividends on our common stock. We currently intend to retain our earnings for use in the operation and expansion of our business and for debt service and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Please refer to the section of this prospectus entitled "Risk Factors -- Risk factors relating to our common stock and corporate control -- Our ability to pay dividends is restricted" for a discussion of the legal and contractual restrictions on our ability to declare and pay cash dividends. On April 12, 2002, the CoreComm Holdco board of directors declared a 3-for-1 stock split of CoreComm Holdco common stock which was effected in the form of a dividend of shares. This dividend was paid in additional shares of CoreComm Holdco common stock on April 12, 2002 to stockholders of record on April 11, 2002.

                                 CAPITALIZATION

     The following table shows our cash and cash equivalents and capitalization as of March 31, 2002 as adjusted to give effect to the second phase of the Holdco recapitalization, which includes the exchange offers. For additional information with respect to the Holdco recapitalization, without giving effect to the public exchange offers, refer to the Unaudited Pro Forma Financial Data included elsewhere in this prospectus. You should read this table together with our consolidated financial statements and related notes included in this prospectus and the information in "Unaudited Pro Forma Financial Data of CoreComm Holdco, Inc." and "-- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                                                AS OF MARCH 31, 2002
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $    26,841   $    23,798
                                                              ===========   ===========
Current portion of long-term debt...........................  $     9,426   $     9,426
                                                              ===========   ===========
Long-term debt:
  Capital lease obligations.................................  $       244   $       244
  Senior secured credit facility, less unamortized discount
     of $11,352,000.........................................      144,748       144,748
  10.75% unsecured convertible PIK notes due 2011, less
     unamortized discount of $358,000.......................       16,241        16,241
                                                              -----------   -----------
     Total long-term debt...................................      161,233       161,233
Stockholders' deficiency:
  Preferred stock, par value $0.01 per share, 10,000,000
     shares authorized, none issued or outstanding..........           --            --
  Common stock, par value $0.01 per share; 250,000,000
     shares authorized; 30,000,000 issued(1)................          300           300
  Additional paid-in capital................................    1,022,634     1,022,634
  (Deficit).................................................   (1,023,805)   (1,027,320)
                                                              -----------   -----------
                                                                     (871)       (4,386)
     Treasury stock, none (actual) and 294,000 (as adjusted)
      shares................................................           --          (288)
                                                              -----------   -----------
          Total stockholders' (deficiency)..................         (871)       (4,674)
                                                              -----------   -----------
          Total capitalization..............................  $   160,362   $   156,559
                                                              ===========   ===========


---------------

(1) Excludes shares issuable upon the possible future conversion of the 10.75% Unsecured Convertible PIK Notes or upon exercise of stock options and warrants.

        - The 10.75% Unsecured Convertible PIK Notes due 2011 are convertible into CoreComm Limited common stock prior to maturity at a conversion price of $1.00 per share subject to adjustment. However, we, the holder of this note and CoreComm Limited have entered into letter agreements relating to the conversion feature of these notes and of the additional notes issued under these notes, following the acceptance of shares under the exchange offer for CoreComm Limited common stock. Through those letter agreements, consistent with the original terms of the notes, we and CoreComm Limited have agreed to exercise our right under the notes so that, following our accepting shares of CoreComm Limited common stock in the exchange offers, the convertibility feature of these notes will be altered so that rather than the notes being convertible into shares of CoreComm Limited common stock, they will become convertible into shares of our common stock. At that time, the conversion prices of these notes will be equitably adjusted by applying the exchange ratio in the exchange offer for CoreComm Limited common stock, which results in a new conversion price of $38.90 per share of our common stock. The holder has agreed not to exercise its rights to convert any of these notes into CoreComm Limited common stock until August 5, 2002, unless that right has previously ceased as described above. In the event that we do not accept shares of CoreComm Limited common stock in the exchange offers, the conversion feature of these notes would remain into CoreComm Limited common stock. These notes are redeemable, in whole or in part, at our option, at any time after April 12, 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date.

        - CoreComm Limited's warrants to purchase shares of CoreComm Limited common stock will be exercisable for shares of our common stock, subject to any exchange ratio in the exchange offer for CoreComm Limited common stock, upon the consummation of the merger.

        - As of March 31, 2002, there were options to purchase approximately
          22.1 million shares of CoreComm Limited common stock outstanding. In December 2001, the CoreComm Limited board of directors, in connection with the Holdco recapitalization, accelerated all outstanding options to acquire shares of CoreComm Limited common stock so that all are presently fully vested and exercisable. As is permitted under CoreComm Limited's option plans, on or around April 11, 2002 CoreComm Limited sent notices to the holders of its options stating CoreComm Limited's intention to consummate the merger and informing these holders that they have to exercise their options prior to the date when the merger is consummated at which time their options will terminate. Between now and the time of the merger, if holders of CoreComm Limited options exercise their options, they would, at the time of the merger, have the same rights as other holders of CoreComm Limited common stock to have their shares of CoreComm Limited converted to shares of our common stock at that exchange ratio.

        - In December 2001, we adopted a new stock option plan for our employees. A total of 8.7 million shares of common stock were reserved for issuance under the plan, which represents 22.5% of the total fully diluted shares of our common stock. In January 2002, our board of directors approved a grant of options to purchase an aggregate of approximately 7.74 million shares of our common stock, representing approximately 20% of the total fully diluted shares. The exercise price of these options is the estimated fair market value on the date of grant of $1.00 per share. The number of shares issuable under the plan and the number of shares into which each outstanding option is exercisable is subject to adjustment for stock splits and other similar transactions.

          UNAUDITED PRO FORMA FINANCIAL DATA OF CORECOMM HOLDCO, INC.

     In 2001, CoreComm Limited entered into agreements with holders of its public notes whereby the holders agreed, to exchange their notes as part of the Holdco recapitalization. The exchange for $160 million principal amount of public notes was completed in December 2001, including the payment of the approximately $4.8 million by CoreComm Limited.

     On December 28, 2001, we completed the exchange of shares of our common stock for substantial amounts of the outstanding indebtedness of CoreComm Limited, substantial amounts of our outstanding indebtedness as co-obligors with CoreComm Limited and all of the outstanding preferred stock of CoreComm Limited. This exchange was completed under an exchange agreement with CoreComm Limited and

          (1) holders of 10.75% Unsecured Convertible PIK Notes due 2011 and 10.75% Senior Unsecured Convertible PIK Notes due 2010, which were a joint obligation of CoreComm Holdco and CoreComm Limited, in the initial principal amounts of $10,000,000 and $16,100,000, respectively;

          (2) the holders of Senior Unsecured Notes due September 29, 2003 of CoreComm Limited in the principal amount of $105.7 million; and

          (3) the holders of all of the preferred stock of CoreComm Limited, with respect to the initial liquidation preference of $301 million.

     The following summarizes the indebtedness and preferred stock that was exchanged for shares of our common stock in December 2001:

                                                                              PRINCIPAL AMOUNT OR
                                                                            LIQUIDATION PREFERENCE
DESCRIPTION                         DATE ISSUED            ISSUER                 WHEN ISSUED
-----------                        --------------   --------------------   -------------------------
10.75% Unsecured Convertible PIK
  Notes due 2011.................  April 2001       CoreComm Limited and       $ 10.0 million(1)
                                                    CoreComm Holdco
10.75% Senior Unsecured
  Convertible PIK Notes due
  2010...........................  December 2000    CoreComm Limited and       $ 16.1 million(1)
                                                    CoreComm Holdco
Senior Unsecured Notes due
  September 29, 2003.............  September 2000   CoreComm Limited           $108.7 million(2)
6% Convertible Subordinated Notes
  due 2006.......................  October 1999     CoreComm Limited           $175.0 million(3)
Series A and Series A-1 Preferred
  Stock..........................  September 2000   CoreComm Limited           $ 51.1 million(2)
Series B Preferred Stock.........  September 2000   CoreComm Limited           $250.0 million(2)

---------------

(1) Entire amount was cancelled following the exchange.

(2) Entire amount was exchanged and is currently held by CoreComm Holdco.

(3) $164.75 million was outstanding as of December 31, 2001, of which $160 million was exchanged and is currently held by CoreComm Holdco.

     As a result of the completion of the first phase of the Holdco recapitalization in December 2001, approximately 87% of our outstanding shares, or 26,056,806 shares, are owned by the former holders of indebtedness of CoreComm Holdco and CoreComm Limited and the former holders of preferred stock of CoreComm Limited, and approximately 13% of our outstanding shares, or 3,943,248 shares, continue to be held by CoreComm Limited. We have filed a shelf registration statement on Form S-1 under the Securities Act to permit the sale of our common stock that was issued in the first phase of the Holdco recapitalization. We hold $160 million principal amount of public notes, approximately $105.7 million principal amount of CoreComm Limited's Senior Unsecured Notes due September 29, 2003, approxi-mately 51,000 shares of CoreComm Limited's Series A and Series A-1 preferred stock and 250,000 shares of CoreComm Limited's Series B preferred stock as a result of the exchanges. In addition, we exchanged the approximately $10.0 million principal and $0.8 million of accrued interest of our 10.75% Unsecured Convertible PIK Notes due 2011 and the approximately $16.1 million principal and $1.9 million of accrued interest of our 10.75% Senior Unsecured Convertible PIK Notes due 2010 for shares of our common stock.


     The second phase of the Holdco recapitalization includes the exchange offers for shares of CoreComm Limited common stock and the public notes that remained outstanding following the first phase of the Holdco recapitalization. As soon as practicable after the completion of the exchange offers, CoreComm Holdco will transfer all shares of CoreComm Limited common stock that it holds to a wholly-owned subsidiary of CoreComm Holdco which will then be merged into CoreComm Limited with CoreComm Limited surviving the merger as a wholly-owned subsidiary of CoreComm Holdco. On the business day following the day when the merger is consummated, CoreComm Limited's Nasdaq listing will be transferred to CoreComm Holdco and CoreComm Holdco common stock will commence, and CoreComm Limited common stock will cease, trading on the Nasdaq National Market.


     Please see the three charts contained in the section of this prospectus entitled "Prospectus Summary" for an illustration of the corporate structure of CoreComm Limited and CoreComm Holdco, prior to the commencement of the Holdco recapitalization, in their current form and assuming the completion of the Holdco recapitalization.

     The unaudited pro forma condensed consolidated balance sheet at March 31, 2002 gives effect to second phase of the Holdco recapitalization, which includes the completion of the exchange offer for shares of CoreComm Limited common stock and public notes that remained outstanding following the first phase of the Holdco recapitalization as well as the merger transaction between CoreComm Limited and a wholly-owned subsidiary of CoreComm Holdco as if they occurred on March 31, 2002.

     The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2002 gives effect to second phase of the Holdco recapitalization, which includes the completion of the exchange offers for shares of CoreComm Limited common stock and public notes that remained outstanding following the first phase of the Holdco recapitalization as well as the merger transaction between CoreComm Limited and a wholly-owned subsidiary of CoreComm Holdco as if they occurred on January 1, 2002.


     The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2001 gives effect to both the first and second phases of the Holdco recapitalization, which includes the recapitalization and exchange transactions, the other transactions to eliminate additional amounts of our outstanding indebtedness.


     The pro forma financial statements do not give effect to the potential conversion of our investment in CoreComm Limited into CoreComm Limited common stock. The effect on CoreComm Holdco's operating results of this conversion would not be significant.

     The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The unaudited pro forma condensed statements of operations do not purport to present the results of operations of CoreComm Holdco had the various transactions or acquisitions occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma financial statements should be read in conjunction with our financial statements and related notes, and with the financial statements and related notes of CoreComm Holdco appearing elsewhere in this prospectus.

                             CORECOMM HOLDCO, INC.

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 MARCH 31, 2002


                                                             CORECOMM                        CORECOMM
                                               CORECOMM    LIMITED AND     PRO FORMA          HOLDCO
                                                HOLDCO     SUBSIDIARIES     MERGER       RECAPITALIZATION
                                              HISTORICAL    HISTORICAL    ADJUSTMENTS       PRO FORMA
                                              ----------   ------------   -----------    ----------------
                                                                    (IN THOUSANDS)
ASSETS
Cash and cash equivalents...................   $ 26,841     $     472      $  (3,515)(b)     $ 23,798
Other current assets........................     37,746            37            254(d)        38,037
                                               --------     ---------      ---------         --------
Total current assets........................     64,587           509         (3,261)          61,835
Fixed assets, net...........................     80,339           113             --           80,452
Investment in CoreComm Limited..............      3,863            --             42(a)            --
                                                                              (3,905)(c)
Investment in CoreComm Holdco...............         --         2,348         (2,348)(f)           --
Goodwill, net...............................    147,380            --            (42)(a)      149,479
                                                                               3,905(c)
                                                                             (32,088)(e)
                                                                               2,348(f)
                                                                            (258,087)(g)
                                                                              (4,750)(h)
                                                                               4,537(i)
                                                                                (288)(l)
                                                                             286,564(k)

Intangible assets, net......................      5,622            --             --            5,622
Other, net..................................     10,883         6,653         (4,537)(i)       12,999
                                               --------     ---------      ---------         --------
                                               $312,674     $   9,623      $ (11,910)        $310,387
                                               ========     =========      =========         ========
LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current portion of debt and capital
  leases....................................   $  9,426     $   4,750      $  (4,750)(h)     $  9,426
Due to CoreComm Holdco......................         --        31,834        (32,088)(e)           --
                                                                                 254(d)
Other current liabilities...................    142,886         1,516             --          144,402
                                               --------     ---------      ---------         --------
Total current liabilities...................    152,312        38,100        (36,584)         153,828
Debt and capital leases.....................    144,992       258,087       (258,087)(g)      144,992
Notes payable to related parties............     16,241            --             --           16,241
Shareholders' deficiency....................       (871)     (286,564)       286,564(k)        (4,674)
                                                                                (288)(l)
                                                                              (3,515)(b)
                                               --------     ---------      ---------         --------
                                               $312,674     $   9,623      $ (11,910)        $310,387
                                               ========     =========      =========         ========

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002


                                                                 CORECOMM                          CORECOMM
                                                   CORECOMM     LIMITED AND                         HOLDCO
                                                    HOLDCO     SUBSIDIARIES     PRO FORMA      RECAPITALIZATION
                                                  HISTORICAL    HISTORICAL     ADJUSTMENTS        PRO FORMA
                                                  ----------   -------------   -----------     ----------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES........................................   $ 74,311       $   108        $   --            $ 74,419
COSTS AND EXPENSES
Operating.......................................     48,038            --            --              48,038
Selling, general and administrative.............     22,313            68            --              22,381
Corporate.......................................      1,698            --            --               1,698
Recapitalization costs..........................      1,182            --            --               1,182
Depreciation....................................      8,881            33            --               8,914
Amortization....................................         84            --                                84
                                                   --------       -------        ------            --------
                                                     82,196           101            --              82,297
                                                   --------       -------        ------            --------
Operating (loss)................................     (7,885)            7            --              (7,878)
Other income (expense)
Interest income and other, net..................        134             7           (42)(a)              99
Equity in net (loss) of CoreComm Holdco.........         --        (1,515)        1,515(e)               --
Interest expense................................     (3,903)       (5,651)        5,573(b)           (3,903)
                                                                                     78(d)
                                                   --------       -------        ------            --------
(Loss) before extraordinary item................   $(11,654)      $(7,152)       $7,124            $(11,682)
                                                   ========       =======        ======            ========
Basic and diluted (loss) per share before
  extraordinary item............................   $  (0.39)                                       $  (0.39)
                                                   ========                                        ========
Weighted average shares.........................     30,000                        (294)(c)          29,706
                                                   ========                      ======            ========

                             CORECOMM HOLDCO, INC.

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 2001


                                                           PRO FORMA FOR
                                                             COMPLETED
                                                             PORTION OF        CORECOMM                         CORECOMM
                                CORECOMM                       HOLDCO          LIMITED &                         HOLDCO
                                 HOLDCO     FIRST PHASE   RECAPITALIZATION   SUBSIDIARIES    SECOND PHASE   RECAPITALIZATION
                               HISTORICAL   ADJUSTMENTS      AND OTHER       HISTORICAL(1)   ADJUSTMENTS       PRO FORMA
                               ----------   -----------   ----------------   -------------   ------------   ----------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES.....................  $ 292,681     $     --        $ 292,681         $    526        $    --         $ 293,207
COSTS AND EXPENSES
Operating....................    224,807           --          224,807               --             --           224,807
Selling, general and
  administrative.............     96,854           --           96,854              905             --            97,759
Corporate....................      5,648           --            5,648            2,687             --             8,335
Non-cash compensation........     21,638           --           21,638               --             --            21,638
Other charges................     39,553           --           39,553              (39)            --            39,514
Asset impairments............    368,288           --          368,288               --             --           368,288
Depreciation.................     47,976           --           47,976              134             --            48,110
Amortization.................     97,388           --           97,388                1            420(e)         97,809
                               ---------     --------        ---------         --------        -------         ---------
                                 902,152           --          902,152            3,688            420           906,260
                               ---------     --------        ---------         --------        -------         ---------
Operating (loss).............   (609,471)          --         (609,471)          (3,162)          (420)         (613,053)
Other income (expense)
  Interest income and other,
  net........................      1,799         (575)(a)        1,224              158             --             1,382
Equity in net (loss) of
  CoreComm Holdco............         --           --               --           (3,863)         3,863(h)
Interest expense.............    (25,647)       3,772(b)
                                               22,044(c)           169          (22,667)           312(g)        (22,186)
                               ---------     --------        ---------         --------        -------         ---------
(Loss) before income taxes
  and extraordinary item.....   (633,319)      25,241         (608,078)         (29,534)         3,755          (633,857)
Income tax provision.........        (94)          --              (94)              (4)                             (98)
                               ---------     --------        ---------         --------        -------         ---------
(Loss) before extraordinary
  item.......................  $(633,413)    $ 25,241        $(608,172)        $(29,538)       $ 3,755         $(633,955)
                               =========     ========        =========         ========        =======         =========
Basic and diluted (loss) per
  share before extraordinary
  item.......................  $  (22.15)                    $  (20.27)                                        $  (21.34)
                               =========                     =========                                         =========
Weighted average shares......     28,599        1,401(d)        30,000                            (294)(f)        29,706
                               =========     ========        =========                         =======         =========


---------------

(1) The historical results of operations for CoreComm Limited and subsidiaries exclude the historical results of operations of CoreComm Holdco, Inc. Please refer to the section of this Prospectus entitled "-- CoreComm Limited -- Pro Forma Condensed Consolidated Statement Of Operations (Unaudited) For The Year Ended December 31, 2001."

                             CORECOMM HOLDCO, INC.

                  NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA

                       (IN THOUSANDS, EXCEPT SHARE DATA)


PRO FORMA BALANCE SHEET ADJUSTMENTS

     The pro forma adjustments made to our condensed consolidated balance sheet as of March 31, 2002 reflect:

        a) Our additional investment in CoreComm Limited for the exchange of the remaining $4,750 of principal of CoreComm Limited's 6% convertible subordinated notes for 43,248 of our common shares valued at $42.

        b) Estimated recapitalization costs of the transactions, which include legal, accounting and other costs of $1,515 and employee incentives of $2,000.

        c) The elimination of our $3,905 investment in CoreComm Limited's notes and preferred stock.

        d) The elimination of our amounts due to CoreComm Limited totaling $254.

        e) The elimination of amounts due to CoreComm Holdco, which includes interest payable on CoreComm Limited's 6% Convertible Subordinated Notes and Senior Unsecured Notes due 2003 of $8,238 and dividends payable on CoreComm Limited's preferred stock of $23,850.


        f) The elimination of CoreComm Limited's $2,348 investment in CoreComm Holdco.


        g) The elimination of CoreComm Limited's 6% Convertible Subordinated Notes of $160,000 and Senior Unsecured Notes due 2003 of $98,087 both of which are due to us.

        h) The elimination of the current portion of CoreComm Limited's 6% Convertible Subordinated Notes of $4,750.

        i) The elimination of the unamortized portion of deferred financing costs on CoreComm Limited's 6% Convertible Subordinated Notes of $4,537.

        j) The elimination of CoreComm Limited's Series A and Series B preferred stock of $50,000 and $74,169.


        k) To eliminate CoreComm Limited historical equity of $286,564


        l) Adjustment to record 294,000 shares of our common stock, held by CoreComm Limited, as treasury shares valued at $288.

PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

     The pro forma adjustments for the condensed consolidated statement of operations for the three months ended March 31, 2002 reflect:

        a) The reduction in interest income recorded as a result of cash paid to effectuate our recapitalization plans, which would have reduced our cash balance at January 1, 2002.

                                                                    REDUCTION OF
DESCRIPTION                                            CASH PAID   INTEREST INCOME
-----------                                            ---------   ---------------
Interest payments to the holders of CoreComm
  Limited's 6% Convertible Subordinated Notes........   $  214           $ 2
Recapitalization payments for legal, accounting and
  other transaction costs............................    2,141            21
Recapitalization employee incentive payments.........    1,900            19
                                                        ------           ---
                                                        $4,255           $42
                                                        ======           ===

                             CORECOMM HOLDCO, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)


          b) The reduction in interest expense, related to CoreComm Limited's 6% Convertible Subordinated Notes and Senior Unsecured Notes due 2003, as follows:

                                                                REDUCTION OF
DESCRIPTION                                                   INTEREST EXPENSE
-----------                                                   ----------------
Interest expense on the $160 million 6% Convertible
  Subordinated Notes exchanged ($160 million X 6% X 3/12
  months)...................................................       $2,400
Amortization of deferred financing costs for the $160
  million 6% Convertible Subordinated Notes exchanged.......          245
Interest expense on Senior Unsecured Notes due 2003
  exchanged ($105,679 X 6.47% X 3/12 months)................        1,709
Amortization of debt discount for the Senior Unsecured Notes due 2003 exchanged. The debt discount on March 31, 2002 is
  $7,592....................................................        1,219
                                                                   ------
                                                                   $5,573
                                                                   ======

          c) The acquisition of 294,000 of our common shares held by CoreComm Limited, which will become treasury shares upon consolidation of CoreComm Limited with CoreComm Holdco.

          d) The reduction in interest expense, related to the exchange of the remaining $4.75 million of CoreComm Limited's 6% Convertible Subordinated Notes outstanding as follows:

DESCRIPTION                                            REDUCTION OF INTEREST EXPENSE
-----------                                            -----------------------------
Interest expense on the $4.75 million 6% Convertible
  Subordinated Notes which were not yet exchanged
  ($4.75 million X 6% X 3/12 months).................               $71
Amortization of deferred financing costs for the
  $4.75 million 6% Convertible Subordinated Notes
  which were not yet exchanged.......................                 7
                                                                    ---
                                                                    $78
                                                                    ===


          e) The elimination of CoreComm Limited's equity share of our net loss of $1,515 included in our net loss for the three months ended March 31, 2002.

                             CORECOMM HOLDCO, INC.

                  NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA

                       (IN THOUSANDS, EXCEPT SHARE DATA)


PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

     The pro forma adjustments for the condensed consolidated statement of operations for the year ended December 31, 2001, which relate to the first phase of our recapitalization plan, reflect:


        a) The reduction in interest income recorded as a result of cash paid to effectuate our recapitalization plans, which would have reduced our cash balance at January 1, 2001.


                                                                    REDUCTION OF
DESCRIPTION                                            CASH PAID   INTEREST INCOME
-----------                                            ---------   ---------------
Interest payments to the holders of CoreComm
  Limited's 6% Convertible Subordinated Notes........   $ 5,014         $200
Recapitalization payments for legal, accounting and
  other transaction costs............................     2,250           90
Recapitalization employee incentive payments.........     3,950          157
Payments to eliminate notes payable and capital
  leases under our recapitalization plan.............     3,200          128
                                                        -------         ----
                                                        $14,414         $575
                                                        =======         ====


          b) The reduction of interest expense for debt that has been exchanged for shares of our common stock as well as other debt that has been eliminated as part of phase one of our recapitalization plan, as follows:


                                                                 REDUCTION OF
DESCRIPTION                                                    INTEREST EXPENSE
-----------                                                    ----------------
Interest expense on 10.75% unsecured $10.0 million
  convertible notes due 2011 from their April 2001 issuance
  date ($10 million X 10.75% X 8.5 months/12 months)........        $  761
Interest expense on 10.75% senior unsecured $16.1 million
  convertible notes due 2010 ($16.1 million X 10.75%).......         1,731
Interest expense on a working capital note, notes payable
  and capital leases........................................         1,280
                                                                    ------
                                                                    $3,772
                                                                    ======


          c) The reduction in interest expense, related to CoreComm Limited's 6% Convertible Subordinated Notes and Senior Unsecured Notes due 2003, as follows:


                                                                 REDUCTION OF
DESCRIPTION                                                    INTEREST EXPENSE
-----------                                                    ----------------
Interest expense on the $160 million 6% Convertible
  Subordinated Notes exchanged ($160 million X 6%)..........       $ 9,600
Amortization of deferred financing costs for the $160
  million 6% Convertible Subordinated Notes exchanged.......           979
Interest expense on Senior Unsecured Notes due 2003
  exchanged ($105,679 X 6.47%)..............................         6,837
Amortization of debt discount for the Senior Unsecured Notes due 2003 exchanged. The debt discount at December 31, 2001
  is $8,805.................................................         4,628
                                                                   -------
                                                                   $22,044
                                                                   =======

                             CORECOMM HOLDCO, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)



          d) The issuance of 1,456,806 shares of our common stock in exchange for CoreComm Limited's 6% Convertible Subordinated Notes.


     The pro forma adjustments for the condensed consolidated statement of operations for the year ended December 31, 2001, which related to the second phase of our recapitalization plan, reflect:


          e) The increase to amortization expense of $420 as the result of $2,099 of additional goodwill from the consolidation of CoreComm Limited with an estimated useful life of five years.



          f) The acquisition of 294,000 of our common shares held by CoreComm Limited, which will become treasury shares upon consolidation of CoreComm Limited with CoreComm Holdco.



          g) The reduction in interest expense, related to the exchange of the remaining $4.75 million of CoreComm Limited's 6% Convertible Subordinated Notes outstanding as follows:


DESCRIPTION                                            REDUCTION OF INTEREST EXPENSE
-----------                                            -----------------------------
Interest expense on the $4.75 million 6% Convertible
  Subordinated Notes which were not yet exchanged
  ($4.75 million X 6%)..............................               $285
Amortization of deferred financing for the $4.75
  million 6% Convertible Subordinated Notes which
  were not yet exchanged............................                 27
                                                                   ----
                                                                   $312
                                                                   ====


          h) The elimination of CoreComm Limited's equity share of our loss of $3,863 included in our pro forma loss before extraordinary item for the year ended December 31, 2001.

          SELECTED HISTORICAL FINANCIAL DATA OF CORECOMM HOLDCO, INC.

     The following selected historical financial data should be read in conjunction with the historical consolidated financial statements and related notes included elsewhere in this prospectus. The selected historical financial data as of December 31, 2001, 2000, 1999 and 1998, and for the years ended December 31, 2001, 2000 and 1999, and for the period from April 1, 1998 to December 31, 1998, have been derived from the historical consolidated financial statements of CoreComm Holdco audited by Ernst & Young LLP, independent auditors. The selected historical financial data, for the period from January 1, 1998 to May 31, 1998, and as of and for the year ended December 31, 1997 is that of OCOM Corporation Telecoms Division, a predecessor company and have been derived from its historical financial statements audited by Ernst & Young LLP, independent auditors.

     Interim data for the three months ended March 31, 2002 and 2001 are unaudited but include, in our opinion, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of that data. Results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for any other interim period or the year as a whole.

     In 2000, we completed two significant acquisitions. We acquired ATX Telecommunications Services, Inc. and Voyager.net, Inc. In addition, we entered into a senior secured credit facility with The Chase Manhattan Bank and CoreComm Limited issued approximately $108.7 million aggregate principal amount of senior unsecured notes to the former stockholders of ATX. Also in 2000, we recorded a non-cash compensation expense of approximately $43.4 million in accordance with APB opinion No. 25, "Accounting for Stock Issued to Employees."

     In 1999, we acquired 100% of the stock of MegsINet Inc. and some of the assets of USN Communications, Inc. In addition, CoreComm Limited issued $175.0 million in aggregate principal amount of 6% Convertible Subordinated Notes due 2006.

     In 1998, we were formed to succeed the businesses and assets that were operated by OCOM. Our operations commenced in April 1998. We acquired the operating assets and related liabilities of OCOM on June 1, 1998.


                                                                                    FOR THE PERIOD
                                                                                    FROM APRIL 1,
                                                                                      1998 (DATE         THE PREDECESSOR (OCOM)
                                                                                      OPERATIONS     ------------------------------
                             THREE-MONTHS                                             COMMENCED)     FOR THE PERIOD
                           ENDED MARCH 31,           YEAR ENDED DECEMBER 31,              TO         FROM JANUARY 1,    YEAR ENDED
                         --------------------   ---------------------------------    DECEMBER 31,    1998 TO MAY 31,   DECEMBER 31,
                           2002       2001        2001        2000        1999           1998             1998             1997
                         --------   ---------   ---------   ---------   ---------   --------------   ---------------   ------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Revenues...............  $ 74,311   $  72,811   $ 292,681   $ 131,526   $  57,151      $  6,713          $ 1,452         $ 3,579
Costs and expenses
Operating..............    48,038      63,520     224,807     142,323      57,551         5,584              772           1,581
Selling, general and
  administrative.......    22,313      30,795      96,854     109,197      72,821        11,940            3,205           5,934
Corporate..............     1,698       2,098       5,648      11,224       6,686         2,049               --              --
Non-cash
  compensation.........        --       3,234      21,638      43,440       1,056            --               --              --
Recapitalization
  costs................     1,182          --          --          --          --            --               --              --
Other charges..........        --         119      39,553      12,706          --            --               --              --
Asset impairments......        --     167,599     368,288      35,920          --            --               --              --
Depreciation and
  amortization.........     8,965      43,521     145,364      73,037      19,546           980              257             439
                         --------   ---------   ---------   ---------   ---------      --------          -------         -------
                           82,196     310,886     902,152     427,847     157,660        20,553            4,234           7,954
                         --------   ---------   ---------   ---------   ---------      --------          -------         -------

                                                                                    FOR THE PERIOD
                                                                                    FROM APRIL 1,
                                                                                      1998 (DATE         THE PREDECESSOR (OCOM)
                                                                                      OPERATIONS     ------------------------------
                             THREE-MONTHS                                             COMMENCED)     FOR THE PERIOD
                           ENDED MARCH 31,           YEAR ENDED DECEMBER 31,              TO         FROM JANUARY 1,    YEAR ENDED
                         --------------------   ---------------------------------    DECEMBER 31,    1998 TO MAY 31,   DECEMBER 31,
                           2002       2001        2001        2000        1999           1998             1998             1997
                         --------   ---------   ---------   ---------   ---------   --------------   ---------------   ------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating (loss).......    (7,885)   (238,075)   (609,471)   (296,321)   (100,509)      (13,840)          (2,782)         (4,375)
Other income (expense)
Interest and other
  income...............       134         664       1,799       1,134          55            46               --              (4)
Interest expense.......    (3,903)     (4,141)    (25,647)     (5,929)     (2,624)          (21)              --              --
                         --------   ---------   ---------   ---------   ---------      --------          -------         -------
(Loss) before income
  taxes and
  extraordinary item...   (11,654)   (241,552)   (633,319)   (301,116)   (103,078)      (13,815)          (2,782)         (4,379)
Income tax provision...        --          --         (94)       (125)       (102)                            --              --
                         --------   ---------   ---------   ---------   ---------      --------          -------         -------
(Loss) before
  extraordinary item...   (11,654)   (241,552)   (633,413)   (301,241)   (103,180)      (13,815)              --              --
Gain from
  extinguishment of
  debt.................        --          --      39,498          --          --            --               --              --
                         --------   ---------   ---------   ---------   ---------      --------          -------         -------
Net (loss).............  $(11,654)  $(241,552)  $(593,915)  $(301,241)  $(103,180)     $(13,815)         $(2,782)        $(4,379)
                         ========   =========   =========   =========   =========      ========          =======         =======
Basic and diluted net
  (loss) per common
  share:
(Loss) before
  extraordinary item...  $   (.39)  $   (8.46)  $  (22.15)  $  (10.55)  $   (3.62)     $   (.48)         $  (.10)        $  (.15)
Gain from
  extinguishment of
  debt.................        --          --        1.38          --          --            --               --              --
                         --------   ---------   ---------   ---------   ---------      --------          -------         -------
Net (loss).............  $   (.39)  $   (8.46)  $  (20.77)  $  (10.55)  $   (3.62)     $   (.48)         $  (.10)        $  (.15)
                         ========   =========   =========   =========   =========      ========          =======         =======
Weighted average
  shares(1)............    30,000      28,542      28,599      28,542      28,542        28,542           28,542          28,542
                         ========   =========   =========   =========   =========      ========          =======         =======



                                                                                           THE PREDECESSOR
                                                                                               (OCOM)
                                                                      DECEMBER 31,         ---------------
                                               -----------------------------------------------------------
                              MARCH 31, 2002     2001       2000        1999      1998          1997
                              --------------   --------   ---------   --------   -------   ---------------
BALANCE SHEET DATA
Working capital
  (deficiency)..............     $(87,725)     $(83,794)  $(100,684)  $(43,279)  $ 1,695       $ (950)
Fixed assets -- net.........       80,339        86,722     179,379     90,347     3,581        1,269
Total assets................      312,674       316,620     896,606    216,877    44,596        1,731
Long-term debt and capital
  leases....................      161,233       160,487     109,990     18,882       501           --
Shareholders' equity
  (deficiency)..............         (871)       10,783     599,304    129,990    36,278           --
Parent's investment.........           --            --          --         --        --          321


---------------


(1)After giving retroactive effect to the 6,342.944-for-1 stock split in December 2001 and the 3-for-1 stock split by way of a stock dividend on April 12, 2002.



     We have never declared or paid any cash dividends.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     Until December 2001, we were a direct, wholly-owned subsidiary of CoreComm Limited. As a result of prior recapitalization transactions completed as part of the Holdco recapitalization, CoreComm Limited currently owns only approximately 13% of our outstanding common stock. Prior to the completion of the first phase of the Holdco recapitalization, CoreComm Limited operated the same businesses that we currently operate.

     From 1998 to 2000, we were in the process of building infrastructure to support a national roll-out according to our original business plan. This business plan required significant capital to fund capital expenditures, operating expenses and debt service. As a result, we historically experienced substantial operating and net losses. In early 2001, we still required significant funds to complete our business plan as originally intended. However, adverse changes in the capital markets, particularly in the telecommunications sector, made it extremely difficult to raise new capital, and we could no longer finance our original business plan. As a result, in 2001, we significantly revised our business plan to focus on our most profitable businesses and geographic areas, and reduce our operational costs and need for capital.

     In 2001, we streamlined our strategy and operations to focus on our two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market. The second is bundled local telephony and Internet products for the residential market, with a focus on using Internet interfaces, as well as our call centers, to efficiently sell, install and service our customers.

     We have implemented cost savings through a variety of means, including facility consolidation, efficiency improvements, vendor negotiations, network optimization, and headcount reduction. We have reduced network costs and capital expenditures by converting many of our local access lines to more profitable Unbundled Network Element - Platform pricing from Total Service Resale pricing, which provides higher margins. In addition, we were able to reduce the number of facilities established without substantially affecting our service area by leasing enhanced extended local loops from the incumbent local exchange carriers. We have also improved our operating efficiency through improved pricing terms and the elimination of duplicative or unneeded network facilities.

     These efficiencies are reflected in the decrease in our expenses of more than $140 million on an annualized basis, as shown in the table below:

                                                                      THREE MONTHS ENDED
                                                                        (IN THOUSANDS)
                                                                   ------------------------
                                                     % REDUCTION   MARCH 31,   DECEMBER 31,
                                                     Q4'00-Q1'02     2002          2000
                                                     -----------   ---------   ------------
Operating Expenses.................................      26%        $48,038      $ 65,002
Selling, General and Administrative................      42%         22,313        38,414
Corporate Expenses.................................      55%          1,698         3,759
                                                                    -------      --------
  Total............................................      33%        $72,049      $107,175
                                                                    =======      ========

     While reducing expenses in all areas of our business, we implemented new low cost revenue initiatives such as launching business communications service to several markets in the Great Lakes region and residential service in the East using existing facilities. As a result of these changes, we are now focused primarily in the Mid-Atlantic and Mid-West regions of the U.S.

     In addition, the recapitalization transactions which were completed in 2001 will reduce interest expense and preferred dividends from an aggregate annual total of approximately $53.2 million to approximately $13.7 million, $10.5 million of which is in cash, based on interest rates as of April 13, 2002.


     By the end of 2001, we had completed the implementation of our revised business plan. Going forward, we will continue to monitor all areas of the business for additional cost saving and revenue generating opportunities.

     Although we continue to engage in efforts to increase our profitability, we are also investigating other ways to generate cash for our business. In April 2001, as announced by CoreComm Limited, we began evaluating strategic alternatives for our non-CLEC assets and businesses and have retained advisors for the purpose of conducting this review.

  THREE MONTHS ENDED MARCH 31, 2002 AND 2001

     The increase in revenues to $74,311,000 from $72,811,000 is due primarily to customer acquisition, increased pricing and carrier access billing.

     Operating costs include direct cost of sales, network costs and salaries and related expenses of network personnel. Operating costs decreased to $48,038,000 from $63,520,000 due to a decrease in costs as a result of the implementation of our revised business plan.

     Selling, general and administrative expenses decreased to $22,313,000 from $30,795,000 due to a decrease in costs as a result of the implementation of our revised business plan.

     Corporate expenses include the costs of our officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses decreased to $1,698,000 from $2,098,000 due to a decrease in costs as a result of the implementation of our revised business plan.

     In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, we recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. From January 1, 2001 to March 31, 2001, $3.2 million of the deferred non-cash compensation was charged to expense. The remaining portion of deferred non-cash compensation was charged to expense between April 1 and December 31, 2001.


     We incurred additional costs, which consist primarily of legal fees, accounting fees and printing fees, in connection with our recapitalization of $1,182,000 during the three months ended March 31, 2002.


     Other charges of $119,000 for the three months ended March 31, 2001 are for adjustments relating to our announcement in December 2000 of a reorganization of certain of our operations. These charges include additional employee severance and related costs of $351,000, offset by a reversal of the lease exit provision of $232,000.

     At March 31, 2001, we reduced the carrying amount of goodwill related to certain acquisitions by $167,599,000. In connection with the reevaluation of our business plan and the decision to sell non-CLEC assets and businesses, we were required to report all long-lived assets and identifiable intangibles to be disposed of at the lower of carrying amount or estimated fair value less cost to sell. The carrying amount of goodwill related to these acquisitions was eliminated before reducing the carrying amounts of the other assets. The estimated fair value of these businesses was determined based on the information provided by the investment bank retained for the purposes of conducting this sale.


     Depreciation expense decreased to $8,881,000 from $12,012,000 primarily as a result of the reduction in the carrying value of our fixed assets as determined by a fair value analysis performed in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."



     Amortization expense decreased to $84,000 from $31,509,000 due to the reduction in the carrying value of our intangible assets as determined by a fair value analysis performed in accordance with

SFAS 121 as well as our adoption of SFAS 142, "Goodwill and Other Intangible Assets" on January 1, 2002, which required us to cease amortizing goodwill. Amortization expense on our goodwill during the three months ended March 31, 2001 was $31,369,000. Our net loss and our basic and diluted net loss per common share would have been $210,183,000 and $7.36, respectively, had SFAS 142 been in effect for the first quarter of 2001.



     Interest expense decreased to $3,903,000 from $4,141,000 due to the net effect of a reduction in the effective interest rate on our senior secured credit facility and an increase in the amortization of debt discount associated with the senior secured credit facility. The effective interest rate on our senior secured credit facility during the three months ended March 31, 2002 and 2001 was 6.86% and 9.11%, respectively.


  YEARS ENDED DECEMBER 31, 2001 AND 2000

     Following the completion of the acquisitions of ATX and Voyager in September 2000, we consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 2000 results prior to October 1, 2000.

     The increase in revenues to $292,681,000 from $131,526,000 is due to acquisitions in 2000, which accounted for $166,737,000 of the increase. This increase is offset by a decline in revenue attributed to the customer base associated with the acquisition of assets from USN Communications, Inc. to $21,340,000 from $28,174,000. USN Communications, Inc. was a CLEC that operated on a resale basis. CLEC, which stands for competitive local exchange carrier, is a term commonly used for telecommunications companies that entered into competition to provide local exchange services with the incumbent local exchange companies after passage of the Telecommunications Act of 1996. The revenues from the USN customer based peaked in the third quarter of 1999 after our acquisition in May 1999 and, as expected, declined thereafter. The underlying operations, customer relationships and future revenue streams of the resale CLEC business have declined since our acquisition. This trend will affect future operations because, in accordance with our revised business plan, we have substantially reduced our resale business to focus on more profitable services.

     Operating costs include direct cost of sales, network costs and salaries and related expenses of network personnel. Operating costs increased to $224,807,000 from $142,323,000 due to acquisitions in 2000, which amounted to $111,878,000 of the increase. This increase is offset by a decrease in costs of $29,394,000 in 2001 primarily as a result of the implementation of our modified business plan as described above.

     Selling, general and administrative expenses decreased to $96,854,000 from $109,197,000 primarily as a result of the implementation of our modified business plan as described above. These expenses decreased by $64,791,000 in 2001. This decrease was offset by the increase due to acquisitions in 2000, which amounted to $52,448,000.

     Corporate expenses include the costs of officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses decreased to $5,684,000 from $11,224,000 primarily as a result of the implementation of our modified business plan as described above.

     In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, we recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million due to the issuance of options to employees in 2000 at an exercise price of $14.55 which was less than the fair value of CoreComm Limited's common stock on the date of the grant. From April 2000 to December 31, 2001, the deferred non-cash compensation was charged to expense, including $21.6 million and $9.7 million in the years ended December 31, 2001 and 2000, respectively. Also in 2000, non-cash compensation includes $4.7 million related to option rescissions.

     Other charges in 2001 include reorganization charges of $37,372,000 and an adjustment to the reserve for notes receivable from former officers of Voyager of $2,181,000. The reorganization charges relate to CoreComm Limited's announcements in May and July 2001 that it was taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of its business.

A total of $21,386,000 of these costs are for equipment and other assets that will not require any future cash outlays. The employee severance and related costs in 2001 were for approximately 630 employees to be terminated, none of whom are still employed by us as of December 31, 2001. The major actions involved in the 2001 reorganization included: (1) consolidation of functions such as network operations, customer service and finance, (2) initiatives to increase gross margins and (3) agreements with vendors to reduce or eliminate purchase commitments. The consolidation of functions resulted in employee terminations and the closing of offices. Employee severance and related costs, lease exit costs and fixed assets and prepayment write-downs include charges related to these actions. Initiatives to increase gross margins resulted in consolidation of network assets and elimination of redundant and less profitable facilities. Charges for these actions include lease exit costs and fixed assets and prepayment write-downs. Finally, reductions or elimination of purchase commitments resulted in agreement termination charges. All of these actions are expected to be completed by June 30, 2002. Fixed assets and prepayments written-off include $5.3 million related to vacated offices, $13.4 million for network assets in abandoned markets and $2.7 million for prepayments in respect of incumbent local exchange carrier facilities in abandoned markets.

     Other charges in 2000 include a reserve of $8,700,000 for notes receivable from former officers of Voyager, and reorganization charges of $4,006,000. The employee severance and related costs in 2000 were for approximately 250 employees to be terminated, none of whom were still employed by us as of December 31, 2000.

     The following table summarizes the reorganization charges incurred and utilized in 2000 and 2001. As indicated in the table, of the approximately $4 million of reorganization charges incurred in 2000, and approximately $38.7 million incurred in 2001, $31.4 million have been paid, reversed or otherwise utilized, and $7.3 million remain as a balance as of December 31, 2001. Those charges that remain as a balance represent charges that we and CoreComm Limited have incurred on our statement of operations, but that have not yet been paid, reversed or otherwise utilized:

                                        EMPLOYEE
                                        SEVERANCE     LEASE                   FIXED ASSETS
                                       AND RELATED    EXIT      AGREEMENT         AND
                                          COSTS       COSTS    TERMINATIONS   PREPAYMENTS     TOTAL
                                       -----------   -------   ------------   ------------   --------
                                                               (IN THOUSANDS)
Charged to expense...................    $ 2,089     $ 1,917     $    --        $     --     $  4,006
Utilized.............................       (775)     (1,396)         --              --       (2,171)
                                         -------     -------     -------        --------     --------
Balance, December 31, 2000...........      1,314         521          --              --        1,835
Charged to expense...................      3,409       6,928       6,572          21,772       38,681
Adjustments..........................       (996)         73          --            (386)      (1,309)
Utilized.............................     (3,218)     (4,416)     (2,914)        (21,386)     (31,934)
                                         -------     -------     -------        --------     --------
Balance, December 31, 2001...........    $   509     $ 3,106     $ 3,658        $     --     $  7,273
                                         =======     =======     =======        ========     ========

     We performed a review of the recoverability of our goodwill and long-lived assets, which indicated that the carrying value of certain assets would not be recoverable. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. Asset impairments in 2001 include a write-down of goodwill of $186,160,000 and a write-down of fixed assets of $14,529,000 in the fourth quarter of 2001 prior to the deconsolidation as a result of this evaluation. In addition, at March 31, 2001, we reduced the carrying amount of goodwill related to the Voyager and MegsINet acquisitions by $167,599,000. In connection with the reevaluation of its business plan and the decision to sell its non-CLEC assets and businesses, we were required to report all long-lived assets and identifiable intangibles to be disposed of at the lower of carrying amount or estimated fair value less cost to sell. The carrying amount of goodwill related to these acquisitions is eliminated before reducing the carrying amounts of the other assets. The estimated fair value of these businesses was determined based on information provided by the investment bank retained for the purpose of conducting this sale.

     At December 31, 2000, we wrote-off the carrying amount of intangible assets from certain business combinations, and reduced the carrying amount of its Local Multipoint Distribution System, or LMDS licenses. Asset impairments in 2000 include goodwill of $6,690,000, workforce of $577,000 and customer lists of $7,517,000. These assets were primarily related to the resale CLEC business, which was acquired in 1999. The underlying operations, customer relationships and future revenue streams had deteriorated significantly since the acquisition. These were indicators that the carrying amount of the resale-related assets was not recoverable. We estimated that the fair value of these assets was zero due to the lack of potential buyers, the overall deterioration of the resale CLEC business environment and because of the negative cash flow of these resale businesses for the foreseeable future. Also at December 31, 2000, in connection with the reevaluation of its business plan announced in April 2001, we reduced the carrying amount of its LMDS licenses by $21,136,000 to reflect their estimated fair value. The estimated fair value was determined based on an analysis of sales of other LMDS licenses.

     Depreciation expense increased to $47,976,000 from $30,641,000 primarily as a result of an increase in fixed assets due to acquisitions in 2000.

     Amortization expense increased to $97,388,000 from $42,936,000 due to the amortization of goodwill from the acquisitions in 2000.

     Interest income and other, net, increased to $1,799,000 from $1,134,000 primarily due to interest income on our cash, cash equivalents and marketable securities.

     Interest expense increased to $25,647,000 from $5,929,000 primarily due to increased borrowings to fund our acquisitions and operations.

     The income tax provision of $94,000 in 2001 and $125,000 in 2000 are for state and local income tax.

     Extraordinary gains in 2001 of $39,498,000 relate to the completion of the first phase of the Holdco recapitalization, as well as the successful settlement of various equipment and working capital notes, capital leases and other liabilities for less than the outstanding balance.

  YEARS ENDED DECEMBER 31, 2000 AND 1999

     Following completion of our acquisitions of ATX and Voyager in September 2000, we consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 1999 results.

     The increase in revenues to $131,526,000 from $57,151,000 is primarily due to acquisitions in 2000, which accounted for $59,164,000 of the increase. The remainder of the increase is primarily due to an increase in CLEC and Internet service revenues from an increase in customers. The revenues from the USN customer base peaked in the third quarter of 1999 after our acquisition in May 1999 and declined thereafter. Additionally, prepaid cellular debit card and cellular long distance revenues declined as a result of our termination of these services in the third quarter of 1999. We had revenues of $2,379,000 in 1999 from the provision of these services.

     Operating costs increased to $142,323,000 from $57,551,000 primarily due to acquisitions in 2000, which accounted for $41,650,000 of the increase. The remainder of the increase is primarily due to an increase in the fixed component of operating expenses due to our migration to a facilities-based infrastructure. In 1999, operating costs included $2,211,000 related to the prepaid cellular debit card and cellular long distance services.

     Selling, general and administrative expenses increased to $109,197,000 from $72,821,000 primarily due to acquisitions in 2000, which accounted for $21,432,000 of the increase. The remainder of the increase is a result of increased selling and marketing costs and increased customer service costs.

     Corporate expenses include the costs of our officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses increased to $11,224,000 from $6,686,000 primarily due to increased strategic planning activities.

     Non-cash compensation in 2000 of $43,440,000 includes $38,652,000 from the grant of options by CoreComm Limited as compensation for services provided to it at an exercise price below fair market value, and $4,788,000 from the rescission of CoreComm Limited stock option exercises. In April 2000, the CoreComm Limited compensation and option committee of its board of directors approved the issuance of options to purchase approximately 2.7 million shares of CoreComm Limited common stock to various employees at an exercise price of $14.55, which was less than the fair market value of CoreComm Limited common stock on the date of the grant. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, CoreComm Limited recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. From April 2000 to December 31, 2000, $9.7 million of the deferred non-cash compensation was charged to expense. We will charge the deferred expense to non-cash compensation expense over the vesting period of the CoreComm Limited stock options. In December 2000, the CoreComm Limited board of directors approved the rescission of some previously exercised CoreComm Limited employee stock options. CoreComm Limited issued notes to employees for the repurchase of the 671,000 shares of common stock for an aggregate of $6,803,000, which exceeded the fair market value of its common stock on the date of repurchase. The notes earned interest at a rate of 4.5% and were redeemed in December 2000. CoreComm Limited recorded non-cash compensation of $4.7 million from these transactions.

     The non-cash compensation charge of $1,056,000 in 1999 was recorded in accordance with APB Opinion No. 25, related to a change in employee stock option agreements.

     Other charges of $12,706,000 in 2000 include a reserve of $8,700,000 for notes receivable from former officers of Voyager, and restructuring costs of $4,006,000. The restructuring costs relate to our announcements in March and December 2000 of reorganizations of some of our operations. The charge consisted of employee severance and related costs of $2,089,000 for approximately 250 employees to be terminated and lease exit costs of $1,917,000. As of December 31, 2000, $2,171,000 of these provisions had been used, including $775,000 for employee severance and related costs and $1,396,000 for lease exit costs. As of December 31, 2000, none of the employees to be terminated were still employed by us. The remaining provision for leases will be used through 2003.

     The write-down of intangibles in 2000 of $35,920,000 is comprised of $14,784,000 related to business combinations and $21,136,000 related to our LMDS licenses. At December 31, 2000, we wrote-off the carrying amount of intangible assets from business combinations including goodwill of $6,690,000, workforce of $577,000 and customer lists of $7,517,000. These assets were primarily related to our resale CLEC business, which was acquired in 1999. The underlying operations, customer relationships and future revenue streams had deteriorated significantly since the acquisition. These were indicators that the carrying amount of these resale-related assets was not recoverable. We estimated that the fair value of these assets was zero due to the lack of potential buyers, the overall deterioration of the resale CLEC business environment and because of the negative cash flow of these resale businesses for the foreseeable future. In connection with the reevaluation of our business plan, we reduced the carrying amount of the LMDS licenses at December 31, 2000 by $21,136,000 to reflect their estimated fair value. The estimated fair value was determined based on an analysis of sales of other LMDS licenses.

     Depreciation expense increased to $30,641,000 from $10,916,000 primarily as a result of an increase in fixed assets.

     Amortization expense increased to $42,396,000 from $8,630,000 due to the amortization of goodwill from the acquisitions in 2000.

     Interest income and other, net, increased to $1,134,000 from $55,000 primarily due to interest income on our cash, cash equivalents and marketable securities.

     Interest expense increased to $5,929,000 from $2,624,000 primarily due to interest on the senior secured credit facility beginning in September 2000, the senior unsecured notes due 2003 issued in September 2000 and the senior unsecured notes due 2010 issued in December 2000.

     The income tax provisions of $125,000 in 2000 and $102,000 in 1999 are for state and local income tax.

CRITICAL ACCOUNTING POLICIES

     Our consolidated financial statements and related financial information are based on the application of generally accepted accounting principles, referred to as GAAP. GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported, as well as disclosures about contingencies, risk and financial condition. The following critical accounting policies have the potential to have a more significant impact on our financial statements, either because of the significance of the financial statement item to which they relate, or because they require more judgment and estimation due to the uncertainty involved in measuring, at a specific point in time, transactions which are continuous in nature.


     - We have provided estimated allowances for bad debts based on estimates of collectability of our accounts receivable. These allowances were provided based on both the age of outstanding receivable balances and specific identification of customers. We identify customer payment histories and determine if additional allowances are required. Since we have a limited operating history such estimates are based on reviewing current customer balances and economic conditions on a monthly basis. The estimated allowance for doubtful accounts as of January 1, 2001 exceeded the actual write-offs of customer balances for non-payment. In addition, we write off customer balances generally upon bankruptcy or other events where customers receipts are unlikely. We require security deposits in the normal course of business if customers do not meet our criteria established for offering credit. If the financial condition of our customers were to deteriorate resulting in an impairment in their ability to make payments, additions to the allowance may be required.


                                                ADDITIONS TO                    ADDITIONS TO
                                 ALLOWANCE       ALLOWANCE                       ALLOWANCE      ALLOWANCE    ALLOWANCE AS
                                FOR BAD DEBT      BASED ON      UNCOLLECTIBLE       FROM         FOR BAD     A PERCENTAGE
                                AT BEGINNING   COLLECTIBILITY     ACCOUNTS        BUSINESS     DEBT AT END   OF ACCOUNTS
         DESCRIPTION             OF PERIOD       ESTIMATES       WRITTEN-OFF    COMBINATIONS    OF PERIOD     RECEIVABLE
         -----------            ------------   --------------   -------------   ------------   -----------   ------------
         Three months ended
           March 31, 2002.....  $ 9,759,000      $2,192,000      $(3,563,000)    $       --    $8,388,000         20%
         Year ended December
           31, 2001...........   11,034,000       7,143,000       (8,418,000)            --     9,759,000         23%
         Year ended December
           31, 2000...........    3,949,000       7,130,000       (9,269,000)     9,224,000    11,034,000         24%
         Year ended December
           31, 1999...........      742,000       3,241,000      (24,688,000)    24,654,000     3,949,000         34%

                                  AVERAGE
                                ALLOWANCE AS
                                A PERCENTAGE
                                 OF ANNUAL
         DESCRIPTION              REVENUE
         -----------            ------------
         Three months ended
           March 31, 2002.....      2.8%(a)
         Year ended December
           31, 2001...........      3.6%
         Year ended December
           31, 2000...........      5.7%
         Year ended December
           31, 1999...........      4.1%



      (a) Our revenue for the three months ended March 31, 2002 was annualized to calculate the percentage.


     - Our determination of the treatment of contingent liabilities in the financial statements is based on a view of the expected outcome of the applicable contingency. Legal counsel is consulted on matters related to litigation. Experts both within and outside the company are consulted with respect to other matters that arise in the ordinary course of business. Examples of matters that are based on assumptions, judgments and estimates are the amount to be paid to terminate some agreements included in reorganization costs, the amounts to be paid to settle some toll and interconnection liabilities, the amount to be paid as a result of some sales and use tax audits and potential liabilities arising from other sales tax matters. A liability is accrued if the likelihood of an adverse outcome is probable of occurrence and the amount is estimable. At March 31, 2002, the aggregate amount of our pending contingent liabilities was approximately $125 million. See the section of this prospectus "-- Legal Proceedings."

     - We review long-lived assets and goodwill for impairment as described in the Notes to Consolidated Financial Statements. In analyzing potential impairments, projections of future cash flows from the asset are used. The projections are based on assumptions, judgments and estimates of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values. Changes to these variables in the future may necessitate impairment charges to reduce the carrying value to fair value.

     - Fixed assets and intangible assets are assigned useful lives which impacts the annual depreciation and amortization expense. The assignment of useful lives involves significant judgments and the use of estimates. Changes in technology or changes in intended use of these assets may cause the estimated useful life to change.

     - In 2001, reorganization charges were recorded as a result of additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. These charges, for both severance and exit costs, required the use of estimates. Actual results could differ from those estimated for reorganization.

OTHER RESULTS OF OPERATIONS MATTERS

     In August 2001, the Financial Accounting Standards Board, referred to as FASB, issued Statement of Financial Accounting Standards, referred to as SFAS, No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for CoreComm Limited on January 1, 2002. This Statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and other related accounting guidance. The adoption of this new standard had no significant effect on our results of operations, financial condition or cash flows.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for CoreComm Limited on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. We are in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually, or more frequently under some conditions, for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." We adopted SFAS No. 142 on January 1, 2002. The adoption of this new standard had no significant effect on our results of operations, financial condition or cash flows.

LIQUIDITY AND CAPITAL RESOURCES

     We anticipate that we will have sufficient cash and cash equivalents on hand to fund our operations, capital expenditures and debt service in 2002. By the end of 2002, we anticipate that we will be generating enough cash from our operations, which is net of cash interest expense, to fund our anticipated capital expenditures. However, we anticipate that we and our subsidiaries will not generate sufficient cash from operations to repay at maturity the entire principal amount of our outstanding indebtedness. We intend to repay these amounts through refinancings of this debt, or through other sources of financing. However, our ability to raise additional capital in the future will be dependent on a number of factors, such as our results of operations, the amount of our indebtedness, and also general economic and market conditions, which are beyond our control. If we are unable to obtain additional financing or to obtain it on favorable terms, we may be required to further reduce our operations, forego attractive business opportunities, or take other actions which could adversely affect our business, results of operations and financial condition.

     As of March 31, 2002, we had debt, which consists of a $156.1 million senior secured credit facility, approximately $16.6 million in principal amount of 10.75% Unsecured Convertible PIK Notes due 2011, and approximately $9.7 million of capital leases. Debt service on the senior secured credit facility includes approximately $10.5 million in interest expense in each of 2002 and 2003 and $10.2 million in 2004, on an annualized basis, based on the interest rates as of April 13, 2002, as well as quarterly amortization and principal reductions which total $0 in 2002, $1,950,000 in 2003, and $9,750,000 in 2004.
We have made interest payments of approximately $2.7 million for our senior secured credit facility during the three months ended March 31, 2002. The 10.75% Unsecured Convertible PIK Notes due 2011 have no cash interest payments, and are not due until 2011. Our capital leases have $9.4 million due during the remainder of 2002, and $0.3 million due for the remainder of their terms. However, approximately $8.3 million of these capital leases are obligations of our subsidiary, MegsINet, Inc. and are not obligations of CoreComm Holdco. MegsINet, Inc. is currently in settlement discussions with the holders of these leases. In addition, at March 31, 2002, our current liabilities exceed our current assets by approximately $88 million.

     We still have significant expected capital expenditures even after the implementation of our modified business plan. Under our revised business plan, capital expenditures have been significantly reduced from prior levels. Total actual capital expenditures for the three months ended March 31, 2002, described as cash used to purchase of fixed assets in our cash flow statement, were approximately $2.4 million. According to our current plans, capital expenditures are expected to be approximately $7.4 million for the remainder of 2002 and $9.5 million and $14.2 million in 2003 and 2004, respectively. These future capital expenditures will depend on a number of factors relating to our business, in particular the growth level, geographic location and services provided to new customers added during these years. Capital expenditures in future years will also depend on the availability of capital and the amount of cash, if any, generated by operations, which may impact our capital decisions relating to initiatives such as, for example, network expansion and the implementation of upgrades to our information services platforms.


     In the first quarter of 2002, net cash provided by operations was approximately $4.5 million. Continued execution of our business plan, including revenue growth in more profitable areas and continued expense reduction, are expected to continue to improve our financial results. An inability to generate cash from operations and/or raise additional financing may effect our ability to meet our cash requirements, which may have an adverse affect on us, and potentially our viability as an ongoing business.


     In addition, we are a holding company with no significant assets other than cash and securities and investments in, and advances to, our subsidiaries. We are, therefore, likely to be dependent upon receipt of funds from our subsidiaries to meet our own obligations. However, our subsidiaries' debt agreements prevent the payment of dividends, loans or other distributions to us, except in limited circumstances. However, the limited permitted circumstances of distributions from our subsidiaries may be sufficient for our operations, because nearly all of the uses of funds described above are cash requirements of our subsidiaries.

     Depending upon the success of the execution of our business plan, additional capital raising may not be necessary in the foreseeable future. However, we cannot assure you that:

          (a) we will be able to refinance our indebtedness as it comes due;

          (b) actual costs will not exceed the amounts estimated in our business plan or that additional funding will not be required;

          (c) we and our subsidiaries will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required;

          (d) we will be able to access this cash flow;

          (e) we will be able to sell assets or businesses, 75% or more of the net proceeds from a sale may be required to be used to repay indebtedness; or

          (f) we will not be adversely affected by interest rate fluctuations.

     We anticipate that we and our subsidiaries will not generate sufficient cash flow from operations to repay at maturity the entire principal amount of our outstanding indebtedness. Accordingly, we may be required to consider a number of measures, including: (1) refinancing all or a portion of this indebtedness, (2) seeking modifications to the terms of this indebtedness, (3) seeking additional debt financing, which may be subject to obtaining necessary lender consents, (4) seeking additional equity financing, or (5) a combination of the foregoing. We are currently in compliance with all required ratios and covenants contained in agreements governing our outstanding indebtedness.

     The following table shows our aggregate cash interest expense and principal payments on our existing long term debt, anticipated estimated capital expenditures, payments on capital leases and other debt, as well as the sources of funds that we expect to use to meet these cash requirements through 2004.

                                 NINE MONTHS
                                    ENDED
                                 DECEMBER 31,
                                     2002        2003     2004            SOURCE OF FUNDS
                                 ------------   ------   ------           ---------------
                                         (IN MILLIONS)
Cash Interest Expense on
  existing Long-term debt(1)...  $7.8           $10.5    $10.2    Cash and cash equivalents on
                                                                  hand and cash from operations
Estimated Capital
  Expenditures(2)..............   7.4             9.5     14.2    Cash and cash equivalents on
                                                                  hand and cash from operations
Principal Payments on existing
  Long-term debt(3)............   --              1.95     9.75   For 2002 and 2003, Cash and
                                                                  cash equivalents on hand and
                                                                  cash from operations;
                                                                  For 2004, cash and cash
                                                                  equivalents on hand, cash from
                                                                  operations, and, if required,
                                                                  refinancing sources or other
                                                                  sources of financing(4).
Payments on Capital Leases.....   9.4             0.3     --      Approximately $8.3 million of
                                                                  these capital leases are
                                                                  obligations of our subsidiary,
                                                                  MegsINet, Inc. and are not
                                                                  obligations of CoreComm Holdco.
                                                                  MegsINet, Inc. is currently in
                                                                  settlement discussions with the
                                                                  holders of these leases(5);
                                                                  For the remaining amounts, cash
                                                                  and cash equivalents on hand
                                                                  and cash from operations
                                    ---------   ------   ------
                                    $24.6       $22.25   $34.15
                                    =========   ======   ======

---------------
(1) The only long term debt of ours that requires cash interest expense is our $156.1 million senior secured credit facility. The amounts in the table are based on our current interest rate of 6.75%, which is in effect through October 12, 2002, and assume principal reductions as required in the facility.

(2) Future capital expenditures will depend on a number of factors relating to our business, in particular the growth level, geographic location and services provided to new customers added during these years.

(3) Principal payments indicated are amortization and principal reductions under our senior secured credit facility.

(4) Refinancing sources may include, for example, a new bank facility used to repay these amounts; other sources of financing may include capital raised through new debt or equity financing or asset sales. There can be no assurance that we will be able to refinance our indebtedness or raise the required funds.

(5) Approximately $8 million of the capital lease and other debt obligations of MegsINet, Inc. are the subject of current litigation, as described in the section of this prospectus entitled "-- Our Business -- Legal Proceedings."

Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable as of the date of this prospectus, we can give no assurance that our plans, intentions and expectations will be achieved in a timely manner if at all.

     Our outstanding indebtedness is described in further detail in the subsequent paragraphs.

     In April 2001, CoreComm Limited entered into a $156.1 million Amended and Restated Credit Agreement with The Chase Manhattan Bank that amends and restates the term loan facility and revolving credit facility that closed in September 2000. As of January 25, 2002, there was $106.1 million outstanding under the term loan facility and $50.0 million outstanding under the revolving credit facility. The term loan facility will amortize in quarterly installments of principal commencing on December 31, 2003 with a final maturity on September 22, 2008. The revolving credit facility shall be automatically and permanently reduced in increasing quarterly installments of principal commencing on December 31, 2003 with a termination date on September 22, 2008. Total annual principal payments are as follows: $1,950,000 (2003); $9,750,000 (2004); $25,350,000
(2005); $50,700,000 (2006); $39,000,000 (2007) and $29,350,000 (2008). In the
event that any of the remaining approximately $4.75 million in principal amount of public notes not owned by us have not been converted or refinanced on or prior to April 1, 2006, then the facilities become payable in full on April 1, 2006. The interest rate on both the term loan facility and the revolving credit facility is, at our option, either 3.5% per annum plus the base rate, which is the higher of the prime rate or the federal funds effective rate plus 0.5% per annum, or the reserve-adjusted London Interbank Offered Rate plus 4.5% per annum. Beginning October 12, 2001 and ending April 12, 2002, the interest rate was 6.86%. Beginning April 13, 2002 and ending October 12, 2002, the interest rate is 6.75%. Interest is payable at least quarterly. The commitment fee on the unused portion of the commitments is 1.25% per annum payable quarterly, subject to reduction to 1% per annum based upon the amount borrowed under the facilities.

     In April 2001, we and CoreComm Limited issued, as joint and several obligors, to NTL Incorporated a convertible note in the aggregate principal amount of $15 million. This note will mature in April 2011. Interest on the note is at an annual rate of 10.75% payable semiannually on October 15 and April 15 of each year, commencing October 15, 2001. The interest is payable in kind by the issuance of additional unsecured convertible notes in principal amount equal to the interest payment that is then due. Additional unsecured convertible PIK notes, dated October 15, 2001, and April 15, 2002 were issued in the principal amount of approximately $0.8 million, and approximately $0.9 million, respectively, as interest payments. The additional notes issued for interest will have an initial conversion price equal to the greater of $1.00 and 120% of the weighted average closing price of CoreComm Limited common stock for a specified period. The April 2001 note and the October 2001 note are each convertible into CoreComm Limited common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. However, NTL, which is the holder of these notes, entered into letter agreements with us and with CoreComm Limited relating to the conversion feature of these notes following the acceptance of shares under the exchange offer for CoreComm Limited common stock. Through those letter agreements, consistent with the original terms of the notes, we and CoreComm Limited have agreed to exercise our right under these notes so that, following our accepting shares of CoreComm Limited common stock in the exchange offers, the convertibility feature of these notes will be altered so that rather than the notes being convertible into shares of CoreComm Limited common stock, they will become convertible into shares of our common stock. At that time, the conversion prices of these notes will be equitably adjusted by applying the exchange ratio in the exchange offer for CoreComm Limited common stock, which results in a new conversion price of $38.90 per share of our common stock for each of these notes. NTL has agreed not to exercise its rights to convert any of these notes into CoreComm Limited common stock until August 5, 2002, unless that right has previously ceased as described above. In the event that we do not accept shares of CoreComm Limited common stock in the exchange offers, the conversion feature of these notes would remain into CoreComm Limited common stock. These notes are redeemable, in whole or in part, at our option, at any time after April 12, 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date.

     In October 1999, CoreComm Limited issued $175 million principal amount of public notes, and received net proceeds of $168.5 million. In April 2001, $10,250,000 aggregate principal amount of these notes was converted into approximately 374,000 shares of CoreComm Limited's common stock. As part of the Holdco recapitalization, on December 17, 2001, $160 million principal amount of the public notes were exchanged for 1,456,806 common shares of our common stock and the payment of the October 2001 interest payment of approximately $4.8 million. The exchange offer for the public notes is our attempt to exchange the remaining $4.75 million principal amount of the public notes not owned by us for an aggregate amount of approximately 43,248 shares of our common stock and $142,500 in cash.

  HOLDCO RECAPITALIZATION

     In 2001, CoreComm Limited entered into agreements with holders of its public notes whereby the holders agreed, to exchange their notes as part of the Holdco recapitalization. The exchange for $160 million principal amount of public notes was completed in December 2001, including the payment of the approximately $4.8 million by CoreComm Limited.

     On December 28, 2001, we completed the exchange of shares of our common stock for substantial amounts of the outstanding indebtedness of CoreComm Limited, substantial amounts of our outstanding indebtedness as co-obligors with CoreComm Limited and all of the outstanding preferred stock of CoreComm Limited. This exchange was completed under an exchange agreement with CoreComm Limited and

          (1) holders of 10.75% Unsecured Convertible PIK Notes due 2011 and 10.75% Senior Unsecured Convertible PIK Notes due 2010, which were a joint obligation of CoreComm Holdco and CoreComm Limited, in the initial principal amounts of $10,000,000 and $16,100,000,

          (2) the holders of Senior Unsecured Notes due September 29, 2003 of CoreComm Limited in the principal amount of $105.7 million, and

          (3) the holders of all of the preferred stock of CoreComm Limited, with respect to the initial liquidation preference of $301 million.

     In December 2001, in connection with the Holdco recapitalization, we and CoreComm Limited were granted an exception by Nasdaq, absent which we and CoreComm Limited would have had to obtain stockholder approval prior to the completion of the Holdco recapitalization. Accordingly, following the consummation of the merger, we anticipate, based on conversations with Nasdaq, that we will become the Nasdaq listed entity and will be subject to the continued inclusion requirements of the Nasdaq National Market. If we fail to meet the continued inclusion requirements, we believe that not being listed on the Nasdaq National Market would have an adverse effect on the trading prices of our common stock and would adversely affect the liquidity of the shares of common stock held by our stockholders. In addition, not being listed may cause future financing to be more difficult, more expensive or both.

  CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     On January 22, 2002, the Securities and Exchange Commission issued FR-61, Commission Statement about Management's Discussion and Analysis of Financial Condition and Results of Operations. The release sets forth views of the Securities and Exchange Commission regarding disclosure that should be considered by registrants. Our contractual obligations and commercial commitments are summarized below, and are fully disclosed in the Notes to Consolidated Financial Statements.

     The following table includes aggregate information about our contractual obligations as of March 31, 2002 and the periods in which payments are due:

                                                            PAYMENTS DUE BY PERIOD
                                             ----------------------------------------------------
CONTRACTUAL                                             LESS THAN 1     1-3       4-5     AFTER 5
OBLIGATIONS                                   TOTAL        YEAR        YEARS     YEARS     YEARS
-----------                                  --------   -----------   -------   -------   -------
                                                                (IN THOUSANDS)
Long-Term Debt(1)..........................  $172,699     $    --     $15,600   $81,900   $75,199
Capital Lease Obligations..................     9,670       9,426         244        --        --
Operating Leases...........................    29,490       7,477      10,684     6,738     4,591
Unconditional Purchase Obligations.........      none          --          --        --        --
Other Long-Term Obligations................      none          --          --        --        --
                                             --------     -------     -------   -------   -------
Total Contractual Cash Obligations.........  $211,859     $16,903     $26,528   $88,638   $79,790
                                             ========     =======     =======   =======   =======

---------------

(1) Long-term debt includes the senior secured credit facility of $156,100,000 and the 10.75% Unsecured Convertible PIK Notes due April 2011 of $16,599,000 including accrued PIK interest.

     The following table includes aggregate information about our commercial commitments as of March 31, 2002 and the periods in which payments are due. Commercial commitments are items that we could be obligated to pay in the future. They are not required to be included in the consolidated balance sheet.

                                                                    AMOUNT OF COMMITMENT
                                                                   EXPIRATION PER PERIOD
                                                 ----------------------------------------------------------
OTHER COMMERCIAL                                 TOTAL AMOUNTS   LESS THAN 1    1 - 3      4 - 5     OVER 5
COMMITMENTS                                        COMMITTED        YEAR        YEARS      YEARS     YEARS
----------------                                 -------------   -----------   --------   --------   ------
                                                                       (IN THOUSANDS)
Guarantees.....................................       none         $   --          --         --        --
Lines of Credit................................       none             --          --         --        --
Standby Letters of Credit......................       none             --          --         --        --
Standby Repurchase Obligations.................       none             --          --         --        --
Other Commercial Commitments...................     $5,700         $5,700          --         --        --
                                                    ------         ------        ----       ----      ----
Total Commercial Commitments...................     $5,700         $5,700          --         --        --
                                                    ======         ======        ====       ====      ====

CONSOLIDATED STATEMENT OF CASH FLOWS

     For the three months ended March 31, 2002, cash provided by operating activities was $4,544,000 in comparison to cash used in operating activities of $18,555,000 for the three months ended March 31, 2001. The change in cash flow is primarily due to the implementation of our revised business plan.

     For the three months ended March 31, 2002, cash used to purchase fixed assets increased to $2,405,000 from $530,000 in the three months ended March 31, 2001, which reflects increased purchases of operating equipment to improve and expand our network.

     Proceeds from borrowings, net of financing costs, of $9,736,000 was from the borrowings under the senior secured credit facility in January 2001.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     The SEC's rule related to market risk disclosure requires that we describe and quantify our potential losses from market risk sensitive instruments attributable to reasonably possible market changes. Market risk sensitive instruments include all financial or commodity instruments and other financial instruments, such as investments and debt, that are sensitive to future changes in interest rates, currency exchange rates, commodity prices or other market factors. We are not exposed to market risks from changes in foreign currency exchange rates or commodity prices. We do not hold derivative financial instruments nor do we hold securities for trading or speculative purposes. Under our current policies, we do not use interest rate derivative instruments to manage our exposure to interest rate changes.

     The fair-market value of long-term fixed interest rate debt is subject to interest rate risk. Generally the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. The carrying amount of the variable rate senior secured credit facility approximates the fair value. The fair value of our other notes payable are estimated using discounted cash flow analyses, based on our current incremental borrowing rates for similar types of borrowing arrangements.

                           INTEREST RATE SENSITIVITY
                              AS OF MARCH 31, 2002

                     PRINCIPAL AMOUNT BY EXPECTED MATURITY
                             AVERAGE INTEREST RATE

                           APRIL 1,
                           2002 TO
                         DECEMBER 31,         FOR THE YEARS ENDING DECEMBER 31,
                         ------------   ---------------------------------------------                           FAIR VALUE
                             2002         2003        2004        2005        2006      THEREAFTER    TOTAL      3/31/02
                         ------------   ---------   ---------   ---------   ---------   ----------   --------   ----------
                                                                  (IN THOUSANDS)
Long-term debt,
  including current
  portion:
Fixed rate.............     $  --             $--         $--         $--         $--     $16,599    $ 16,599    $ 16,599
Average interest
  rate.................                                                                    10.75%
Variable rate..........     $  --          $1,950      $9,750     $25,350     $50,700     $68,350    $156,100    $156,100
Average interest
  rate.................                   Libor +     Libor +     Libor +     Libor +     Libor +
                                          4.5% or     4.5% or     4.5% or     4.5% or     4.5% or
                                        base rate   base rate   base rate   base rate   base rate
                                           + 3.5%      + 3.5%      + 3.5%      + 3.5%      + 3.5%

                                  OUR BUSINESS

     Until December 2001, we were a direct, wholly-owned subsidiary of CoreComm Limited. As a result of prior recapitalization transactions completed as part of the Holdco recapitalization, CoreComm Limited currently owns only approximately 13% of our outstanding common stock. Prior to the completion of the first phase of the Holdco recapitalization, CoreComm Limited operated the same business that we currently operate.

     We are an integrated communications provider that offers local exchange carrier and interexchange carrier telephone, Internet and high-speed data services to business and residential customers in targeted markets throughout the Mid-Atlantic and Midwest regions of the United States. We operate three business divisions: business services (ATX), residential services (CoreComm Residential) and Internet services (Voyager). We are exploiting the convergence of telecommunications and information services through our network strategy, which involves the ownership of telephone switching equipment and the purchase of local exchange carrier services that connect to homes and businesses, combined with the leasing of a national and international network that carries Internet traffic. This configuration of locally and regionally owned and leased facilities allows us to deliver a wide range of communications services over a wide geography within our regions. We currently offer services to business and residential customers located principally in Pennsylvania, Ohio, New Jersey, Michigan, Wisconsin, Maryland, Illinois, New York, Virginia, Delaware, Massachusetts, Washington, D.C. and Indiana. In local exchange services, we compete against the established local telephone service provider that was the service provider in a region prior to the opening of local telephone service to competition, as well as other local exchange carriers.

     In 2001, CoreComm Limited streamlined its strategy and operations to focus on its two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market. The second is bundled local telephony and Internet products for the residential market, with a focus on using Internet-centric interfaces, as well as our call centers, to efficiently sell, install and service our customers. Our strategy is to attractively bundle telephony and data services in our target markets in order to compete with the incumbent local exchange carrier and gain market share.

     As of March 31, 2002, we had approximately 277,000 local telephone access lines in service. The following table details our customer base:

                                                              AS OF MARCH 31, 2002
                                                              --------------------
Residential Local Access Lines..............................         56,500
Business Local Access Lines.................................        220,800
Toll-related Access Line Equivalents........................        497,800
Internet Subscribers........................................        307,200
Other Data Customers(1).....................................         24,400

---------------

(1) Other data customers included Point-to-Point data, Frame Relay, Web Development, Web Hosting, E-Commerce, Co-location and other related customers.

     For the three months ended March 31, 2002, our revenues were attributable to the following service categories:

                                                              3 MONTHS ENDED
                                                              MARCH 31, 2002
                                                              --------------
Local Exchange Services.....................................        35%
Toll-related Telephony Services.............................        24%
Internet, Data and Web-related Services.....................        32%
Other Revenue...............................................         9%
                                                                   ---
          Total.............................................       100%

     We have engaged in significant efforts to increase the profitability of our services. We have capitalized on opportunities such as converting customers from Total Service Resale, where we resell service as purchased from the incumbent local exchange carrier, to the more profitable Unbundled Network
Element -- Platform or UNE-P and Enhanced Extended Loops or EEL in order to reduce our existing network costs and capital expenditures and to enhance our gross margins. Under UNE-P, we lease all of the Unbundled Network Elements needed to provide service to a customer from an incumbent local exchange carrier so that we do not need to use any of our own facilities to provide the service. With UNE-P, we pay the total cost to lease each network element, which generally provides us a greater gross margin than total service resale. By using Enhanced Extended Loops we are able to lease a combination of local network elements and facilities from the incumbent local exchange carrier to extend the reach of our regional networks to service customers that are outside of service areas of our network. This allows us to put more traffic on our regional networks without needing to build additional infrastructure.

     Over the past year, many of our business and residential local access lines have been converted to these more profitable services from total service resale, which we expect to continue. We will also continue to connect telephony customers onto our owned and leased networks where we have facilities in place, while also taking advantage of UNE-P and EEL to expand our service areas.

     The following is a description of our three business divisions, as well as a description of our network technology and proprietary systems.

BUSINESS SERVICES (ATX)

     Through our business services division, we offer customers a full range of high-speed communications services including local exchange carrier and interexchange carrier telephony services, network services such as network data integration, Internet access and Web consulting, development and hosting, and other related services. In addition, we offer Advanced Communications Solutions products tailored to meet the needs of our business customers, such as conference calling, travel services, pre-paid calling, enhanced fax and PC-based billing. Customers are billed on a single, consolidated invoice, delivered by traditional means or near real time Web-based billing that allows the customer to sort the information to detail calling patterns. Our target markets are the Mid-Atlantic region throughout the New York-Virginia corridor and Midwest markets, including: Cleveland, Ohio; Columbus, Ohio; Chicago, Illinois; and other markets in the Great Lakes region.

 BUSINESS PRODUCTS AND SERVICES

     Our business division offers our customers a full range of broadband communications services, including:

          CoreConnect. We offer a single, simple solution for all of a customer's communications needs -- local, long distance, toll, data and Internet access services bundled over a multi-purpose connection. By combining all of a business' essential communications over the same facilities, we are able to offer an integrated access tool that enables higher speed, greater bandwidth, and significant cost savings, all from a single source. Through this integrated product, we are also able to offer custom-tailored bandwidth-intensive data solutions such as internal network connectivity, dedicated point-to-point circuits, frame relay to the Internet, and specialized connections for multimedia applications. We also offer these products on a stand-alone basis.

          Local Telephony Services. Local telephony services include local dial tone and a set of custom calling features that business customers can tailor to meet their local telephony needs. A sample of some of the most popular local features include alternate answer, automatic callback, busy line transfer, call blocking, call forwarding, call trace, call waiting, caller ID with name, multi-ring service, repeat dialing, remote access call forwarding, and speed calling.

          Toll-related Telephony Services. Toll-related telephony services include inbound/outbound service, international, toll-free service and calling card telephone service. We currently provide intrastate and interstate long distance services nationwide and international long distance worldwide. We also offer a full line of Advanced Communications Solutions along with our toll-related services, such as Internet-based call management, traveling calling cards, fax broadcasting, voice mail, conference calling and enhanced call routing services.

          Network Services. We also offer complete high-speed network solutions to our customers. These services include private line and frame relay services.

          Internet Services. We utilize a state-of-the-art network to deliver Internet access designed for business use, ensuring high-speed and stable connectivity to a global resource of information. Our customers are connected via high-speed dedicated lines, from 56K up to DS3.

          Web Services/E-commerce. We are able to facilitate many aspects of establishing and maintaining an interactive global presence in Web services. The various segments of Web services we offer include website design, development and hosting, electronic commerce, Intranet development, database integration, Internet marketing and Internet security.

          Consulting Services, Local Area Network/Wide Area Network Data Integration. Our network services and integration unit assists organizations in the design, construction, implementation and management of practical local and wide area networks. This business unit manages local area network/wide area network data integration for private line services, Internet network and integrated services digital network, as well as professional consulting services and hardware/software sales. We develop solutions while educating clients on specific business applications and the technology that make them possible. Consulting services include wide area network architecture and implementation, router and consumer premise equipment configuration, local area network switching, electronic commerce, cabling and virtual local area network design and set-up.

          Wireless Services. We also offer wireless services primarily as a customer retention tool, consisting of both cellular and paging service. We offer digital and analog cellular services as well as two-way radio and digital cellular service through Nextel.

 BUSINESS SALES AND MARKETING

     Our sales model is based on our consultative sales approach, our proprietary marketing and training tools, the experience of our sales force, our training and career development program, and our shared vision and incentive structure to reward individual and team performance objectives. Each sale begins with a consultation that investigates the needs of the customer. The sales consultant then designs a tailored, integrated and cost-effective platform that addresses the specific customer's communications needs. We have an experienced and long-tenured sales force. Over 25% of our senior sales force professionals have been with us for more than five years, and approximately 80% of the sales management team have been promoted from within our organization.

RESIDENTIAL SERVICES (CORECOMM RESIDENTIAL)

     We offer residential customers voice, data and other telecommunications services in Ohio, Illinois, Michigan, Wisconsin and Pennsylvania and Internet access services over a wider area in the Midwest and Mid-Atlantic regions of the United States. Customers who purchase multiple services are billed for their services with one consolidated bill. Customers can also choose to access their billing information and pay their bills online, or they may select automatic bill payment via credit or debit card.

 RESIDENTIAL PRODUCTS AND SERVICES

     Our residential strategy is to bundle telephony and Internet products and services in convenient and simple ways that are attractive to the customer and distinctive in the marketplace. In general, we currently offer the following voice, data and Internet services to residential customers in our markets:

     - Local Telephony Services -- including standard dial tone, local calling, Emergency 911 services, operator assisted calling, access to the long distance network, and other related services.

     - Custom Calling Features -- including call waiting, call forwarding, caller ID, voice mail, conference calling, multi-ring, speed calling and other enhanced features.

     - Toll-related Telephony Services -- local, long-distance, international calls, 800/888/877 toll free services, calling cards and other related services.

     We typically offer a package of our most popular services and then create ways for customers to purchase other services easily and conveniently. In our current residential offering, which may change over time, we offer a package of local and long distance phone service and Internet access, which is called the CoreComm Unlimited Premium service. Although the details of the offerings vary somewhat by region, the package typically includes:

     -- Local dial tone;

     -- Local calls;

     -- Call waiting;

     -- Caller-ID with name;

     -- Personal 800 number;

     -- Premium Internet service;

     -- 56K unlimited Internet access;

     -- 3 e-mail addresses;

     -- 10 megabytes of personal web space;

     -- Long distance service; and

     -- Bundled minutes of long distance.

     Additional options and features, such as voice mail, three-way calling, an additional line, and additional web site space, can be easily and flexibly added by the customer. The pricing for CoreComm Unlimited Premium varies by region, but in all areas the price compares favorably to prices offered by the incumbent telephone company and other providers of these services.

 RESIDENTIAL SALES AND MARKETING

     We focus on a marketing approach that combines targeted direct marketing with partnerships and local organizations. We utilize local media and partner with civic organizations to develop the recognition of the brand and to create a captive potential base of customers. We also target customers in our service area via direct mail, e-mail and telemarketing. All of our sales efforts are designed to drive revenue growth by capitalizing on low cost opportunities in our current markets.

     In addition to efforts designed to acquire new customers, we continually engage in efforts to sell additional services to existing customers. For example, we are currently working on upselling our bundled local and toll-related telephony and Internet products to our Internet-only customers.

     While residential customers can purchase our services by calling our toll-free number, our residential marketing efforts are intended to drive potential customers to our website, www.core.com. At this website, customers can sign up for service in a fully online process at a low transaction cost for us. Our product offerings are designed to be simple and flexible, so that potential customers can easily perceive their value.

INTERNET SERVICES (VOYAGER)

     Our Internet services division provides Internet access and high-speed data communications services and to residential and business subscribers. Services include dial-up Internet access, dedicated telecommunications services to business, cable modem access, Web-hosting, electronic commerce, and co-location services. We operate one of the largest dial-up Internet networks in the Midwest in terms of geographic coverage, with approximately 170 points of presence in Michigan, Wisconsin, Ohio, Illinois, Indiana, Minnesota, Pennsylvania, New York and California.

     In April 2001, CoreComm Limited announced that it is evaluating strategic alternatives for its non-CLEC assets and businesses and has retained advisors for the purpose of conducting this review.

 INTERNET PRODUCTS AND SERVICES

 Internet Access Services

     We offer Internet access services to residential subscribers and dedicated, web hosting, and dial-up Internet access to business customers. By selecting between the various types of access services and pricing plans available, subscribers can select services that fit their specific needs. A majority of our residential subscribers pay their monthly fee automatically by a pre-authorized monthly charge to their credit card. Our Internet access options include:

          Dial-up Access. Our residential access services are designed to provide subscribers with reliable Internet access through standard dial-up modems.

          Dedicated Access. We offer high-speed dedicated connections to both business and residential subscribers at a range of speeds using traditional telecommunications lines and frame relay communications services for those customers requiring greater speed and reliability.

          Cable Modems. Through a reseller arrangement with Millennium Digital Media Systems, LLC, we offer high-speed Internet access in some locations through the use of modems integrated with local cable television networks and provide the technical and billing support to this fast-growing segment of the Internet access business.

 Web Services

     Our Web services help organizations and individuals implement their Web site and e-commerce goals. We offer various Web hosting and other services that enable customers to establish a Web site presence without maintaining their own Web servers and connectivity to the Internet.

          Web Hosting. We offer a diverse range of shared, dedicated and co-location Web hosting services for small and medium businesses. Our Web hosting service includes state-of-the-art Web servers, high-speed connections to the Internet at its network operations centers, and registration of our customers' domain name and Internet address. We also offer Web page design, development, maintenance and traffic reporting and consulting services.

          Co-location. We offer co-location services, providing telecommunications facilities for customer-owned Web servers for customers who prefer to own and have physical access to their servers but require the reliability, security and performance of our on-site facilities. Co-location customers house their equipment at our secure network operating centers and receive direct high-speed connections to the Internet.

          E-commerce. We provide a suite of Web hosting and e-commerce solutions that enable businesses to easily and affordably create Web sites and sell their products and services over the Internet. The product suite includes EasyWeb, which allows a business to quickly create a Web site online through a series of menu-driven screens and templates, and EasyShop, a comprehensive e-commerce solution, which allows businesses to accept real-time credit card purchases via their Web site.

          Local Content. Our portal is a web site including personalized local news and weather, sports, entertainment, finance, stock quotes, shopping, classifieds and chat services for our customers. Content is automatically tailored to individual customers using a database driven process that presents customers with location-specific information. Customers can also customize the layout and specific content options available to them. Content is made available through revenue sharing and co-branding agreements with organizations including CMGI Inc.'s MyWay.com, Wizshop.com, Amazon.com, and local media. Customers access the portal page at www.voyager.net.

 Other Services and Offerings

     We also offer other enhanced communications services to meet the one-stop shopping demands of residential and business customers.

          Virtual Private Networks. Our custom virtual private networks solutions provide our customers a secure, managed network over the public Internet. This service is targeted towards organizations that desire a secure wide-area network between locations without building dedicated network infrastructure between these locations.

          Long Distance and other Telecommunications. We currently resell long distance telecommunications services as well as a toll-free service, calling cards and prepaid cards to our Internet customers through our VoyagerLink operations. We currently offer this interstate and intrastate long-distance service to our customers at a fixed rate per minute, with no set-up or monthly charges.

 INTERNET SALES AND MARKETING

          Marketing. Our marketing philosophy is based on the belief that a consumer's selection of an Internet service provider is often strongly influenced by a personal referral. Accordingly, we believe that the customer satisfaction of our subscriber base has led to significant word-of-mouth referrals. Our referral incentive program awards subscribers one month of free service for every customer referred. As a result, over 70% of new sign-ups come from existing subscriber referrals. Our proprietary customer care and billing system automatically tracks and credits the subscriber's account, thus providing valuable marketing information and flexibility with this program. We also market services through strategic relationships with value added resellers in the local communities, such as trade associations, unions, Web development companies, local area network administrators and retail stores which represent and promote us on a commission basis. These relationships are a significant source of new Internet customers. We do not use mass marketing media as a major source of acquiring new customers, but instead believe that by providing superior customer service and developing strong relationships within local communities, particularly in small- and medium-sized markets, we can continue to grow with very low costs per new customer acquired.

     Free CDs and Diskettes. Upon the request of prospective customers, we distribute free software via CD and diskettes that contain software configured to facilitate installation and connection to our service.

     Business Sales and Support. We have a business sales and support team dedicated to selling and providing customized support to our growing small- and medium-sized business customers. The business teams include support personnel located throughout its target region.

NETWORK AND TECHNOLOGY

     Network Strategy. Our network strategy combines the ownership of telephone switching equipment and the leasing of the local telephone lines that run directly to homes and businesses, combined with the leasing of a regional network that carries Internet traffic. This configuration of locally and regionally owned and leased facilities allows us to deliver a wide range of communications services over a wide geography within our regions.

     Telephony Network Infrastructure. We currently have Class 5 switches operating in Philadelphia, PA; Columbus, OH; Cleveland, OH; and Chicago, IL. A Class 5 switch connects local calls to the public switched telephone network. These switches are connected via leased local transport to the incumbent local exchange carrier. We minimize the number of co-locations we establish with incumbent local exchange carriers by utilizing Enhanced Extended Loops that allow us to virtually extend our local networks to service customers well outside of our network area. We also utilize Unbundled Network Element-Platform and Total Service Resale to service our customers. We also operate five Class 4 switches that are responsible for connecting toll-related calls.

     Internet Network Infrastructure. We designed and built our Internet network to specifically service Internet traffic. Our network is comprised primarily of Cisco Systems and Juniper Networks routing and switching equipment, which provides a common platform for increased flexibility and maintenance while allowing for the use of advanced protocols to quickly and dependably deliver customer traffic. We have two Internet network operating centers to oversee traffic flows and general network operations, which ensures a secure and reliable network. Our dial-in points of presence primarily utilize digital access servers manufactured by 3Com Corporation and Lucent Technologies, Inc. These servers allow for a variety of customer connections. Our network has been reconfigured to include redundant data circuits, which will generally be able to automatically re-route customer traffic in the event of a failure, and our network topology offers high levels of performance and security.

     Our Internet points of presence are linked to regional network points, or hubs, which are our two Internet-dedicated network operating centers. These network points are linked to the Internet by fiber optic connections and employ asynchronous transfer mode, frame relay and other methods of handling traffic efficiently. Through various relationships with competitive local exchange carriers, we have been able to reduce our overall number of points of presence by consolidating several of them into SuperPOPs with expanded calling areas. The SuperPOP allows us to consolidate equipment into one large modem bank and eliminate various telecommunication links from its points of presence back to the network operating center, thereby creating enhanced network reliability and reducing telecommunication costs.

     Network Operations Centers. We currently have 4 network operations centers localized to manage network traffic. These network operations centers are located in Philadelphia, PA, Cleveland, OH, East Lansing, MI and New Berlin, WI. Each network operations center is monitored on a 24 hours per day, seven days per week basis in order to provide the highest level of network performance.

     Peering Relationships. Peering is the act of exchanging data across networks, typically at specific, discrete locations. By allowing separate networks to exchange data, users on a particular Internet service provider's network are able to access information and communicate with users on another provider's network. We have relationships at multiple points with several different organizations, including Verio, Inc., NAP.net and MCI and Savvis, thus building network redundancy that allows for better connectivity for our customers.

     We are continuously attempting to improve our network infrastructure and connectivity costs.

ELECTRONIC BONDING AND INFORMATION SYSTEMS

     We are currently bonded electronically with Ameritech and Verizon. Bonding is an electronic interface that establishes an electronic link between our operating support systems and those of Ameritech and Verizon. Electronic bonding enables us to more timely and accurately service customers. Bonding also allows real-time access to customer information while facilitating order entry and confirmation.

     We provide service to customers through our proprietary systems, which are designed to interface with the incumbent local exchange carriers' systems through a variety of delivery mechanisms. Our systems and processes have been developed to decrease the risk of human error associated with establishing service to customers by manual keying or fax. Our systems also allow for flexibility to accommodate an expanding customer base, efficient entry into new markets, switch-based services, and rapid development of additional functionality. Our proprietary systems handle all pre-ordering activities, including obtaining customer service records, finding and reserving telephone numbers, verifying customer addresses, validating due dates, searching the incumbent local exchange carrier's switches for feature availability, and yellow page listings.

     Our recent and ongoing enhancements to our information systems include the following:

     - Improving the performance and scalability of our rating and billing engines.

     - Enhancing our provisioning systems for the Ameritech region to support Ameritech's five state region. Our service order management system has been enhanced to allow for validation in real time of the feature availability, the electronic generation of service order data, and automated switch activation software, all within a single system.

     - Automating the migration processes to move customers from resold networks to our networks and from Total Service Resale to Unbundled Network Element -- Platform.

     - Purchasing a platform for our call centers which has introduced skills-based routing of inbound calls with an automated attendant allowing us to service our customers better by ensuring that a call is delivered to a customer service representative with the skills necessary to handle the customer.

     - Integrating an auto-dialer with our collections system, which has significantly increased collection agent productivity and effectiveness.

     We have invested in the construction of a series of proprietary software applications and an extensive corporate Intranet in our efforts to achieve a paperless work environment in which all job critical information is readily available online. Our employees use the corporate Intranet to access detailed product and corporate information, industry research and updates, competitive intelligence files, online training and certification, calendars, a personnel directory, community activities, philanthropic organizations, and other important content from the convenience of their desktops. Online forms and sophisticated e-mail applications have further increased productivity by enhancing communications.

     We currently utilize internally developed proprietary systems for integrated order management and installation, as well as for customer relations management. For billing, we use a combination of proprietary software and an external service bureau.

     We provide customer service and technical support through three call centers located in Philadelphia, PA, Columbus, OH, and East Lansing, MI. We provide 100% of our customer care internally and do not outsource any customer operations to third party providers. We have upgraded our phone systems to route calls, track important call-in data, automatically answer questions and move customers quickly through the call-in process. Our comprehensive staff training program and incentive compensation program linked to customer satisfaction has led to significant improvements in the time required to move subscribers through the various calling queues. In addition to using our call centers, customers can also e-mail questions directly to technical support staff, as well as find solutions online through the use of the tutorials found at our web site.

COMPETITION

     The telecommunications industry and all of its segments are highly competitive and many of our existing and potential competitors have greater financial, marketing, technical and other resources than we do. Competition for our products and services is based on price, quality, network reliability, service features and responsiveness to customers' needs.

  COMPETITIVE LOCAL EXCHANGE CARRIER

     In each of our markets, we face competition from incumbent local exchange carriers, including Verizon and Ameritech, as well as other providers of telecommunications services, other competitive local

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exchange carriers and cable television companies. In the local exchange markets, our principal competitor is the incumbent local exchange carriers. We also face competition or prospective competition from other competitive local exchange carriers. For example, the following companies have begun to offer local telecommunications services in major U.S. markets: AT&T, MCI WorldCom, McLeod USA, Choice One Communications, XO Communications and Sprint.

     Some of our competitors, including AT&T, MCI WorldCom and Sprint, have entered into interconnection agreements with Verizon and Ameritech in states in which we operate. These competitors either have begun or in the near future likely will begin offering local exchange service in those states. In addition to these long distance service providers and existing competitive local exchange carriers, entities that currently offer or are potentially capable of offering switched telecommunications services include:

     -- wireless telephone system operators;

     -- large customers who build private networks;

     -- cable television companies; and

     -- other utilities.

     Competition in our competitive local exchange carrier business will continue to intensify in the future due to the increase in the size, resources and number of market participants. Many facilities-based competitive local exchange carriers have committed substantial resources to building their networks or to purchasing competitive local exchange carriers or inter-exchange carriers with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with incumbent local exchange carriers, including regional Bell operating companies and inter-exchange carriers, a provider can offer single source local and long distance services similar to those offered by us. Additional alternatives may provide competitors with greater flexibility and a lower cost structure than ours. Some of these competitive local exchange carriers and other facilities-based providers of local exchange service are acquiring or being acquired by inter-exchange carriers. These combined entities may provide a bundled package of telecommunications products, including local and long distance telephony, that is in direct competition with the products offered or planned to be offered by us.

  INTERNET

     The Internet services market is also extremely competitive. We compete directly or indirectly with the following categories of companies:

     -- established online services, such as America Online, the Microsoft
        Network and Prodigy;

     -- local, regional and national Internet service providers, such as Earthlink, United Online and Internet America;

     -- national telecommunications companies, such as AT&T and MCI;

     -- providers of Web hosting, co-location and other Internet-based business services, such as Verio, Inc.;

     -- computer hardware and software and other technology companies that provide Internet connectivity with their products, including IBM and Microsoft Corporation;

     -- regional Bell operating companies, such as Verizon and Ameritech, and local telephone companies;

     -- cable operators, including Comcast and Time Warner Cable;

     -- nonprofit or educational Internet service providers;

     -- online cable services, such as Roadrunner; and

     -- satellite-based online providers, such as DIRECTV and EchoStar.

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     We believe that the primary competitive factors determining success as an
Internet service provider are:

     -- accessibility and performance of service;

     -- quality customer support;

     -- price;

     -- access speed;

     -- brand awareness;

     -- ease of use; and

     -- scope of geographic coverage.

     Many of the major cable companies and some other Internet access providers offer Internet connectivity through the use of cable modems and wireless terrestrial and satellite-based service technologies. In addition, several competitive local exchange carriers and other Internet access providers have launched national or regional digital subscriber line programs providing high speed Internet access using the existing copper telephone infrastructure. Several of these competitive local exchange carriers have announced strategic alliances with local, regional and national Internet service providers to provide broadband Internet access. We also believe that manufacturers of computer hardware and software products, media and telecommunications companies and others will continue to enter the Internet services market, which will also intensify competition. Any of these developments could materially and adversely affect our business, operating results and financial condition.

     Competition will increase as large diversified telecommunications and media companies acquire Internet service providers and as Internet service providers consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. As a result, our businesses may suffer.

CUSTOMER DEPENDENCE AND SEASONALITY

     We do not depend upon any single customer for any significant portion of our business. Neither our business nor the telecommunications industry are generally characterized as having a material seasonal element, and we do not expect our business or the industry to become seasonal in the foreseeable future.

EMPLOYEES

     As of March 31, 2002, we had an aggregate of approximately 1,335 employees. None of our employees are represented by any labor organization. We believe that our relationship with our employees is excellent.

PROPERTIES

     Some of our subsidiaries lease switch buildings, technical equipment space and office space which we believe is adequate to serve our present business operations and our needs for the foreseeable future. For information concerning lease commitments, please refer to the Notes to the Consolidated Financial Statements included in this prospectus.

LEGAL PROCEEDINGS

     We purchase goods and services from a wide variety of vendors under contractual and other arrangements that sometimes give rise to litigation in the ordinary course of business. We also provide goods and services to a wide range of customers under arrangements that sometimes lead to disputes over payment, performance and other obligations. Some of these disputes, regardless of their merit, could subject us to costly litigation and the diversion of our technical and/or management personnel. Additionally, any liability from litigation that is not covered by our insurance or exceeds our coverage

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

could have a material adverse effect on our business, financial condition and/or operating results. Currently, we have the following outstanding matters which, if resolved unfavorably to us, could have a material adverse effect on us:

     - CoreComm Newco, Inc., an indirect, wholly-owned subsidiary of CoreComm Holdco, is currently in litigation with Ameritech Ohio, a supplier from whom it purchases telecommunications products and services, over the adequacy of Ameritech's performance under a 1998 contract between CoreComm Newco and Ameritech, and related issues. This litigation began in June 2001 when Ameritech threatened to stop processing new orders following CoreComm Limited's exercise of its right under the contract to withhold payments for Ameritech's performance failures. In response to this threat, CoreComm Limited sought and received an order from an official of the Public Utilities Commission of Ohio barring Ameritech from refusing to process new CoreComm orders. Ameritech has appealed that order to the PUCO and the appeal is still pending.

       On July 5, 2001, Ameritech filed a claim with the PUCO seeking payment from CoreComm Limited of approximately $8,600,000 allegedly owed under the contract. On August 8, 2001, Ameritech filed a second claim against CoreComm Limited in Ohio state court, seeking an additional approximately $4,300,000 in allegedly improperly withheld amounts. On August 28, 2001, CoreComm Limited exercised its right to remove the state court claim to the United States District Court for the Northern District of Ohio, and the parties then stipulated to a consolidation of both of Ameritech's claims in the United States District Court. To consolidate the two claims, on October 9, 2001, Ameritech filed an amended complaint in the United States District Court, seeking a total of approximately $14,400,000.

       On December 26, 2001, CoreComm Newco filed its answer to Ameritech's amended complaint and simultaneously filed three counterclaims against Ameritech and some of its affiliates, alleging breach of contract, antitrust violations, and fraudulent or negligent misrepresentation. In lieu of filing an answer to CoreComm Newco's counterclaims, Ameritech filed a series of motions on March 25, 2002, asking the Court to dismiss several of CoreComm Newco's counterclaims. On April 17, 2002, CoreComm Newco filed its opposition in Ameritech's motions for dismissal and these items are now pending before the court for disposition.

       We believe that CoreComm Newco has meritorious defenses to Ameritech's amended complaint, and that the amount currently in dispute is substantially less than the $14,400,000 claimed in Ameritech's amended complaint. For example, the figure specified in Ameritech's complaint does not account for (a) more than $5.2 million in refunds that Ameritech contends it has already credited to CoreComm Newco's accounts since the filing its complaint, and (b) payments that were made by CoreComm Newco in the ordinary course after the time of Ameritech's submission. However, we cannot be certain how or when the matter will be resolved. We also believe that, to the extent Ameritech prevails with respect to any of its claims, Ameritech's award may be offset in whole or in part by amounts that CoreComm Newco is seeking to obtain from Ameritech under its counterclaims. However, it is impossible at this time to predict the outcome of the litigation.


     - On December 3, 2001, General Electric Capital Corp. filed a lawsuit in the Circuit Court of Cook County, Illinois against CoreComm Limited and MegsINet, Inc., an indirect subsidiary of CoreComm Holdco, seeking approximately $8 million in allegedly past due amounts and return of equipment under a capital equipment lease agreement between Ascend and MegsINet. GECC is seeking all amounts allegedly owed under the lease as well as repossession of the equipment. On February 19, 2002, the defendants filed a motion to dismiss several of GECC's claims. In response, GECC withdrew its original complaint and on May 1, 2002 filed an amended complaint naming CoreComm Holdco as an additional defendant. On June 5, 2002, defendants filed a motion to dismiss and/or stay plaintiff's complaint. Concurrently, on April 12, 2002, GECC filed a second complaint in the Circuit Court of Cook County, Illinois against MegsINet, CoreComm Limited and CoreComm Holdco seeking a court order allowing it to take repossession of its alleged equipment. After a hearing on the matter following the submission of defendants' opposition,


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


       GECC withdrew its complaint and filed a new action on May 3, 2002, in an effort to supply the court with additional information regarding its alleged rights to the equipment. Defendants' response to the May 3 complaint was filed on May 29, 2002 asking the court to dismiss plaintiff's complaint. Defendants intend to defend themselves vigorously against both complaints and to pursue all available claims and defenses. However, it is impossible at this time to predict the outcome of the foregoing litigation.


     - On May 25, 2001, KMC Telecom, Inc. and some of its operating subsidiaries filed an action in the Supreme Court of New York for New York County against CoreComm Limited, Cellular Communications of Puerto Rico, Inc., CoreComm New York, Inc. and MegsINet, Inc. On that same date, KMC filed the same cause of action in the Circuit Court of Cook County, IL. Upon defendant's Motion to Stay the New York action, KMC voluntarily dismissed the Illinois litigation and the matter is currently proceeding in New York. KMC contends that it is owed approximately $2 million, primarily in respect of alleged early termination liabilities, under a services agreement and a co-location agreement with MegsINet. The defendants have denied KMC's claims and have asserted that the contracts at issue were signed without proper authorization, that KMC failed to perform under the alleged contracts, and that the termination penalties are not enforceable. The defendants have served discovery and intend to defend themselves in coordination with one of their insurance carriers. On March 27, 2002, some of the defendants initiated litigation against several former principals of MegsINet seeking indemnification and contribution against KMC's claims.

     - On March 1, 2002, Easton Telecom Services, LLC, initiated litigation in the Northern District of Ohio against CoreComm Internet Group, Inc. asserting that Easton Telecom Services, LLC is the assignee of rights of Easton Telecom Services, Inc. under an asset purchase agreement approved as part of the bankruptcy disposition of Teligent, Inc., and demanding payment of approximately $4.9 million, primarily in respect of early termination penalties, for telecommunications services purportedly provided under alleged contracts between Easton Telecom Services, Inc. and MegsINet, Inc. Subsequently, on April 18, 2002, Easton Telecom Services, LLC filed an amended complaint in the above-referenced matter naming Voyager Information Networks, Inc. as an additional defendant and increasing the amount in dispute to approximately $5.1 million. On May 7, 2002, defendants filed their answer denying Easton LLC's allegations and asserting multiple defenses, including defenses challenging the validity of the alleged contracts and plaintiff's claims as to alleged damages. Defendants intend to defend themselves vigorously and pursue all available claims and defenses. However, it is impossible at this time to predict the outcome of this litigation.

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

                            GOVERNMENT REGULATION OF
                    THE TELECOMMUNICATIONS SERVICES BUSINESS

OVERVIEW

     The telecommunications services we provide are subject to regulation by federal, state and local government agencies. The following summary does not purport to describe all current and proposed regulations and laws affecting the telecommunications industry, but is intended rather as an overview of material regulatory regimes. Federal and state regulations and legislation are the subject of judicial proceedings, legislative hearings and administrative proposals, which could change in varying degrees the manner in which this industry operates. Neither the outcome of these proceedings nor their impact on the telecommunications industry or our business can be predicted at this time. Future federal or state regulations and legislation may be less favorable to us than current regulation and legislation and therefore may have a material and adverse impact on our business and financial prospects. In addition, we may expend significant financial and managerial resources to participate in proceedings setting rules at either the federal or state level, without achieving a favorable result.

     At the federal level, the FCC has jurisdiction over interstate and international services. Interstate services are communications that originate in one state and terminate in another. Intrastate services are communications that originate and terminate in a single state and state public service commissions exercise jurisdiction over intrastate services. Municipalities and other local government agencies may also regulate limited aspects of our business, such as use of government-owned rights-of-way and construction permits. Our networks are also subject to numerous local regulations such as building codes, franchise and right-of-way licensing requirements.

TELECOMMUNICATIONS ACT OF 1996

     The federal Telecommunications Act, enacted in 1996, has resulted and will continue to result in substantial changes in the marketplace for telecommunications services. These changes include, at present, opening local exchange services to competition and, in the future, a substantial increase in the addressable services for us. Among its more significant provisions, the Telecommunications Act:

     - removes legal barriers to entry into some telecommunications services, such as long distance and local exchange services;

     - requires incumbent local exchange carriers such as Verizon or SBC, which we refer to as ILECs, to interconnect with and provide services for resale by competitors;

     - permits incumbent local exchange carriers, including Bell regional operating companies in some circumstances to enter into new markets, such as long distance and cable television;

     - relaxes regulation of telecommunications services provided by incumbent local exchange carriers and all other telecommunications service providers; and

     - directs the FCC to establish an explicit subsidy mechanism for the preservation of universal service. The FCC was also directed by Congress to revise and make explicit subsidies inherent in the access charges paid by interexchange carriers for use of local exchange carriers' services.

  REMOVAL OF ENTRY BARRIERS

     The provisions of the Telecommunications Act should enable us to provide a full range of telecommunications services in any state. Although we may be required to obtain certification from state public service commissions in almost all cases, the Telecommunications Act should limit substantially the ability of a state public service commission to deny a request for certification. The provisions of the Telecommunications Act also reduce the barriers to entry by other potential competitors and therefore increase the level of competition we will likely face in all markets affected by the Act. Please refer to the

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

section of the prospectus entitled "Information about CoreComm Holdco, Inc. -- Our Business -- Competition."

     - UNBUNDLING OF NETWORK ELEMENTS. ILECs must offer access to various unbundled elements of their network. This requirement allows competitors to purchase at cost-based rates elements of an ILEC's network that may be necessary to provide service to CoreComm Holdco's customers.

     - DIALING PARITY. All local exchange carriers must provide dialing parity, which means that a customer calling to or from a CLEC network cannot be required to dial more digits than is required for a comparable call originating and terminating on the ILEC's network.

     - TELEPHONE NUMBER PORTABILITY. All local exchange carriers must provide telephone number portability, which enables a customer to keep the same telephone number when the customer switches local exchange carriers.

     - RECIPROCAL COMPENSATION. The duty to provide reciprocal compensation means that local exchange carriers must terminate calls that originate on competing networks in exchange for a given level of compensation and that they are entitled to termination of calls that originate on their network, for which they must pay a given level of compensation.

     - RESALE. All local exchange carriers generally may not prohibit or place unreasonable restrictions on the resale of their services. In addition, ILECs must offer local exchange services to resellers at a wholesale rate that is less than the retail rate charged to end users.

     - CO-LOCATION. Subject to space and equipment use limitations, ILECs must permit CLECs to install and maintain some types of their own network equipment in ILECs' central offices and remote terminals. The rates, terms and conditions are subject to negotiation and, failing agreement, to arbitration before state public utility commissions.

     - ACCESS TO RIGHTS OF WAY. All ILECs, CLECs and some other utilities must provide access to their poles, ducts, conduits and rights-of-way on a reasonable, nondiscriminatory basis to telecommunications carriers.

     - GOOD FAITH NEGOTIATIONS. ILECs are required to negotiate in good faith with other carriers that request any or all of the arrangements discussed above. If a requesting carrier is unable to reach agreement with the ILEC within a prescribed time, either carrier may request arbitration by the applicable state commission.

     - RATES. The rates charged by incumbent local exchange carriers for interconnection and Unbundled Network Elements must be calculated using a forward-looking, cost-based methodology, and may vary greatly from state to state. These rates must be approved by state regulatory commissions, which often follows a lengthy and expensive negotiation, arbitration, and review process. Recurring and non-recurring charges for telephone lines and other Unbundled Network Elements may change based on the rates proposed by ILECs and approved by state regulatory commissions from time to time, which creates uncertainty about how interconnection and unbundled element rates will be determined in the future and which could have an adverse effect on our operations. The ILECs have appealed aspects of the methodology used to set these rates to the United States Supreme Court. If the appeal is successful, it could result in higher prices for interconnection and Unbundled Network Elements.

     While the Telecommunications Act generally requires ILECs to offer interconnection, Unbundled Network Elements and resold services to CLECs, ILEC-to-CLEC interconnection agreements have limited terms, requiring the CLEC to renegotiate the agreements on a periodic basis. ILECs may not provide timely installation or adequate service quality, thereby impairing a CLEC's reputation with customers who can easily switch back to the ILEC.

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

CURRENT REGULATORY ISSUES

     The following regulatory issues are currently before the FCC and various courts and may impact our operations.

  RECIPROCAL COMPENSATION

     In March 2000, the U.S. Court of Appeals for the D.C. Circuit overturned the FCC's previous determination that calls to Internet service providers are not local. The court found that the FCC had failed to explain adequately its determination that a call does not terminate at an ISP merely because the ISPs then originate further telecommunications that extend beyond state boundaries. In response to this court ruling, in April 2001 the FCC once again determined that calls to ISPs are jurisdictionally interstate, and thus, not subject to reciprocal compensation under Section 251(b)(5) of the Telecommunications Act. Instead, the FCC adopted an interim graduated rate scheme for ISP-bound traffic in which the compensation rates for ISP-bound traffic decrease on a yearly basis. In addition, the FCC initiated a proceeding to comprehensively review all intercarrier compensation schemes, in which it suggested moving to a bill-and-keep regime for all intercarrier payments. The interim graduate rate regime for ISP-bound traffic will remain in place for the next three years or until FCC concludes its review of all intercarrier compensation schemes.

     A number of parties have filed petitions for reconsideration of the FCC's decision regarding compensation for ISP-bound traffic, but the FCC has yet to act on those petitions. In addition, many competitive carriers and state public utility commissions have appealed the FCC's determination to the U.S. Court of Appeals for the D.C. Circuit. The court will hear oral arguments in February 2002. The outcome of this appeal could have an impact on the amount of compensation we receive for ISP-bound traffic. As our existing interconnection agreements expire and as we enter new markets, we must negotiate new reciprocal compensation rates and traffic scope with each incumbent carrier. A reduction in rates payable for Internet service provider reciprocal compensation could have an adverse effect on our future revenues and business strategy.

  CO-LOCATION

     The FCC has adopted rules requiring incumbent local exchange carriers to provide co-location to competitive local exchange carriers for the purpose of interconnecting their competing networks. In a July 2001 decision, the FCC concluded that collocating equipment is necessary for interconnection or access to Unbundled Network Elements if an inability to deploy that equipment would, as a practical, economic, or operational matter, preclude the requesting carrier from obtaining interconnection or access to Unbundled Network Elements. In addition, the FCC found that multifunction equipment satisfies the necessary standard only if the equipment's primary purpose and function is to provide the requesting carrier with equal in quality interconnection or nondiscriminatory access to UNEs. Finally, the FCC determined that ILECs are no longer required to permit competitors to construct and maintain cross-connects outside the physical co-location space of the ILEC's premises. However, ILECs must provision cross-connects between collocated carriers upon reasonable request. The ILECs have appealed these findings to the U.S. Court of Appeals for the D.C. Circuit. A successful appeal could provide incumbent carriers with a basis for refusing to collocate multifunction equipment or provide co-location in a timely and efficient manner. This could have a negative impact on our network deployment plans.

  LINE SHARING

     On December 9, 1999, the FCC released its line sharing order that requires ILECs to offer line sharing as an unbundled network element by June 6, 2000. Line sharing permits CLECs to use a customer's existing line to provide DSL services while the ILEC continues to use the same line to provide voice service. Prices for line sharing will be set by the states based on a cost methodology adopted by the FCC. In January 2001, the FCC clarified that line sharing applies to the entire loop, even when a portion of the loop consists of fiber facilities. Incumbent carriers must also permit competing carriers to self-

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

provision or partner with a data carrier. However, in a February 2001 Clarification Order, the FCC made clear that its prior ruling did not expand an ILEC's obligation to provide access to unbundled packet switching capability. The FCC is currently seeking comment on issues relating to line sharing on fiber facilities.


     On May 24, 2002, the United States Court of Appeals for the District of Columbia Circuit issued a decision vacating the FCC's line sharing rules and remanding them back to the FCC for further consideration. The Court concluded that the FCC failed to give adequate consideration to the issue of whether the line sharing requirements are necessary given the apparent presence of competition in broadband services offered by other cable and satellite providers. As a result of the Court's decision, the line sharing rules will be deemed no longer effective absent a temporary order by the FCC or the Court requiring the rules to remain in affect pending final resolution of the issue on appeal or upon further review by the FCC. Although the ruling should have no direct effect on us because we do not engage in line sharing, it could have a direct affect on the operations of a provider from whom we purchase DSL services for resale to our ISP customers, which could in turn have an adverse impact on us unless the effect of the Court's ruling is stayed pending further review.


  LOCAL EXCHANGE CARRIER ENTRY INTO NEW MARKETS

     UNE Entry. The FCC has adopted rules that allow competitors to purchase at cost-based rates elements of an ILEC's network that may be necessary to provide service to our customers. The FCC is currently reviewing the framework under which ILECs must make Unbundled Network Elements available to competing carriers. As a result of this review, the FCC may determine that ILECs no longer need to unbundle network elements, which may impact our ability to provide service to our customers. In addition, the FCC is currently considering whether to adopt performance standards for ILECs' provision of Unbundled Network Elements. These standards would ensure that ILECs provision those elements on a timely basis.


     On May 24, 2002, the United States Court of Appeals for the District of Columbia Circuit issued a decision overturning the FCC's rules requiring ILECs to provide Unbundled Network Elements to competing carriers and remanding those rules back to the FCC for further consideration. The Court found that under the "impair" standard set forth in the Telecommunications Act, the FCC failed to adequately justify why it adopted a uniform national list of elements that must be unbundled by ILECs in all geographic and customer markets, as opposed to market-specific rules requiring particular elements to be unbundled only in those markets where the absence of such an element would "impair" competition. Unlike the Court's decision in respect of line sharing, the Court's ruling as to the FCC's unbundling requirements did not vacate the unbundling requirements and, therefore, those rules should remain in effect without alteration pending final resolution upon appeal or upon further review by the FCC.


     Section 271 Entry. Our principal competitor in each market is the ILEC. Some of these carriers, the Regional Bell Operating Companies are currently permitted to provide long distance services to customers outside of their local service areas and in conjunction with their mobile telephone services, but are prohibited from providing long distance services that originate in those states where they provide local telephone service, which is referred to as in-region long distance service. Section 271 of the Telecommunications Act established procedures under which ILECs can provide in-region long distance services in a state after receiving approval from the FCC. To obtain approval, the ILEC must comply with a competitive checklist that incorporates, among other things, the interconnection requirements discussed above. Please refer to the section of the prospectus entitled "-- Interconnection with Local Exchange Carrier Facilities."

     Approval from the FCC under Section 271 will enable an ILEC to provide customers with a full range of local and long distance telecommunications services. The provision of landline long distance services by ILECs is expected to reduce the market share of the major long distance carriers, which may be significant customers of our services. Consequently, the entry of the ILECs into the long distance market may have adverse consequences on the ability of CLECs both to generate access revenues from

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


the inter-exchange carriers and to compete in offering a package of local and long distance services. Starting in December 1999, the FCC has approved a number of 271 applications, including applications for New York, Texas, Oklahoma, Kansas, Massachusetts, Connecticut, Pennsylvania, Arkansas, Missouri, Georgia and Louisiana, and an application for 271 authority in New Jersey is currently pending before the FCC. We anticipate that the ILECs will soon initiate similar proceedings to obtain long distance service authority in every other state in which we operate or plan to operate.


ACCESS CHARGES

     In addition to charging other carriers reciprocal compensation for terminating local traffic, we also collect access charges from carriers for originating and terminating inter-exchange traffic. Federal law requires that these charges be just and reasonable. Some inter-exchange carriers have challenged the switched access rates of some competitive local exchange carriers, asserting that these competitive local exchange carriers' service charges for switched access services are higher than those of the incumbent local exchange carriers serving the same territory, and are therefore unjust and unreasonable. These inter-exchange carriers have refused to pay competitive local exchange carriers any originating access charges in excess of the corresponding incumbent rate. In response, the FCC adopted an order in April 2001, which gradually aligns competitors' access charge rates more closely with those of the ILECs. Specifically, the FCC established a benchmark rate of 2.5 cents per minute for the first year, at the end of which, the rate will drop to
1.8 cents per minute, or the ILEC rate, whichever is higher. At the beginning of year three, the benchmark rate drops to 1.2 cents per minute, or the ILEC rate, whichever is higher. At the end of the third year, the benchmark rate drops to the switched access rate of the competing ILEC. On the effective date of these rules, competitors have the option to tariff their access rates, for those areas where they have previously offered service, at either the benchmark rate or the rate of the corresponding ILEC in the study area of the relevant end-user customer, whichever is higher. Any competitive carrier access charges above the benchmark, will be mandatorily detariffed, although CLECs may negotiate higher rates with inter-exchange carriers. These changes could impair our ability to offer customers lower-cost access services. Moreover, because competitive local exchange carrier access charges are reduced, our revenue could decrease.

     In May 2000, the FCC issued an order adopting an integrated interstate access reform and universal service proposal put forth by a coalition of incumbent local exchange carriers and inter-exchange carriers. Specifically, the FCC removed $650 million in universal service subsidies from interstate access charges paid by long distance carriers and collects that sum through an assessment on all carriers' interstate revenues. In September 2001, the U.S. Court of Appeals for the Fifth Circuit remanded the FCC's decision, concluding that the FCC failed to exercise sufficiently independent judgment in establishing the $650 million amount. The FCC is currently seeking comment on the remand. While these reforms are aimed primarily at price cap, or incumbent, local exchange carriers, it is too early to assess what impact, if any, they will have on us.

  UNIVERSAL SERVICE

     Universal service obligations apply to all telecommunications carriers that provide interstate telecommunications services. In May 1997, the FCC issued an order implementing the provisions of the Telecommunications Act relating to the preservation and advancement of universal telephone service. This order requires all telecommunications carriers providing interstate telecommunications services, including us, to contribute to universal service support for schools, libraries and rural health care programs. Our contribution to the federal support funds is calculated based on a percentage of our gross end-user interstate and international telecommunications revenue. The amount of our required contribution changes each quarter, but may be passed on to our end users on a pro rata basis. The FCC is currently seeking comment on whether it should change the manner in which it assesses contributions, such as moving from revenue-based to flat-rate assessment, and the way in which carriers recover USF costs from their customers. Furthermore, we may be eligible to directly or indirectly receive subsidy funds for telecommunications services we provide to some covered end users. Most state public service commissions have adopted rules or are currently considering actions to preserve universal service and promote the public interest. We are currently unable to quantify the amount of subsidy payments that we will be required to make and the effect that these required payments will have on our financial condition.

RELAXATION OF REGULATION

  FORBEARANCE

     The Telecommunications Act gives the FCC authority to decide to forebear from regulating carriers if it believes regulation would not serve the public interest. The FCC is charged with reviewing its regulations for continued relevance on a regular basis. As a result of this mandate, a number of regulations that apply to competitive local exchange carriers have been, and others may in the future be, eliminated. We cannot, however, guarantee that any regulations that are now or will in the future be applicable to us will be eliminated.

  DOMINANCE/NON-DOMINANCE

     Through a series of proceedings, the FCC has established different levels of regulation for dominant carriers and non-dominant carriers. As a non-dominant carrier, we are subject to relatively limited regulation by the FCC. However, at a minimum, we must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory. One goal of the Telecommunications Act is to increase competition for telecommunications services and thus reduce the need for regulation of these services. To this end, the Telecommunications Act requires the FCC to streamline its regulation of incumbent local exchange carriers and permits the FCC to forbear from regulating particular classes of telecommunications services or providers. In fact, the FCC is currently considering whether to deem ILECs non-dominant in the provision of broadband services. Since we are a non-dominant carrier and, therefore, are not heavily regulated by the FCC, the potential for regulatory forbearance likely will be more beneficial to the incumbent local exchange carriers than to us in the long run.

  DETARIFFING

     The Telecommunications Act requires all common carriers, including us, to charge just and reasonable rates for their services and to file schedules of these rates with the FCC. These schedules are known as tariffs and they represent a contract between a carrier and its customers. The FCC has used its forbearance authority to eliminate the filing of tariffs in several instances. Most non-dominant carriers must detariff for their interstate inter-exchange services. However, non-dominant carriers are permitted to continue to file tariffs for some dial-around type services. For international services, non-dominant carriers may not file any new or revised contract tariffs or tariffs for other long-term international service arrangements and most non-dominant carriers were required to detariff by January 28, 2002. Rather, non-dominant carriers must now post their rates, terms and conditions in a publicly available form, such as on a website. Furthermore, as explained above, the FCC has recently adopted permissive detariffing for the access charges competitive carriers levy on interstate long distance carriers for completing calls to competitive local exchange carriers' customers. The FCC's preclusion of non-dominant interstate carriers from filing tariffs may increase our exposure to litigation. Currently, tariffs contain provisions limiting the liability of providers on a variety of issues. In the absence of filed tariffs, carriers must rely on negotiated contracts with each customer to provide these liability limitations.

     In addition to requiring the incumbent local exchange carriers to open their networks to competitors and reducing the level of regulation applicable to competitive local exchange carriers, the Telecommunications Act also reduces the level of regulation that applies to the incumbent local exchange carriers, thereby increasing their ability to respond quickly in a competitive market. For example, the FCC has applied streamlined tariff regulation of the incumbent local exchange carriers introduction of new services, which shortens the requisite waiting period before which tariff changes may take effect. These developments enable the incumbent local exchange carriers to change rates more quickly in response to competitive pressures. The FCC has also adopted heightened price flexibility for the incumbent local exchange carriers, subject to specified caps. If exercised by the incumbent local exchange carriers, this flexibility may decrease CoreComm's ability to compete effectively with the incumbent local exchange carriers in its markets.

LOCAL GOVERNMENT AUTHORIZATIONS

     Many jurisdictions where we may provide services require license or franchise fees based on a percentage of revenues. Because the Telecommunications Act specifically allows municipalities to charge fees for use of the public rights-of-way, it is likely that jurisdictions that do not currently impose fees will seek to impose fees in the future. However, the amount and basis of these fees have been successfully challenged by several telecommunications service providers. Federal courts have struck down municipal ordinances that:

     - do not relate the fees imposed under the ordinance to the extent of a provider's use of the rights-of-way;

     - do not relate the fees imposed under the ordinance to the costs incurred by the local government in maintaining the rights-of-way; or

     - seek to impose fees based on a concept of the value of the use to the provider by relating the fees to provider revenues.

     Additionally, because the Telecommunications Act requires jurisdictions to charge non-discriminatory fees to all telecommunications providers, telecommunications providers are challenging municipal fee structures that excuse other companies, particularly the incumbent local exchange carriers, from paying license or franchise fees, or allow them to pay fees that are materially lower than those that are required from new competitors such as us. A number of these decisions have been appealed and, in any event, it is uncertain how quickly particular jurisdictions will respond to the court decisions without a specific legal challenge initiated by us or another competitive local exchange carrier to the fee structure at issue.

REGULATION OF RESELLERS

     The FCC has defined resale as any activity in which a party, the reseller, subscribes to the services or facilities of a facilities-based provider, or another reseller, and then re-offers communications services to the public for profit, with or without adding value. Resellers are common carriers generally subject to all rules and regulations placed on providers of the underlying services by either the FCC or the states in which they operate. The FCC has held that prohibitions on the resale of common carrier services are unjust, unreasonable, and unlawfully discriminatory in violation of the Telecommunications Act. Accordingly, all common carriers must make their services available for resale at rates, terms, and conditions that do not unreasonably discriminate against resellers.

     As to other telecommunications service providers, such as competitive local exchange carriers and wireless providers, there is no regulation that requires them to give discounts to resellers below the rates offered to end users of the same quantities of similar services. The FCC's requirement that wireless providers offer resale services is currently set to expire on November 24, 2002. Because our cellular service offerings are resale-only, the termination of this policy may adversely affect our ability to offer cellular services in the future.

INTERNATIONAL OPERATIONS

     We already provide international resale services and may ultimately expand our operations to other countries. The FCC requires every carrier that originates international telecommunications from within the U.S., either through the use of its own facilities or on a resale basis, to secure in advance an authorization from the FCC under Section 214 of the Telecommunications Act. Additionally, these carriers must comply with other routine reporting requirements. We hold a Section 214 Authorization for both facilities-based and resale international services.

INTERNET REGULATION

     The FCC currently does not regulate the provision of Internet service, although it does regulate common carriers that provide elements of the networks on which the Internet is based. Similarly, state public utility commissions generally do not regulate Internet service, except in some limited circumstances where incumbent local exchange carriers provide Internet services. The FCC and some states, however, are reviewing the development of the Internet and the types of services that are provided through it. For example, if the FCC should determine that an Internet service provider offers a service that is an exact substitute for long distance telephone service with the sole distinction that it is based on a packet-switched network rather than a circuit-switched network, the FCC may determine that it should impose similar regulation on the new services.

STATE REGULATION GENERALLY

     Most states require companies to be certified or authorized by the state's public utility commission in order to provide intrastate common carrier or telecommunications services. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services in a manner consistent with the public interest.

     In addition to obtaining certification, in each state, we must negotiate terms of interconnection with the incumbent local exchange carrier before we can begin providing switched services. State public utility commissions are required to approve interconnection agreements before they become effective and must arbitrate disputes among the parties upon request. We have already entered into interconnection agreements with Ameritech, which is now a part of SBC and Verizon. Regulatory changes could require renegotiation of relevant portions of existing interconnection agreements, or require additional court and regulatory proceedings. We are not presently subject to state-initiated price regulation based on costs or earnings. Most states require competitive local exchange carriers to file tariffs setting forth the terms, conditions and prices for intrastate services. Some states permit tariffs to list a rate range or set prices on an individual case basis. Other state requirements may include filing of periodic reports, the payment of regulatory fees and surcharges and compliance with service standards and consumer protection rules. Please refer to the section of the prospectus entitled "-- Interconnection with Local Exchange Carrier Facilities."

     Several states provide incumbent local exchange carriers with flexibility for their rates, special contracts, selective discounting, and tariffs, particularly for services that are considered to be competitive. This pricing flexibility increases the ability of the incumbent local exchange carrier to compete with us and constrains the rates we may charge for our services. States may grant incumbent local exchange carriers additional pricing flexibility. At the same time, some incumbent local exchange carriers may request increases in local exchange rates to offset revenue losses due to competition. Some states require prior approvals or notification for some transfers of assets, customers or ownership of a competitive local exchange carrier and for issuance of bonds, notes or other evidence of indebtedness or securities of any nature. Delays in receiving required regulatory approvals may occur.

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

                     MANAGEMENT AND EXECUTIVE COMPENSATION

DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides information about our directors and executive officers:

NAME                                   AGE                            TITLE
----                                   ---                            -----
Barclay Knapp........................  45    Chairman of the Board
Thomas J. Gravina....................  40    President, Chief Executive Officer and Director
Michael A. Peterson..................  32    Executive Vice President -- Chief Operating Officer,
                                             Chief Financial Officer and Director
Gregg N. Gorelick....................  43    Senior Vice President -- Controller and Treasurer
George S. Blumenthal.................  58    Chairman Emeritus and Director
Ralph H. Booth, II...................  48    Director
Alan J. Patricof.....................  67    Director
Warren Potash........................  70    Director

     Our charter provides for a classified board of directors consisting of three classes as nearly equal in number as possible with the directors in each class serving staggered three year terms. The term of the initial Class I Directors which are comprised of Thomas J. Gravina, Ralph H. Booth, II and Michael A. Peterson, shall terminate on the date of the 2002 annual meeting of stockholders; the term of the initial Class II Directors which are comprised of George S. Blumenthal and Warren Potash shall terminate on the date of the 2003 annual meeting of stockholders and the term of the initial Class III Directors which are comprised of Barclay Knapp and Alan J. Patricof shall terminate on the date of the 2004 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. The following is a brief description of the present and past business experience of each of the persons who serve as our directors and executive officers.

     Barclay Knapp is currently the Chairman of CoreComm Limited and CoreComm Holdco and was the President, Chief Executive Officer, Chief Financial Officer and director of CoreComm Limited and CoreComm Holdco from March 1998 until January 2002. Mr. Knapp was appointed President of Cellular Communications of Puerto Rico, Inc. in March 1994 and Chief Executive Officer in March 1998, and remained in those positions until the 1999 sale of Cellular Communications of Puerto Rico. Mr. Knapp was a director of Cellular Communications of Puerto Rico from February 1992 and was Chief Financial Officer from that date to 1997. Mr. Knapp was Executive Vice President, Chief Operating Officer and a director of Cellular Communications International, Inc. from July 1991 until June 1998. Mr. Knapp was also Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of Cellular Communications, Inc. from its founding in 1981 until its sale in 1996. He is currently President, Chief Executive Officer and a director of NTL Incorporated. Mr. Knapp is also a director of Bredbandsbolaget, a Swedish company in which NTL holds a 25% interest.

     Thomas J. Gravina is currently the President and Chief Executive Officer and a director of CoreComm Holdco and the President and Chief Executive Officer of CoreComm Limited. Mr. Gravina was the Executive Vice President and Chief Operating Officer of CoreComm Limited and CoreComm Holdco, until January 2002. Mr. Gravina has been employed by each of CoreComm Limited and CoreComm Holdco since the acquisition of ATX Telecommunications Services, Inc. in September 2000. Prior to the acquisition, Mr. Gravina served as Co-Chief Executive Officer and a partner of ATX, a position he had held since 1987.

     Michael A. Peterson is currently Executive Vice President -- Chief Operating Officer, Chief Financial Officer and a director of CoreComm Holdco and the Executive Vice President -- Chief Operating Officer and Chief Financial Officer of CoreComm Limited, and had served as Vice President -- Corporate Development of CoreComm Limited and CoreComm Holdco since June 2000 and, until that time, had served as Director -- Corporate Development of CoreComm Limited and CoreComm Holdco since our inception. He has worked for us and our related historical affiliates since 1996. He was also Director -- Corporate Development at NTL from 1996 to 2002. Prior to joining NTL, he was in the investment banking division at Donaldson, Lufkin & Jenrette, specializing in the communications industry.

     Gregg N. Gorelick is currently Senior Vice President -- Controller and Treasurer of CoreComm Limited and CoreComm Holdco and has served as Vice President -- Controller and Treasurer since March 1998. Mr. Gorelick was Cellular Communications of Puerto Rico's Vice President and Controller from February 1992 until its sale in 1999, held that position at Cellular Communications International from July 1991 until its sale in 1999 and has held that position at NTL since its formation. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President and Controller of Cellular Communications from 1986 until its sale in 1996.

     George S. Blumenthal has been Chairman Emeritus of CoreComm Limited and CoreComm Holdco since January 2002, a director of CoreComm Limited and CoreComm Holdco since March 1998 and was the Chairman of CoreComm Limited and CoreComm Holdco from March 1998 until January 2002. Mr. Blumenthal was Chairman, Treasurer and a director of Cellular Communications of Puerto Rico from February 1992 until its sale in 1999 and was its Chief Executive Officer from March 1994 until March 1998. In addition, Mr. Blumenthal is Chairman, Treasurer and a director of NTL. Mr. Blumenthal is also a director of Sotheby's Holdings, Inc.

     Ralph H. Booth, II has been our director since January 2002, and has been the Chairman and Chief Executive Officer of Booth American Company, a private investment concern, since 1995. Prior to that time and beginning in 1981, he was the President and Chief Financial Officer for Booth American Company when it owned and operated both a cable television and a radio broadcasting division. Mr. Booth is a co-founder of and principal in ECE Management International, LLC since 1989. Mr. Booth is also a director of B/G Communications, LLC, B/G Enterprises, LLC, B/G Properties, LLC and Grupo Clarin, S.A.

     Alan J. Patricof has been a director of CoreComm Limited and CoreComm Holdco since March 1998. Mr. Patricof is Chairman of APAX Partners, formerly known as Patricof & Co. Ventures, Inc., a venture capital firm he founded in 1969. Mr. Patricof serves as a director of NTL and Boston Properties, Inc., which are publicly held, and Johnny Rockets Group, Inc., which is a privately held company.

     Warren Potash has been a director of CoreComm Limited and CoreComm Holdco since March 1998. Mr. Potash retired in 1991 as President and Chief Executive Officer of the Radio Advertising Bureau, a trade association, a position he held since 1989. Prior to that time, and beginning in 1986, he was President of New Age Communications, Inc., a communications consultancy firm. Until his retirement in 1986, Mr. Potash was a Vice President of Capital Cities/ABC Broadcasting, Inc., a position he held since 1970. Mr. Potash is also a director of NTL.

     In addition to these individuals, our board of directors has approved the expansion of the board and the nomination and appointment of three additional directors to be designated by Michael Karp, which expansion and appointments are to become effective once the board is informed of the identity of the nominees. Michael Karp is currently our largest stockholder, and participated in the Holdco recapitalization by tendering notes and preferred stock he held in exchange for shares of our common stock. Mr. Karp, together with the Florence Karp Trust, presently holds 34.0% of our common stock. The board has not yet been informed of the individuals whom Mr. Karp intends to nominate. Mr. Karp's right to nominate these directors was included in the exchange agreement that he signed with CoreComm Limited and CoreComm Holdco as part of the Holdco recapitalization.

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

EXECUTIVE COMPENSATION

     The following table discloses compensation received by our Chief Executive Officer and our four other most highly paid executive officers for the year ended December 31, 2001.

                                CORECOMM HOLDCO

                          SUMMARY COMPENSATION TABLE*

                                                                             LONG-TERM
                                                                           COMPENSATION
                                            ANNUAL COMPENSATION               AWARDS
                                    ------------------------------------      COMMON
                                                            OTHER ANNUAL       STOCK        ALL OTHER
NAME AND PRINCIPAL                                          COMPENSATION    UNDERLYING     COMPENSATION
POSITION IN 2001             YEAR   SALARY($)   BONUS($)        ($)        OPTIONS(#)(1)       ($)
------------------           ----   ---------   ---------   ------------   -------------   ------------
Barclay Knapp..............  2001    104,870           --          --              --
  President and Chief        2000    121,917           --          --              --
  Executive and              1999     51,667           --          --              --
  Financial Officer
George S. Blumenthal.......  2001    104,870           --          --              --
  Chairman                   2000    121,917           --          --              --
                             1999     51,667           --          --              --
Richard J. Lubasch(2)......  2001     88,390      100,000          --         100,000
  Senior Vice President --   2000    102,758           --          --          75,000
  General Counsel and        1999     39,583           --          --          30,000
  Secretary
Thomas J. Gravina(3).......  2001    248,077    1,300,000      12,185(4)           --
  Executive Vice President
  and Chief Operating
  Officer
Michael A. Peterson(5).....  2001      2,400      750,000          --         225,000
  Vice President --          2000      2,400           --          --         100,000
  Corporate Development
Patty J. Flynt(6)..........  2001     58,700       50,615          --              --
  Senior Vice President and  2000    223,149      117,742      38,161(7)      150,000
  Chief Operating Officer    1999    206,250      100,435          --         450,001

---------------

 * The amounts in the table above represent the amounts directly paid by CoreComm Limited and by us to the named executives. In addition, we share resources with NTL related to corporate activity, including a corporate office and corporate employees. In conjunction with this arrangement, some employees of NTL provided management, financial, legal and technical services to CoreComm Limited and us. Under this arrangement, NTL charges us the salaries of these employees and other expenses of the shared resources, such as an office expense. In 2001, 2000 and 1999, NTL charged CoreComm Limited $325,000, $919,000 and $2,268,000, respectively, net of CoreComm Limited's charges to NTL. These charges are not included in the above table. It is not practicable to determine the amounts of these expenses that would have been incurred had CoreComm Limited operated without these services. However, in the opinion of CoreComm Limited's management, the allocated method is reasonable. The named executives, except for Mr. Gravina, received salaries from NTL and spent portions of their time providing executive management to us. See the section of the prospectus entitled "Certain Relationships and Related Transactions."

(1) Amounts in this column are CoreComm Limited stock option grants. In December 2001, the CoreComm Limited board of directors, in connection with the Holdco recapitalization, accelerated all outstanding options to acquire shares of CoreComm Limited common stock so that all are presently fully vested and exercisable. As is permitted under CoreComm Limited's option plans, on or around April 11, 2002 CoreComm Limited sent notices to the holders of its options stating CoreComm Limited's intention to consummate the merger and informing these holders that their options will terminate upon the consummation of the merger. Between now and the time of the merger, if holders of CoreComm Limited options exercise their options, they would, at the time of the merger, have the same rights as other holders of CoreComm Limited common stock to have their shares of CoreComm Limited converted to shares of our common stock at that exchange ratio.

(2) Effective February 4, 2002, Mr. Lubasch resigned from office as our Senior Vice President -- General Counsel and Secretary.

(3) Thomas J. Gravina became Executive Vice President and Chief Operating Officer effective February 1, 2001, following the resignation of Patty J. Flynt as Senior Vice President and Chief Operating Officer. In January 2002, he became President and Chief Executive Officer.

(4) Other annual compensation represents a car allowance.

(5) In January 2002, Mr. Peterson became Executive Vice President -- Chief Operating Officer and Chief Financial Officer.

(6) Effective February 1, 2001, Ms. Flynt resigned from office as Senior Vice President and Chief Operating Officer.

(7) Other annual compensation includes reimbursement for relocation expenses and moving expenses.

EMPLOYMENT ARRANGEMENTS

     Our executive compensation program is designed to be closely linked to corporate performance. To this end, we have developed an overall compensation strategy that links compensation directly to the achievement of operational goals, and also ties a portion of an executive's aggregate compensation to the appreciation in stock price. The overall objective of this strategy is to attract and retain the best possible executive talent and to motivate these executives to achieve the goals inherent in our business strategy, thereby seeking to enhance our profitability and value.

     In furtherance of our incentive-oriented compensation goals, historically cash compensation such as annual base salary and bonus has generally been set below levels paid by comparable sized telecommunications companies and was supplemented by equity-based option grants. However, in part due to the significant downturn in the financial markets, the elimination of value associated with stock options generally, as well as the uncertainty and changes relating to our business in this environment, the compensation committee determined to increase the level of cash compensation paid to several of its senior executives in order to retain them. In assessing these compensation levels, the compensation committee, which is composed of independent directors, recognizes the fact that some executives have participated in the development of our business from its earliest stages, have preserved significant value in an extremely challenging environment, and are very important to retain for the future success of our business.

     In January 2002, our board of directors promoted Thomas J. Gravina from our Executive Vice President and Chief Operating Officer to our President and Chief Executive Officer. At the same time, our board of directors promoted Michael A. Peterson from our Vice President -- Corporate Development to our Executive Vice President -- Chief Operating Officer and Chief Financial Officer. The following represent the principal terms of employment arrangements for Messrs. Gravina and Peterson that were agreed in principal between the compensation committee of the board of directors, which is comprised solely of independent directors, and the named executive in January 2002. The compensation to be received by Messrs. Gravina and Peterson is significantly greater than the compensation we have historically paid to our executives. We believe that this compensation is reasonable given that Messrs. Gravina and Peterson have been leading the company through the recapitalization process and given that a large share of their compensation is tied to the achieving of financial targets by CoreComm Holdco. The employment arrangements are subject to formalization in fully executed employment contracts. These principal terms are currently in effect, although these contracts may contain different or additional material terms when finalized and executed.

Thomas J. Gravina:

Term: Three years, plus automatic one year renewals unless six months notice of non-renewal by executive or by us

Title:                       President and Chief Executive Officer

Base salary:                 $900,000

Bonuses:                     Quarterly bonus targets of $300,000 for 2002;
                             quarterly bonus targets of $225,000 for each calendar year after 2002, in each case based on meeting EBITDA and free cash flow targets, whereby none of these quarterly bonuses would be paid if these targets are not met; bonus of $700,000 payable in connection with completion of the Holdco recapitalization process; and additional bonuses commensurate with position, performance and awards to other senior executives

Options: Initial grant of options to purchase 967,500 shares of our common stock at an exercise price of $1.00 per share(1)

Benefits:                    Appropriate for executive's position, including
                             401(k), savings, pension, profit sharing, life insurance, disability and medical insurance; term life insurance providing $3,000,000 death benefit;
                             and long-term disability insurance providing a benefit of at least $300,000 per year

Termination without cause:   Up to two years bonus and salary payable upon
                             termination, plus two years option acceleration

Non-competition:             Customary non-compete and non-solicitation
                             provisions

Michael A. Peterson:

Term: Three years, plus automatic one year renewals unless six months notice of non-renewal by executive or by us

Title: Executive Vice President -- Chief Operating Officer and Chief Financial Officer

Base salary:                 $500,000

Bonuses:                     Quarterly bonus targets of $150,000 for 2002;
                             quarterly bonus targets of $112,500 for each calendar year after 2002, in each case based on meeting EBITDA and free cash flow targets, whereby none of these quarterly bonuses would be paid if these targets are not met; bonus of $350,000 payable in connection with completion of the Holdco recapitalization process; additional bonuses commensurate with position, performance and awards to other senior executives

Options: Initial grant of options to purchase 1,485,000 shares of our common stock at an exercise price of $1.00 per share(1)

Benefits:                    Appropriate for executive's position, including
                             401(k), savings, pension, profit sharing, life insurance, disability and medical insurance; term life insurance providing $3,000,000 death benefit;
                             and long-term disability insurance providing a benefit of at least $300,000 per year

Termination without cause:   Up to two years bonus and salary payable upon
                             termination, plus two years option acceleration

Non-competition:             Customary non-compete and non-solicitation
                             provisions
------------------------------------
(1) These options were granted to the named executive in January 2002.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

     There were no options to purchase shares of our common stock outstanding in 2001.

  STOCK OPTION PLAN

     On December 10, 2001, our board of directors adopted the CoreComm Holdco, Inc. 2001 Stock Option Plan, reserving under this plan shares of common stock for issuance to employees and non-employee directors.

     The purpose of our stock option plan is to encourage stock ownership by our employees and non-employee directors, and the employees and non-employee directors of our divisions, subsidiary corporations and other affiliates, so as to encourage these individuals to continue to put forth maximum efforts for the success of our business. Under our stock option plan, grants may be made of options to acquire shares of our common stock. The options may be incentive stock options within the meaning of Section 422 of the Internal Revenue Code. The terms of options granted under our stock option plan, including provisions regarding vesting, exercisability, exercise price and duration, are generally set by the compensation committee of our board of directors.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


     The following table provides, as of June 12, 2002, information regarding the beneficial ownership of our common stock by (a) each of our executive officers and directors, (b) all those directors and executive officers as a group and (c) each person known by us to be the beneficial owner of more than 5% of any class of our voting securities as calculated in accordance with Rule 13d-3 of the Exchange Act. Except as set forth in footnote (4) below, all shares of our common stock set forth in the table below were obtained by our executive officers, directors and principal stockholders in the first phase of the Holdco recapitalization where they exchanged debt securities or preferred stock for shares of our common stock.


                                                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                              --------------------------------------------------
                                                            PRESENTLY
                                                           EXERCISABLE
                                                            OPTIONS,
EXECUTIVE OFFICERS, DIRECTORS                   COMMON         AND
AND PRINCIPAL STOCKHOLDERS(1)                   STOCK      WARRANTS(2)     TOTAL      PERCENT(3)
-----------------------------                 ----------   -----------   ----------   ----------
Barclay Knapp...............................   1,042,734           0      1,042,734       3.48%
Thomas J. Gravina(4)........................   3,262,764     328,950      3,591,714      11.84%
Michael A. Peterson(4)......................      22,764     504,900        527,664       1.73%
Gregg N. Gorelick...........................           0      45,900         45,900          *
George S. Blumenthal........................     586,011           0        586,011       1.95%
Ralph H. Booth, II(5).......................   6,240,000(5)         0     6,240,000(5)    20.80%(5)
Alan J. Patricof............................           0      16,320         16,320          *
Warren Potash...............................       2,277      16,320         18,597          *
All directors and officers as a group (8 in
  number)...................................  11,156,550     912,390     12,068,940      39.04%
Michael Karp(6).............................  10,200,000           0     10,200,000      34.00%
  University City Housing Company
  1062 East Lancaster Avenue, Suite 30B
  Rosemont, PA 19010
Booth American Company(5)...................   6,240,000           0      6,240,000      20.80%
  333 West Fort Street, Suite 1230
  Detroit, MI 48226
CoreComm Limited............................   3,943,248           0      3,943,248      13.14%
Debra Buruchian.............................   3,240,000      25,500      3,265,500      10.88%
  c/o CoreComm Limited
  50 Monument Road
  Bala Cynwyd, PA 19004

---------------

 *  Represents less than one percent.

(1) Unless otherwise noted, the business address of each person is 110 East 59th Street, New York, New York 10022.

(2) Includes shares of common stock purchasable upon the exercise of options which are exercisable or become so in the next 60 days and warrants.


(3) Includes common stock and exercisable options.


(4) In December 2001, each of Mr. Gravina and Mr. Peterson received 22,764 shares of our common stock under agreements entered into in order to induce a holder of $5 million in principal amount of public notes to sell its public notes. See the section of this prospectus entitled "The Exchange Offers."

(5) Ralph H. Booth, II, our director, is an affiliate of Booth American Company. Accordingly, Mr. Booth may claim beneficial ownership of all of the shares held by Booth American Company. Booth American Company is the record owner of all 6,240,000 shares set forth opposite Ralph H. Booth, II's name in the table.

(6) Includes 591,303 shares of common stock held by the Florence Karp Trust, of which shares Mr. Karp disclaims beneficial ownership.

                            SELLING SECURITYHOLDERS


     The following table provides, as of June 13, 2002, the respective number of shares of common stock beneficially owned by that securityholder.



                                                              COMMON STOCK
                                                              BENEFICIALLY
                                                               OWNED AND
SELLING SECURITYHOLDER                                          OFFERED
----------------------                                        ------------
Michael Karp................................................   9,608,697
Booth American Company......................................   6,240,000
Thomas Gravina..............................................   3,262,764
Debra Buruchian.............................................   3,240,000
Barclay Knapp...............................................   1,042,734
Credit Suisse First Boston Corporation......................     651,378(1)
The Florence Karp Trust.....................................     591,303
George S. Blumenthal........................................     586,011
Morgan Stanley & Company Inc................................      90,858(2)
BNP Paribas Equity Strategies, Inc..........................      86,496
Georgica Partners...........................................      78,603
CRT Capital Group LLC.......................................      68,514
Richard J. Lubasch..........................................      65,454
Richard Reiss, Jr...........................................      61,641
Ted McCourtney..............................................      54,546
FTA Media Limited...........................................      41,427
St. Albans Partners Ltd.....................................      40,974
JMG Capital Partners, LP....................................      33,006
JMG Capital Triton Offshore Fund Ltd........................      33,006
Yield Strategies Fund II, L. P. ............................      27,315
Ermitage Selz Fund Ltd......................................      22,764
Michael A. Peterson.........................................      22,764
Pitt & Co...................................................      18,210
Brown University............................................      17,757
Circlet (IMA) Limited.......................................      13,659
GAM Selection Investments Inc...............................      11,382
The Georgica International Fund Ltd.........................       9,105
Del Mintz Trust.............................................       6,375
Coastal Convertible Ltd.....................................       4,554
Irving Spitz................................................       4,554
William Ginsberg............................................       4,554
CoreComm Limited............................................     233,666(3)
Inger Ginsberg..............................................       3,189
Warren Potash...............................................       2,277
John Gregg..................................................       1,821
Ralco Inc...................................................       1,821
Stuart Schapiro Keogh Plan..................................       1,821
Anthony J. Spatacco, Jr.....................................         912
Bill Mintz..................................................         912

                                                              COMMON STOCK
                                                              BENEFICIALLY
                                                               OWNED AND
SELLING SECURITYHOLDER                                          OFFERED
----------------------                                        ------------
Gary Mintz..................................................         912
Mark Mintz..................................................         912
Michael Spatacco............................................         912
Stanley Knapp Trust.........................................         912

---------------


(1)This selling securityholder has identified itself as a registered broker-dealer and, accordingly, an underwriter. Please see "Plan of Distribution" for required disclosure regarding this selling securityholder.



(2)This selling securityholder has identified itself as an affiliate of a registered broker-dealer. Please see "Plan of Distribution" for required disclosure regarding this selling securityholder.



(3)As of June 13, 2002, CoreComm Limited beneficially owned 3,943,248 shares of our common stock. Under the intercompany exchange agreement entered into between us and CoreComm Limited on December 14, 2001, we plan to have CoreComm Limited surrender, immediately following the merger, to us all shares of our common stock that it owns, other than the up to 233,666 shares of our common stock deliverable upon conversion of public notes neither tendered in the public notes exchange offer nor converted prior to the completion of the merger. Please refer to the section of this prospectus entitled "Certain Relationships and Related Transactions -- CoreComm Limited."


     Generally, only selling securityholders identified in the foregoing tables who beneficially own the shares of our common stock set forth opposite their respective names may sell shares of our common stock under the registration statement, of which this prospectus forms a part. We may from time to time include additional selling securityholders in supplements to this prospectus.

     Except as set forth in "Management and Executive Compensation -- Directors and Executive Officers" and "Certain Relationships and Related Transactions," none of the selling securityholders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. This prospectus relates to the offer on a continuous basis as provided in Rule 415 under the Securities Act of all of the securities listed in the table above. The selling securityholders may sell all, none or a part of the securities listed above. Accordingly, no estimate can be given as to the amount or percentage of the securities that will be held by the selling securityholders after any given sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of these securities since the date of this prospectus in transactions exempt from the registration requirements of the Securities Act.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     CoreComm Holdco has entered into several transactions with related parties as described below. Each of these transactions is as favorable to CoreComm Holdco as could be obtained with an unrelated third party.

NTL INCORPORATED

     NTL Incorporated is a related party to CoreComm Holdco because the two entities have several overlapping directors and officers. Barclay Knapp, currently our Chairman, is also the President, Chief Executive Officer and a director of NTL and a director of Bredbandsbolaget, a Swedish company in which NTL holds a 25% interest. Gregg N. Gorelick, currently our Senior Vice
President -- Controller and Treasurer, is also a Vice President and Controller at NTL. George S. Blumenthal, currently our Chairman Emeritus, is also Chairman, Treasurer and a director of NTL. Each of Alan J. Patricof and Warren Potash serves as a director of both CoreComm Holdco and NTL.

     We share resources with NTL related specifically to corporate activity, including corporate employees and a corporate office. In conjunction with these arrangements, NTL provides us with management, financial, legal and administrative support services through the use of employees, as well as access to office space and equipment and use of supplies and related office services. Approximately 7 NTL employees provided services to CoreComm Limited and to us in 2001. The salaries of these employees are charged to us by NTL based on the allocations of their time spent providing services to us. Amounts charged to us by NTL consist of direct costs allocated to us where identifiable and a percentage of the portion of NTL's corporate overhead which cannot be specifically allocated to NTL. Effective January 1, 2001, the percentage used to allocate corporate overhead was reduced. NTL's charges to CoreComm Limited commenced in October 1998. It is not practicable to determine the amounts of these expenses that would have been incurred had CoreComm Limited operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. For the three months ended March 31, 2002, and for the years ended December 31, 2001, 2000 and 1999, NTL charged CoreComm Limited $84,000, $446,000, $1,186,000 and $2,330,000, respectively, which is included in corporate expenses. In 2001 and 2002, we have reduced our reliance on NTL for these services and have developed our internal ability to meet our business needs.

     As part of these arrangements, at a separate office location, we provided NTL with access to office space and equipment and the use of supplies until August 2001, at which time this office was vacated. In the fourth quarter of 1999, CoreComm Limited began charging NTL a percentage of its office rent and supplies expense. It is not practicable to determine the amounts of these expenses that would have been incurred had we operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. For the three months ended March 31, 2002, and for the years ended December 31, 2001, 2000 and 1999, CoreComm Limited charged NTL $67,000, $121,000, $267,000 and $62,000 respectively, which reduced corporate expenses.

     On April 12, 2001, we and CoreComm Limited issued, as joint and several obligors, a 10.75% Unsecured Convertible PIK Note due 2011 to NTL in the principal amount of $15,000,000 for the purchase price of $15,000,000, which was paid in cash. At that time, in order to induce NTL to purchase the 10.75% Unsecured Convertible PIK Note due April 2011, CoreComm Limited entered into a network and software agreement with NTL and CoreComm Limited issued to NTL warrants, with an estimated value of $397,000 at that time, to purchase CoreComm Limited common stock. Under the network and software agreement with NTL, we are obligated to provide U.S. network access for U.K. Internet traffic from NTL's U.K. customers for three years, as well as a royalty-free license to use some of our software and know-how. On February 5, 2002, we and CoreComm Limited entered into letter agreements regarding the convertibility feature of this note and of the additional notes issued under this note, which letter agreements are filed as exhibits to the registration statement of which this prospectus forms a part. Through those letter agreements, consistent with the original terms of the notes, we and CoreComm Limited have agreed to exercise our rights under the notes so that, following our accepting CoreComm

Limited common stock under the exchange offer for CoreComm Limited common stock, the convertibility feature of the notes will be altered so that rather than the notes being convertible into shares of CoreComm Limited common stock, they will become convertible into shares of our common stock. At that time, the conversion price of $1.00 will be equitably adjusted by applying the exchange ratio in the exchange offer for CoreComm Limited common stock, which results in a new conversion price of $38.90 per share of our common stock. In the event that we do not accept CoreComm Limited common stock under the exchange offer, the conversion feature would remain into CoreComm Limited common stock. The principal features of these notes and the additional letter agreements are set forth in "Description of Our Indebtedness -- 10.75% Unsecured Convertible PIK Note due 2011."

     A subsidiary of ours provides billing and software development services to subsidiaries of NTL. These services relate to the development and maintenance of software that was originally developed by employees of ours. These services are provided to NTL through approximately 15 of our employees. General and administrative expenses were reduced by $144,000, $1,883,000, $1,400,000, and $800,000 for the three months ended March 31, 2002 and for the years ended December 31, 2001, 2000 and 1999, respectively, as a result of the charges for these services. In October 2000, CoreComm Limited billed NTL $6,674,000 for billing and software development services to be rendered from January to September 2001.


     In 2001, CoreComm Holdco and NTL entered into a license agreement whereby NTL was granted an exclusive, irrevocable, perpetual license to billing software developed by CoreComm Holdco for telephony rating, digital television events rating, fraud management and other tasks. The sales price was cash of $12.8 million, which was received in 2001. The billing software was being used by NTL at the time of this agreement, and was being maintained and modified by CoreComm Holdco under an ongoing software maintenance and development outsourcing arrangement between the companies. CoreComm Holdco recorded the $12.8 million as deferred revenue to be recognized over a period of three years, which was the estimated amount of time CoreComm Holdco expected to provide service under this arrangement. CoreComm Holdco recognized $1.1 million and $2.5 million during the three months ended March 31, 2002 and the year ended December 31, 2001, respectively.


     In March 2000, CoreComm Holdco and NTL announced that they had entered into an agreement to link their networks in order to create an international Internet backbone that commenced operations in February 2001. CoreComm Holdco recognized revenue of $327,000 for the network usage in the year ended December 31, 2001.

     On May 8, 2002 NTL filed for bankruptcy protection pending its reorganization under Chapter 11 of the United States Bankruptcy Code. We do not believe that this will materially affect our relationship with NTL or our ability to carry on our operations.

PROPERTIES AND FACILITIES OF THE BUSINESS FORMERLY OPERATED BY ATX

     The former ATX headquarters and executive offices and primary technical operations facility are leased from entities controlled by Michael Karp, the former Chief Executive Officer and principal stockholder of ATX and our largest stockholder who, together with The Florence Karp Trust, currently owns 34.0% of our common stock. For the year ended December 31, 2001, we paid approximately $1.6 million in rent for these facilities. The lease for the former primary technical operations facility currently expires in December 2002. In connection with our acquisition of ATX, these leases were modified to reflect provisions found in arm's length negotiations for these arrangements, including:

     - the landlord is required to give consent to a reasonable sublease, and is entitled to all profits from that sublease;

     - a standard recapture right;

     - a standard non-disturbance clause;

     - we are no longer obligated to share facilities, employees and/or supplies with the landlord;

     - provisions regarding the purchase of telecommunications services by landlord or other tenants from ATX have been eliminated; and

     - arrangements granting the landlord a percentage of ATX's revenues have been eliminated.

ATX LIABILITY INSURANCE PLANS

     ATX's liability insurance plans were held jointly with University City Housing, an entity owned by Michael Karp. In connection with our acquisition of ATX, each of ATX's liability insurance plans were amended so that University City Housing is not entitled to participate in these plans.

INTERCOMPANY EXCHANGE AGREEMENT

     On December 14, 2001, we and CoreComm Limited, as part of the Holdco recapitalization, entered into an agreement whereby CoreComm Limited agreed that from time to time, upon our written request, it would deliver to us shares of our common stock held by it. The purpose of this agreement was to maintain CoreComm Limited's stockholders' percentage interest in us, as agreed to in the exchange agreement among us, CoreComm Limited and holders of CoreComm Limited's debt and preferred stock, at approximately 13%, assuming the exercise of warrants. Following the consummation of the first phase of the Holdco recapitalization, CoreComm Limited owned, and continues to own, 3,943,248 shares of our common stock. By tendering their shares of CoreComm Limited common stock in the exchange offers, CoreComm Limited stockholders will become the direct owner of shares of our common stock rather than hold shares indirectly through CoreComm Limited. We and CoreComm Limited plan to have CoreComm Limited surrender, immediately following the merger, all shares of our common stock that it owns, other than the number of shares of our common stock deliverable upon conversion of public notes neither tendered in the exchange offer for public notes nor converted prior to the completion of the merger, so that holders of CoreComm Limited common stock that tender their shares will continue to own approximately the same equity interest in us as they currently hold in CoreComm Limited. This intercompany exchange agreement relates to all 3,943,248 shares of our common stock that CoreComm Limited currently owns.

     Under the terms of this intercompany exchange agreement, we agreed, upon the surrender of shares of our common stock by CoreComm Limited under the intercompany exchange agreement, to

          (1) waive our rights to interest payments under CoreComm Limited debt securities that we hold;

          (2) extend by twenty years the maturity dates of CoreComm Limited debt securities that we hold;

          (3) delete provisions contained in the Senior Unsecured Notes due September 29, 2003 of CoreComm Limited relating to scheduled prepayments, mandatory prepayments and liens;

          (4) delete provisions in the Note Purchase Agreement, dated as of September 29, 2000, related to the Senior Unsecured Notes due September 29, 2003 of CoreComm Limited relating to accounting, financial statements, inspection rights, insurance, payment of taxes, compliance with laws, corporate existence, indebtedness incurred, refinancing, liens, liquidation and dissolution, covenants restricting payment, transactions with affiliates, fees and events of default; and

          (5) waive our rights with respect to shares of preferred stock of CoreComm Limited which we hold relating to receipt of dividends, mandatory redemption rights, conversion rights and governing rights.

     These waivers, amendments and deletions are subject to equitable adjustment, in our discretion, in the event that any of the recapitalization transactions are not consummated or are otherwise compromised. The main purposes of these waivers, amendments and deletions was to delay CoreComm Limited from having to make any payments with respect to these securities and prevent it from having to issue any shares of its common stock with respect to these securities. The effect of these waivers, amendments and deletions is that beginning on the date on which we acquire shares of our common stock surrendered by CoreComm Limited under the intercompany exchange agreement, we will not be able to require CoreComm Limited to make any payments under these securities for over 20 years, to issue shares of its common stock with respect to these securities or to comply with many of the restrictive covenants that formerly applied to these securities.

     Since we have not yet acquired the shares of our common stock that are held by CoreComm Limited, the waivers, amendments and deletions discussed above are currently not in effect. For a discussion of transactions we intend to enter into with respect to the above listed securities, please see the section of this prospectus entitled "The Exchange Offers -- Conditions for Completion of the Exchange Offers."

     This agreement was subsequently amended to waive (1) the interest payment that was due to Holdco on April 1, 2002 under the terms of the Senior Unsecured Notes due September 29, 2003 until the date on which Holdco provides notice to Limited demanding that this interest payment be made; (2) the interest payment that would be due to Holdco on October 1, 2002 under the terms of the Senior Unsecured Notes due September 29, 2003 until April 1, 2003; and (3) all principal payments that would be due to Holdco before April 1, 2003 under the terms of the Senior Unsecured Notes due September 29, 2003 until April 1, 2003. Because CoreComm Limited will be a wholly owned subsidiary of CoreComm Holdco following the completion of the Holdco recapitalization, the foregoing waivers will no longer be necessary and will be of no further effect. The intercompany exchange agreement was also amended (1) to provide for the cancellation, immediately upon the completion of the merger, of all shares of Holdco common stock that Holdco receives in the exchange offer for shares in CoreComm Limited common stock; and (2) to irrevocably waive future acceleration of the public notes held by Holdco relating to CoreComm Limited's failure to pay the April 1, 2002 interest payment on the public notes.

AGREEMENTS IN CONNECTION WITH THE HOLDCO RECAPITALIZATION

     Several related parties of ours were parties to the exchange agreement that we and CoreComm Limited entered into on December 14, 2001. Under this exchange agreement, each of

          (1) Barclay Knapp, currently our Chairman;

          (2) Thomas J. Gravina, currently our President and Chief Executive Officer, one of our directors and a current holder of over 10% of our common stock;

          (3) George S. Blumenthal, currently our Chairman Emeritus and one of our directors;

          (4) Booth American Company, a current holder of over 10% of our common stock and whose affiliate Ralph H. Booth, II, is currently one of our directors;

          (5) Michael Karp, a current holder of over 10% of our common stock;
     and

          (6) Debra Buruchian, a current holder of over 10% of our common stock exchanged debt securities of CoreComm Limited, debt securities which were joint obligations of us and CoreComm Limited and/or CoreComm Limited preferred stock for shares of our common stock. Please refer to the section of the prospectus entitled "Description of Capital Stock -- The Exchange Agreement."

     In October 2001, we and CoreComm Limited entered into agreements with George S. Blumenthal, our current Chairman Emeritus and a director, Barclay Knapp, our current Chairman and Warren Potash, a current director of ours, each of whom held public notes under which CoreComm Limited paid to these related parties an amount equal to the October 1, 2001 interest payment which had not previously been paid and we exchanged shares of our common stock for the public notes held by these related parties. The terms of these transactions were substantially similar to the other transactions in the first phase of the Holdco recapitalization in which other holders of public notes exchanged their notes for our common stock. Please refer to the sections of the prospectus entitled "Description of Capital Stock -- The Public Note Agreements" and "Matters Relating to Outstanding Securities -- Public Notes."

     For a discussion of an agreement entered into by two of our officers and directors in order to induce a holder of $5 million in principal amount of public notes to sell its public notes, please see the section of this prospectus entitled "The Exchange Offers -- Background and Purpose."

EMPLOYMENT ARRANGEMENTS

     A summary of the terms of employment arrangements between each of Thomas J. Gravina, our President and Chief Executive Officer and a director, and Michael
A. Peterson, our Executive Vice President -- Chief Operating Officer and Chief Financial Officer and a director, are described in the section "Management and Executive Compensation -- Employment Arrangements."

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK


     CoreComm Holdco's authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of June 12, 2002, we had (1) 30,000,054 shares of common stock issued and outstanding, which were held of record by approximately 44 stockholders, including CoreComm Limited and (2) no shares of preferred stock issued or outstanding. The currently outstanding shares of common stock are validly issued, fully paid and non-assessable. The number of authorized shares of any of our preferred stock or our common stock may be increased or decreased, but not below the then number of shares outstanding, by the vote of the holders of a majority of our voting power and no vote of the holders of any of our preferred stock or our common stock voting separately as a class is required. The following description is qualified in all respects by reference to our charter and our amended by-laws.


COMMON STOCK

     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders and do not have cumulative voting rights in the election of directors. The holders of our common stock are not entitled to vote on any amendment to our charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected series are entitled, either separately or together with the holders of one or more other series, to vote thereon under our charter or under the Delaware General Corporation Law. Holders of our common stock are entitled to receive proportionately dividends as may from time to time be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share proportionately in all of our assets available for distribution to holders of our common stock remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of our common stock have no preemptive rights and have no rights to convert our common stock into any other securities, and there are no redemption provisions with respect to the common stock.

     Currently no public market exists for the shares of our common stock. CoreComm Limited's outstanding common stock is currently listed, and trades, under the symbol "COMM" on the Nasdaq National Market. For a discussion of the proposed transfer of this Nasdaq listing, please refer to the section of the prospectus entitled "The Exchange Offers -- Effect of the Exchange
Offers -- Transfer of Nasdaq Listing."

PREFERRED STOCK

     Our charter authorizes the board of directors to issue one or more series of preferred stock and determine, with respect to any series, the rights, if any, and their qualifications, limitations or restrictions, as are stated in resolutions adopted by the board of directors providing for the issue of the series and as are permitted by the Delaware General Corporation Law.

     The ability of the board of directors to issue one or more series of preferred stock provides increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of preferred stock, as well as shares of our common stock, are available for issuance without further action by our stockholders, unless any action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or applicable rules of any self-regulatory organization. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the board of directors does not intend to seek stockholder approval. The board of directors will make any determination to issue the shares based on its judgment as to our best interests and the best interests of our stockholders. The board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the then current market price of our shares.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     In connection with the adoption of our stockholder rights plan, which is described below, our board of directors designated and reserved for issuance Series A Junior Participating Preferred Stock. A total of 1,000,000 shares of Series A preferred stock are authorized. No shares are issued or outstanding. When issued and paid for in accordance with the stockholder rights plan, the Series A preferred stock will be fully paid and nonassessable. We will appoint a transfer agent for the Series A preferred stock if any shares are issued.

     Dividends and Ranking. Each share of Series A preferred stock entitles its holders to receive dividends out of our funds legally available for the payment of dividends when, as and if declared by our board of directors. With respect to those dividends, the Series A preferred stock will rank:

     - senior to all classes of our common stock and to each other class of capital stock or series of preferred stock that is designated to rank junior to the Series A preferred stock;

     - junior to all classes of preferred stock that is designated to rank senior to the Series A preferred stock; and

     - equal to all classes of preferred stock that is designated to rank equally with the Series A preferred stock.

     Dividends are payable quarterly in cash on the fifteenth day of March, June, September and December of each year, in an amount per share equal to the greater of:

     - $0.01; and

     - 1,000 times the aggregate per-share amount of all dividends declared on our common stock since the immediately preceding dividend payment date, subject to adjustment for subdivision or combination of our common stock.

     Liquidation, Dissolution or Winding up. Upon our liquidation, dissolution or winding up, the holders of outstanding shares of Series A preferred stock will be entitled to paid out of the assets available for distribution to our stockholders after payment of any liquidation values of any securities senior in liquidation rights to the Series A preferred stock.

     After payment of the liquidation values of senior securities, the holders of the Series A preferred stock will be entitled to receive $1.00 for each share of Series A preferred stock they hold, plus any accrued and unpaid dividends or distributions on those shares. If, upon any liquidation, dissolution or winding up of our company, the remaining assets available for distribution are insufficient to pay the holders of the Series A preferred stock and all other securities ranking equally with the Series A preferred stock with respect to liquidation the full amount to which they are entitled, the holders of Series A preferred stock will share those remaining assets ratably, together with the holders of the securities ranking equally with the Series A preferred stock.

     Following the initial payment with respect to each share of Series A preferred stock, no additional distributions will be made to the holders of the Series A preferred stock until the holders of shares of common stock have received an amount per share equal to the amount distributed with respect to each share of Series A preferred stock divided by 1,000, subject to adjustment for splits and combinations of our common stock. After the payment with respect to our common stock, the holders of the Series A preferred stock and the holders of the common stock will share ratably in any remaining assets and funds, based on one share of Series A preferred stock equaling 1,000 shares of common stock, subject to adjustment for splits and combinations of our common stock.

     Voting Rights. Subject to adjustments for splits and combinations of our common stock, each share of Series A preferred stock will entitle the holder to 1,000 votes on all matters submitted to a vote of our
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stockholders. The holders of the Series A preferred stock will vote as a single class with the holders of our common stock.

     If dividends on the Series A preferred stock are in arrears in an amount equal to six quarterly dividends, all holders of our preferred stock whose dividends are in arrears with respect to six quarterly periods will, voting as a single class, be entitled to elect two new directors to our board of directors. The directors will serve until successors to them have been elected or until dividends on the Series A preferred stock are no longer in arrears.

     Redemption.  The Series A preferred stock is not redeemable.

     Conversion.  The Series A preferred stock is not convertible.

THE PUBLIC NOTE AGREEMENTS

     In connection with the Holdco recapitalization, CoreComm Limited entered into binding agreements for transactions that allowed it to exchange approximately $160 million principal amount of its public notes. Under the terms of the agreements, in exchange for tendering the notes, CoreComm Limited paid each holder that signed an agreement: (1) a cash payment equal to the October 2001 interest payment due to that holder, and (2) shares of CoreComm Holdco common stock, equal in the aggregate to approximately 5% of our common stock. These agreements also contain a mutual release of claims whereby CoreComm Limited released each holder who was a party to one of these agreements, and each of these holders released CoreComm Limited, of all claims arising from occurrences taking place on or prior to the date of these respective agreements.

     CoreComm Limited and CoreComm Holdco provided notices of closing of the transactions under these agreements. Each notice of closing contained an agreement by CoreComm Holdco to file a shelf registration statement under the Securities Act covering the shares of our common stock issued under these agreements.

THE EXCHANGE AGREEMENT

     In connection with the Holdco recapitalization, CoreComm Limited and CoreComm Holdco entered into an exchange agreement with holders of preferred stock of CoreComm Limited, holders of debt securities of CoreComm Limited and holders of debt securities which were joint obligations of CoreComm Limited and CoreComm Holdco. The transactions contemplated by the exchange agreement closed in December 2001. The terms of the exchange agreement apply only to the security holders who were parties to the agreement and do not apply to holders who tender under the exchange offers. Under the agreement:

     - the security holders would exchange their securities for shares of CoreComm Holdco common stock as part of the Holdco recapitalization;

     - We would file a shelf registration statement under the Securities Act covering the shares of our common stock issued under the exchange agreement;

     - none of the security holders, together with their affiliates and their associates, would acquire any shares of our voting securities, subject to an allowed annual increase in percent ownership of our outstanding common shares equal to 0.0735 times their original percent ownership of our common stock, capped at a maximum of 39%;

     - if a security holder, or any of their affiliates or associates, were to acquire ownership of our voting securities in contravention of the restrictions set forth in the exchange agreement, we would have the right to either (1) purchase, or cause a designee to purchase, any or all of these securities so acquired at the price paid by the securityholder or its affiliates or associates or (2) require the security holder, or its affiliates or associates, to dispose of these securities within 30 days;

     - the following additional restrictions apply to each security holder that, together with its affiliates and associates, owns at least 15% of our common stock, provided that these restrictions will not

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       apply to any of these security holders (1) after the nine month anniversary of the SEC declaring the registration statement of which this prospectus forms a part effective and (2) at any time when a security holder, together with its affiliates, its associates and specified transferees to which they transfer our voting securities own less than 10% of the voting power of all our voting securities. These securities holders are:

      - prohibited from subjecting any of our voting securities to any voting agreements or arrangements or depositing them into a voting trust;

      - prohibited from soliciting proxies in opposition to the recommendation of our board of directors;

      - in any election contest, required to vote all of our voting securities held by it (1) in the same proportion as the votes cast by all other holders of our voting securities or (2) in the manner recommended by our board of directors if the election contest involves a proposed change of control;

      - prohibited from acting with any other person or entity for the purpose of affecting or influencing control of CoreComm Holdco or acquiring, holding or disposing of our voting securities;

      - prohibited from proposing, soliciting or otherwise participating in any transaction relating to an acquisition of, a business combination or similar transaction with, or a change of control of, CoreComm Holdco or encouraging another person or entity to make a tender offer for our voting securities;

      - shares of our common stock issued under the exchange agreement to these security holders and their affiliates and associates may only be transferred:

      - pursuant to a bona fide public offering;

      - pursuant to unsolicited open market sales on any national securities exchange or automated inter-dealer quotation system on which the shares are listed;

      - pursuant to a tender offer made to our stockholders which our board of directors has recommended;

      - pursuant to a privately-negotiated transaction with a person or entity that, together with its affiliates and associates, does not own at least 15% of our common stock;

      - pursuant to a will or the laws of descent and distribution;

      - pursuant to a bequest or similar gift or transfer to any person or entity that, together with its affiliates and associates, does not own at least 15% of our common stock; or

      - as a result of any pledge or hypothecation to a bona fide financial institution to secure a bona fide loan, guaranty or other financial accommodation or as a result of any foreclosure with respect thereto;

     - if we enter into a definitive agreement with a third party or accept, approve or recommend an offer from a third party to acquire greater than 50% of our voting securities, each security holder would have the right, on a pro-rata basis commensurate with its then level of ownership of our voting securities, to offer to acquire the number of our securities that is equal to or greater than the number of our voting securities that is contemplated to be acquired under the third party offer, and we would not take any action that would confer a timing advantage to the third party;

     - any security holder, together with its associates and affiliates, may make a bona fide written offer to acquire or purchase 100% of our capital stock so long as the offer is definitive in nature or provides for a make-whole premium or similar significant penalty payable to our other stockholders in the event that the transaction is not completed;

     - each security holder granted an irrevocable proxy to members of our board of directors and officers to vote all of the shares of our stock which he, she or it would be entitled to vote in favor of (1) a
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       stock split of shares of our common stock upon a determination by our board of directors that a stock split is advisable and in our best interest to more accurately reflect our capitalization under the Holdco recapitalization and an amendment to our charter to effect this stock split and/or (2) a change in our corporate name to a suitable corporate name upon a determination by our board of directors that a corporate name change is advisable and in our best interest and an amendment to our charter to effect this corporate name change;

     - each of Michael Karp and Booth American Company also have a contractual right to designate directors to CoreComm Holdco's board of directors whereby:

      - so long as Michael Karp, together with his affiliates and associates, owns at least 15% of our outstanding common stock, Michael Karp has the right to designate that number of directors to our board of directors so that his representation on our board of directors is proportionate to his, together with his affiliates' and associates', ownership percentage of our common stock; and

      - so long as Booth American Company, together with its affiliates and associates, owns at least 15% of CoreComm Holdco's outstanding common stock, Booth American Company has the right to designate one director to our board of directors;

     - each security holder agreed (1) that it had not commenced any action against CoreComm Limited or CoreComm Holdco, (2) to release CoreComm Limited and CoreComm Holdco from all claims arising from occurrences taking place on or prior to the closing date and (3) that it would not assist in any action commenced by or on behalf of the holders of public notes; and

     - each of CoreComm Limited and CoreComm Holdco agreed (1) that it had not commenced any action against any security holder and (2) to release each security holder from all claims arising from occurrences taking place on or prior to the closing date.

SPECIAL CHARTER PROVISIONS

     Our charter contains the provisions described below. These charter provisions may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and any series of preferred stock, of precluding or rendering more difficult a hostile takeover, making it more difficult to remove or change the composition of our incumbent board of directors and our officers, being adverse to stockholders who desire to participate in a tender offer and depriving stockholders of possible opportunities to sell their shares at temporarily higher prices.

     Classified board and filling of vacancies on the board of directors. The charter provides that the directors shall be divided into three classes, each of which shall serve a staggered three-year term, and that vacancies on our board of directors that may occur between annual meetings may be filled by our board of directors. In addition, this provision specifies that any director elected to fill a vacancy on our board of directors will serve for the balance of the term of the replaced director. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

     Qualification of directors. The charter provides that, subject to the contractual board representation rights set forth in the exchange agreement, it is a qualification of at least 81% of the directors that they not be (1) beneficial owners of 15% or more of our common stock, (2) affiliates or associates of any beneficial owner of 15% or more of our common stock or (3) persons whose beneficial ownership of securities would be required to be aggregated on any Schedule 13D or Schedule 13G required to be filed under the Exchange Act by any beneficial owner of 15% or more of our common stock.

     Removal of directors. The charter provides that directors can be removed only by the stockholders for cause and then only by the affirmative vote of the holders of not less than two-thirds of the combined voting power of the voting stock.

     Voting requirement for some business combinations. The charter also provides that, in addition to any affirmative vote required by law, the affirmative vote of holders of two-thirds of the voting power of
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the voting stock will be necessary to approve any business combination, proposed by an interested stockholder. The additional voting requirements will not apply, however, if:

     - the business combination was approved by not less than a majority of the continuing directors;

     - a series of conditions are satisfied requiring, in summary, the following:

          (A) that the consideration to be paid to stockholders in the business combination must be at least equal to the higher of:

             (1) the highest per-share price paid by the interested stockholder in acquiring any shares of common stock during the two years prior to the announcement date of the business combination or in the transaction in which it became an interested stockholder, this date is referred to as the determination date, whichever is higher; or

             (2) the fair market value per share of common stock on the announcement date or determination date, whichever is higher, in either case appropriately adjusted for any stock dividend, stock split, combination of shares or similar events with non-cash consideration treated similarly; and

          (B) various procedural requirements are complied with, including the consent solicitation of proxies according to the rules of the SEC and no decrease in regular dividends, if any, after the interested stockholder became an interested stockholder, except as approved by a majority of the continuing directors.

     An interested stockholder is defined as anyone who is the beneficial owner of more than 15% of the voting power of the voting stock, other than CoreComm Holdco and any employee stock plans sponsored by us, and includes any person who is an assignee of or has succeeded to any shares of voting stock in a transaction not involving a public offering that were at any time within the prior two-year period beneficially owned by an interested stockholder. The term beneficial owner includes persons directly and indirectly owning or having the right to acquire or vote the stock. Interested stockholders participate fully in all stockholder voting.

     A business combination includes the following transactions:

     - merger or consolidation of us or any subsidiary of ours with an interested stockholder or with any other corporation or entity which is, or after the merger or consolidation would be, an affiliate, associate or a Schedule 13D related party of an interested stockholder;

     - the sale or other disposition by us or a subsidiary of ours of assets having a fair market value of $10,000,000 or more if an interested stockholder, or an affiliate, an associate or a Schedule 13D related party of an interested stockholder is a party to the transaction;

     - the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an interested stockholder, or an affiliate, an associate or a Schedule 13D related party of an interested stockholder; or

     - any reclassification of securities, recapitalization, merger with a subsidiary, or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any class of our outstanding stock, or securities convertible into stock, or a subsidiary owned by an interested stockholder, or an affiliate, an associate or a
       Schedule 13D related party of an interested stockholder.

     Determinations of the fair market value of non-cash consideration are made by a majority of the continuing directors.

     The term continuing directors means any member of our board of directors, while that person is a member of our board of directors, who is not an affiliate, associate, Schedule 13D related party or representative of the interested stockholder and was a member of our board of directors prior to the time that the interested stockholder became an interested stockholder, and any successor of a continuing
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director while that successor is a member of our board of directors, who is not an affiliate, associate, Schedule 13D related party or representative of the interested stockholder and is recommended or elected to succeed the continuing director by a majority of continuing directors.

     The term Schedule 13D related party means an individual or entity whose beneficial ownership of securities would be required to be aggregated on any
Schedule 13D or Schedule 13G required to be filed by an interested stockholder.

     Voting requirements for some amendments to the charter. The charter provides that the provisions set forth in this section under the heading "Special Charter Provisions" may not be repealed or amended in any respect, unless that action is approved by the affirmative vote of the holders of not less than two-thirds of the voting power of the voting stock. The requirement of an increased stockholder vote is designed to prevent a stockholder who controls a majority of the voting power of the voting stock from avoiding the requirements of the provisions discussed above by simply amending or repealing those provisions.

SPECIAL BY-LAWS PROVISIONS

     Advance notification of business to be transacted at stockholder meetings. Our amended by-laws provide that to be properly brought before the annual or any special stockholders' meeting, business must be either

          (1) specified in the notice of meeting, or any supplement or amendment thereto, given by or at the direction of our board of directors,

          (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or

          (3) otherwise properly brought before the meeting by a stockholder by giving timely notice in writing to us.

To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 75 days nor more than 90 days prior to the meeting; provided, that in the event that less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received by us not later than the close of business on the fifteenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever first occurs.

     Election of directors. Our amended by-laws provide that our board of directors consists of between three and 15 directors, the exact number as fixed from time to time by the board of directors.

     Stockholder nominations. Except for the right of Michael Karp and Booth American Company to designate directors in accordance with the exchange agreement, a stockholder may nominate directors only if the stockholder delivers written notice to us not less than 75 days nor more than 90 days prior to an annual meeting of our stockholders; provided, however, that in the event that less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received by us not later than the close of business on the fifteenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever first occurs.

THE STOCKHOLDER RIGHTS PLAN

     We adopted a stockholder rights plan on December 17, 2001. In connection with the stockholder rights plan, our board of directors declared and paid a dividend of one preferred share purchase right for each share of our common stock outstanding on December 17, 2001. Each right entitles the holder, under some circumstances, to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share, at an exercise price of initially four times the average closing price of our common stock over the first five days of trading following the SEC declaring
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this registration statement effective, subject to adjustment. There are
1,000,000 shares of Series A preferred stock authorized for issuance under the plan.

     Initially, the rights are attached to outstanding certificates representing our common stock, and no separate certificates representing the rights are distributed. The rights will separate from our common stock, be represented by separate certificates and will become exercisable upon the earlier of:

     - ten business days following a public announcement that a person or group has acquired or has obtained the right to acquire 15% or more of our outstanding common stock; or

     - ten business days, or a later date as may be determined by the action of the board of directors prior to the time that any person or group becomes an acquiring person, after the commencement of, or announcement of an intention to make, a tender offer or exchange offer for 15% or more of our outstanding common stock.

     If after the rights become exercisable we agree to merge into another entity, another entity merges into us or we sell or transfer more than 50% of our assets, each right will entitle the holder to purchase a number of shares of common stock of the resulting entity at a discount.

     If after someone has acquired 15% or more of our common stock or our board of directors declares any person to be an adverse person upon a determination that a person has become the beneficial owner of a substantial amount of our common stock, which shall in no event be less than 5% of the outstanding common stock, each holder of a right will be entitled to receive shares of our common stock at a discount. Any rights that are or were owned by an acquirer of more than 15% of our outstanding common stock or any person that the board of directors declares to be an adverse person will be null and void.

     We may exchange the rights at a ratio of one share of common stock for each right at any time after someone acquires 15% or more of our common stock but before that person acquires 50% or more of our common stock. We may also redeem the rights at our option at a price of $0.01 per right, subject to adjustment, at any time before the tenth day following the announcement that someone has acquired 15% or more of our common stock. The rights expire on the earliest of December 17, 2011, an exchange or redemption of the rights as described above, or the completion of a merger as described above. The rights distribution is not taxable to stockholders.

     The stockholder rights plan is intended to encourage a potential acquirer to negotiate directly with the board of directors, but may have anti-takeover effects. The stockholder rights plan could significantly dilute the ownership interests of an acquirer in CoreComm Holdco and therefore may have the effect of delaying, deterring or preventing a change in control of CoreComm.

     For further description, please refer to the stockholder rights plan, which was filed with the SEC as Exhibit 4.2 to the registration statement of which this prospectus forms a part.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the time that a stockholder becomes an interested stockholder, unless:

     - prior to that time either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation
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       outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares held by persons who are both directors and officers and employee stock plans; or

     - at or after that time the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

     A business combination includes mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock.

INDEMNIFICATION PROVISIONS

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. Our charter and amended by-laws require us to indemnify our officers and directors to the full extent permitted by Delaware law.

     Section 102(b)(7) of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for

          (1) breaches of the duty of loyalty;

          (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law;

          (3) unlawful payments of dividends, stock purchases or redemptions; or

          (4) transactions from which a director derives an improper personal benefit.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. Our charter and amended by-laws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her and we currently maintain this insurance. We have liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act.

     Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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                        DESCRIPTION OF OUR INDEBTEDNESS

OTHER INDEBTEDNESS


     As of March 31, 2002, our subsidiaries had $9.7 million of indebtedness in capital leases. For more information, please refer to our historical financial statements and the related notes. Upon completion of the merger, the principal amount of public notes that were not tendered or converted will remain outstanding debt obligations of CoreComm Limited, which will be a wholly-owned subsidiary of CoreComm Holdco. In addition, our subsidiaries may incur substantial indebtedness in the future.


SENIOR SECURED CREDIT FACILITY

     On September 28, 2000, CoreComm Limited entered into a senior secured credit facility with The Chase Manhattan Bank as lender, administrative agent and collateral agent that was amended and restated on April 11, 2001. Our senior secured credit facility provides for both a term loan facility and a revolving credit facility. Our term loan facility is for an initial aggregate amount of $106.1 million and has a final maturity of April 1, 2006 that, subject to the satisfaction of conditions, may be extended to September 22, 2008. At March 31, 2002, we had $106.1 million outstanding under our term loan facility. Our revolving credit facility is for a total of $50.0 million and has a termination date of April 1, 2006 that, subject to the satisfaction of conditions, may be extended to September 22, 2008. At March 31, 2002, we had $50.0 million outstanding under our revolving credit facility.

     The interest rate on both our term loan facility and our revolving credit facility is initially, at our option, either:

     - 3.50% per annum plus the base rate, which is the higher of:

      - the rate as publicly announced from time to time by The Chase Manhattan Bank as its prime rate, or

      - the federal funds effective rate plus 0.50% per annum; or

     - the reserve-adjusted London Interbank Offered Rate (Adjusted LIBOR) plus 4.50% per annum.

     The applicable margin for our facilities will be subject to reductions based on the ratio of our consolidated total debt to annualized EBITDA.

     At March 31, 2002, the interest rate on our term loan facility was 6.86%. At March 31, 2002, the interest rate on our revolving credit facility was 6.86%. Beginning April 13, 2002 and ending October 12, 2002, the interest rate is 6.75%. We are able to repay and reborrow on our revolving credit facility. Availability under our revolving credit facility is subject to a commitment fee equal to 1.50%, subject to reduction to 1.00% per annum based upon the rate of utilization of our facilities. This commitment fee is payable quarterly in arrears until termination of the lender's commitment.

     We pay a letter of credit fee for the pro rata account of each lender in an amount equal to the dollar equivalent of the daily amount available to be drawn or outstanding under letters of credit, if any are outstanding, at a per annum rate equal to the interest rate applicable to the revolving credit facility. In addition, we pay a per annum fronting fee equal to 0.25% of the daily amount available to be drawn down under any letters of credit.

     The loans under our term loan facility are subject to quarterly amortization payments over the life of the facility. In addition, we will have to make partial repayments of our term loans, subject to exceptions, for:

     - net proceeds from a sale of assets;

     - net proceeds from an issuance of debt or equity;

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     - net proceeds from insurance following a casualty event; and

     - excess cash flow.

     Once the term loans have been repaid, the term loans will not be permitted to be reborrowed.

     We and all of our present and future direct and indirect subsidiaries, other than subsidiaries that we may designate as unrestricted subsidiaries, unconditionally guarantee payment under our senior secured credit facility. These guarantees are secured by a pledge of and a perfected security interest in all of the assets of these entities, including 100% of the stock of our subsidiaries.

     Our senior secured credit facility contains customary covenants and restrictions on our ability and the ability of our subsidiaries to engage in some activities, including:

     - issuing new indebtedness;

     - creating liens;

     - incurring capital expenditures;

     - making investments;

     - declaring dividends, repurchasing or redeeming capital stock and prepaying subordinated debt;

     - entering into any merger, consolidation, acquisition, sale of assets or lease; and

     - entering into hedging transactions.

     Our senior secured credit facility also requires us and our subsidiaries to observe the following customary financial covenants:

     - a minimum active access lines and minimum on-net access lines requirement;

     - a minimum consolidated services revenue requirement;

     - a maximum consolidated total secured debt to total capital ratio and a maximum consolidated total debt to total capital ratio;

     - a positive EBITDA requirement;

     - a maximum consolidated total secured debt to annualized EBITDA ratio and a maximum consolidated total debt to annualized EBITDA ratio;

     - a minimum consolidated EBITDA to consolidated cash interest expense;

     - a minimum consolidated EBITDA to consolidated fixed charge ratio; and

     - a maximum capital expenditures requirement.

     Our senior secured credit facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults on other indebtedness, events of bankruptcy and insolvency, ERISA defaults, judgment defaults, failure of any guaranty or security agreement supporting our senior secured credit facility to be in full force and effect, and change in control of us.

10.75% UNSECURED CONVERTIBLE PIK NOTES DUE 2011

     On April 12, 2001, we and CoreComm Limited issued, as joint and several obligors, a 10.75% Unsecured Convertible PIK Note due 2011 to NTL Incorporated in the principal amount of $15,000,000. This 2011 PIK Note was issued for the purchase price of $15,000,000, which was paid in cash. The principal features of the 2011 PIK Note are as follows:

     - Ranking. The 2011 PIK Note ranks as a senior debt obligation of ours and as a subordinated debt obligation of CoreComm Limited.

     - Interest. The 2011 PIK Note accrues interest at a rate of 10.75% per annum, to be paid semiannually on October 15 and April 15 of each year, commencing October 15, 2001. Interest on the 2011 PIK Note is to be paid in kind through the issuance of additional notes in principal amounts equal to the interest payments then due, which we sometimes refer to as the PIK Notes. The terms of the PIK Notes are substantially identical to the 2011 PIK Note, except that:

          (1) the conversion rate of each PIK Note will reflect that the conversion price of CoreComm Limited common stock to be issued upon conversion is the greater of:

             (a) a 20% premium to the 25-day average market price of the CoreComm Limited common stock on the date of issuance of the PIK Note; and

             (b) $1.00;

          (2) the maturity date of each PIK Note will be April 12, 2011; and

          (3) the special conversion price of each PIK Note will be the greater of:

             (a) 66 2/3% of the 25-day average market price of the CoreComm Limited common stock immediately preceding the record date for the issuance of the PIK Note; and

             (b) the change of control price as determined in the 2011 PIK Note. To the extent that there exists any accrued and unpaid interest attributable to the principal amount of the 2011 PIK Note to be converted at the time of conversion, the number of shares of CoreComm Limited common stock to be delivered by CoreComm Limited will be increased in an amount equal to the quotient of the accrued and unpaid interest as of the conversion date divided by 120% of the 25-day average market price of the CoreComm Limited common stock on the conversion date.

On December 31, 2001, the aggregate principal amount outstanding of the 2011 PIK Note and the PIK Note paid as interest and dated as of October 15, 2001, was $16,173,982.

     - Maturity Date. The 2011 PIK Note and all PIK Notes mature on April 12, 2011.

     - Redemption. Beginning on April 12, 2003, we and CoreComm Limited have the option, as joint and several obligors, to redeem the 2011 PIK Note in whole or in part upon thirty days prior written notice to a holder of the 2011 PIK Note, at the redemption prices set forth in the 2011 PIK Note along with any accrued and unpaid interest. Any redemption initiated by CoreComm Limited or by us will be tolled for up to 90 days, solely for the purpose of allowing the holder of the 2011 PIK Note to satisfy any applicable legal or regulatory approvals required to effect the conversion into shares of CoreComm Limited common stock. The tolling period may be extended if we or CoreComm Limited do not comply with their obligations under the 2011 PIK Note to assist in effecting conversion.

     - Conversion.  The holder of the 2011 PIK Note may convert the 2011 PIK
       Note into shares of CoreComm Limited common stock at the conversion rate of one share for every $1 in principal amount, subject to adjustment in the circumstances set forth in the 2011 PIK Note. However, we, the holder of this note and CoreComm Limited have entered into letter agreements relating to the conversion feature of this note and the PIK Notes following the acceptance of shares under the exchange offer for CoreComm Limited common stock. Through those letter agreements, consistent with the original terms of the notes, we and CoreComm Limited have agreed to exercise our rights under the notes so that, following our accepting CoreComm Limited common stock under the exchange offer for CoreComm Limited common stock, the convertibility feature of the notes will be altered so that rather than the notes being convertible into shares of CoreComm Limited common stock, they will become convertible into shares of our common stock. At that time, the conversion price of $1.00, or other applicable conversion price in the case of the PIK Notes, will be equitably adjusted by applying the exchange ratio in the exchange offer for CoreComm Limited common stock, which results in a new conversion price of $38.90 per share of our common stock for the 2011 PIK Note. The holder has agreed not to exercise its rights to convert into CoreComm

       Limited common stock for six months from February 5, 2002, unless that right has previously ceased as described above. In the event that we do not accept CoreComm Limited common stock under the exchange offers, the conversion feature would remain into CoreComm Limited common stock. The 2011 PIK Note is redeemable, in whole or in part, at our option, at any time after April 12, 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date.

     - Change of Control. If a change of control occurs, as determined under the terms of the 2011 PIK Note, a holder of the 2011 PIK Note has a one-time option, for a period of 30 days following written notice from CoreComm Limited, which written notice must be given at least 15 days prior to the expected date of the change of control, to convert the principal amount of the 2011 PIK Note, including any accrued and unpaid interest, into shares of CoreComm Limited common stock at the change of control conversion rate set forth in the 2011 PIK Note. If the holder of the 2011 PIK Note fails to convert at this special conversion rate, then following the change of control transaction the holder may convert the 2011 PIK Note into the type of consideration received by the CoreComm Limited common stock holders in the change of control transaction, in an amount that reflects the number of shares of CoreComm Limited common stock into which the 2011 PIK Note was convertible immediately prior to the change of control transaction.

     - Transfer Restrictions. The 2011 PIK Note was issued in a transaction exempt from the registration requirements of the Securities Act, and so cannot be transferred except by way of a valid registration statement or an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

     - Other Matters. The 2011 PIK Note does not contain any provisions relating to:

          (1) establishment or maintenance of a sinking fund;

          (2) restrictions on liens to secure indebtedness and issuance of disqualified preferred stock;

          (3) restrictions on incurring additional indebtedness or refinancing existing indebtedness;

          (4) events of default;

          (5) restrictions on the declaration or payment of dividends on CoreComm Holdco capital stock; or

          (6) covenants with respect to

             (a) maintenance of cash-flow to interest expense,

             (b) asset ratio,

             (c) restricted payments,

             (d) transactions with affiliates, or

             (e) use of proceeds from an asset sale.

                              PLAN OF DISTRIBUTION


     Shares of our common stock are being registered to permit public secondary trading of them by the holders of them from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of shares of our common stock.


     The selling securityholders or any decree or pledgee of them acting as principals may sell all or a portion of the shares of our common stock beneficially owned by them and offered by this prospectus from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts, concessions, commissions or agent's commissions. Shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Sales may be effected in transactions, which may involve crosses or block transactions:

          (1) on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

          (2) in the over-the-counter market;

          (3) otherwise than on those exchanges or services or in the over-the-counter market;


          (4) involving the lending or pledging of shares of our common stock;


          (5) through the writing of options, whether the options are listed on an options exchange or otherwise, relating to the shares of our common stock, the short sale of shares of our common stock;

          (6) through the distribution of the shares of our common stock by any selling securityholder to its partners, members or stockholders;

          (7) through gifting of the shares of our common stock by any selling securityholder to its family members; or

          (8) through a combination of any of the above.

     In connection with sales of the shares of our common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of our common stock short and deliver shares of our common stock to close out short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell the shares of our common stock. If the selling securityholders effect transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, these underwriters, brokers, dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of shares of our common stock for whom they may act as agent or to whom they may sell as principal, which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved.


     We will make copies of this prospectus and any supplements available to the selling securityholders and have informed the selling securityholders of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of our common stock.


     Currently no public market exists for the shares of our common stock. Nasdaq has determined that it will treat us as a successor to CoreComm Limited and will transfer the symbol "COMM" to us following our exchange of shares of CoreComm Holdco common stock for at least 90% of the outstanding shares of CoreComm Limited common stock in our exchange offer for shares of CoreComm Limited common stock, the transfer of the shares of CoreComm Limited common stock that we accept in the exchange offer to one of our wholly-owned subsidiaries and the merger of this subsidiary into CoreComm Limited.

For a discussion of the risk that our common stock may be delisted from the Nasdaq National Market following the merger, see "Risk Factors -- Risk Factors Relating to our Common Stock and Corporate Control -- Assuming the Holdco recapitalization is completed and CoreComm Limited's Nasdaq listing is transferred to us, our common stock could be delisted from the Nasdaq National Market if we fail to meet Nasdaq's continued listing criteria, which could have a negative impact on the trading activity and price of your common stock, and could make it more difficult for us to raise capital."



     The selling securityholders and any broker-dealer participating in the distribution of the shares of our common stock may qualify as "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any of the broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act. If a broker-dealer qualifies as an "underwriter," the broker-dealer will be subject to the prospectus delivery requirements of the Securities Act.



     In addition to selling our common stock covered by this prospectus, a selling securityholder may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of our common stock, including liabilities arising under the Securities Act. If a selling securityholder is deemed to be an underwriter, the selling securityholder may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholder which is an affiliate of a registered broker-dealer has represented to us that it acquired shares of our common stock in exchange for public notes in the ordinary course of business and at the time of such acquisition, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute such common stock.



     To our knowledge, there are currently no plans, arrangements or understandings between or among any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of our common stock by the selling securityholders.


     Under the securities laws of some states, the shares of our common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless the shares of our common stock have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.


     We cannot assure you that any selling securityholder will sell any or all of the shares of our common stock registered under the shelf registration statement, of which this prospectus forms a part. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus.


     The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the particular shares of our common stock being distributed. All of the above may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.


     All expenses of the registration of the common stock covered by this prospectus will be paid by us, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any.


     Upon sale under the shelf registration statement, of which this prospectus forms a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

                                 LEGAL MATTERS

     The legality of the common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules at December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999, as set forth in their reports. Our financial statements are included in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     BDO Seidman, LLP, independent auditors, have audited the combined financial statements of ATX Telecommunications Services Group as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 as set forth in their report. ATX's financial statements have been included in this prospectus in reliance on BDO Seidman, LLP's report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Voyager.net, Inc. as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998 and 1997 have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon appears herein. These financial statements, to the extent they have been included in this prospectus, have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-1 which we have filed with the SEC, under the Securities Act, with respect to the common stock offered in this prospectus. This prospectus does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, the related exhibits and the other materials we file with the SEC at the public reference facilities the SEC maintains at:

                                Judiciary Plaza
                                   Room 1024
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                  233 Broadway
                               New York, NY 10279

                                Citicorp Center
                            500 West Madison Street
                                   Suite 1400
                               Chicago, IL 60661

     Upon the effectiveness of the registration statement, we will become subject to the information requirements of the Exchange Act. We will then file reports, proxy statements and other information under the Exchange Act with the SEC. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy statements and other information regarding us. The address of the SEC Web site is http://www.sec.gov.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS


CORECOMM HOLDCO, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheet -- March 31, 2002
  (Unaudited)...............................................    F-2
Condensed Consolidated Statements of Operations -- Three
  months ended March 31, 2002 and 2001 (Unaudited)..........    F-3
Condensed Consolidated Statement of Shareholder's Equity
  (Deficiency) -- Three months ended March 31, 2002
  (Unaudited)...............................................    F-4
Condensed Consolidated Statements of Cash Flows -- Three
  months ended March 31, 2002 and 2001 (Unaudited)..........    F-5
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................    F-6
Report of Independent Auditors..............................   F-17
Consolidated Balance Sheets -- December 31, 2001 and 2000...   F-18
Consolidated Statements of Operations -- Years Ended
  December 31, 2001, 2000 and 1999..........................   F-19
Consolidated Statement of Shareholder's Equity -- Years
  Ended December 31, 2001, 2000 and 1999....................   F-20
Consolidated Statements of Cash Flows -- Years Ended
  December 31, 2001, 2000 and 1999..........................   F-21
Notes to Consolidated Financial Statements..................   F-22
VOYAGER.NET, INC.
Condensed Consolidated Balance Sheet -- June 30, 2000
  (unaudited)...............................................   F-48
Condensed Consolidated Statements of Operations -- Six
  Months ended June 30, 1999 and 2000 (unaudited)...........   F-49
Condensed Consolidated Statement of Stockholders'
  Equity -- Six Months ended June 30, 2000 (unaudited)......   F-50
Condensed Consolidated Statements of Cash Flows -- Six
  Months ended June 30, 1999 and 2000 (unaudited)...........   F-51
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................   F-52
Report of Independent Accountants...........................   F-55
Consolidated Balance Sheets -- December 31, 1998 and 1999...   F-56
Consolidated Statements of Operations -- Years ended
  December 31, 1997, 1998 and 1999..........................   F-57
Consolidated Statements of Stockholders' Equity
  (Deficit) -- Years ended December 31, 1997, 1998 and
  1999......................................................   F-58
Consolidated Statements of Cash Flows -- Years ended
  December 31, 1997, 1998 and 1999..........................   F-59
Notes to Consolidated Financial Statements..................   F-60
ATX TELECOMMUNICATIONS SERVICES, INC.
Balance Sheet -- June 30, 2000 (unaudited)..................   F-71
Statements of Operations -- Six Months ended June 30, 2000
  and 1999 (unaudited)......................................   F-72
Changes in Equity/Partners' Capital -- Six Months ended June
  30, 2000 and 1999 (unaudited).............................   F-73
Cash Flows -- Six Months ended June 30, 2000 and 1999
  (unaudited)...............................................   F-74
Notes to Unaudited Financial Statements.....................   F-75
Report of Independent Certified Public Accountants..........   F-77
Combined Balance Sheets -- December 31, 1999................   F-78
Combined Statements of Operations -- Years ended December
  31, 1999 and 1998.........................................   F-79
Combined Changes in Partners' Capital -- Years ended
  December 31, 1999 and 1998................................   F-80
Combined Statements of Cash Flows -- Years ended December
  31, 1999 and 1998.........................................   F-81
Notes to Combined Financial Statements......................   F-82

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES


                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)


                                                              MARCH 31, 2002
                                                              ---------------
                                                                (UNAUDITED)
                                                                 RESTATED*
                                   ASSETS
Current assets:
  Cash and cash equivalents.................................  $    26,841,000
  Accounts receivable-trade, less allowance for doubtful
     accounts of $8,388,000.................................       34,365,000
  Due from CoreComm Limited.................................                -
  Other.....................................................        3,381,000
                                                              ---------------
Total current assets........................................       64,587,000
Fixed assets, net...........................................       80,339,000
Investment in CoreComm Limited..............................        3,863,000
Goodwill....................................................      147,380,000
Intangible assets, net......................................        5,622,000
Other, net of accumulated amortization of $1,248,000........       10,883,000
                                                              ---------------
                                                              $   312,674,000
                                                              ===============
                  LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
  Accounts payable..........................................  $    45,893,000
  Accrued expenses..........................................       68,229,000
  Due to NTL Incorporated...................................          315,000
  Due to CoreComm Limited...................................          254,000
  Current portion of long-term debt and capital lease
     obligations............................................        9,426,000
  Deferred revenue..........................................       28,195,000
                                                              ---------------
Total current liabilities...................................      152,312,000
Long-term debt..............................................      144,748,000
Notes payable to related parties............................       16,241,000
Capital lease obligations...................................          244,000
Commitments and contingent liabilities
Shareholders' deficiency:
  Series preferred stock -- $.01 par value, authorized
     10,000,000 shares:
  Issued and outstanding none...............................               --
  Common stock -- $.01 par value, authorized 250,000,000
     shares; issued and outstanding 30,000,000 shares.......          300,000
Additional paid-in capital..................................    1,022,634,000
Deficit.....................................................   (1,023,805,000)
                                                              ---------------
                                                                     (871,000)
                                                              ---------------
                                                              $   312,674,000
                                                              ===============


* See Note 1
           See accompanying notes to unaudited financial statements.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  2002            2001
                                                              ------------    -------------
                                                               RESTATED*
REVENUES....................................................  $ 74,311,000    $  72,811,000
COSTS AND EXPENSES
Operating...................................................    48,038,000       63,520,000
Selling, general and administrative.........................    22,313,000       30,795,000
Corporate...................................................     1,698,000        2,098,000
Non-cash compensation.......................................            --        3,234,000
Recapitalization costs......................................     1,182,000               --
Other charges...............................................            --          119,000
Asset impairments...........................................            --      167,599,000
Depreciation................................................     8,881,000       12,012,000
Amortization................................................        84,000       31,509,000
                                                              ------------    -------------
                                                                82,196,000      310,886,000
                                                              ------------    -------------
Operating loss..............................................    (7,885,000)    (238,075,000)
OTHER INCOME (EXPENSE)
Interest income and other, net..............................       134,000          664,000
Interest expense............................................    (3,903,000)      (4,141,000)
                                                              ------------    -------------
Net loss....................................................  $(11,654,000)   $(241,552,000)
                                                              ============    =============
Basic and diluted net loss per common share.................  $       (.39)   $       (8.46)
                                                              ============    =============
Weighted average number of shares...........................    30,000,000       28,542,000
                                                              ============    =============


* See Note 1

           See accompanying notes to unaudited financial statements.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES


     CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                                  (UNAUDITED)

                             RESTATED -- SEE NOTE 1



                                            COMMON STOCK
                                        ---------------------   ADDITIONAL PAID-
                                          SHARES       PAR         IN CAPITAL          DEFICIT
                                        ----------   --------   ----------------   ---------------
Balance, December 31, 2001............  30,000,000   $300,000    $1,022,634,000    $(1,012,151,000)
Net loss..............................                                                 (11,654,000)
                                        ----------   --------    --------------    ---------------
Balance, March 31, 2002...............  30,000,000   $300,000    $1,022,634,000    $(1,023,805,000)
                                        ==========   ========    ==============    ===============



     The Condensed Consolidated Statement of Shareholders' Equity (Deficiency) and shares outstanding for purposes of computing basic and diluted net loss per common share reflects on a retroactive basis the 3-for-1 stock split by way of a stock dividend paid on April 12, 2002.


           See accompanying notes to unaudited financial statements.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                  2002           2001
                                                              ------------   -------------
                                                               RESTATED*
Net cash provided by (used in) operating activities.........  $ 4,544,000    $(18,555,000)
INVESTING ACTIVITIES
Purchase of fixed assets....................................   (2,405,000)       (530,000)
Proceeds from sales of marketable securities................           --       2,737,000
                                                              -----------    ------------
Net cash provided by (used in) investing activities.........   (2,405,000)      2,207,000
FINANCING ACTIVITIES
Proceeds from borrowing, net of financing costs.............           --       9,736,000
Principal payments..........................................           --      (1,559,000)
Principal payments of capital lease obligations.............     (264,000)     (4,560,000)
                                                              -----------    ------------
Net cash provided by (used in) financing activities.........     (264,000)      3,617,000
                                                              -----------    ------------
Increase (decrease) in cash and cash equivalents............    1,875,000     (12,731,000)
Cash and cash equivalents at beginning of period............   24,966,000      22,773,000
                                                              -----------    ------------
Cash and cash equivalents at end of period..................  $26,841,000    $ 10,042,000
                                                              ===========    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for interest....................................  $ 2,727,000    $  1,110,000
                                                              ===========    ============
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES
  Liabilities incurred to acquire fixed assets..............  $    93,000    $  3,691,000
                                                              ===========    ============



*See Note 1


           See accompanying notes to unaudited financial statements.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.


     The Company originally accounted for the Holdco recapitalization (see Note
2) at fair value, but has determined that it was more appropriately accounted for at historical cost. The principal effect of the restatement was to reduce intangible assets, long-term debt and shareholders' equity (deficiency) by $29,460,000, $11,710,000 and $17,750,000, respectively, at March 31, 2002 (and
$30,663,000, $12,054,000 and $18,609,000 at December 31, 2001). Additionally,
the net loss for the three months ended March 31, 2002 has been restated to $11,654,000 from $12,513,000.


NOTE 2.  HOLDCO RECAPITALIZATION


     In April 2001, CoreComm Holdco Inc., referred to as the Company, and CoreComm Limited completed a reevaluation of their business plan in light of current market conditions and made significant modifications to the plans. The Company streamlined its strategy and operations to focus on its two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market. The second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market.


     Also in April 2001, the Company and CoreComm Limited commenced a process to potentially sell their assets and businesses (now owned by the Company) that are not directly related to their competitive local exchange carrier, referred to as CLEC, business, and retained advisors for the purpose of conducting this sale. The Company's CLEC assets and businesses include its local and toll-related telephone services that compete with the incumbent local exchange carrier, referred to as ILEC.

     In October 2001, the Company and CoreComm Limited commenced the Holdco recapitalization. CoreComm Limited entered into agreements with numerous holders of its 6% Convertible Subordinated Notes Due 2006 whereby the holders agreed, among other things, to exchange their notes for the amount of the October 1, 2001 interest payment of $4.8 million in the aggregate in cash and shares of the Company's common stock. The exchange was completed in December 2001, including the payment of the $4.8 million by CoreComm Limited.

     On December 28, 2001, the Company completed the first phase of the Holdco recapitalization, which was the exchange of shares of its common stock for substantial amounts of the outstanding indebtedness of CoreComm Limited, substantial amounts of the outstanding indebtedness of the Company and CoreComm Limited as co-obligors and all of the outstanding preferred stock of CoreComm Limited.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 2.  HOLDCO RECAPITALIZATION (CONTINUED)

     The following summarizes the indebtedness and preferred stock that was exchanged for shares of the Company's common stock in December 2001:

                                                                             PRINCIPAL AMOUNT OR
                                                                              STATED VALUE WHEN
DESCRIPTION                               DATE ISSUED          ISSUER              ISSUED
-----------                              --------------   ----------------   -------------------
10.75% Unsecured Convertible PIK Notes                    CoreComm Limited
  due 2011.............................  April 2001       and the Company      $ 10.0 million
10.75% Senior Unsecured Convertible PIK                   CoreComm Limited
  Notes Due 2010.......................  December 2000    and the Company      $ 16.1 million
Senior Unsecured Notes Due September
  29, 2003.............................  September 2000   CoreComm Limited     $108.7 million
6% Convertible Subordinated Notes Due
  2006.................................  October 1999     CoreComm Limited     $175.0 million(1)
Series A and Series A-1 Preferred
  Stock................................  September 2000   CoreComm Limited     $ 51.1 million
Series B Preferred Stock...............  September 2000   CoreComm Limited     $250.0 million

---------------

(1) $164.75 million was outstanding as of December 31, 2001, of which $160 million was exchanged.


     As indicated above, the Company exchanged the approximately $10.8 million principal and accrued interest of 10.75% Unsecured Convertible PIK Notes Due 2011 and the approximately $18.0 million principal and accrued interest of 10.75% Senior Unsecured Convertible PIK Notes Due 2010 for shares of its common stock. The Company recorded an extraordinary gain of $25.7 million from the extinguishment of these notes, and incurred costs of $2.7 million in connection with the Holdco recapitalization. This gain is based on the fair value of $0.9797 per share for the shares issued by the Company in exchange for the notes. The Company incurred additional costs, which consist primarily of legal fees, accounting fees and printing fees, in connection with the Holdco recapitalization of $1,182,000 during the three months ended March 31, 2002.


     As a result of the completed exchanges in December 2001, approximately 87% of the Company's outstanding shares, or 26,056,806 shares, are owned by the former holders of indebtedness of the Company and CoreComm Limited and the former holders of CoreComm Limited preferred stock, and approximately 13% of the Company's outstanding shares, or 3,943,248 shares, continue to be held by the CoreComm Limited.

     As part of the second phase of the Holdco recapitalization, on February 8, 2002, the Company launched registered public exchange offers whereby it is offering to exchange its shares of common stock which will have been registered under the Securities Act of 1933, as amended, pursuant to a Form S-4 registration statement to all holders of CoreComm Limited common stock and all remaining holders of 6% Convertible Subordinated Notes due 2006 of CoreComm Limited for their CoreComm Limited common stock and their notes, respectively. As soon as practicable after accepting at least 90% of the outstanding shares of CoreComm Limited common stock in the exchange offers, the Company plans to transfer all such shares to a newly formed, wholly-owned subsidiary and to merge this subsidiary into CoreComm Limited with CoreComm Limited surviving the merger as a wholly-owned subsidiary of the Company.

     As a result of the first phase of the Holdco recapitalization, the Company holds $160 million principal amount of the CoreComm Limited's 6% Convertible Subordinated Notes, approximately $105.7 million principal amount of CoreComm Limited's Senior Unsecured Notes and all of CoreComm Limited's outstanding preferred stock. CoreComm Limited has agreed that it will surrender to the Company the

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 2.  HOLDCO RECAPITALIZATION (CONTINUED)

number of shares of the Company's common stock that the Company requests. The Company intends to request that CoreComm Limited surrender, immediately following the merger, all shares of the Company's common stock that it owns, other than the number of shares of the Company's common stock deliverable upon conversion of public notes not tendered in the exchange offer for public notes or converted prior to the completion of the merger. Therefore, if the merger is completed, CoreComm Limited will own little or no common stock of the Company, and thus will own little or no material assets, since the common stock of the Company is CoreComm Limited's only material asset. In exchange for CoreComm Limited surrendering such shares of the Company's common stock, CoreComm Limited and the Company have agreed to waivers and amendments to delay CoreComm Limited from having to make any payments with respect to these securities through April 2003. If such a merger does not occur, CoreComm Limited does not anticipate that it will have the financial resources to meet the obligations under its notes and preferred stock if the Company requires it to do so.

     Under the exchange offers, those shareholders and noteholders who exchange their shares and notes, respectively, will receive shares of the Company, and would no longer have securities of CoreComm Limited.

     CoreComm Limited may lack the resources to meet the obligations of the remaining $4.75 million principal amount of 6% Convertible Subordinated Notes that are not held by the Company. CoreComm Limited also remains a party liable under the $156.1 million senior secured credit facility, has no right to withdraw any additional money under that facility, and does not expect to be able to raise additional financing in the foreseeable future. CoreComm Limited has a liquidity problem that raises substantial doubt about its ability to continue as a going concern. CoreComm Limited intends to resolve its liquidity problem through the completion of the Holdco recapitalization exchange offers, however the exchange offers may not be completed.

     On December 17, 2001, Nasdaq granted CoreComm Limited an exception to Nasdaq's stockholder approval requirements permitting the Holdco recapitalization to proceed without a vote of CoreComm Limited's stockholders because requiring a stockholder vote would seriously jeopardize CoreComm Limited's financial viability. Pursuant to conversations with Nasdaq, the Company and CoreComm Limited intend to transfer CoreComm Limited's current listing to the Company following successful completion of the exchange offers. The Company expects to become the Nasdaq listed entity and to be subject to the continued inclusion requirements of the Nasdaq National Market.

     On February 14, 2002, CoreComm Limited received written notification from Nasdaq indicating that it failed to comply with the minimum market value of publicly held shares and minimum bid price requirements for continued listing on the Nasdaq National Market. CoreComm Limited has until May 15, 2002 to regain compliance. If the Holdco recapitalization is not successfully completed and CoreComm Limited does not regain compliance by this date, Nasdaq stated that it will then provide CoreComm Limited written notification that its common stock will be delisted from the Nasdaq National Market. CoreComm Limited has not yet determined what actions will be taken if it receives this written notification. If CoreComm Limited's common stock is delisted from the Nasdaq National Market, shares may trade in the over-the-counter market and price quotations may be reported by other sources. The extent of the public market and the availability of quotations for shares of CoreComm Limited's common stock would, however, depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in shares of the common stock on the part of securities firms, the possible termination of registration of the shares under the Securities Exchange Act of 1934, and other factors.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 2.  HOLDCO RECAPITALIZATION (CONTINUED)

     The Company holds $160 million principal amount of CoreComm Limited's 6% Convertible Subordinated Notes Due 2006, approximately $105.7 million principal amount of CoreComm Limited's Senior Unsecured Notes due September 29, 2003, approximately 51,000 shares of CoreComm Limited's Series A preferred stock and 250,000 shares of CoreComm Limited's Series B preferred stock as a result of the exchanges. The Company's investment in CoreComm Limited notes and preferred stock is $3,863,000.

NOTE 3.  RECENT ACCOUNTING PRONOUNCEMENTS

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for the Company on January 1, 2002. This Statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and other related accounting guidance. The adoption of this new standard had no significant effect on the results of operations, financial condition or cash flows of the company.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted SFAS No. 142 on January 1, 2002. The adoption of this new standard had no significant effect on the results of operations, financial condition or cash flows of the Company, other than amortization of goodwill ceased as of January 1, 2002.


     Upon the adoption of SFAS No. 142, the Company performed an analysis of its intangible assets acquired before July 1, 2001 to determine whether they should be classified and accounted for as part of or separate from goodwill. As a result of the analysis, the Company determined that its identifiable intangible assets such as customer lists and LMDS licenses do not meet the indefinite life criteria of SFAS No. 142. Additionally, the Company determined that, with respect to these assets, no changes in the remaining useful lives of these assets were required.



     The Company also performed an evaluation for impairment of its goodwill as of January 1, 2002, and determined that no impairment charge was required. Absent any new indicators of impairment, the Company's next evaluation of impairment will be the annual test on October 1, 2002.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 3.  RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)


     The following table shows the Company's net loss and our basic and diluted loss per share, had SFAS No. 142 been in effect for the first quarter 2001.



                                                          THREE MONTHS ENDED MARCH 31,
                                                          ----------------------------
                                                              2002           2001
                                                          ------------   -------------
Net loss -- as reported.................................  $(11,654,000)  $(241,552,000)
Goodwill amortization...................................            --      31,369,000
                                                          ------------   -------------
Net loss -- as adjusted.................................  $(11,654,000)  $(210,183,000)
                                                          ============   =============
Basic and diluted loss per share:
Net loss per share -- as reported.......................  $      (0.39)  $       (8.46)
Goodwill amortization...................................            --            1.10
                                                          ------------   -------------
Net loss per share -- as adjusted.......................  $      (0.39)  $       (7.36)
                                                          ============   =============


NOTE 4.  REVENUES

                                                             THREE MONTHS ENDED MARCH 31,
                                                             -----------------------------
                                                                 2002            2001
                                                             -------------   -------------
Local exchange services....................................   $26,272,000     $23,865,000
Toll-related telephony services............................    17,689,000      20,663,000
Internet, data and web-related services....................    23,444,000      22,553,000
Other (a)..................................................     6,906,000       5,730,000
                                                              -----------     -----------
                                                              $74,311,000     $72,811,000
                                                              ===========     ===========

---------------

(a) Other includes wireless, paging and information services

NOTE 5.  ASSET IMPAIRMENTS

     At March 31, 2001, the Company reduced the carrying amount of goodwill related to two of its acquisitions by $167,599,000. In connection with the reevaluation of its business plan and the decision to sell its non-CLEC assets and business announced in April 2001, the Company was required to report all long-lived assets and identifiable intangibles to be disposed of at the lower of carrying amount or estimated fair value less cost to sell. The carrying amount of goodwill related to these acquisitions was eliminated before reducing the carrying amounts of other assets. The estimated fair value of these businesses was determined based on information provided by the investment bank retained for the purpose of conducting this sale.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 6.  INTANGIBLE ASSETS

     Intangible assets consist of:


                                                               MARCH 31,
                                                                 2002
                                                              -----------
                                                              (UNAUDITED)
LMDS license costs..........................................  $4,230,000
Customer lists, net of accumulated amortization of
  $948,000..................................................   1,392,000
                                                              ----------
                                                              $5,622,000
                                                              ==========


NOTE 7.  FIXED ASSETS

     Fixed assets consist of:


                                                              MARCH 31, 2002
                                                              --------------
                                                               (UNAUDITED)
Operating equipment.........................................   $104,462,000
Computer hardware and software..............................     53,413,000
Other equipment.............................................     13,066,000
Construction-in-progress....................................        355,000
                                                               ------------
                                                                171,296,000
Accumulated depreciation....................................    (90,957,000)
                                                               ------------
                                                               $ 80,339,000
                                                               ============


NOTE 8.  ACCRUED EXPENSES

     Accrued expenses consist of:

                                                               MARCH 31,
                                                                 2002
                                                              -----------
                                                              (UNAUDITED)
Payroll and related.........................................  $ 7,907,000
Professional fees...........................................      686,000
Taxes, including income taxes...............................   13,713,000
Accrued equipment purchases.................................      134,000
Toll and interconnect.......................................   30,743,000
Reorganization costs........................................    6,653,000
Other.......................................................    8,393,000
                                                              -----------
                                                              $68,229,000
                                                              ===========

NOTE 9.  LONG-TERM DEBT


     At March 31, 2002, the amount outstanding under the Company's senior secured credit facility, less the unamortized discount of $11,352,000, was $144,748,000. The interest rate on the senior secured credit facility was initially, at the Company's option, either 3.25% per annum plus the base rate, which is the higher of the prime rate or the federal funds effective rate plus 0.5% per annum; or the reserve-adjusted London Interbank Offered Rate plus 4.25% per annum. In April 2001 the interest rate was amended to, at the Company's option, either 3.5% per annum plus the base rate, which is the higher of the prime rate or

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 9.  LONG-TERM DEBT (CONTINUED)

the federal funds effective rate plus 0.5% per annum, or the reserve-adjusted London Interbank Offered Rate plus 4.5% per annum. Interest is payable at least quarterly. The unused portion of the facility is subject to a commitment fee equal to 1.25% per annum payable quarterly, subject to reduction to 1.00% per annum based upon the amount borrowed under the facility. At March 31, 2002, the effective interest rate on the amounts outstanding was 6.86%. Effective April 13, 2002, the interest rate on the facility is 6.75%, which will remain in effect until October 12, 2002.

NOTE 10.  RELATED PARTY TRANSACTIONS


     Some of the officers and directors of the Company are also officers or directors of NTL Incorporated, referred to as NTL. In April 2001, CoreComm Limited and the Company as co-obligors issued to NTL $15 million aggregate principal amount of 10.75% Unsecured Convertible PIK Notes Due April 2011. At March 31, 2002, the total amount of the notes outstanding, less the unamortized discount of $358,000, was $16,241,000.


     NTL provided the Company with management, financial, legal and technical services, access to office space and equipment and use of supplies. Amounts charged to the Company by NTL consisted of salaries and direct costs allocated to the Company where identifiable, and a percentage of the portion of NTL's corporate overhead, which cannot be specifically allocated to NTL. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. For the three months ended March 31, 2002 and 2001, NTL charged the Company $84,000 and $104,000, which is included in corporate expenses.

     The Company provided NTL with access to office space and equipment and the use of supplies for which it charged NTL a percentage of the Company's total rent and supplies expense. The Company ceased to provide NTL with access to office space and supplies in the third quarter of 2001. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management, this allocation method was reasonable. For the three months ended March 31, 2001, the Company charged NTL $67,000, which reduced corporate expenses.

     A subsidiary of the Company provides billing and software development services to subsidiaries of NTL. The Company charges an amount in excess of its costs to provide these services. General and administrative expenses were reduced by $312,000 and $467,000 for the three months ended March 31, 2002 and 2001, respectively, as a result of these charges.

     In 2001, the Company and NTL entered into a license agreement whereby NTL was granted an exclusive, irrevocable, perpetual license to certain billing software developed by the Company for telephony rating, digital television events rating, fraud management and other tasks. The sales price was cash of $12.8 million. The billing software was being used by NTL at the time of this agreement, and was being maintained and modified by the Company under an ongoing software maintenance and development outsourcing arrangement between the companies. The Company recorded the aggregate $12.8 million as deferred revenue, of which $1,068,000 was recognized during the three months ended March 31, 2002.

     The Company leases office space from entities controlled by an individual who owns 32% of the outstanding shares of the Company's common stock. Rent expense for these leases for the three months ended March 31, 2002 and 2001 was approximately $450,000 and $400,000, respectively.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 11.  SHAREHOLDERS' EQUITY

STOCK SPLIT

     On April 12, 2002, the Company declared a 3-for-1 stock split by way of a stock dividend, which was paid on the declaration date. The condensed consolidated financial statements and the notes thereto give retroactive effect to the stock split.

NON-CASH COMPENSATION

     In April 2000, the Compensation and Option Committee of the Board of Directors approved the issuance of options to purchase approximately 2,747,000 shares of CoreComm Limited's common stock to various employees at an exercise price of $14.55, which was less than the fair market value of CoreComm Limited's common stock on the date of the grant. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, the Company recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. From January 1, 2001 to March 31, 2001, $3.2 million of the deferred non-cash compensation was charged to expense.

NOTE 12.  OTHER CHARGES

     Other charges of $119,000 for the three months ended March 31, 2001 are for adjustments relating to the Company's announcement in December 2000 of a reorganization of certain of its operations. These charges include additional employee severance and related costs of $351,000, offset by a reversal of the lease exit provision of $232,000.

     The following table summarizes the reorganization charges utilized during the three months ended March 31, 2002:

                                                       EMPLOYEE
                                                       SEVERANCE    LEASE
                                                      AND RELATED    EXIT     AGREEMENT
                                                         COSTS      COSTS    TERMINATIONS   TOTAL
                                                      -----------   ------   ------------   ------
                                                                     (IN THOUSANDS)
Balance, December 31, 2001..........................     $509       $3,106      $3,658      $7,273
Adjustments.........................................       60            2         (64)         (2)
Utilized............................................     (267)        (324)        (27)       (618)
                                                         ----       ------      ------      ------
Balance, March 31, 2002.............................     $302       $2,784      $3,567      $6,653
                                                         ====       ======      ======      ======

NOTE 13.  COMMITMENTS AND CONTINGENT LIABILITIES

     As of March 31, 2002, the Company had purchase commitments of approximately $5,700,000 outstanding.

     The Company purchases goods and services from a wide variety of vendors under contractual and other arrangements that sometimes give rise to litigation in the ordinary course of business. The Company also provides goods and services to a wide range of customers under arrangements that sometimes lead to disputes over payment, performance and other obligations. Some of these disputes, regardless of their merit, could subject the Company to costly litigation and the diversion of its technical and/or management personnel. Additionally, any liability from litigation that is not covered by the Company's insurance or exceeds its coverage could have a material adverse effect on its business, financial condition and/or operating results. Currently, the Company has the following outstanding matters, which, if resolved

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 13.  COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

unfavorably, could have a material adverse effect on the Company's business, financial condition and/or results of operations:

     - CoreComm Newco, Inc., an indirect, wholly-owned subsidiary of the Company, is currently in litigation with Ameritech Ohio, a supplier from whom it purchases telecommunications products and services, over the adequacy of Ameritech's performance under a 1998 contract between CoreComm Newco and Ameritech, and related issues. This litigation began in June 2001 when Ameritech threatened to stop processing new orders following CoreComm Limited's exercise of its right under the contract to withhold payments for Ameritech's performance failures. In response to this threat, CoreComm Limited sought and received an order from an official of the Public Utilities Commission of Ohio barring Ameritech from refusing to process new CoreComm orders. Ameritech has appealed that order to the PUCO and the appeal is still pending.

       On July 5, 2001, Ameritech filed a claim with the PUCO seeking payment from CoreComm Limited of approximately $8,600,000 allegedly owed under the contract. On August 8, 2001, Ameritech filed a second claim against CoreComm Limited in Ohio state court, seeking an additional approximately $4,300,000 in allegedly improperly withheld amounts. On August 28, 2001, CoreComm Limited exercised its right to remove the state court claim to the United States District Court for the Northern District of Ohio, and the parties then stipulated to a consolidation of both of Ameritech's claims in the United States District Court. To consolidate the two claims, on October 9, 2001, Ameritech filed an amended complaint in the United States District Court, seeking a total of approximately $14,400,000.

       On December 26, 2001, CoreComm Newco filed its answer to Ameritech's amended complaint and simultaneously filed three counterclaims against Ameritech and some of its affiliates, alleging breach of contract, antitrust violations, and fraudulent or negligent misrepresentation. In lieu of filing an answer to CoreComm Newco's counterclaims, Ameritech filed a series of motions on March 25, 2002, asking the Court to dismiss several of CoreComm Newco's counterclaims. On April 17, 2002, CoreComm Newco filed its opposition to Ameritech's requests for dismissal and these items are now pending before the court for disposition.

       The Company believes that CoreComm Newco has meritorious defenses to Ameritech's amended complaint, and that the amount currently in dispute is substantially less than the $14,400,000 claimed in Ameritech's amended complaint. For example, the figure specified in Ameritech's complaint does not account for (a) more than $5.2 million in refunds that Ameritech contends it has already credited to CoreComm Newco's accounts since the filing its complaint, and (b) payments that were made by CoreComm Newco in the ordinary course after the time of Ameritech's submission. However, the Company cannot be certain how or when the matter will be resolved. The Company also believe that, to the extent Ameritech prevails with respect to any of its claims, Ameritech's award may be offset in whole or in part by amounts that CoreComm Newco is seeking to obtain from Ameritech under its counterclaims. However, it is impossible at this time to predict the outcome of the litigation.

     - On March 7, 2002, CoreComm Massachusetts, Inc. (an operating subsidiary of the Company) filed a complaint and request for temporary restraining order against Verizon New England d/b/a Verizon seeking to prevent Verizon from proceeding with its threat to implement an embargo on the ability of CoreComm Massachusetts to place orders for new services pending the resolution of a dispute between the parties over the legitimacy of various charges billed by Verizon in that state. On March 13, 2002, the court denied CoreComm's request for a TRO and Verizon proceeded to

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 13.  COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

       implement the threatened service embargo. On April 1, 2002 Verizon filed an answer to CoreComm's complaint along with counterclaims seeking approximately $1.4 million in payment for allegedly past due charges. On April 10, 2002, CoreComm Massachusetts filed an answer to these counterclaims denying the accuracy of Verizon's contentions. The Company does not believe that the embargo will have a material adverse affect on its business, financial condition and/or operating results, and CoreComm Massachusetts intends to defend itself vigorously and pursue all available claims and defenses. However, it is impossible at this time to predict the outcome of this litigation.

     - On December 3, 2001, General Electric Capital Corp. filed a lawsuit in the Circuit Court of Cook County, Illinois against CoreComm Limited and MegsINet, Inc., an indirect subsidiary of the Company, seeking approximately $8 million in allegedly past due amounts and the return of equipment under a capital equipment lease agreement between Ascend and MegsINet. GECC is seeking all amounts allegedly owed under the lease as well as repossession of the equipment. On February 19, 2002, the defendants filed a motion to dismiss several of GECC's claims. In response, GECC withdrew its original complaint and on May 1, 2002 filed an amended complaint naming the Company as an additional defendant. Defendants' response to dismiss the amended complaint is presently due on June 5, 2002. Concurrently, on April 12, 2002, GECC filed a second complaint in the Circuit Court of Cook County, Illinois against MegsINet, CoreComm Limited and the Company seeking a court order allowing it to take repossession of its alleged equipment. After a hearing on the matter following defendants' opposition, GECC withdrew its complaint and filed a new action on May 3, 2002, in an effort to supply the court with additional information regarding its alleged rights to the equipment. Defendant's response to dismiss the May 3 complaint is currently due on or before May 23, 2002, and defendants intend to defend themselves vigorously against both complaints and to pursue all available claims and defenses. However, it is impossible at this time to predict the outcome of the litigation.

     - On May 25, 2001, KMC Telecom, Inc. and some of its operating subsidiaries filed an action in the Supreme Court of New York for New York County against CoreComm Limited, Cellular Communications of Puerto Rico, Inc., CoreComm New York, Inc. and MegsINet, Inc. On that same date, KMC filed the same cause of action in the Circuit Court of Cook County, IL. Upon defendant's Motion to Stay the New York action, KMC voluntarily dismissed the Illinois litigation and the matter is currently proceeding in New York. KMC contends that it is owed approximately $2 million, primarily in respect of alleged early termination liabilities, under a services agreement and a co-location agreement with MegsINet. The defendants have denied KMC's claims and have asserted that the contracts at issue were signed without proper authorization, that KMC failed to perform under the alleged contracts, and that the termination penalties are not enforceable. The defendants have served discovery and intend to defend themselves in coordination with one of their insurance carriers. On March 27, 2002, certain of the defendants initiated litigation against several former principals of MegsINet seeking indemnification and contribution against KMC's claims.

     - On March 1, 2002, Easton Telecom Services, LLC., referred to as Easton LLC, initiated litigation in the Northern District of Ohio against CoreComm Internet Group, Inc. asserting that Easton LLC is the assignee of several rights of Easton Telecom Services, Inc., referred to as Easton Inc., under an asset purchase agreement approved as part of the bankruptcy disposition of Teligent, Inc., and demanding payment of approximately $4.9 million, primarily in respect of alleged early termination penalties, for telecommunications services purportedly provided under alleged contracts between Easton and MegsINet, Inc. Subsequently, on April 18, 2002, Easton filed an amended complaint in the above-referenced matter naming Voyager Information Networks, Inc. as an

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 13.  COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

       additional defendant and increasing the amount in dispute to approximately $5.1 million. On May 7, 2002, defendants' filed their answer denying Easton LLC's allegations and asserting multiple defenses, including defenses challenging the validity of the alleged contracts and plaintiffs claim to alleged damages, Defendants intend to defend themselves vigorously and pursue all available claims and defenses. However, it is impossible at this time to predict the outcome of this litigation.

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
CoreComm Holdco, Inc.

     We have audited the consolidated balance sheets of CoreComm Holdco, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoreComm Holdco, Inc. and Subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


     The consolidated balance sheet at December 31, 2001 has been restated as described in Note 1.


                                          /s/ ERNST & YOUNG LLP

New York, New York

March 29, 2002, except for the first paragraph of Note 18,

as to which the date is April 12, 2002

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                        DECEMBER 31,
                                                              --------------------------------
                                                                   2001              2000
                                                              ---------------   --------------
                                                                 RESTATED*
                                            ASSETS
Current assets:
  Cash and cash equivalents.................................  $    24,966,000   $   22,773,000
  Marketable securities.....................................               --        2,686,000
  Accounts receivable -- trade, less allowance for doubtful
     accounts of $9,759,000 (2001) and $11,034,000 (2000)...       32,261,000       34,148,000
  Due from CoreComm Limited.................................          646,000          638,000
  Due from NTL Incorporated.................................               --       17,345,000
  Other.....................................................        3,683,000        9,038,000
                                                              ---------------   --------------
Total current assets........................................       61,556,000       86,628,000
Fixed assets, net...........................................       86,722,000      179,379,000
Investment in CoreComm Limited..............................        3,863,000               --
Goodwill, net of accumulated amortization of $120,242,000
  (2001) and $42,028,000 (2000).............................      147,380,000      600,859,000
Intangible assets, net......................................        5,706,000        6,092,000
Other, net of accumulated amortization of 1,045,000 (2001)
  and $211,000 (2000).......................................       11,393,000       23,648,000
                                                              ---------------   --------------
                                                              $   316,620,000   $  896,606,000
                                                              ===============   ==============
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    37,348,000   $   72,876,000
  Accrued expenses..........................................       67,766,000       64,558,000
  Due to NTL Incorporated...................................          917,000               --
  Current portion of long-term debt, notes payable and
     capital lease obligations..............................        9,667,000       20,182,000
  Deferred revenue..........................................       29,652,000       29,696,000
                                                              ---------------   --------------
Total current liabilities...................................      145,350,000      187,312,000
Long-term debt, less unamortized discount...................      144,413,000       91,127,000
Notes payable to related parties, less unamortized
  discount..................................................       15,807,000       16,170,000
Capital lease obligations...................................          267,000        2,693,000
Commitments and contingent liabilities
Shareholders' equity:
  Series preferred stock -- $.01 par value, authorized
     10,000,000 shares; issued and outstanding none.........               --               --
  Common stock -- $.01 par value; authorized 250,000,000
     shares; issued and outstanding 30,000,000 (2001) and
     28,542,000 (2000) shares...............................          300,000          285,000
  Additional paid-in capital................................    1,022,634,000    1,038,893,000
  Deferred non-cash compensation............................               --      (21,638,000)
  (Deficit).................................................   (1,012,151,000)    (418,236,000)
                                                              ---------------   --------------
                                                                   10,783,000      599,304,000
                                                              ---------------   --------------
                                                              $   316,620,000   $  896,606,000
                                                              ===============   ==============


*See Note 1

                            See accompanying notes.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------
                                                      2001            2000            1999
                                                  -------------   -------------   -------------
REVENUES........................................  $ 292,681,000   $ 131,526,000   $  57,151,000
COSTS AND EXPENSES
Operating.......................................    224,807,000     142,323,000      57,551,000
Selling, general and administrative.............     96,854,000     109,197,000      72,821,000
Corporate.......................................      5,648,000      11,224,000       6,686,000
Non-cash compensation...........................     21,638,000      43,440,000       1,056,000
Other charges...................................     39,553,000      12,706,000              --
Asset impairments...............................    368,288,000      35,920,000              --
Depreciation....................................     47,976,000      30,641,000      10,916,000
Amortization....................................     97,388,000      42,396,000       8,630,000
                                                  -------------   -------------   -------------
                                                    902,152,000     427,847,000     157,660,000
                                                  -------------   -------------   -------------
Operating (loss)................................   (609,471,000)   (296,321,000)   (100,509,000)
OTHER INCOME (EXPENSE)
Interest income and other, net..................      1,799,000       1,134,000          55,000
Interest expense................................    (25,647,000)     (5,929,000)     (2,624,000)
                                                  -------------   -------------   -------------
(Loss) before income taxes and extraordinary
  item..........................................   (633,319,000)   (301,116,000)   (103,078,000)
Income tax (provision)..........................        (94,000)       (125,000)       (102,000)
                                                  -------------   -------------   -------------
(Loss) before extraordinary item................   (633,413,000)   (301,241,000)   (103,180,000)
Gain from extinguishment of debt................     39,498,000              --              --
                                                  -------------   -------------   -------------
Net (loss)......................................  $(593,915,000)  $(301,241,000)  $(103,180,000)
                                                  =============   =============   =============
Basic and diluted net (loss) per share:
(Loss) before extraordinary item................  $      (22.15)  $      (10.55)  $       (3.62)
Extraordinary item..............................           1.38              --              --
                                                  -------------   -------------   -------------
Net (loss)......................................  $      (20.77)  $      (10.55)  $       (3.62)
                                                  =============   =============   =============
Weighted average number of shares...............     28,599,000      28,542,000      28,542,000
                                                  =============   =============   =============

In the year ended December 31, 2001, non-cash compensation expense includes $3.9 million that would have been included in operating expense, $13.4 million that would have been included in selling, general and administrative expense and $4.3 million that would have been included in corporate expense had the compensation been paid in cash. In the year ended December 31, 2000, non-cash compensation expense includes $5.9 million that would have been included in operating expense, $25.0 million that would have been included in selling, general and administrative expense and $12.5 million that would have been included in corporate expense had the compensation been paid in cash. In the year ended December 31, 1999, non-cash compensation expense includes $345,000 that would have been included in operating expense and $711,000 that would have been included in selling, general and administrative expense had the compensation been paid in cash.

                            See accompanying notes.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                   RESTATED*



                                  COMMON STOCK                            DEFERRED
                              ---------------------     ADDITIONAL        NON-CASH
                                SHARES       PAR      PAID-IN CAPITAL   COMPENSATION      (DEFICIT)
                              ----------   --------   ---------------   ------------   ---------------
Balance, December 31,
  1998......................  28,542,000   $285,000   $   49,808,000                   $   (13,815,000)
Capital contributions.......                             196,892,000
Net (loss) for the year
  ended December 31, 1999...                                                              (103,180,000)
                              ----------   --------   --------------    ------------   ---------------
Balance, December 31,
  1999......................  28,542,000    285,000      246,700,000                      (116,995,000)
Capital contributions.......                             792,193,000
Deferred non-cash
  compensation..............                                            $(31,338,000)
Non-cash compensation
  expense...................                                               9,700,000
Net (loss) for the year
  ended December 31, 2000...                                                              (301,241,000)
                              ----------   --------   --------------    ------------   ---------------
Balance, December 31,
  2000......................  28,542,000    285,000    1,038,893,000     (21,638,000)     (418,236,000)
Capital distributions.......                             (23,164,000)
Shares issued in Holdco
  recapitalization..........   1,458,000     15,000        1,413,000
Shares held by CoreComm
  Limited issued in Holdco
  recapitalization..........                               5,492,000
Non-cash compensation
  expense...................                                              21,638,000
Net (loss) for the year
  ended December 31, 2001...                                                              (593,915,000)
                              ----------   --------   --------------    ------------   ---------------
Balance, December 31,
  2001......................  30,000,000   $300,000   $1,022,634,000    $         --   $(1,012,151,000)
                              ==========   ========   ==============    ============   ===============



The Consolidated Statement of Shareholders' Equity reflects on a retroactive basis the 3-for-1 stock split by way of a stock dividend paid on April 12, 2002.


* See Note 1

                            See accompanying notes.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               YEAR ENDED DECEMBER 31,
                                                    ---------------------------------------------
                                                        2001            2000            1999
                                                    -------------   -------------   -------------
OPERATING ACTIVITIES
  Net (loss)......................................  $(593,915,000)  $(301,241,000)  $(103,180,000)
  Adjustments to reconcile net (loss) to net cash
     (used in) operating activities:
     Depreciation and amortization................    145,364,000      73,037,000      19,546,000
     Gain from extinguishment of debt.............    (39,498,000)             --              --
     Reorganization charges.......................     26,932,000              --              --
     Non-cash compensation........................     21,638,000      43,440,000       1,056,000
     Amortization of original issue discount......      6,256,000              --              --
     Provision for losses on accounts
       receivable.................................      7,143,000       7,130,000       3,241,000
     Asset impairments............................    368,288,000      35,920,000              --
     Accretion of interest on marketable
       securities.................................        (51,000)         24,000              --
     Other........................................     (2,473,000)        996,000          19,000
     Changes in operating assets and liabilities,
       net of effect from business acquisitions:
       Accounts receivable........................     (5,174,000)     (7,405,000)      3,333,000
       Due from affiliates........................     18,140,000     (17,349,000)      1,193,000
       Other current assets.......................      2,369,000         576,000      (3,152,000)
       Other assets...............................     12,773,000      (1,249,000)     (3,447,000)
       Accounts payable...........................    (25,594,000)     17,574,000       5,275,000
       Accrued expenses...........................     21,073,000      (5,078,000)      3,388,000
       Deferred revenue...........................        (44,000)     17,213,000         (61,000)
                                                    -------------   -------------   -------------
Net cash (used in) operating activities...........    (36,773,000)   (136,412,000)    (72,789,000)
INVESTING ACTIVITIES
Purchase of fixed assets..........................     (5,221,000)    (65,211,000)    (20,296,000)
Acquisitions, net of cash acquired................             --     (98,613,000)    (47,056,000)
Purchase of marketable securities.................             --      (2,710,000)             --
Proceeds from sale of marketable securities.......      2,737,000              --              --
                                                    -------------   -------------   -------------
Net cash (used in) investing activities...........     (2,484,000)   (166,534,000)    (67,352,000)
FINANCING ACTIVITIES
Capital contributions (distributions).............    (28,614,000)    232,472,000     151,885,000
Proceeds from borrowings, net of financing
  costs...........................................     88,679,000     103,503,000         480,000
Principal payments................................    (10,508,000)     (5,936,000)     (3,469,000)
Principal payments of capital lease obligations...     (8,107,000)    (15,568,000)     (2,379,000)
                                                    -------------   -------------   -------------
Net cash provided by financing activities.........     41,450,000     314,471,000     146,517,000
                                                    -------------   -------------   -------------
Increase in cash and cash equivalents.............      2,193,000      11,525,000       6,376,000
Cash and cash equivalents at beginning of
  period..........................................     22,773,000      11,248,000       4,872,000
                                                    -------------   -------------   -------------
Cash and cash equivalents at end of period........  $  24,966,000   $  22,773,000   $  11,248,000
                                                    =============   =============   =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest............................  $  13,197,000   $   4,008,000   $   2,032,000
Income taxes paid.................................             --         159,000         185,000
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
  ACTIVITIES
Capital contributions of non-cash net assets......  $   5,450,000   $ 559,721,000   $  45,007,000
Liabilities incurred to acquire fixed assets......      6,595,000      35,626,000      19,621,000
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING
  ACTIVITIES
Shares issued in the Holdco recapitalization......  $   6,905,000   $          --   $          --


                            See accompanying notes.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS

ORGANIZATION

     CoreComm Holdco, Inc., referred to as the Company, was formed in May 1998 as a Bermuda corporation. It was a wholly-owned subsidiary of CoreComm Limited until December 2001. In July 1999, the Company was domesticated under the laws of Delaware.

     CoreComm Limited, formerly a wholly-owned subsidiary of Cellular Communications of Puerto Rico, Inc., referred to as CCPR, was formed in March 1998 in order to succeed to the businesses and assets that were operated by OCOM Corporation. Operations commenced in April 1998. In September 1998, CCPR made a cash contribution to CoreComm Limited of $150,000,000 and distributed 100% of the outstanding shares of CoreComm Limited on a one-for-one basis to CCPR's shareholders.

BUSINESS

     The Company provides integrated local and toll-related telephone, Internet and high-speed data services to business and residential customers located principally in Pennsylvania, Ohio, New Jersey, Michigan, Wisconsin, Maryland, Illinois, New York, Virginia, Delaware, Massachusetts, Washington, D.C. and Indiana.

BASIS OF PREPARATION


     Effective with the completion of the first phase of the Holdco recapitalization on December 28, 2001, CoreComm Limited began accounting for its ownership of approximately 13% of the outstanding shares of the Company using the equity method. CoreComm Limited accounted for the Company as a consolidated subsidiary prior to that date. The Company originally accounted for this transaction at fair value, but has determined it was more appropriately accounted for at historical cost. This required the Company to restate its balance sheet at December 31, 2001. The principal effect of the restatement was to reduce intangible assets, long-term debt and shareholders' equity (deficiency) by $30,663,000, $12,054,000 and $18,609,000, respectively.


LIQUIDITY

     The Company anticipates that it will have sufficient cash to execute its revised business plan. However, there can be no assurance that: (1) actual costs will not exceed the amounts estimated or that additional funding will not be required, (2) the Company and its subsidiaries will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required, (3) the Company will be able to access such cash flow, (4) the Company will be able to sell assets or businesses, or (5) the Company will not be adversely affected by interest rate fluctuations.

     The Company and its subsidiaries may not generate sufficient cash flow from operations to repay at maturity the entire principal amount of its outstanding indebtedness. Accordingly, the Company may be required to consider a number of measures, including: (1) refinancing all or a portion of such indebtedness, (2) seeking modifications to the terms of such indebtedness, (3) seeking additional debt financing, which may be subject to obtaining necessary lender consents, (4) seeking additional equity financing, (5) sales of assets or businesses or (6) a combination of the foregoing.

     The Company's ability to raise additional capital in the future will be dependent on a number of factors, such as general economic and market conditions, which are beyond its control. If the Company is unable to obtain additional financing or obtain it on favorable terms, it may be required to further reduce its operations, forego attractive business opportunities, or take other actions which could adversely affect its business, results of operations and financial condition.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

2.  HOLDCO RECAPITALIZATION

     In April 2001, the Company and CoreComm Limited completed a reevaluation of their business plan in light of current market conditions and made significant modifications to the plans. The Company streamlined its strategy and operations to focus on its two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market. The second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market.

     Also in April 2001, the Company and CoreComm Limited commenced a process to potentially sell their assets and businesses that are not directly related to their competitive local exchange carrier, referred to as CLEC, business, and retained advisors for the purpose of conducting this sale. The Company's CLEC assets and businesses include its local and toll-related telephone services that compete with the incumbent local exchange carrier, referred to as ILEC.

     In October 2001, the Company and CoreComm Limited commenced the Holdco recapitalization. CoreComm Limited entered into agreements with numerous holders of its 6% Convertible Subordinated Notes Due 2006 whereby the holders agreed, among other things, to exchange their notes for the amount of the October 1, 2001 interest payment of $4.8 million in the aggregate in cash and shares of the Company's common stock. The exchange was completed in December 2001, including the payment of the $4.8 million by CoreComm Limited.

     On December 28, 2001, the Company completed the first phase of the Holdco recapitalization, which was the exchange of shares of its common stock for substantial amounts of the outstanding indebtedness of CoreComm Limited, substantial amounts of the outstanding indebtedness of the Company and CoreComm Limited as co-obligors and all of the outstanding preferred stock of CoreComm Limited.

     The following summarizes the indebtedness and preferred stock that was exchanged for shares of the Company's common stock in December 2001:

                                                                           PRINCIPAL AMOUNT OR
DESCRIPTION                             DATE ISSUED         ISSUER       STATED VALUE WHEN ISSUED
-----------                            --------------  ----------------  ------------------------
10.75% Unsecured Convertible PIK       April 2001      CoreComm Limited   $10.0 million
  Notes due 2011                                       and the Company
10.75% Senior Unsecured Convertible    December 2000   CoreComm Limited   $16.1 million
  PIK Notes Due 2010                                   and the Company
Senior Unsecured Notes Due September   September 2000  CoreComm Limited   $108.7 million
  29, 2003
6% Convertible Subordinated Notes Due  October 1999    CoreComm Limited   $175.0 million(1)
  2006
Series A and Series A-1 Preferred      September 2000  CoreComm Limited   $51.1 million
  Stock
Series B Preferred Stock               September 2000  CoreComm Limited   $250.0 million

---------------

(1) $164.75 million was outstanding as of December 31, 2001, of which $160 million was exchanged.

     As indicated above, the Company exchanged the approximately $10.8 million principal and accrued interest of 10.75% Unsecured Convertible PIK Notes Due 2011 and the approximately $18.0 million principal and accrued interest of 10.75% Senior Unsecured Convertible PIK Notes Due 2010 for shares of its common stock. The Company recorded an extraordinary gain of $25.7 million from the extinguishment of these notes, and incurred costs of $2.7 million in connection with the Holdco recapitalization. This gain is based on the fair value of $0.9797 per share for the shares issued by the Company in exchange for the notes.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

     As a result of the completed exchanges in December 2001, approximately 87% of the Company's outstanding shares, or 26,056,806 shares, are owned by the former holders of indebtedness of the Company and CoreComm Limited and the former holders of CoreComm Limited preferred stock, and approximately 13% of the Company's outstanding shares, or 3,943,248 shares, continue to be held by the CoreComm Limited.

     As part of the second phase of the Holdco recapitalization, on February 8, 2002, the Company launched registered public exchange offers whereby it is offering to exchange its shares of common stock which will have been registered under the Securities Act of 1933, as amended, pursuant to a Form S-4 registration statement to all holders of CoreComm Limited common stock and all remaining holders of 6% Convertible Subordinated Notes due 2006 of CoreComm Limited for their CoreComm Limited common stock and their notes, respectively. As soon as practicable after accepting at least 90% of the outstanding shares of CoreComm Limited common stock in the exchange offers, the Company plans to transfer all such shares to a newly formed, wholly-owned subsidiary and to merge this subsidiary into CoreComm Limited with CoreComm Limited surviving the merger as a wholly-owned subsidiary of the Company.

     As a result of the first phase of the Holdco recapitalization, the Company holds $160 million principal amount of the CoreComm Limited's 6% Convertible Subordinated Notes, approximately $105.7 million principal amount of CoreComm Limited's Senior Unsecured Notes and all of CoreComm Limited's outstanding preferred stock. CoreComm Limited has agreed that it will surrender to the Company, immediately following the merger, all shares of our common stock that it owns, other than the number of shares of our common stock deliverable upon conversion of public notes not tendered in the exchange offer for public notes or converted prior to the completion of the merger. Therefore, if the merger is completed, CoreComm Limited will own no common stock of the Company, and thus will own no material assets, since the common stock of the Company is CoreComm Limited's only material asset. In exchange for CoreComm Limited surrendering such shares of the Company's common stock, CoreComm Limited and the Company have agreed to waivers and amendments to delay CoreComm Limited from having to make any payments with respect to these securities. If such a merger does not occur, CoreComm Limited does not anticipate that it will have the financial resources to meet the obligations under its notes and preferred stock if the Company requires it to do so.

     Under the exchange offer, those shareholders and noteholders who exchange their shares and notes, respectively, will receive shares of the Company, and would no longer have securities of CoreComm Limited.

     CoreComm Limited may lack the resources to meet the obligations of the remaining $4.75 million principal amount of 6% Convertible Subordinated Notes that are not held by the Company. CoreComm Limited also remains a party liable under the $156.1 million senior secured credit facility, has no right to withdraw any additional money under that facility, and does not expect to be able to raise additional financing in the foreseeable future. CoreComm Limited has a liquidity problem that raises substantial doubt about its ability to continue as a going concern. CoreComm Limited intends to resolve its liquidity problem through the completion of the Holdco recapitalization exchange offers, however the exchange offers may not be completed.

     The Company holds $160 million principal amount of CoreComm Limited's 6% Convertible Subordinated Notes Due 2006, approximately $105.7 million principal amount of CoreComm Limited's Senior Unsecured Notes due September 29, 2003, approximately 51,000 shares of CoreComm Limited's Series A preferred stock and 250,000 shares of CoreComm Limited's Series B preferred stock as a result of the exchanges. As of December 31, 2001, the Company's investment in CoreComm Limited notes and preferred stock was $3,863,000 and amounts due from CoreComm Limited were $646,000.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

     On December 17, 2001, Nasdaq granted CoreComm Limited an exception to Nasdaq's stockholder approval requirements permitting the Holdco recapitalization to proceed without a vote of CoreComm Limited's stockholders because requiring a stockholder vote would seriously jeopardize CoreComm Limited's financial viability. Pursuant to conversations with Nasdaq, the Company and CoreComm Limited intend to transfer CoreComm Limited's current listing to the Company following successful completion of the exchange offers. The Company expects to become the Nasdaq listed entity and to be subject to the continued inclusion requirements of the Nasdaq National Market.

     On February 14, 2002, CoreComm Limited received written notification from Nasdaq indicating that it failed to comply with the minimum market value of publicly held shares and minimum bid price requirements for continued listing on the Nasdaq National Market. CoreComm Limited has until May 15, 2002 to regain compliance. If the Holdco recapitalization is not successfully completed and CoreComm Limited does not regain compliance by this date, Nasdaq stated that it will then provide CoreComm Limited written notification that its common stock will be delisted from the Nasdaq National Market.

3.  SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts receivable, the amount to be paid to terminate certain agreements included in reorganization costs, the amount to be paid to settle certain toll and interconnection liabilities, the amount to be paid as a result of certain sales and use tax audits, potential liabilities arising from other sales tax matters and estimates related to the value of long-lived assets, goodwill and other intangible assets. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and those entities where the Company's interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

     Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were approximately $24.3 million and $22 million at December 31, 2001 and 2000, respectively, and consisted of corporate commercial paper.

MARKETABLE SECURITIES

     Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a separate component of shareholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary will be included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

     Marketable securities at December 31, 2000 consisted of corporate commercial paper. During the years ended December 31, 2001, 2000 and 1999 there were no realized gains or losses on sales of securities.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company records an estimate of uncollectible accounts receivable based on the current aging of its receivables and its prior collection experience.

FIXED ASSETS

     Fixed assets are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment -- 3 to 15 years, computer hardware and software -- 3 or 5 years and other equipment -- 2 to 7 years, except for leasehold improvements for which the estimated useful lives are the term of the lease.

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

GOODWILL

     Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over the period benefited, which is estimated to be 5 or 7 years. The Company continually evaluates whether events and circumstances warrant revised estimates of useful lives or recognition of a charge-off of carrying amounts. The Company continually reviews the recoverability of goodwill, including enterprise level goodwill. The recoverability of goodwill is assessed by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted cash flows. The carrying value of goodwill is adjusted to the present value of the future operating cash flows if the undiscounted cash flows analysis indicates it cannot be recovered over its remaining life. The present value of the future operating cash flows is calculated using a discount rate that is equivalent to the rate that would be required for a similar investment with like risks. If a portion or separable group of assets of an acquired company is being disposed of, goodwill would be allocated to the assets to be disposed of based on the relative fair values of those assets at the date of acquisition, unless another method of allocation is more appropriate.

LMDS LICENSE COSTS

     The costs incurred to acquire the Local Multipoint Distribution Service, referred to as LMDS, licenses from the Federal Communications Commission, referred to as the FCC, were deferred and will be amortized on a straight-line basis over the term of the licenses upon the commencement of operations. The Company continually reviews the recoverability of the carrying value of LMDS licenses using the same methodology that it uses for the evaluation of its other long-lived assets.

INTANGIBLE ASSETS

     Intangible assets include workforce and customer lists. These are acquisition-related assets which are stated at their estimated fair value as of the date acquired in a business combination accounted for as a purchase, less accumulated amortization. Amortization is recorded on a straight-line basis over estimated useful lives of 2 and 7 years. The Company continually reviews the recoverability of the carrying value of the intangible assets using the same methodology that it uses for the evaluation of its other long-lived assets.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

OTHER ASSETS

     Other assets include deferred financing costs and notes receivable from former officers of an acquired business. Deferred financing costs were incurred in connection with the issuance of debt and are charged to interest expense over the term of the related debt. The notes receivable earn interest at 5% per annum and are due in 2002 and 2003.

NET (LOSS) PER SHARE

     The Company reports its basic and diluted net (loss) per share in accordance with Financial Accounting Standards Board, referred to as FASB, Statement of Financial Accounting Standards, referred to as SFAS, No. 128, "Earnings Per Share." The weighted average shares used in the computation of net
(loss) per share reflects the stock split in 2001 on a retroactive basis.

REVENUE RECOGNITION AND CERTAIN COST CLASSIFICATIONS

     Revenues are recognized at the time the service is rendered to the customer or the performance of the service has been completed. Charges for services that are billed in advance are deferred and recognized when earned.

     Operating costs includes direct costs of sales and network costs. Direct cost of sales includes the costs directly incurred primarily with other telecommunications carriers in order to render services to customers. Network costs include the costs of fiber and access, points of presence, repairs and maintenance, rent, utilities and property taxes of the telephone, Internet and data network, as well as salaries and related expenses of network personnel.

ADVERTISING EXPENSE

     The Company charges the cost of advertising to expense as incurred. Advertising costs for the years ended December 31, 2001, 2000 and 1999 were $3,581,000, $8,683,000 and $4,407,000, respectively.

STOCK-BASED COMPENSATION

     The Company's employees participate in the CoreComm Limited stock option plans. CoreComm Limited has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". CoreComm Limited applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans. The Company's financial statements include amounts for stock-based compensation charged by CoreComm Limited to the Company.

4.  RECENT ACCOUNTING PRONOUNCEMENTS

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for the Company on January 1, 2002. This Statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and other related accounting guidance. The adoption of this new standard had no significant effect on the results of operations, financial condition or cash flows of the company.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted SFAS No. 142 on January 1, 2002. The adoption of this new standard will have no effect on the results of operations, financial condition or cash flows of the Company, other than amortization of goodwill will cease as of January 1, 2002.

5.  CERTAIN RISKS AND UNCERTAINTIES

     The Company's performance is affected by, among other things, its ability to implement expanded interconnection and collocation with the facilities of ILECs and develop efficient and effective working relationships with the ILECs and other carriers. The Company has installed its own switches and related equipment in certain of its markets. The Company will continue to lease the unbundled local loop needed to connect its customers to its switches. The Company purchases capacity from the ILECs on a wholesale basis pursuant to contracts and sells it at retail rates to its customers. The Company depends upon the ILECs to maintain the quality of their service to the Company's customers. Also, the Company depends upon the ILECs for accurate and prompt billing information in order for the Company to bill certain of its customers.

     The Company's business is highly competitive which results in pricing pressure and increasing customer acquisition costs. The competition in the local exchange business includes the larger, better capitalized ILECs as well as other CLECs, other providers of telecommunications services and cable television companies. The competition in the Internet services market includes established online services, such as AOL and the Microsoft Network, the ILECs, cable television companies and other local, regional and national Internet service providers. The competitive environment may result in price reductions in the Company's fees for services, increased spending on marketing and product development, a reduction in the Company's ability to increase revenues and gross margin from its core businesses, a limit on the Company's ability to grow its customer base or attrition in the Company's customer base. The Company's operating results and cash flows would be negatively impacted by any of these events.

6.  REVENUES

                                                       YEAR ENDED DECEMBER 31,
                                              -----------------------------------------
                                                  2001           2000          1999
                                              ------------   ------------   -----------
Local Exchange Services.....................  $ 95,272,000   $ 62,960,000   $40,463,000
Toll-related Telephony Services.............    77,169,000     27,952,000     6,110,000
Internet, Data and Web-related Services.....    93,997,000     34,157,000     6,996,000
Other(a)....................................    26,243,000      6,457,000     3,582,000
                                              ------------   ------------   -----------
                                              $292,681,000   $131,526,000   $57,151,000
                                              ============   ============   ===========

---------------

(a) Other includes wireless, paging and information services.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

7.  ASSET IMPAIRMENTS

     As of December 31, 2001, the Company performed an analysis of the carrying values of its long-lived assets including goodwill. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. This analysis was initiated because of the decline in the Company's stock price and significantly lower valuations for companies within its industry. Additionally, at the time of the Company's analysis, the book value of the Company's net assets significantly exceeded its market capitalization. Accordingly, the Company performed an analysis of the recoverability of its long-lived assets and associated goodwill. The fair value of the Company's assets was determined by discounting the Company's estimates of the expected future cash flows related to these assets when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. The Company recorded a write-down of goodwill of $186,160,000 and a write-down of fixed assets of $14,529,000 in the fourth quarter of 2001 as result of this analysis and review.

     At March 31, 2001, the Company reduced the carrying amount of goodwill related to two of its acquisitions by $167,599,000. In connection with the reevaluation of its business plan and the decision to sell its non-CLEC assets and business announced in April 2001, the Company was required to report all long-lived assets and identifiable intangibles to be disposed of at the lower of carrying amount or estimated fair value less cost to sell. The carrying amount of goodwill related to these acquisitions was eliminated before reducing the carrying amounts of other assets. The estimated fair value of these businesses was determined based on information provided by the investment bank retained for the purpose of conducting this sale.

     At December 31, 2000, the Company wrote-off the carrying amount of intangible assets from certain business combinations. The aggregate write-off of $14,784,000 included goodwill of $6,690,000, workforce of $577,000 and customer lists of $7,517,000. These assets were primarily related to the Company's resale CLEC business, which was acquired in 1999. The underlying operations, customer relationships and future revenue streams had deteriorated significantly since the acquisition. These were indicators that the carrying amount of the resale-related assets was not recoverable. The Company estimated that the fair value of these assets was zero due to the lack of potential buyers, the overall deterioration of the resale CLEC business environment and because of the negative cash flow of these resale businesses for the foreseeable future. The goodwill had useful lives of 5 and 10 years, and the other intangibles had useful lives of 3 and 5 years.

     Also at December 31, 2000, in connection with the reevaluation of its business plan announced in April 2001, the Company reduced the carrying amount of its LMDS licenses by $21,136,000 to reflect their estimated fair value. The estimated fair value was determined based on an analysis of sales of other LMDS licenses.

8.  ACQUISITIONS

     On September 29, 2000, CoreComm Limited completed two significant acquisitions. CoreComm Limited acquired ATX Telecommunications Services, Inc., referred to as ATX, a CLEC providing integrated voice and high-speed data services, including long distance, local, wireless and network services through the use of telephone switching equipment and other physical facilities in the New York -- Virginia corridor. ATX was acquired for approximately $39.4 million in cash, approximately $108.7 million principal amount of CoreComm Limited's senior unsecured notes due 2003, 12,398,000 shares of CoreComm Limited's common stock and 250,000 shares of CoreComm Limited's Series B preferred stock with a stated value of $250.0 million. The common stock was valued at $178.7 million, the fair value at the time of the third amendment to the ATX merger agreement on July 31, 2000. The senior unsecured notes and the Series B preferred stock were valued at $94.0 million and $67.3 million, respectively, the fair

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
value on the date of issuance. In addition, CoreComm Limited incurred acquisition related costs of approximately $9.7 million.

     CoreComm Limited also acquired Voyager.net, Inc., referred to as Voyager, a large independent Internet communications company focused on the Midwestern United States. Voyager was acquired for approximately $36.1 million in cash and 19,435,000 shares of CoreComm Limited's common stock. The common stock was valued at $154.6 million, the fair value at the time of the closing of the transaction. In addition, CoreComm Limited incurred acquisition related costs of approximately $9.4 million and repaid approximately $24.0 million of Voyager debt including accrued interest.

     The assets of ATX and Voyager were contributed to subsidiaries of the Company.

     These acquisitions have been accounted for as purchases, and, accordingly the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the date of acquisition. The aggregate purchase price of $613.2 million exceeded the estimated fair value of net tangible assets acquired by $585.8 million, which was allocated to goodwill.

     The pro forma unaudited consolidated results of operations for the year ended December 31, 2000 assuming consummation of the acquisitions as of January 1, 2000 is as follows:

Total revenue...............................................  $ 297,850,000
Net (loss)..................................................   (391,276,000)
Basic and diluted net (loss) per share......................         (41.13)

     In May 1999, CoreComm Limited acquired 100% of the stock of MegsINet Inc., a national Internet Service Provider, referred to as ISP, in Chicago for a total consideration of $16.8 million in cash and 3,245,000 shares of CoreComm Limited's common stock. In addition, CoreComm Limited exchanged MegsINet stock options for options to purchase 444,000 shares of CoreComm Limited's common stock, repaid $2.0 million of MegsINet debt and incurred acquisition related costs of $1.2 million. The common stock portion of the consideration was valued at $30.8 million, the fair value on the date prior to the announcement. The stock options were valued at $4.0 million using the Black-Scholes option pricing model.

     Also in May 1999, CoreComm Limited acquired the wireline assets of USN Communications, Inc., which was a CLEC that operated on a resale basis, for a cash payment of $26.4 million, warrants to purchase 563,000 shares of CoreComm Limited's common stock at a price of $13.33 per share and 225,000 shares at a price of $22.22 per share, and a potential contingent cash payment which was capped at $58.6 million. The contingent payment was payable only if the USN assets met or exceeded operating performance thresholds. A contingent payment is not expected to be required. The warrants were valued at $9.1 million, the fair value on the date of issuance. In addition, CoreComm Limited incurred acquisition related costs of $1.0 million.

     The assets of MegsINet and USN were contributed to subsidiaries of the Company.

     These acquisitions have been accounted for as purchases, and, accordingly, the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the dates of acquisition. The aggregate purchase price of $91.3 million exceeded the fair value of the net tangible assets acquired by $75.6 million, which was allocated as follows: $13.3 million to customer lists, $1.5 million to workforce and $60.8 million to goodwill.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

9.  INTANGIBLE ASSETS

     Intangible assets consist of:


                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
LMDS license costs..........................................  $4,230,000   $4,230,000
Workforce, net of accumulated amortization of $198,000
  (2000)....................................................          --       52,000
Customer lists, net of accumulated amortization of $864,000
  (2001) and $530,000 (2000)................................   1,476,000    1,810,000
                                                              ----------   ----------
                                                              $5,706,000   $6,092,000
                                                              ==========   ==========


10.  FIXED ASSETS

     Fixed assets consist of:


                                                                  DECEMBER 31,
                                                           ---------------------------
                                                               2001           2000
                                                           ------------   ------------
Operating equipment......................................  $102,529,000   $124,335,000
Computer hardware and software...........................    53,313,000     53,092,000
Other equipment..........................................    12,956,000     21,182,000
Construction-in-progress.................................            --     22,097,000
                                                           ------------   ------------
                                                            168,798,000    220,706,000
Accumulated depreciation.................................   (82,076,000)   (41,327,000)
                                                           ------------   ------------
                                                           $ 86,722,000   $179,379,000
                                                           ============   ============



     The change in the fixed asset balance from December 31, 2000 to December 31, 2001 is partially due to the 2001 reorganization, the settlement of certain liabilities and the review of the recoverability of long-lived assets. The 2001 reorganization included fixed asset write-offs related to vacated offices of $5.3 million and network assets in abandoned markets of $13.4 million. The settlement of amounts due to one of the Company's equipment vendors included the return of certain equipment with a net book value of $6.8 million. The Company performed a review of the recoverability of its long-lived assets including fixed assets that indicated that the $14.5 million carrying value of certain fixed assets would not be recoverable.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

11.  ACCRUED EXPENSES

     Accrued expenses consist of:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2001          2000
                                                             -----------   -----------
Payroll and related........................................  $ 7,517,000   $ 5,032,000
Professional fees..........................................      935,000     2,331,000
Taxes, including income taxes..............................   16,534,000    13,730,000
Accrued equipment purchases................................      385,000    14,460,000
Toll and interconnect......................................   28,668,000    20,628,000
Reorganization costs.......................................    7,273,000     1,835,000
Other......................................................    6,454,000     6,542,000
                                                             -----------   -----------
                                                             $67,766,000   $64,558,000
                                                             ===========   ===========

12.  LONG-TERM DEBT

     Long-term debt consists of:


                                                                   DECEMBER 31,
                                                            --------------------------
                                                                2001          2000
                                                            ------------   -----------
Senior secured credit facility, less unamortized discount
  of $11,687,000 (2001) and none (2000)...................  $144,413,000   $91,100,000
Working capital promissory note, interest at 8.5%.........            --     1,496,000
Note payable for equipment, interest at 12.75%............            --     3,331,000
Other.....................................................        33,000       160,000
                                                            ------------   -----------
                                                             144,446,000    96,087,000
Less current portion......................................        33,000     4,960,000
                                                            ------------   -----------
                                                            $144,413,000   $91,127,000
                                                            ============   ===========


     In September 2000, subsidiaries of the Company entered into a senior secured credit facility with The Chase Manhattan Bank as lender, administrative agent and collateral agent. CoreComm Limited and the Company have unconditionally guaranteed payment under the facility. The facility was amended and restated in April 2001. The senior secured credit facility provides for both a term loan facility and a revolving credit facility. The aggregate amount available was amended to $156.1 million of which the term loan facility is $106.1 million and the revolving credit facility is $50 million. As of April 2001, the entire amount available under the senior secured credit facility had been borrowed.

     The term loan facility will amortize in quarterly installments of principal commencing on December 31, 2003 with a final maturity on September 22, 2008. The revolving credit facility shall be automatically and permanently reduced in increasing quarterly installments of principal commencing on December 31, 2003 with a termination date on September 22, 2008. In the event CoreComm Limited's remaining approximately $4.75 million principal amount of 6% Convertible Subordinated Notes have not been converted or refinanced on or prior to April 1, 2006, then the facilities become payable in full on April 1, 2006.

     The interest rate on both the term loan facility and the revolving credit facility was initially, at the Company's option, either 3.25% per annum plus the base rate, which is the higher of the prime rate or the federal funds effective rate plus 0.5% per annum; or the reserve-adjusted London Interbank Offered Rate

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
plus 4.25% per annum. In April 2001 the interest rate was amend to, at the Company's option, either 3.5% per annum plus the base rate, which is the higher of the prime rate or the federal funds effective rate plus 0.5% per annum, or the reserve-adjusted London Interbank Offered Rate plus 4.5% per annum. Interest is payable at least quarterly. The unused portion of the facility is subject to a commitment fee equal to 1.25% per annum payable quarterly, subject to reduction to 1.00% per annum based upon the amount borrowed under the facility. At December 31, 2001 and 2000, the effective interest rate on the amounts outstanding was 6.86% and 10.982%, respectively. The rate at December 31, 2001 is in effect through April 12, 2002.


     America Online, Inc., referred to as AOL, is a lender in the amended credit facility. In connection with the financing in April 2001, the Company entered into a marketing agreement with AOL to market a joint CoreComm/AOL bundled package in the Company's market areas. In addition, in connection with the financing in April 2001, CoreComm Limited issued warrants to purchase shares of its common stock. The estimated value of the warrants plus the excess of the advertising commitment over its estimated fair value to the Company aggregating $12,454,000 was recorded as a debt discount in April 2001.


     In 1998, MegsINet entered into a working capital promissory note and a note payable for operating equipment. MegsINet was required to make monthly principal and interest payments through January 2002 for the working capital note and through September 2001 for the equipment note. In 2001, the holders of these notes agreed to accept cash of $400,000 and $800,000 in full settlement of all amounts due under the working capital note and certain capital leases and the equipment note, respectively. Extraordinary gains aggregating $4,067,000 were recorded as a result of these settlements.

     In May 2001, the Company entered into an agreement with one of its equipment vendors whereby $17,166,000 due to the vendor would be paid in three payments in January, May and August 2002. In December 2001, the Company and the vendor agreed to a modification of this arrangement in which the Company paid $2,000,000 and returned certain of the equipment in full settlement of the amount due. The Company recorded an extraordinary gain of $7,628,000 as a result of this transaction.

     In April 2001, the Company and CoreComm Limited as co-obligators issued to Booth American Company $10 million aggregate principal amount of 10.75% Unsecured Convertible PIK Notes Due April 2011. Interest on the notes was at an annual rate of 10.75% payable semiannually on October 15 and April 15 of each year, commencing October 15, 2001. The interest was payable in kind by the issuance of additional 10.75% Unsecured Convertible PIK Notes due April 2011 in such principal amount as shall equal the interest payment that was then due. The notes were convertible into CoreComm Limited's common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. Additional notes issued for interest had an initial conversion price equal to 120% of the weighted average closing price of CoreComm Limited's common stock for a specified period. All of the outstanding 10.75% Unsecured Convertible PIK Notes Due April 2011 were exchanged for shares of the Company in December 2001.

     The Company exchanged the approximately $10.8 million principal and accrued interest of 10.75% Unsecured Convertible PIK Notes Due 2011 and the approximately $18.0 million principal and accrued interest of 10.75% Senior Unsecured Convertible PIK Notes Due 2010 (that were included in notes payable to related parties) for shares of its common stock. The Company recorded an extraordinary gain of $25,677,000 from the extinguishment of these notes. Costs of $2,655,000 were incurred in connection with the Holdco recapitalization which are included as an offset to the extraordinary gain. In addition, the Company recorded an extraordinary gain of $4,781,000 related to the settlement of other liabilities.


     The senior secured credit facility restricts the payment of cash dividends and loans to the Company. At December 31, 2001, restricted net assets were approximately $11 million.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

     As of December 31, 2001, the aggregate principal amounts of long-term debt scheduled for repayment are as follows:

Year Ending December 31,
  2002......................................................   $     33,000
  2003......................................................      1,950,000
  2004......................................................      9,750,000
  2005......................................................     25,350,000
  2006......................................................     50,700,000
Thereafter..................................................     68,350,000
                                                               ------------
                                                               $156,133,000
                                                               ============

13.  OTHER CHARGES

     Other charges in 2001 include reorganization charges of $37,372,000 and an adjustment to the reserve for notes receivable from former officers of Voyager of $2,181,000. The reorganization charges relate to the Company's announcements in May and July 2001 that it was taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. A total of $21,386,000 of these costs are for equipment and other assets that will not require any future cash outlays. The employee severance and related costs in 2001 were for approximately 630 employees to be terminated, none of whom are still employed by the Company as of December 31, 2001. The major actions involved in the 2001 reorganization included: (1) consolidation of functions such as network operations, customer service and finance, (2) initiatives to increase gross margins and (3) agreements with vendors to reduce or eliminate purchase commitments. The consolidation of functions resulted in employee terminations and the closing of offices. Employee severance and related costs, lease exit costs and fixed assets and prepayment write-downs include charges related to these actions. Initiatives to increase gross margins resulted in consolidation of network assets and elimination of redundant and less profitable facilities. Charges for these actions include lease exit costs and fixed assets and prepayment write-downs. Finally, reductions or elimination of purchase commitments resulted in agreement termination charges. All of these actions are expected to be completed by June 30, 2002. Fixed assets and prepayments written-off include $5.3 million related to vacated offices, $13.4 million for network assets in abandoned markets and $2.7 million for prepayments in respect of ILEC facilities in abandoned markets.

     Other charges in 2000 include a reserve of $8,700,000 for notes receivable from former officers of Voyager, and reorganization charges of $4,006,000. The employee severance and related costs in 2000 were for approximately 250 employees to be terminated, none of whom were still employed by the Company as of December 31, 2000.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

     The following table summarizes the reorganization charges incurred and utilized in 2000 and 2001:

                                 EMPLOYEE
                                 SEVERANCE     LEASE                   FIXED ASSETS
                                AND RELATED    EXIT      AGREEMENT         AND
                                   COSTS       COSTS    TERMINATIONS   PREPAYMENTS     TOTAL
                                -----------   -------   ------------   ------------   --------
                                                        (IN THOUSANDS)
Charged to expense............    $ 2,089     $ 1,917     $    --        $     --     $  4,006
Utilized......................       (775)     (1,396)         --              --       (2,171)
                                  -------     -------     -------        --------     --------
Balance, December 31, 2000....      1,314         521          --              --        1,835
Charged to expense............      3,409       6,928       6,572          21,772       38,681
Adjustments...................       (996)         73          --            (386)      (1,309)
Utilized......................     (3,218)     (4,416)     (2,914)        (21,386)     (31,934)
                                  -------     -------     -------        --------     --------
Balance, December 31, 2001....    $   509     $ 3,106     $ 3,658        $     --     $  7,273
                                  =======     =======     =======        ========     ========

14.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

     Long-term debt: The carrying amount of the variable rate senior secured credit facility approximates the fair value. The fair value of the Company's other notes payable are estimated using discounted cash flow analyses, based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

     The carrying amounts and fair values of the Company's financial instruments are as follows:


                                                 DECEMBER 31, 2001     DECEMBER 31, 2000
                                               ---------------------   ------------------
                                               CARRYING                CARRYING    FAIR
                                                AMOUNT    FAIR VALUE    AMOUNT     VALUE
                                               --------   ----------   --------   -------
                                                             (IN THOUSANDS)
Cash and cash equivalents....................  $ 24,966    $ 24,966    $22,773    $22,773
Long-term debt:
  Working capital promissory note............        --          --      1,496      1,392
  Equipment note.............................        --          --      3,331      2,496
  Senior secured credit facility.............   144,413     156,100     91,100     91,100
  Notes payable to related parties...........    15,807      16,174     16,170     15,355
  Other......................................        33          33        160        138

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

15.  LEASES

     The Company has capital leases for certain of its operating equipment. Leased property included in operating equipment consists of:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2001          2000
                                                             -----------   -----------
Operating equipment........................................  $14,145,000   $41,859,000
Accumulated depreciation...................................           --    14,699,000
                                                             -----------   -----------
                                                             $14,145,000   $27,160,000
                                                             ===========   ===========

     Future minimum annual payments under these leases at December 31, 2001 are as follows:

Year Ending December 31,
  2002......................................................  $11,008,000
  2003......................................................      266,000
                                                              -----------
  Total minimum lease payments..............................   11,274,000
  Less amount representing interest (at rates ranging from
     8.5% to 26.44%)........................................    1,373,000
                                                              -----------
  Present value of net minimum obligations..................    9,901,000
  Current portion...........................................    9,634,000
                                                              -----------
                                                              $   267,000
                                                              ===========

     As of December 31, 2001, the Company had leases for office space and equipment which extend through 2013. Total rent expense for the years ended December 31, 2001, 2000 and 1999 under operating leases was $8,791,000, $7,764,000 and $5,151,000, respectively.

     Future minimum annual lease payments under noncancellable operating leases at December 31, 2001 are as follows: $7,704,000 (2002); $6,794,000 (2003);
$4,675,000 (2004); $3,652,000 (2005) $2,469,000 (2006) and $6,122,000
thereafter.

16.  RELATED PARTY TRANSACTIONS

     Notes payable to related parties consists of:


                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2001          2000
                                                             -----------   -----------
10.75% Senior Unsecured Convertible PIK Notes Due December
  2010, plus accrued interest..............................  $        --   $16,170,000
10.75% Unsecured Convertible PIK Notes Due April 2011, plus
  accrued interest, less unamortized discount of $367,000
  (2001)...................................................   15,807,000            --
                                                             -----------   -----------
                                                             $15,807,000   $16,170,000
                                                             ===========   ===========


     In December 2000, the Company issued $16.1 million aggregate principal amount of 10.75% Senior Unsecured Convertible PIK Notes Due December 2010, which were a joint obligation of CoreComm Limited and the Company, to officers and directors of CoreComm Limited and the Company. Interest on the notes was at an annual rate of 10.75% payable semiannually on January 1 and July 1 of each year, which commenced on July 1, 2001. The interest was payable in kind by the issuance of additional Senior Unsecured Convertible PIK Notes Due December 2010 in such principal amount equal the interest payment that was then due. The notes were convertible into CoreComm Limited common stock prior to

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
maturity at a conversion price of $5.00 per share, subject to adjustment. The additional notes issued for interest had an initial conversion price equal to 120% of the weighted average closing price of CoreComm Limited's common stock for a specified period. All of the outstanding 10.75% Senior Unsecured Convertible PIK Notes Due December 2010 were exchanged for shares of the Company's common stock in December 2001.


     Some of the officers and directors of the Company are also officers or directors of NTL Incorporated, referred to as NTL. In April 2001, CoreComm Limited and the Company as co-obligors issued to NTL $15 million aggregate principal amount of 10.75% Unsecured Convertible PIK Notes Due April 2011. In addition, in April 2001, CoreComm Limited issued warrants to NTL, and CoreComm Limited and the Company entered into a network and software agreement with NTL. The estimated value of the warrants of $397,000 was recorded as a debt discount in April 2001. Pursuant to the network and software agreement with NTL, the Company will provide U.S. network access for U.K. Internet traffic from NTL's U.K. customers for three years, as well as a royalty free license to use certain provisioning software and know-how.


     Interest on the 10.75% Unsecured Convertible PIK Notes Due April 2011 is at an annual rate of 10.75% payable semiannually on October 15 and April 15 of each year, which commenced on October 15, 2001. The interest is payable in kind by the issuance of additional 10.75% Unsecured Convertible PIK Notes Due April 2011 in such principal amount as shall equal the interest payment that is then due. Additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of CoreComm Limited's common stock for a specified period. The notes are convertible into shares of CoreComm Limited's common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. However, NTL and CoreComm Limited and the Company have entered into an agreement relating to the conversion feature of the notes following the Holdco recapitalization. Through that agreement, consistent with the original terms of the notes, CoreComm Limited and the Company have agreed to exercise their right under the notes such that, following the successful completion of the exchange offer to the holders of CoreComm Limited's common stock to exchange their shares for shares of the Company's common stock, the convertibility feature of the notes will be altered so that rather than the notes being convertible into shares of CoreComm Limited common stock, the notes will become convertible into shares of the Company's common stock. At that time, the conversion price of $1.00 will be equitably adjusted by applying the exchange ratio in the exchange offer, which results in a new conversion price of $116.70 per share of the Company's common stock. NTL has agreed not to exercise its rights to convert into CoreComm Limited common stock for six months from February 5, 2002 (unless that right has previously ceased as a result of the completion of the exchange offer and the change in the convertibility feature). In the event that the exchange offer is not completed, the conversion feature would remain into CoreComm Limited common stock. These notes are redeemable, in whole or in part, at the Company's option, at any time on or after April 12, 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date.

     NTL provides the Company with management, financial, legal and technical services, access to office space and equipment and use of supplies. Amounts charged to the Company by NTL consist of salaries and direct costs allocated to the Company where identifiable, and a percentage of the portion of NTL's corporate overhead which cannot be specifically allocated to NTL. Effective January 1, 2001, the percentage used to allocate corporate overhead was reduced. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. For the years ended December 31, 2001, 2000 and 1999, NTL charged the Company $446,000, $1,186,000 and $2,330,000, respectively, which is included in corporate expenses.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

     The Company provided NTL with access to office space and equipment and the use of supplies until August 2001. In the fourth quarter of 1999, the Company began charging NTL a percentage of the Company's office rent and supplies expense. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. In 2001, 2000 and 1999, the Company charged NTL $121,000, $267,000 and $62,000, respectively, which reduced corporate expenses.

     A subsidiary of the Company provides billing and software development services to subsidiaries of NTL. General and administrative expenses were reduced by $1,883,000, $1,400,000 and $800,000 for the years ended December 31, 2001, 2000 and 1999, respectively, as a result of these charges.

     In 2001, the Company and NTL entered into a license agreement whereby NTL was granted an exclusive, irrevocable, perpetual license to certain billing software developed by the Company for telephony rating, digital television events rating, fraud management and other tasks. The sales price was cash of $12.8 million. The billing software was being used by NTL at the time of this agreement, and was being maintained and modified by the Company under an ongoing software maintenance and development outsourcing arrangement between the companies. The Company recorded the $12.8 million as deferred revenue to be recognized over a period of three years, which was the estimated amount of time the Company expected to provide service under this arrangement. The Company recognized $2.5 million of this revenue in 2001.

     In March 2000, the Company and NTL announced that they had entered into an agreement to link their networks in order to create an international Internet backbone that commenced operations in February 2001. The Company recognized revenue of $327,000 for the network usage in the year ended December 31, 2001.

     The Company leases office space from entities controlled by an individual who owns 32% of the outstanding shares of the Company's common stock. Rent expense for these leases for the year ended December 31, 2001 was approximately $1.6 million.

17.  401(k) PLAN

     The Company sponsors a 401(k) Plan in which all full-time employees who have completed 90 days of employment and are 21 years of age may participate. The Company's matching contribution is determined annually by the Board of Directors. Participants may make salary deferral contributions of 1% to 15% of their compensation not to exceed the maximum allowed by law. The expense for the years ended December 31, 2001, 2000 and 1999 was $380,000, $486,000 and
$350,000, respectively.

18.  SHAREHOLDERS' EQUITY

STOCK SPLITS

     The Company declared a 6,342.944-to-1 stock split which was effective on December 17, 2001. The Company's outstanding shares increased from 1,500 to 9,514,416 as a result of this stock split. On April 12, 2002, the Company declared a 3-for-1 stock split by way of a stock dividend, which was paid on the declaration date. The Company's outstanding shares increased from 9,514,416 to 28,543,248. The consolidated financial statements and the notes thereto give retroactive effect to the stock split.

NON-CASH COMPENSATION

     In June 2001, CoreComm Limited's Board of Directors approved the repricing of certain CoreComm Limited stock options granted to employees of the Company. George Blumenthal, the then Chairman of the Board of Directors of CoreComm Limited, Barclay Knapp, the then President of CoreComm Limited,

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
and the members of the Board of Directors of CoreComm Limited did not participate in the repricing. Options to purchase an aggregate of approximately
10.2 million shares of CoreComm Limited's common stock with an average exercise price of $10.70 per share were repriced to $.25, $.75 or $1.25 per share, depending upon the original exercise price. In accordance with APB No. 25 and related interpretations, CoreComm Limited and the Company are accounting for the repriced options as a variable plan. The Company will recognize non-cash compensation expense for the difference between the quoted market price of the common stock and the exercise price of the repriced options while the options remain outstanding. The CoreComm Limited Board of Directors has taken this action to continue to provide the appropriate performance incentives to those affected.

     In April 2000, the compensation and option committee of the CoreComm Limited Board of Directors approved the issuance of options to purchase approximately 2,747,000 shares of CoreComm Limited's common stock to employees of the Company at an exercise price of $14.55, which was less than the fair market value of CoreComm Limited's common stock on the date of the grant. In accordance with APB Opinion No. 25, in April 2000, the Company recorded non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. From April 2000 to December 31, 2000, $9.7 million of the deferred non-cash compensation was charged to expense. In 2001, the remaining $21.6 million of the deferred non-cash compensation was charged to expense.

     In November 2000, the Board of Directors of CoreComm Limited approved the rescission of certain previously exercised employee stock options. CoreComm Limited issued notes to employees of the Company for the repurchase of the 671,000 shares of CoreComm Limited's common stock for an aggregate of $6,803,000, which exceeded the fair market value of CoreComm Limited's common stock on the date of repurchase. The notes earned interest at a rate of 4.5% and were redeemed by CoreComm Limited in December 2000. The Company recorded non-cash compensation of $4.7 million from these transactions.

     The non-cash compensation charge of $1.1 million in 1999 was recorded in accordance with APB Opinion No. 25, related to a change in CoreComm Limited stock option agreements granted to certain of the Company's employees.

STOCKHOLDER RIGHTS PLAN

     The Company adopted a stockholder rights plan in December 2001. In connection with the stockholder rights plan, the Board of Directors declared and paid a dividend of one preferred share purchase right for each share of common stock outstanding on December 17, 2001. Each right entitles the holder, under certain potential takeover events, to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, referred to as Series A Preferred Stock, at an exercise price of initially four times the average closing price of the Company's common stock over the first five days of trading, subject to adjustment. The rights expire on December 17, 2011 unless an exchange or redemption or a completion of a merger occurs first. There are 1,000,000 shares of Series A Preferred Stock authorized for issuance under the plan. No shares of Series A Preferred Stock are issued or outstanding.

     The Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of an amount equal to the greater of $.01 per share or 1,000 times the aggregate per share amount of all dividends declared on the Company's common stock since the immediately preceding dividend payment date. In the event of liquidation, the holders of Series A Preferred Stock will be entitled to a liquidation payment of $1 per share plus accrued and unpaid dividends. Each share of Series A Preferred Stock will have 1,000 votes on all matters and will vote as a single class with the holders of the Company's common stock.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

WARRANTS

     In connection with the amendment and restatement of the senior secured credit facility in April 2001, CoreComm Limited issued to lenders warrants to purchase approximately 10.6 million shares of its common stock at an exercise price of $.01 per share that expire in April 2011. Warrants to purchase an aggregate of approximately 1.4 million shares of CoreComm Limited common stock issued in December 2000 and January 2001 were canceled upon the issuance of these new warrants.

     CoreComm Limited had the following warrants outstanding as of December 31, 2001: (1) warrants to purchase an aggregate of 29,000 shares of common stock at $13.75 per share issued in 1999 that expire in August 2008, (2) warrants to purchase an aggregate of 225,000 shares of common stock at $22.22 per share issued in 1999 that expire in May 2004, (3) warrants to purchase an aggregate of 563,000 shares of common stock at $13.33 per share issued in 1999 that expire in May 2002 and (4) warrants to purchase an aggregate of 10,580,000 shares of common stock at $.01 per share issued in 2001 that expire in April 2011. None of these warrants were exercised in 2001 or 2000.

     The Company has offered its common stock to CoreComm Limited's stockholders through a registered public exchange offer. If this exchange offer is consummated, CoreComm Limited's warrants will be exercisable into common shares of the Company on an as-converted basis, subject to the exchange ratio in the exchange offer.

STOCK OPTIONS

     In December 2001, the Company adopted a new stock option plan for its employees. A total of 8.7 million shares of common stock were reserved for issuance under the plan, which represents 22.5% of the total fully diluted shares of the Company. In January 2002, the Board of Directors approved a grant of options to purchase an aggregate of approximately 7.74 million shares of the Company's common stock, representing approximately 20% of the total fully diluted shares. The exercise price of these options is $1.00 per share. The number of shares available under the plan and the number of shares into which each option is exercisable are subject to adjustment in the event of stock splits and other similar transactions.

     The Company's option plan provides that incentive stock options be granted at the fair market value of the Company's common stock on the date of grant, and nonqualified stock options be granted at a price determined by the Compensation and Option Committee of the Company's Board of Directors. Options are generally exercisable as to 34% of the shares subject thereto on the date of grant and become exercisable as to an additional 33% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of the Company or its affiliates. Options will expire ten years after the date of the grant.

     As of December 31, 2001, there were approximately 33,057,000 shares of CoreComm Limited common stock reserved for issuance under the CoreComm Limited stock option plans, referred to as the Limited Plans, and there were approximately 8.4 million shares available for issuance. The Limited Plans provide that incentive stock options be granted at the fair market value of CoreComm Limited's common stock on the date of grant, and nonqualified stock options be granted at a price determined by the Compensation and Option Committee of the CoreComm Limited Board of Directors. Options are generally exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of CoreComm Limited or its affiliates. Options will expire ten years after the date of the grant.

     In December 2001, the CoreComm Limited Board of Directors, in connection with the Holdco recapitalization, accelerated all outstanding options to acquire shares of CoreComm Limited common stock so that all are presently fully vested and exercisable. CoreComm Limited options are not exercisable

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
for shares of the Company's common stock. In the event that the Company is successful in consummating the exchange offers, CoreComm Limited would become a subsidiary of the Company. Subsequent to that time, the Company and CoreComm Limited may agree to effect a merger between CoreComm Limited and a subsidiary of the Company which would have the effect of converting holders of any remaining outstanding shares of CoreComm Limited common stock not owned by the Company into shares of the Company at an exchange ratio identical to that being offered in the exchange offers. Between now and that time, if holders of CoreComm Limited options exercise their options, they would, at the time of a merger, have the same rights as other holders of CoreComm Limited common stock to have their shares of CoreComm Limited converted to shares of the Company at that exchange ratio. The Company may be required to record non-cash compensation upon the ultimate resolution of the CoreComm Limited Stock options.

     In connection with the distribution of CoreComm Limited to CCPR's shareholders, CoreComm Limited issued options to purchase approximately 1,877,000 shares of CoreComm Limited common stock to holders of CCPR stock options who elected to receive options. In addition, CoreComm Limited issued warrants to purchase 6,153,000 shares of its common stock to holders of CCPR stock options who elected to receive warrants. These warrants are referred to as distribution warrants.

     Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if CoreComm Limited had accounted for its employee warrants and stock options under the fair value method of that Statement. The fair value for these warrants and options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000 and 1999: risk-free interest rate of 4.47%, 5.30% and 6.81%, respectively, dividend yield of 0%, volatility factor of the expected market price of CoreComm Limited's common stock of 1.276, .804 and ..465, respectively, and a weighted-average expected life of the warrants and options of 10 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because CoreComm Limited's distribution warrants and stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its distribution warrants and stock options.

     For purposes of pro forma disclosures, the estimated fair value of the distribution warrants and options is amortized to expense over the options' vesting periods. Following is the Company's pro forma information as if the Company and not CoreComm Limited had issued the distribution warrants and stock options:

                                                     YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------
                                              2001            2000            1999
                                          -------------   -------------   -------------
Pro forma net (loss)....................  $(678,921,000)  $(376,557,000)  $(128,451,000)
Pro forma net (loss) per share -- basic
  and diluted...........................        $(71.22)        $(39.58)        $(13.50)

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

     A summary of CoreComm Limited's distribution warrants and stock option activity and related information, as if the Company and not CoreComm Limited had issued the distribution warrants and stock options, for the years ended December 31, 2001, 2000 and 1999 follows:

                                          2001                     2000                     1999
                                 ----------------------   ----------------------   ----------------------
                                              WEIGHTED-                WEIGHTED-                WEIGHTED-
                                               AVERAGE                  AVERAGE                  AVERAGE
                                 NUMBER OF    EXERCISE    NUMBER OF    EXERCISE    NUMBER OF    EXERCISE
                                  OPTIONS       PRICE      OPTIONS       PRICE      OPTIONS       PRICE
                                 ----------   ---------   ----------   ---------   ----------   ---------
Outstanding -- beginning of
  period.......................  19,349,000    $13.69     10,754,000    $15.37      9,765,000    $ 5.51
Granted........................  16,822,000       .65     10,404,000     10.98      7,925,000     19.56
Exercised......................       3,000      1.49      1,640,000      7.61      5,606,000      6.27
Forfeited......................   13,971,00     12.16        169,000     14.09      1,330,000      6.27
                                 ----------               ----------               ----------
Outstanding -- end of period...  22,197,000    $ 4.80     19,349,000    $13.69     10,754,000    $15.37
                                 ==========               ==========               ==========
Exercisable at end of period...  22,197,000    $ 4.80     10,112,000    $12.51      3,438,000    $10.11
                                 ==========               ==========               ==========

     Weighted-average fair value of distribution warrants and options, calculated using the Black-Scholes option pricing model, granted during 2001, 2000 and 1999 is $0.12, $14.04 and $14.28, respectively.

     The following table summarizes the status of the CoreComm Limited distribution warrants and stock options outstanding and exercisable at December 31, 2001, as if the Company and not CoreComm Limited had issued the distribution warrants and stock options:

                                                                           WARRANTS AND
                       WARRANTS AND STOCK OPTIONS OUTSTANDING        STOCK OPTIONS EXERCISABLE
                   ----------------------------------------------   ---------------------------
                                   WEIGHTED-         WEIGHTED-                     WEIGHTED-
RANGE OF           NUMBER OF       REMAINING          AVERAGE       NUMBER OF       AVERAGE
EXERCISE PRICES     OPTIONS     CONTRACTUAL LIFE   EXERCISE PRICE    OPTIONS     EXERCISE PRICE
----------------   ----------   ----------------   --------------   ----------   --------------
$ 0.02 to $ 3.03   17,012,000      8.7 years          $ 0.632       17,012,000      $ 0.632
$ 5.86 to $ 7.94      576,000      6.6 years          $ 6.261          576,000      $ 6.261
$12.96 to $14.55      299,000      8.3 years          $13.909          299,000      $13.909
$18.78 to $22.33    4,310,000      7.5 years          $20.491        4,310,000      $20.491
                   ----------                                       ----------
  Total            22,197,000                                       22,197,000
                   ==========                                       ==========

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

19.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         2001       2000       1999
                                                        -------   --------   --------
Current:
  Federal.............................................  $    --   $     --   $     --
  State and local.....................................   94,000    125,000    102,000
                                                        -------   --------   --------
Total current.........................................   94,000    125,000    102,000
                                                        -------   --------   --------
Deferred:
  Federal.............................................       --         --         --
  State and local.....................................       --         --         --
Total deferred........................................       --         --         --
                                                        -------   --------   --------
                                                        $94,000   $125,000   $102,000
                                                        =======   ========   ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                                 DECEMBER 31,
                                                         -----------------------------
                                                             2001            2000
                                                         -------------   -------------
Deferred tax assets:
  Depreciation.........................................  $   8,503,000   $   1,214,000
  Net operating losses.................................     95,932,000     107,220,000
  Allowance for doubtful accounts......................      7,435,000       4,414,000
  Amortization of goodwill.............................     11,140,000       7,405,000
  Accrued expenses.....................................     17,336,000      35,820,000
  Asset impairments....................................     16,737,000       8,546,000
  Other................................................        562,000         174,000
                                                         -------------   -------------
                                                           157,645,000     164,793,000
Valuation allowance for deferred tax assets............   (157,645,000)   (164,793,000)
                                                         -------------   -------------
Net deferred tax assets................................  $          --   $          --
                                                         =============   =============

     The deferred tax assets have been fully offset by a valuation allowance due to the uncertainty of realizing such tax benefit. The deferred tax assets include $38 million which, if realized, would be accounted for as a reduction of goodwill or an increase in equity.

     Due to the completion of the debt cancellation in the first phase of the Holdco recapitalization in December 2001, CoreComm Limited realized for tax purposes approximately $265 million of income, most of which is not subject to tax as a result of an exception set forth in the Internal Revenue Code. To the extent that such amount is excluded from taxable income, taxable attributes of the Company and subsidiaries, consisting of net operating loss, referred to as NOL, carryforwards are subject to reduction. After reduction, NOL carryforwards at December 31, 2001 are $230 million. Furthermore, the Holdco recapitalization caused an ownership change pursuant to section 382 of the Internal Revenue Code, which imposes an annual limitation on the utilization of NOL carryforwards. Utilization of the Company's

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
remaining NOL carryforwards will be significantly restricted by the section 382 limitation triggered by the ownership change.

     The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

                                                     YEAR ENDED DECEMBER 31,
                                           --------------------------------------------
                                               2001            2000            1999
                                           -------------   -------------   ------------
Benefit at federal statutory rate
  (35%)..................................  $(207,837,000)  $(105,391,000)  $(36,077,000)
State and local income taxes.............         94,000         125,000        102,000
Expenses not deductible for tax
  purposes...............................    135,313,000      33,619,000      2,160,000
Foreign income not subject to U.S. tax...             --              --       (362,000)
U.S. losses with no benefit..............     72,524,000      71,772,000     34,279,000
                                           -------------   -------------   ------------
                                           $      94,000   $     125,000   $    102,000
                                           =============   =============   ============

20.  COMMITMENTS AND CONTINGENT LIABILITIES

     As of December 31, 2001, the Company had purchase commitments of approximately $5,000,000 outstanding.

     The Company is involved in various disputes, arising in the ordinary course of its business, which may result in pending or threatened litigation. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows. However, certain of these matters, if resolved unfavorably to us, could have a material adverse effect on the Company's business, financial condition and/or results of operations:

     - CoreComm Newco, Inc., an indirect, wholly-owned subsidiary of CoreComm Holdco referred to as CoreComm Newco, is currently in litigation with Ameritech Ohio, a supplier from whom it purchases telecommunications products and services, over the adequacy of Ameritech's performance under a 1998 contract between CoreComm Newco and Ameritech, and related issues. This litigation began in June 2001 when Ameritech threatened to stop processing new orders following CoreComm Newco's exercise of its right under the contract to withhold payments for Ameritech's performance failures. In response to this threat, CoreComm Newco sought and received an order from an official of the Public Utilities Commission of Ohio, referred to as the PUCO, barring Ameritech from refusing to process new CoreComm orders. Ameritech has appealed that order to the PUCO and the appeal is still pending.

      On July 5, 2001, Ameritech filed a claim with the PUCO seeking payment from CoreComm Newco of approximately $8,600,000 allegedly owed under the contract. On August 8, 2001, Ameritech filed a second claim against CoreComm Newco in Ohio state court, seeking an additional approximately $4,300,000 in allegedly improperly withheld amounts. These claims were subsequently consolidated in the United States District Court, with an amended complaint from Ameritech seeking a total of approximately $14,400,000.

      On December 26, 2001, CoreComm Newco filed its answer to Ameritech's amended complaint and simultaneously filed three counterclaims against Ameritech and some of its affiliates, alleging breach of contract, antitrust violations, and fraudulent or negligent misrepresentation. In lieu of filing an answer to CoreComm Newco's counterclaims, Ameritech filed a series of motions on March 25, 2002, asking the Court to dismiss certain of CoreComm Newco's counterclaims. CoreComm Newco's response to those motions is currently due on April 17, 2002 and it intends to oppose Ameritech's requests for dismissal vigorously.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

      The Company believes that CoreComm Newco has meritorious defenses to Ameritech's amended complaint, and that the amount currently in dispute is substantially less than the $14,400,000 claimed in Ameritech's amended complaint. For example, the figure specified in Ameritech's complaint does not account for (a) more than $4.1 million in refunds that Ameritech contends it has already credited to CoreComm Newco's accounts since the filing its complaint, and (b) payments that were made by CoreComm Newco in the ordinary course after the time of Ameritech's submission. However, the Company cannot be certain how the matter will be resolved. The Company also believes that, to the extent Ameritech prevails with respect to any of its claims, Ameritech's award may be offset in whole or in part by amounts that CoreComm Newco is seeking to obtain from Ameritech under its counterclaims. However, it is impossible at this time to predict the outcome of the litigation.

     - Certain operating subsidiaries of CoreComm Holdco are currently involved in litigation with certain subsidiaries of Verizon Communications, Inc., referred to as Verizon, relating to the timeliness and accuracy of Verizon's wholesale billing processes, the legitimacy of various charges that have been levied by Verizon, and the propriety of Verizon's effort to collect those charges by threatening to implement an account embargo and service suspension on the ability of CoreComm Holdco's subsidiaries to process new and pending service orders unless payment is made on the amounts demanded.

      On or about January 31, 2002, the subsidiaries of CoreComm Holdco operating in Delaware, District of Columbia, Maryland, Massachusetts, New York, Pennsylvania and received correspondence from Verizon claiming that Verizon was owed a total of approximately $14 million for services allegedly provided in those states and threatening to activate embargo procedures on their accounts if payment of the alleged amounts was not received. In response, the subsidiaries challenged the accuracy of Verizon's figures and provided formal written notice to Verizon disputing its claims and reiterating their several prior requests that Verizon provide additional information to support its contentions and resolve a variety of apparently systemic problems with its wholesale billing systems. Additionally, the subsidiaries in Pennsylvania , New York and Massachusetts proceeded to initiate litigation against Verizon before the appropriate regulatory authorities and/or in civil court.

      After further discussions and agreements between the parties, on February 28, 2002 Verizon withdrew its embargo threats in all states except Massachusetts. In Massachusetts, Verizon filed an answer to the complaint along with counterclaims seeking approximately $1.4 million in payment for allegedly past due charges. CoreComm Massachusetts is currently preparing an answer to these counterclaims that will dispute the accuracy of Verizon's contentions and discussions regarding a mutually agreeable resolution of the matter are continuing between the parties.

      In Pennsylvania, litigation between ATX Telecommunications and Verizon is continuing. In the meantime, on March 4, 2002, ATX received a letter from Verizon asserting that Verizon is owed approximately $5.7 million in allegedly past due charges and threatening to implement a service embargo. ATX is currently reviewing Verizon's claims against its own billing records and believes that the amount at issue could be substantially less than the amount claimed by Verizon when taking into account (a) Verizon's historical billing errors, (b) payments that have been or will be made in the ordinary course, and (c) unresolved disputes over prior charges. Accordingly, on March 29, 2002, ATX filed a petition with the Hearing Examiner in its complaint case advising that the $5.7 million figure alleged in Verizon's embargo letter has been placed into dispute by ATX due to Verizon's billing errors, that approximately $3 million of erroneous charges have already been found which ATX believes should be deducted from the claimed amount, and asking the Hearing Examiner to issue an order that would prevent Verizon from implementing a service

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
      embargo during the pendancy of the complaint proceeding. ATX intends to vigorously litigate its complaint regarding Verizon's billing errors, including the longstanding, apparently systemic problems that ATX has experienced with Verizon's billing systems, and pursue all available claims, counterclaims and offsets, including defending against any effort to implement any embargo or service suspension. However, it cannot presently predict how the matter will be resolved and if Verizon were to prevail on its claims and/or activate an account embargo or service suspension, it could have a material adverse affect on our business, financial condition and/or results of operations.

     - On December 3, 2001, General Electric Capital Corp. filed a lawsuit in the Circuit Court of Cook County, Illinois against CoreComm Limited and MegsINet, Inc., an indirect subsidiary of CoreComm Holdco, seeking approximately $8 million in allegedly past due amounts under a capital equipment lease agreement between Ascend and MegsINet. GECC is seeking all amounts allegedly owed under the lease as well as repossession of the equipment. On February 19, 2002, the defendants filed a motion to dismiss certain of GECC's claims. GECC's response to the motion is currently due on April 9, 2002, defendants' reply is presently due on April 26, 2002 and oral argument on the motions is presently scheduled for May 13, 2002. CoreComm Holdco is currently in settlement discussions with GECC regarding these claims.

     - On May 25, 2001, KMC Telecom, Inc. and some of its operating subsidiaries filed an action in the Supreme Court of New York for New York County against CoreComm Limited, Cellular Communications of Puerto Rico, Inc., CoreComm New York, Inc. and MegsINet, Inc. On that same date, KMC filed the same cause of action in the Circuit Court of Cook County, IL. Upon defendant's Motion to Stay the New York action, KMC voluntarily dismissed the Illinois litigation and the matter is currently proceeding in New York. KMC contends that it is owed approximately $2 million, primarily in respect of alleged early termination liabilities, under a services agreement and a collocation agreement with MegsINet. The defendants have denied KMC's claims and have asserted that the contracts at issue were signed without proper authorization, that KMC failed to perform under the alleged contracts, and that the termination penalties are not enforceable. The defendants have served discovery and intend to defend themselves in coordination with one of their insurance carriers.

     - On July 6, 2001, MCI initiated a compulsory arbitration action against CoreComm Holdco's subsidiary CoreComm Communications, Inc. in connection with a dispute arising under a carrier services agreement between the parties. The arbitration demand contends that MCI is owed in excess of $1.9 million for circuits that were allegedly ordered by CoreComm Communications, Inc. under a carrier agreement. MCI has subsequently asserted that under one theory of the case premised on its reading of provisions relating to alleged early termination penalties, its claims could exceed $10 million, and under another theory involving a different computation its claims could exceed $4.5 million. The defendant has denied MCI's claims, asserting that the circuits were never ordered under the contract and have been improperly billed by MCI, and the defendant does not agree with MCI's various damages theories. MCI has admitted that there are no signed written orders for a substantial majority of the circuits, and the contract states that all orders must be submitted in writing signed by the ordering party. Discovery in this matter has been completed, and the case is currently scheduled for trial before the arbitrator in April 2002. The defendant is litigating the suit vigorously and pursuing all available claims and defenses.

     - The Company received correspondence from a law firm on behalf of Weston Telecommunications, L.L.C., referred to as Weston, asserting that Weston is the assignee of certain rights of Easton Telecom Services, Inc., referred to as Easton, under an asset purchase agreement approved as part of the bankruptcy disposition of Teligent, Inc., and demanding payment of approximately $4.9 million for telecommunications services purportedly provided under alleged contracts between

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

       Easton and MegsINet, Inc. On March 1, 2002, Easton Telecom Services, LLC., formerly known as Weston, initiated litigation in the Northern District of Ohio against CoreComm Internet Group, Inc. asserting the claims discussed above. The defendant has investigated Weston's claims and does not believe that they have merit. Defendant's answer to Easton's complaint is presently due on April 24, 2001 and the Company intends to defend itself vigorously and pursue all available claims and defenses, including multiple defenses to the validity of the alleged contracts at issue.

                               VOYAGER.NET, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30, 2000
                                                               -------------
                                                                (UNAUDITED)
                                   ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 12,329,741
  Accounts receivable, less allowance.......................      7,837,616
  Prepaid and other assets..................................      1,729,869
                                                               ------------
     Total current assets...................................     21,897,226
Property and equipment, net.................................     25,524,813
Intangible assets, net......................................     56,665,195
                                                               ------------
     Total assets...........................................   $104,087,234
                                                               ============

                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of obligations under capital leases.......   $  3,157,610
  Accounts payable..........................................        805,961
  Other liabilities.........................................      2,898,448
  Deferred revenue..........................................     12,269,517
                                                               ------------
     Total current liabilities..............................     19,131,536
Commitments and contingencies
Obligations under capital leases............................      2,116,236
Long-term debt..............................................     23,750,000
Stockholders' equity:
  Preferred stock, 8% cumulative, non-voting, $.01 par
     Value, $100 redemption value: 5,000,000 shares
     authorized, none outstanding...........................             --
  Common stock, $.0001 par value; authorized 50,000,000
     Shares in 1999 and 2000; issued and outstanding
     31,650,108 and 31,654,758 shares in 1999 and 2000,
     respectively...........................................          2,712
  Additional paid-in capital................................    112,151,544
  Receivables for preferred and common stock................     (6,441,935)
  Notes and interest receivable, stockholder................     (5,768,418)
  Deferred compensation.....................................        161,420
  Accumulated deficit.......................................    (41,015,861)
                                                               ------------
     Total stockholders' equity.............................     59,089,462
                                                               ------------
     Total liabilities and stockholders' equity.............   $104,087,234
                                                               ============

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                             THREE MONTHS ENDED            SIX MONTHS ENDED
                                                  JUNE 30,                     JUNE 30,
                                          -------------------------   --------------------------
                                             2000          1999           2000          1999
                                          -----------   -----------   ------------   -----------
                                                               (UNAUDITED)
Revenue:
  Internet access service...............  $18,444,717   $10,537,560   $ 36,484,158   $18,942,762
  Other.................................      173,064       176,339        245,901       290,363
                                          -----------   -----------   ------------   -----------
       Total revenue....................   18,617,781    10,713,899     36,730,059    19,233,125
                                          -----------   -----------   ------------   -----------
Operating expenses:
  Internet access service...............    7,398,439     3,602,005     14,628,026     6,391,681
  Sales and marketing...................    2,221,192     1,229,038      4,358,192     2,198,069
  General and administrative............    5,931,172     3,081,402     11,912,961     5,544,602
  Depreciation and amortization.........   10,166,904     5,004,953     18,377,773     8,531,777
  Compensation charge for issuance of
     Common stock and stock options.....       25,000     1,044,000         50,000     2,509,000
                                          -----------   -----------   ------------   -----------
       Total operating expenses.........   25,742,707    13,961,398     49,326,952    25,175,129
                                          -----------   -----------   ------------   -----------
Loss from operations before other income
  (expense).............................   (7,124,926)   (3,247,499)   (12,596,893)   (5,942,004)
                                          -----------   -----------   ------------   -----------
Other income (expense):
  Interest income.......................      266,077         4,822        515,076        31,594
  Interest expense......................     (839,873)   (1,047,378)    (1,453,949)   (1,845,663)
  Other.................................     (218,262)           --       (258,969)           --
                                          -----------   -----------   ------------   -----------
       Total other expense..............     (792,058)   (1,042,556)    (1,197,842)   (1,814,069)
                                          -----------   -----------   ------------   -----------
Net loss................................   (7,916,984)   (4,290,055)   (13,794,735)   (7,756,073)
Preferred stock dividends...............           --      (165,496)            --      (330,992)
                                          -----------   -----------   ------------   -----------
       Net loss applicable to common
          stockholders..................  $(7,916,984)  $(4,455,551)  $(13,794,735)  $(8,087,065)
                                          -----------   -----------   ------------   -----------
Per share data:
  Basic and diluted net loss per share
     Applicable to common
     stockholders.......................  $     (0.25)  $     (0.19)  $      (0.44)  $     (0.35)
                                          ===========   ===========   ============   ===========
  Weighted average common shares
     outstanding:
     Basic and diluted..................   31,654,758    23,766,309     31,653,466    23,163,442
                                          ===========   ===========   ============   ===========

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                         RECEIVABLES
                                                                             FOR
                                                                          PREFERRED
                                       COMMON STOCK        ADDITIONAL        AND        NOTES AND
                                    -------------------     PAID-IN        COMMON       INTEREST       DEFERRED     ACCUMULATED
                                      SHARES     AMOUNT     CAPITAL         STOCK      RECEIVABLE    COMPENSATION     DEFICIT
                                    ----------   ------   ------------   -----------   -----------   ------------   ------------
                                                                            (UNAUDITED)
Balance January 1, 2000...........  31,650,108   $2,712   $112,129,038   $(6,291,935)  $(5,630,418)    $111,420     $(27,221,126)
Interest on receivables...........          --      --              --      (150,000)     (138,000)          --              --
Exercise of stock options.........       4,650      --          22,506            --            --           --              --
Deferred compensation.............          --      --              --            --            --       50,000              --
Net loss..........................          --      --              --            --            --           --     (13,794,735)
                                    ----------   ------   ------------   -----------   -----------     --------     ------------
Balance June 30, 2000.............  31,654,758   $2,712   $112,151,544   $(6,441,935)  $(5,768,418)    $161,420     $(41,015,861)
                                    ==========   ======   ============   ===========   ===========     ========     ============


                                        TOTAL
                                    STOCKHOLDERS'
                                       EQUITY
                                    -------------
                                     (UNAUDITED)
Balance January 1, 2000...........  $ 73,099,691
Interest on receivables...........      (288,000)
Exercise of stock options.........        22,506
Deferred compensation.............        50,000
Net loss..........................   (13,794,735)
                                    ------------
Balance June 30, 2000.............  $ 59,089,462
                                    ============

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               SIX MONTHS ENDED JUNE 30,
                                                              ---------------------------
                                                                  2000           1999
                                                              ------------   ------------
                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $(13,794,735)  $ (7,756,073)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
  Depreciation and amortization.............................    18,377,773      8,531,777
  Loss on disposal/sale of equipment........................       124,878          4,572
  Compensation charge for issuance of common stock and stock
     options................................................        50,000      2,509,000
  Changes in assets and liabilities excluding effects of
     business combinations, net.............................    (3,105,198)     1,272,295
                                                              ------------   ------------
     Net cash provided by operating activities..............     1,652,718      4,561,571
Cash flows used in investing activities:
  Business acquisition costs, net of cash acquired..........    (5,290,361)   (23,577,768)
  Purchase of property and equipment........................    (4,793,294)    (2,658,104)
                                                              ------------   ------------
     Net cash used in investing activities..................   (10,083,655)   (26,235,872)
Cash flows provided by financing activities:
  Payments on capital leases................................    (1,424,224)      (262,767)
  Loan/payments to related party............................            --       (500,000)
  Payment of bank financing fees............................            --     (1,124,770)
  Proceeds from issuance of debt............................     4,100,000     25,200,000
  Proceeds from common stock issuance.......................        22,506            248
  Proceeds from preferred stock.............................            --        666,700
                                                              ------------   ------------
     Net cash provided by financing activities..............     2,698,282     23,979,411
                                                              ------------   ------------
Net (decrease) increase in cash and cash equivalents........    (5,732,655)     2,305,110
Cash and cash equivalents at beginning of period............    18,062,396      2,350,292
                                                              ------------   ------------
Cash and cash equivalents at end of period..................  $ 12,329,741   $  4,655,402
                                                              ============   ============

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION:

     These condensed consolidated financial statements of Voyager.net, Inc. and its subsidiaries (the "Company") for the three and six months ended June 30, 2000 and 1999 and the related footnote information are unaudited and have been prepared by the Company pursuant to the rules and regulations of the SEC. These financial statements included herein should be read in conjunction with the Company's audited consolidated financial statements and the related notes to the consolidated financial statements as of and for the year ended December 31, 1999, which are included in the Company's Form 10-K filed with the SEC and dated March 31, 2000. In management's opinion, the accompanying unaudited financial statements contain all adjustments (consisting of normal, recurring adjustments) which management considers necessary to present the consolidated financial position of the Company at June 30, 2000 and the results of its operations and cash flows for the three and six months ended June 30, 2000 and 1999. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The results of operations for the three and six months ended June 30, 2000 are not necessarily indicative of the results of operations expected for the year ended December 31, 2000.

2.  BUSINESS COMBINATIONS:

     During the six months ended June 30, 2000, the Company acquired certain assets used in connection with the Internet access service business of two entities as described below:

     February 11, 2000, the Company purchased assets of Valley Business Equipment, Inc. for approximately $4,050,000. Approximately $3,910,000 was allocated to the acquired customer base cost as a result of this transaction.

     March 12, 2000, the Company purchased assets of Livingston On-Line for approximately $325,000. Approximately $310,000 was allocated to the acquired customer base cost as a result of this transaction.

     The unaudited pro forma combined historical results, as if the entities listed above had been acquired at the beginning of the six months ended June 30, 2000 and 1999, respectively, and if all entities acquired in 1999 had been acquired at the beginning of 1999 are included in the table below.

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
                                                              (IN THOUSANDS EXCEPT PER
                                                                     SHARE DATA)
Revenues....................................................   $ 37,060      $ 31,223
Net loss....................................................    (13,900)      (15,925)
Basic and diluted loss per share............................      (0.44)        (0.70)

     The pro forma results above include amortization of intangibles and interest expense on debt assumed issued to finance the acquisitions. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future consolidated results.

3.  DEBT:

     The Company has a revolving available credit facility with a bank group in the amount of $60 million, with the option to extend to $70 million, on similar terms and conditions. The credit facility matures on June 30, 2005. The revolving credit facility agreement allows the Company to elect an interest rate as of any borrowing date based on either the (1) prime rate, or (2) LIBOR, plus a margin ranging from 0.5%

                               VOYAGER.NET, INC.

to 2.75% depending on the ratio of funded debt to EBITDA. The elected rate as of June 30, 2000 is approximately 8.70%. Automatic and permanent reductions of the maximum commitments begin June 30, 2001 and continue until maturity.

4.  EARNINGS PER SHARE:

     The impact of dilutive shares is not significant. Net loss per share is computed using the weighted average number of common shares outstanding during the period. Inclusion of common share equivalents of 3,983,847 would be antidilutive and have been excluded from per share calculations.

5.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     The following is the supplemental cash flow information for all periods presented:

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                            --------------------------
                                                               2000           1999
                                                            -----------   ------------
Cash paid during the period for interest..................  $ 1,731,501   $  1,359,051
Noncash financing and investing activities:
  In conjunction with the acquisitions described in Note
     2, liabilities were assumed as follows:
  Fair value of assets acquired...........................    5,848,698     27,343,972
  Business acquisition costs, net of cash acquired........   (5,290,361)   (23,577,768)
                                                            -----------   ------------
Liabilities assumed.......................................  $   558,337   $  3,766,204
                                                            ===========   ============
Acquisition of equipment through capital lease............  $ 2,455,598   $  1,478,600
Issuance of compensatory common stock and options.........  $    50,000   $  1,044,000

6.  STOCK-BASED COMPENSATION PLAN:

     During the six months ended June 30, 2000, the Company granted 545,381 options to purchase common stock to certain members of management, employees and non-employees. At the grant date, all of the options granted vest in four equal annual installments beginning January 6, 2001. The exercise price for these options was not less than the fair market value of the Company's common stock on the grant date. Therefore, no additional compensation expense has been recognized in the six months ended June 30, 2000 for these options.

     During the six months ended June 30, 2000, the Company recognized compensation expense of $50,000 relating to options granted prior to January 1, 2000.

7.  RECENT ACCOUNTING INTERPRETATION:

     On December 3, 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 summarizes some of the SEC's interpretations of the application of generally accepted accounting principles to revenue recognition. Revenue recognition under SAB 101 was initially effective for the Company's first quarter 2000 financial statements. However, SAB 101B, which was released June 26, 2000, delayed adoption of SAB 101 until no later than the fourth fiscal quarter 2000. Changes resulting from SAB 101 require that a cumulative effect of such changes for 1999 and prior years be recorded as an adjustment to net income on January 1, 2000 plus adjust the statement of operations for the three months ended in the quarter of adoption.

                               VOYAGER.NET, INC.

     Although the Company is still in the process of reviewing SAB 101, it believes that its revenue recognition practices are in substantial compliance with SAB 101 for the year ending December 31, 2000 or that adoption of its provisions would not be material to its annual or quarterly results of operations.

8.  MERGER AGREEMENT:

     On March 12, 2000, the Company entered into an agreement to merge with CoreComm Limited in a stock and cash transaction. The transaction is subject to stockholder approval, certain regulatory approvals and other conditions.

                               VOYAGER.NET, INC.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the Stockholders of Voyager.net, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows, present fairly, in all material respects, the financial position of Voyager.net, Inc. and its subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Grand Rapids, Michigan
February 10, 2000, except for Note 18,
for which the date is March 12, 2000

                               VOYEGER.NET, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1998           1999
                                                              ------------   ------------
                                         ASSETS
Currents assets:
  Cash and cash equivalents.................................  $  2,350,292   $ 18,062,396
  Accounts receivable, less allowance for doubtful accounts
     of $99,000 and $500,000 in 1998 and 1999...............       950,381      4,994,026
  Prepaid and other assets..................................       154,059      1,460,356
                                                              ------------   ------------
     Total current assets...................................     3,454,732     24,516,778
Property and equipment, net.................................     9,528,372     21,298,456
Intangible assets, net......................................    28,741,650     66,638,733
                                                              ------------   ------------
     Total assets...........................................  $ 41,724,754   $112,453,967
                                                              ============   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of obligations under capital leases.......  $    303,562   $  2,049,878
  Notes payable, related party..............................     2,252,713             --
  Accounts payable..........................................       659,351        520,326
  Other liabilities.........................................       855,727      3,696,845
  Deferred revenue..........................................     5,625,627     11,244,633
                                                              ------------   ------------
     Total current liabilities..............................     9,696,980     17,511,682
Commitments and contingencies
Obligations under capital leases............................       751,613      2,192,594
Long-term debt..............................................    30,000,000     19,650,000
Stockholders' equity:
  Preferred stock, 8% cumulative, non-voting, $.01 par
     value, $100 redemption value: 100,000 shares
     authorized, issued and outstanding in 1998 (includes
     6,667 shares in 1998 subject to purchase), authorized
     5,000,000 shares in 1999, none outstanding.............     8,274,819             --
  Common stock, $.0001 par value, authorized 25,000,000
     shares in 1998 and 50,000,000 shares in 1999; issued
     and outstanding, 22,216,308 shares in 1998 and
     31,650,108 shares in 1999..............................         1,792          2,712
  Additional paid-in capital................................     3,214,748    112,129,038
  Receivable and interest for preferred and common stock....      (666,700)    (6,291,935)
  Notes and interest receivable, stockholder................            --     (5,630,418)
  Deferred compensation.....................................     1,008,420        111,420
  Accumulated deficit.......................................   (10,556,918)   (27,221,126)
                                                              ------------   ------------
     Total stockholders' equity.............................     1,276,161     73,099,691
                                                              ------------   ------------
     Total liabilities and stockholders' equity.............  $ 41,724,754   $112,453,967
                                                              ============   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                               VOYEGER.NET, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1997         1998           1999
                                                        ----------   -----------   ------------
Revenue:
  Internet access service.............................  $3,440,212   $10,588,963   $ 47,423,462
  Other...............................................      14,063       133,199      1,074,173
                                                        ----------   -----------   ------------
     Total revenue....................................   3,454,275    10,722,162     48,497,635
                                                        ----------   -----------   ------------
Operating expenses:
  Internet access service.............................   1,318,163     3,607,665     15,933,377
  Sales and marketing.................................   1,038,459     1,987,113      6,401,810
  General and administrative..........................   1,461,720     3,405,870     14,150,924
  Depreciation and amortization.......................     394,385     3,862,041     23,836,385
  Compensation charge for issuance of common stock and
     stock options....................................          --     4,218,407      2,563,311
                                                        ----------   -----------   ------------
     Total operating expenses.........................   4,212,727    17,081,096     62,885,807
                                                        ----------   -----------   ------------
Loss from operations before other income (expenses)...    (758,452)   (6,358,934)   (14,388,172)
Other income (expense):
  Interest income.....................................      11,312        30,987        905,080
  Interest expense....................................     (72,932)     (942,766)    (2,645,857)
                                                        ----------   -----------   ------------
     Total other expense..............................     (61,620)     (911,779)    (1,740,777)
                                                        ----------   -----------   ------------
Net loss..............................................    (820,072)   (7,270,713)   (16,128,949)
Preferred stock dividends.............................     (73,456)     (348,494)      (367,265)
                                                        ----------   -----------   ------------
     Net loss applicable to common stockholders.......  $ (893,528)  $(7,619,207)  $(16,496,214)
                                                        ==========   ===========   ============
Per Share Data:
Basic and diluted net loss per share applicable to
  common stockholders.................................  $     (.10)  $      (.43)  $       (.61)
                                                        ==========   ===========   ============
Weighted average common shares outstanding:
Basic and diluted.....................................   8,878,498    17,655,484     27,238,084
                                                        ==========   ===========   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                               VOYAGER.NET, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 PREFERRED STOCK         COMMON STOCK                         RECEIVABLE FOR    NOTES AND
                              ---------------------   -------------------     ADDITIONAL      PREFERRED AND     INTEREST
                              SHARES      AMOUNT        SHARES     AMOUNT   PAID-IN CAPITAL    COMMON STOCK    RECEIVABLE
                              -------   -----------   ----------   ------   ---------------   --------------   -----------
Balance at January 1,
  1997......................   20,000   $ 2,000,000    5,351,840   $  432    $     44,374       $        --    $        --
Redemption of common
  stock.....................       --            --   (2,341,120)    (189)        (44,374)               --             --
Issuance of common stock....       --            --   11,862,235      957           3,292                --             --
Issuance of preferred
  stock.....................    5,000       500,000           --       --              --                --             --
Net loss....................       --            --           --       --              --                --             --
                              -------   -----------   ----------   ------    ------------       -----------    -----------
Balance at December 31,
  1997......................   25,000     2,500,000   14,872,955    1,200           3,292                --             --
Conversion of notes payable
  to preferred stock and
  issuance of preferred and
  common stock..............   40,324     4,032,419      446,400       36             144          (666,700)            --
Issuance of preferred and
  common stock..............   15,000     1,500,000    4,664,953      376           1,505                --             --
Conversion of preferred
  dividends to preferred
  stock.....................    2,424       242,400           --       --              --                --             --
Issuance of common stock and
  options...................       --            --    2,232,000      180       3,209,807                --             --
Deferred compensation.......       --            --           --       --              --                --             --
Net loss....................       --            --           --       --              --                --             --
                              -------   -----------   ----------   ------    ------------       -----------    -----------
Balance at December 31,
  1998......................   82,748     8,274,819   22,216,308    1,792       3,214,748          (666,700)            --
Issuance of common stock....       --            --    1,240,000      100       7,354,900        (6,291,935)            --
Issuance of loans to
  stockholders..............       --            --           --       --              --                --     (5,630,418)
Proceeds from initial public
  offering..................       --            --    7,425,000      743      99,454,156                --             --
Proceeds from preferred
  stock.....................       --            --           --       --              --           666,700             --
Redemption of preferred
  stock.....................  (82,748)   (8,274,819)          --       --              --                --             --
Payment of preferred stock
  dividends.................       --            --           --       --              --                --             --
Exercise of stock options
  and vesting of restricted
  stock.....................       --            --      768,800       77       2,105,234                --             --
Deferred compensation.......       --            --           --       --              --                --             --
Net loss....................       --            --           --       --              --                --             --
                              -------   -----------   ----------   ------    ------------       -----------    -----------
Balance at December 31,
  1999......................       --   $        --   31,650,108   $2,712    $112,129,038       $(6,291,935)   $(5,630,418)
                              =======   ===========   ==========   ======    ============       ===========    ===========

                                                                 TOTAL
                                DEFERRED     ACCUMULATED     STOCKHOLDERS'
                              COMPENSATION     DEFICIT      EQUITY (DEFICIT)
                              ------------   ------------   ----------------
Balance at January 1,
  1997......................  $        --    $ (2,193,296)     $   (148,490)
Redemption of common
  stock.....................           --         (30,437)          (75,000)
Issuance of common stock....           --              --             4,249
Issuance of preferred
  stock.....................           --              --           500,000
Net loss....................           --        (820,072)         (820,072)
                              -----------    ------------      ------------
Balance at December 31,
  1997......................           --      (3,043,805)         (539,313)
Conversion of notes payable
  to preferred stock and
  issuance of preferred and
  common stock..............           --              --         3,365,899
Issuance of preferred and
  common stock..............           --              --         1,501,881
Conversion of preferred
  dividends to preferred
  stock.....................           --        (242,400)               --
Issuance of common stock and
  options...................           --              --         3,209,987
Deferred compensation.......    1,008,420              --         1,008,420
Net loss....................           --      (7,270,713)       (7,270,713)
                              -----------    ------------      ------------
Balance at December 31,
  1998......................    1,008,420     (10,556,918)        1,276,161
Issuance of common stock....           --              --         1,063,065
Issuance of loans to
  stockholders..............           --              --        (5,630,418)
Proceeds from initial public
  offering..................           --              --        99,454,899
Proceeds from preferred
  stock.....................           --              --           666,700
Redemption of preferred
  stock.....................           --              --        (8,274,819)
Payment of preferred stock
  dividends.................           --        (535,259)         (535,259)
Exercise of stock options
  and vesting of restricted
  stock.....................   (1,090,000)             --         1,015,311
Deferred compensation.......      193,000              --           193,000
Net loss....................           --     (16,128,949)      (16,128,949)
                              -----------    ------------      ------------
Balance at December 31,
  1999......................  $   111,420    $(27,221,126)     $ 73,099,691
                              ===========    ============      ============

   The accompanying notes are an integral part of the consolidated financial statements.

                               VOYAGER.NET, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1997          1998           1999
                                                       ----------   ------------   ------------
Cash flows from operating activities:
  Net loss...........................................  $ (820,072)  $ (7,270,713)  $(16,128,949)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation and amortization...................     394,385      3,862,041     23,836,385
     Interest on stockholder notes and Receivable....          --             --       (422,353)
     (Gain) loss on sale of equipment................      (7,071)         5,952             --
     Compensation charge for issuance of common stock
       and stock options.............................          --      4,218,407      2,563,311
     Changes in assets and liabilities excluding
       effects of business combinations:
       Accounts receivable...........................     (28,199)      (513,909)    (3,292,112)
       Prepaids and other assets.....................     (24,251)      (104,990)    (1,939,885)
       Accounts payable..............................    (237,551)       512,591       (329,443)
       Accrued expenses..............................     137,486        831,577      2,708,626
       Deferred revenue..............................     187,203      1,160,698       (468,851)
                                                       ----------   ------------   ------------
          Net cash provided by (used in) operating
            Activities...............................    (398,070)     2,701,654      6,526,729
Cash flows used in investing activities:
  Business acquisition costs, net of cash Acquired...          --    (32,850,289)   (55,630,048)
  Purchase of property and equipment.................    (661,312)    (1,514,323)    (5,032,682)
  Proceeds from the sale of equipment................      87,282         28,248             --
                                                       ----------   ------------   ------------
          Net cash used in investing activities......    (574,030)   (34,336,364)   (60,662,730)
Cash flows provided by financing activities:
  Payments on capital leases.........................     (54,216)       (54,565)    (2,122,110)
  Proceeds from notes payable........................          --      2,800,000             --
  Proceeds from common stock.........................       4,249          2,061            311
  Proceeds from preferred stock......................     500,000      2,065,719        666,700
  Redemption of common stock.........................     (75,000)            --             --
  Advances from related party........................   1,127,777          4,047             --
  Payments to related party..........................     (15,000)       (25,521)            --
  Issuance of loan to stockholder....................          --             --     (5,500,000)
  Payment of bank financing fees.....................          --     (1,325,530)    (1,474,770)
  Proceeds from issuance of debt.....................          --     30,000,000     49,850,000
  Payment of preferred stock dividends...............          --             --       (535,259)
  Payment of debt....................................          --             --    (60,200,000)
  Proceeds from initial public offering..............          --             --    101,925,743
  Payment of initial public offering expenses........          --             --     (2,470,844)
  Redemption of preferred stock......................          --             --     (8,274,819)
  Payment of note payable............................          --             --     (2,016,847)
                                                       ----------   ------------   ------------
          Net cash provided by financing
            activities...............................   1,487,810     33,466,211     69,848,105
                                                       ----------   ------------   ------------
Net increase in cash.................................     515,710      1,831,501     15,712,104
Cash and cash equivalents at beginning of year.......       3,081        518,791      2,350,292
                                                       ----------   ------------   ------------
Cash and cash equivalents at end of year.............  $  518,791   $  2,350,292   $ 18,062,396
                                                       ==========   ============   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                               VOYAGER.NET, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

     Voyager.net, Inc. (the "Company") owns 100% of Voyager Information Networks, Inc., which was incorporated in the State of Michigan in 1994. Voyager.net was incorporated in 1998 in the State of Delaware under the name Voyager Holdings, Inc. The Company's name was changed to Voyager.net, Inc. on April 29, 1999. The Company provides full service access to the Internet for corporate and residential users in Michigan, Illinois, Indiana, Minnesota, Ohio and Wisconsin.

REVENUE RECOGNITION

     The Company recognizes revenue for dial-up Internet access services, dedicated Internet access services and value-added Web services when the services are provided. Dial-up and dedicated Internet access service plans range from one month to one year. Value-added Web services are sold on a monthly basis. Advance collections relating to future access services are recorded as deferred revenue and recognized as revenue when earned.

CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Equipment acquired under capital leases is depreciated over the related lease terms or the estimated productive useful lives, depending on the criteria met in determining the qualification as a capital lease. Costs of repair and maintenance are charged to expense as incurred.

INTANGIBLE ASSETS

     Intangible assets consist primarily of the cost of the acquired customer base. The acquired customer base is amortized using the straight-line method over 3 years based on the estimated customer churn rate. Bank financing fees, included in intangible assets, are being amortized on a straight-line basis over the term of the related debt. Other intangible assets are amortized over a 10 year period. Impairments, if any, are measured based upon discounted cash flow analyses and are recognized in operating results in the period in which the impairment in value is determined.

ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising expense of approximately $372,000, $185,000 and $1,174,000 was charged to operations in 1997, 1998 and 1999, respectively.

FINANCIAL INSTRUMENTS

     The Company's financial instruments, as defined by Statement of Financial Accounting Standards ("SFAS") No. 107 "Disclosures About Fair Value of Financial Instruments," consist of cash, notes payable and long-term debt. The Company's estimate of the fair value of these financial instruments approximates their carrying amounts at December 31, 1998 and 1999.

                               VOYAGER.NET, INC.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

     A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between financial and tax accounting.

2.  BUSINESS COMBINATIONS

     In 1998 and 1999, the Company acquired certain assets used in connection with the Internet access service business as follows:

                                                                               PURCHASE
ACQUISITION DATE                       ACQUIRED ASSETS                           PRICE
----------------  ---------------------------------------------------------   -----------
1998:
July 1            CDL Corp.................................................   $    69,000
July 1            Internet-Michigan, Inc...................................       215,000
July 31           Freeway, Inc.............................................     3,991,000
September 23      EXEC-PC, Inc.............................................    24,815,000
October 2         Netimation, Inc..........................................       318,000
October 2         NetLink Systems, L.L.C...................................     3,428,000
November 20       Add, Inc.................................................        14,000
                                                                              -----------
                                                                              $32,850,000
                                                                              -----------
1999:
January 15        Hoosier On-Line Systems, Inc.............................   $ 2,347,000
February 24       Infinite Systems, Ltd....................................     3,100,000
March 10          Exchange Network Services, Inc...........................     3,531,000
April 23          StarNet, Inc.............................................     2,013,000
May 7             GDR Enterprises, Inc.....................................     9,125,000
June 4            Edgeware, Inc. d/b/a PCLink.com..........................     1,922,000
June 17           Core Digital Communications, Inc.........................     1,320,000
June 25           American Information Services, Inc.......................     1,206,000
September 2       Data Management Consultants, Inc.........................     2,073,000
September 8       Net Direct...............................................     4,519,000
September 14      Raex.....................................................     4,370,000
September 21      Internet Connection Services, LLC........................       708,000
September 22      MichWeb, Inc.............................................       521,000
October 4         ComNet, LLC..............................................     8,886,000
October 7         TDI Internet Services, Inc...............................     1,831,000
October 7         Choice Dot Net, LLC......................................     1,765,000
November 9        Internet Illinois........................................     1,811,000
December 10       Wholesale ISP............................................     4,693,000
                                                                              -----------
                                                                              $55,741,000
                                                                              ===========

                               VOYAGER.NET, INC.

     The aforementioned acquisitions were accounted for using the purchase method of accounting. The operations of the entities are included in the income statement of Voyager.net from the acquisition date forward. For each acquisition, the excess of cost of the acquired assets less liabilities assumed resulted in a substantial portion of the purchase price being allocated to the acquired customer base (see Note 4).

     The unaudited pro forma combined historical results for the year of acquisition and the preceding year, as if the entities listed above had been acquired at the beginning of the year ended December 31, 1997, 1998 or 1999, respectively, are included in the table below. The pro forma combined historical results for CDL Corp., Internet-Michigan, Inc., Netimation, Inc., Add, Inc., StarNet, Inc., American Information Services, Inc. and Internet Connection Services, LLC were not deemed to be material and are not included for the year ended December 31, 1997, 1998 and 1999.

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1997       1998       1999
                                                       --------   --------   --------
Revenue..............................................  $ 14,120   $ 43,296   $ 62,858
Net Loss.............................................   (12,590)   (37,656)   (24,918)
Basic and diluted net loss per share.................     (1.43)     (2.13)     (0.91)

     The pro forma results above include amortization of intangibles and interest expense on debt assumed issued to finance the acquisitions. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future consolidated results.

3.  PROPERTY AND EQUIPMENT

     Cost of property and equipment and depreciable lives are summarized as follows:

                                                                              DEPRECIABLE
                                                     1998          1999       LIFE-YEARS
                                                  -----------   -----------   -----------
Computer equipment..............................  $ 8,461,789   $18,649,572      5
Office equipment................................      230,009     1,293,331      7
Furniture and fixtures..........................       96,559       776,886     5-7
Software........................................      389,863       862,403     3-5
Equipment acquired under capital lease..........    1,178,525     5,365,475      5
Vehicles........................................       32,807        32,807      5
Building improvements...........................      860,526     1,386,534    7-10
                                                  -----------   -----------
                                                   11,250,078    28,367,008
Less accumulated depreciation...................   (1,721,706)   (7,068,552)
                                                  -----------   -----------
Property and equipment, net.....................  $ 9,528,372   $21,298,456
                                                  ===========   ===========

     Depreciation expense of approximately $393,000, $842,000 and $4,992,000 was charged to operations in 1997, 1998 and 1999, respectively.

                               VOYAGER.NET, INC.

4.  INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                               1998           1999
                                                            -----------   ------------
Acquired customer base....................................  $30,127,837   $ 85,311,158
Bank financing fees.......................................    1,348,182      2,625,563
Other.....................................................      237,658        299,864
                                                            -----------   ------------
                                                             31,713,677     88,236,585
Less accumulated amortization.............................   (2,972,027)   (21,597,852)
                                                            -----------   ------------
Intangible assets, net....................................  $28,741,650   $ 66,638,733
                                                            ===========   ============

5.  CAPITAL LEASES

     The Company leases computer equipment under capital leases expiring in various years through the year 2002. The assets under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The net book value of these assets as of December 31, 1998 and 1999 was $982,222 and $4,319,370, respectively. Depreciation of assets under capital leases is included in depreciation expense.

     Future minimum lease payments under capital leases as of December 31, 1999 are as follows:

2000........................................................  $ 2,355,280
2001........................................................    2,015,212
2002........................................................      341,263
                                                              -----------
Total minimum lease payments................................    4,711,755
Less amount representing interest...........................     (469,283)
                                                              -----------
Present value of net minimum lease payments.................  $ 4,242,472
Less current portion........................................   (2,049,878)
                                                              -----------
Long-term portion of obligations under capital leases.......  $ 2,192,594
                                                              ===========

6.  RELATED PARTY TRANSACTIONS

     The notes payable, related party, represent principal and interest payable on demand to Horizon Cable I Limited Partnership, an entity under common management. Interest on the notes was at rates of 10.5 percent in 1997, 8.0 and
8.5 percent in 1998 and in 1999. Concurrent with the Company's initial public offering, these notes, including accumulated interest, were paid in the amount of $2,336,174.

     On July 31, 1998, the Company issued to a majority stockholder $2,800,000 in notes payable at interest of 8 percent per annum. These notes, along with $32,526 of accrued interest and cash in the amount of $533,333, were converted into 33,657 shares of preferred stock for $100 per share and 446,400 shares of common stock for $1,881.

                               VOYAGER.NET, INC.

7.  OTHER LIABILITIES

     Other liabilities consist of the following:

                                                                1998        1999
                                                              --------   ----------
Accrued payroll and related expenses........................  $272,654   $  983,197
Accrued expenses............................................   465,732    2,697,350
Other.......................................................   117,341       16,298
                                                              --------   ----------
                                                              $855,727   $3,696,845
                                                              ========   ==========

8.  DEBT

     In July 1999, the Company re-negotiated its revolving available credit facility with its bank group concurrent with its initial public offering (see
Note 11) for a $60 million line of credit, with the option to extend to $70 million on similar terms and conditions. The credit facility matures on September 30, 2005. At December 31, 1999, $19,650,000 was outstanding under the credit facility. Interest is payable quarterly through maturity. The revolving credit facility agreement allows the Company to elect an interest rate as of any borrowing date based on either the (1) prime rate, or (2) LIBOR, plus a margin ranging from 1.0% to 2.75% depending on the ratio of funded debt to EBITDA. The elected rate as of December 31, 1999 is approximately 9.0% with an effective weighted average rate of approximately 8.6% and 8.4% at December 31, 1998 and 1999, respectively. Commitment fees on the unused credit facility are 0.5%. Automatic and permanent reductions of the maximum commitments begin April 2001 and continue until maturity. Based on the balance as of December 31, 1999, the scheduled permanent reductions of long-term debt are as follows:

YEAR
----
2000........................................................  $        --
2001........................................................      982,500
2002........................................................    2,456,250
2003........................................................    4,421,250
2004........................................................    6,263,438
Thereafter..................................................    5,526,562
                                                              -----------
                                                              $19,650,000
                                                              ===========

     The revolving credit facility is collateralized by all of the Company's tangible and intangible personal property and fixtures as well as substantially all of the issued and outstanding equity securities of the Company.

     The revolving credit facility is subject to an agreement that contains, among other provisions, certain financial covenants. These financial covenants include maintenance of a minimum fixed charges ratio, a total interest coverage ratio, and a leverage ratio.

                               VOYAGER.NET, INC.

9.  INCOME TAXES

     The Company's effective tax rate varies from the statutory rate as follows:

                                                              1997    1998    1999
                                                              -----   -----   -----
Statutory rate..............................................   35.0%   35.0%   35.0%
Effect of graduated tax rate................................   (1.0)   (1.0)   (1.0)
Change in valuation allowance...............................  (34.0)  (34.0)  (34.0)
                                                              -----   -----   -----
                                                                0.0%    0.0%    0.0%
                                                              =====   =====   =====

     Based on the Company's current financial status, realization of the Company's deferred tax assets does not meet the "more likely than not" criteria under SFAS No. 109 and accordingly a valuation allowance for the entire deferred tax asset amount has been recorded. The components of the net deferred tax asset (liability) and the related valuation allowance are as follows:

                                                   1997          1998          1999
                                                -----------   -----------   -----------
Net operating loss carryforward...............  $ 1,055,000   $ 2,750,000   $ 1,700,000
Intangible assets.............................           --       755,000     5,900,000
Fixed assets..................................       18,000        13,000      (800,000)
                                                -----------   -----------   -----------
Deferred tax assets...........................    1,073,000     3,518,000     6,800,000
Valuation allowance...........................   (1,073,000)   (3,518,000)   (6,800,000)
                                                -----------   -----------   -----------
Net deferred tax assets.......................  $        --   $        --   $        --
                                                ===========   ===========   ===========

     Net operating loss ("NOL") carryforwards expire in years 2013 through 2018. NOLs totaled $3,102,000, $5,500,000 and $5,000,000 at December 31, 1997, 1998
and 1999, respectively.

10.  RETIREMENT SAVINGS PLAN

     In 1997, the Company established a retirement savings 401(k) plan for all employees. The Company can make discretionary matching contributions to the plan. Contributions to the plan totaled approximately $7,300, $15,000 and $53,000 in 1997, 1998 and 1999, respectively.

11.  EQUITY TRANSACTIONS

     On July 21, 1999, the Company completed its initial public offering in which it sold 7,425,000 shares of common stock at $15.00 per share resulting in net proceeds of $99,454,899. In addition, a total of 1,575,000 shares were offered for sale by the stockholders. Upon the closing of the offering, $60,622,173 of senior bank debt and accrued interest and fees were repaid, $8,810,078 of preferred stock and cumulative dividends were redeemed, and $2,336,174 of subordinated notes and accrued interest were repaid. The remainder of the proceeds were used for general corporate purposes, including acquisitions and capital expenditures.

     On January 11, 1999, the Company issued to a member of management and the Chairman of the Board, an aggregate 1,240,000 shares of common stock at $4.84 per share in exchange for promissory notes receivable in the aggregate amount of $6,000,000 which are due January 11, 2003 and have an interest rate of 5% per annum compounded annually. The notes are collateralized by a pledge of the related shares of common stock and are a recourse obligation to these individuals in the amount of 25% of the outstanding principal and 100% of the accrued interest.

                               VOYAGER.NET, INC.

     In April 1999, the Company loaned a member of senior management $500,000. It is payable in three years and accrues interest at 5% per year. The loan is uncollateralized and the Company has full recourse against the borrower. Additionally, in July 1999, the Company loaned $5 million to the same individual. It is due in 2003 and accrues interest at 5% per year. The loan is collateralized by a pledge of 416,667 shares of common stock and is a recourse obligation of the borrower in the amount of 25% of the outstanding principal and 100% of the accrued interest on the loan.

     In May 1999, the Company sold an aggregate 6,667 shares of series A preferred stock to certain shareholders pursuant to the exercise of an option to purchase shares of series A preferred stock in the stock purchase agreement, for an aggregate purchase price of $666,700.

     On September 23, 1998, the Company issued 33,657 shares of preferred stock at $100 per share and 446,400 shares of common stock in exchange for $2,800,000 notes payable to its majority stockholders along with $32,566 in accrued interest and $533,513 in cash. Also on September 23, 1998, the Company converted accumulated preferred stock dividends in the amount of $242,400 through September 23, 1998 into 2,424 shares of preferred stock at $100 per share.

     On June 24, 1999, July 6, 1998 and August 22, 1997, the Board of Directors declared a stock split of 1.24 for 1, a 20 for 1 and a 100 for 1, respectively. All references to the number of common shares and per share amounts in the consolidated financial statements and related footnotes have been restated to reflect the effect of these stock splits for all periods presented.

12.  STOCK-BASED COMPENSATION PLAN

     In 1998, a Stock Option and Incentive Plan (the "Plan") was established. The Plan provides for the ability to issue Stock Options (either Incentive Stock Options or Non-Qualified Stock Options), Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights. As of December 31, 1999, there were 4,816,160 options to purchase common stock authorized with 1,626,658 options available for issuance.

     The Plan provides for the granting of options to officers, employees, consultants, members of the Board of Directors and other key persons for purchase of the Company's common shares. The Plan is administered by the Board of Directors. No option can be for a term of more than ten years from the grant date. The option price and the vesting provisions are determined by the Board of Directors at the time of the grant.

                               VOYAGER.NET, INC.

     Stock option activity under the Plan during the year ended December 31, 1998 and 1999 (there were no stock options granted during 1997) are as follows:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                              NUMBER OF   EXERCISE
                                                               OPTIONS     PRICE
                                                              ---------   --------
Outstanding at January 1, 1998..............................         --         --
Granted.....................................................    768,800   $  .0004
Exercised, forfeited and expired............................         --         --
                                                              ---------   --------
Outstanding at December 31, 1998............................    768,800      .0004
                                                              ---------   --------
Granted.....................................................  3,297,980     13.431
Exercised...................................................    768,800      .0004
Forfeited...................................................         --         --
Expired.....................................................    101,894    14.6609
                                                              ---------   --------
Outstanding at December 31, 1999............................  3,196,086   $13.3992
                                                              =========   ========
Exercisable at December 31, 1999............................    558,000   $  15.00
                                                              =========   ========

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its stock and stock options issued to employees. During 1998, the Company granted 768,800 options to purchase common stock to certain members of management of which 582,800 options were fully vested and the remaining 186,000 options became fully vested in January 1999. During 1999, the Company granted 3,297,980 options to purchase common stock; 3,130,580 were granted at market prices and 167,400 were granted at $4.84 per share which was less than market price. The weighted-average remaining contractual life of the options outstanding at December 31, 1999 is in approximately 10 years. During 1998, the Company issued 2,232,000 shares of restricted common stock to certain members of management for a nominal amount; 496,000 of which were subject to certain vesting provisions at December 31, 1998 through October 2002. During 1999, the Company issued an aggregate of 1,240,000 shares of restricted common stock at $4.84 per share to a member of management and the Chairman of the Board. Certain of these shares were subject to vesting through 2003. Prior to the Company's initial public offering, all shares of the unvested restricted common stock were accelerated and became 100% fully vested. The weighted average fair value at issuance for the restricted common stock and options were $1.77 and $6.16 per share at December 31, 1998 and 1999, respectively. Accordingly, the Company recorded compensation expense of $4,218,407 and $2,563,311 for the years ended December 31, 1998 and 1999, respectively.

     Under SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), compensation cost is measured at the grant date based on the value of the award and is recognized over the service (or vesting) period. Under SFAS 123, the Company's net loss and loss per share for the years ended

                               VOYAGER.NET, INC.

December 31, 1998 and 1999 would have been adjusted to the pro forma amounts indicated in the following table:

                                                               1998           1999
                                                            -----------   ------------
Net loss applicable to common stockholders:
  As reported.............................................  $(7,619,207)  $(16,496,215)
  Pro forma...............................................  $(8,737,394)  $(26,346,231)
Loss per share:
  As reported:
     Basic and diluted....................................  $      (.43)  $       (.61)
  Pro forma:
     Basic and diluted....................................  $      (.49)  $       (.97)

     The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                               1998      1999
                                                              -------   -------
Risk free rate..............................................      5.7%      4.6%
Expected dividends..........................................       --        --
Expected life...............................................  5 years   4 years
Volatility assumption.......................................       76%       75%

13.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                       YEARS ENDED DECEMBER 31
                                                --------------------------------------
                                                  1997         1998           1999
                                                ---------   -----------   ------------
Net loss......................................  $(820,072)  $(7,270,713)  $(16,128,949)
Less preferred stock dividends................    (73,456)     (348,494)      (367,265)
                                                ---------   -----------   ------------
Net loss applicable to common stockholders....  $(893,528)  $(7,619,207)  $(16,496,214)
                                                ---------   -----------   ------------
Basic and diluted weighted average common
  shares outstanding..........................  8,878,498    17,655,484     27,238,084
                                                =========   ===========   ============
Basic and diluted net loss per share
  applicable to common stockholders...........  $    (.10)  $      (.43)  $       (.61)
                                                =========   ===========   ============

     Net loss per share is computed using the weighted average number of common shares outstanding during the period. Inclusion of common share equivalents would be anti-dilutive and have been excluded from the per share calculations for 1999. The impact of dilutive shares was not significant for 1997 and 1998.

                               VOYAGER.NET, INC.

14.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     The following is the supplemental cash flow information for all periods presented:

                                                               YEARS ENDED DECEMBER 31
                                                        --------------------------------------
                                                          1997         1998           1999
                                                        --------   ------------   ------------
Cash paid during the year for interest................  $  7,604   $    632,027   $  2,718,404
Noncash financing and investing activities:
  In connection with the acquisitions described In
     Note 2, liabilities were assumed as follows:
     Fair value of assets acquired....................        --     37,890,628     60,721,084
     Business acquisition costs, net of cash
       acquired.......................................        --    (32,850,289)   (55,630,048)
                                                        --------   ------------   ------------
Liabilities assumed...................................        --   $  5,040,339   $  5,091,036
                                                        ========   ============   ============
Acquisition of equipment through capital lease........  $159,974   $    951,117   $  4,861,250
Conversion of note payable and accumulated dividends
  to preferred stock..................................  $     --   $  3,042,400   $         --
Issuance of compensatory common stock and options.....  $     --   $  4,218,407   $  2,563,311
Issuance of common stock in exchange for promissory
  notes...............................................  $     --   $         --   $         --

15.  COMMITMENTS AND CONTINGENCIES

     The Company leases office facilities, point of presence locations, certain network equipment and vehicles under operating lease agreements that expire in the years 2000, 2001, 2002, 2003, 2004 and 2007. The following is a schedule of future minimum rental payments under these leases:

YEAR
----
2000........................................................  $1,004,738
2001........................................................     813,663
2002........................................................     768,092
2003........................................................     673,190
2004........................................................     380,748
Thereafter..................................................     922,703
                                                              ----------
                                                              $4,563,134
                                                              ==========

     In addition to these leases, the Company also leases point of presence locations under lease terms of less than one year.

     Rent expense under all operating leases of approximately $103,000, $190,000 and $760,000 was charged to operations in 1997, 1998 and 1999, respectively.

16.  SEGMENT REPORTING

     The Company has a single operating segment, Internet access services. The Company has no organizational structure dictated by product lines, geography or customer type. Sales are substantially derived from one service line, Internet access service, and are residential and business customers in the Midwestern United States. The Company evaluates performance based on profit or loss from operations before interest, income taxes, depreciation and amortization and non-recurring, non-cash compensation charges.

                               VOYAGER.NET, INC.

17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                        FOR THE THREE MONTHS ENDED
                                           -----------------------------------------------------
                                                                   1999
                                           -----------------------------------------------------
                                            MARCH 31       JUNE 30      SEPT. 30       DEC. 31
                                           -----------   -----------   -----------   -----------
Total revenue............................  $ 8,519,226   $10,713,899   $12,904,996   $16,359,514
Loss from operations before other income
  (expense)..............................   (2,694,505)   (3,247,499)   (3,169,243)   (5,276,925)
Net loss.................................   (3,466,018)   (4,290,055)   (3,357,604)   (5,015,272)
Basic and diluted net loss per share
  applicable to common stockholders......  $      (.16)  $      (.19)  $      (.11)  $      (.16)
Weighted average common shares
  outstanding, basic and diluted.........   22,987,865    23,776,309    30,084,336    31,650,108

                                                                   1998
                                           -----------------------------------------------------
                                            MARCH 31       JUNE 30      SEPT. 30       DEC. 31
                                           -----------   -----------   -----------   -----------
Total revenue............................  $ 1,135,244   $ 1,222,266   $ 2,045,296   $ 6,319,356
Income (loss) from operations before
  other income (expense).................      102,866       (39,587)     (944,947)   (5,477,266)
Net income (loss)........................       63,825       (77,981)   (1,040,681)   (6,215,876)
Basic and diluted net loss per share
  applicable to common stockholders......  $        --   $      (.01)  $      (.06)  $      (.29)
Weighted average common shares
  outstanding, basic and diluted.........   14,998,673    15,021,831    18,255,050    22,210,920

18.  SUBSEQUENT EVENTS (UNAUDITED)

     On February 11, 2000, the Company purchased assets from Valley Business Equipment, Inc. for approximately $4,100,000 of which approximately $3,700,000 was remitted to Valley Business Equipment, Inc. and the remainder was deposited in an escrow account. Approximately $4,000,000 was allocated to the acquired customer base cost as a result of this transaction.

     On March 12, 2000, the Company entered into an agreement to merge with CoreComm Limited in a stock and cash transaction. The transaction is subject to stockholder approval, certain regulatory approvals and other conditions.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

                                 BALANCE SHEET

                                                               JUNE 30, 2000
                                                               -------------
                                                                (UNAUDITED)
                                   ASSETS
Current assets
  Cash and cash equivalents.................................    $ 3,530,871
  Accounts receivable, net of allowances for doubtful
     accounts and credits of $2,108,000.....................     25,669,479
  Other current assets......................................        744,860
                                                                -----------
Total current assets........................................     29,945,210
Property and equipment, net.................................     13,310,781
Intangible assets, net......................................        638,210
Other assets................................................        261,864
                                                                -----------
     Total assets...........................................    $44,156,065
                                                                ===========
                  LIABILITIES AND EQUITY/PARTNERS' CAPITAL
Current liabilities
  Accounts payable..........................................    $28,465,971
  Accrued expenses..........................................      1,069,050
  Accrued payroll and related expenses......................      4,886,165
  Sales and excise taxes payable............................      2,023,133
  Payables, related parties.................................      1,445,168
                                                                -----------
Total current liabilities...................................     37,889,487
                                                                -----------
Total liabilities...........................................     37,889,487
                                                                -----------
Contingencies
Phantom Unit Compensation...................................      1,200,000
Equity/Partners' Capital....................................      5,066,578
                                                                -----------
     Total liabilities and equity/partners' capital.........    $44,156,065
                                                                ===========

           See accompanying notes to unaudited financial statements.

                          ATX TELECOMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS

                                           THREE MONTHS    THREE MONTHS     SIX MONTHS      SIX MONTHS
                                               ENDED           ENDED           ENDED           ENDED
                                           JUNE 30, 2000   JUNE 30, 1999   JUNE 30, 2000   JUNE 30, 1999
                                           -------------   -------------   -------------   -------------
                                                                    (UNAUDITED)
REVENUES.................................   $40,303,265     $33,465,119     $76,566,416     $64,398,923
                                            -----------     -----------     -----------     -----------
EXPENSES
  Cost of revenues.......................    29,586,139      20,914,123      51,337,853      39,949,002
  Selling, general and administrative....    15,927,345      12,912,934      32,175,309      24,459,164
                                            -----------     -----------     -----------     -----------
TOTAL EXPENSES...........................    45,513,484      33,827,057      83,513,162      64,408,166
                                            -----------     -----------     -----------     -----------
LOSS FROM OPERATIONS.....................    (5,210,219)       (361,938)     (6,946,746)         (9,243)
                                            -----------     -----------     -----------     -----------
INTEREST INCOME, NET.....................        16,136          19,899          50,327          24,317
                                            -----------     -----------     -----------     -----------
NET (LOSS) INCOME........................   $(5,194,083)    $  (342,039)    $(6,896,419)    $    15,074
                                            ===========     ===========     ===========     ===========

           See accompanying notes to unaudited financial statements.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

               STATEMENTS OF CHANGES IN EQUITY/PARTNERS' CAPITAL

                                                              (UNAUDITED)
BALANCE, December 31, 1999..................................  $12,164,122
Net loss for the Six Months ended June 30, 2000.............   (6,896,419)
Capital contributions.......................................    4,064,560
Partners' distributions.....................................   (4,265,685)
                                                              -----------
BALANCE, June 30, 2000......................................  $ 5,066,578
                                                              ===========

           See accompanying notes to unaudited financial statements.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                               SIX MONTHS      SIX MONTHS
                                                                  ENDED           ENDED
                                                              JUNE 30, 2000   JUNE 30, 1999
                                                              -------------   -------------
                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income.........................................   $(6,896,419)    $    15,074
  Adjustments to reconcile net (loss) income to net cash
     (used in) provided by operating activities
     Depreciation and amortization..........................     1,445,010         962,703
     Provision for allowances...............................       199,500          98,000
     Phantom unit compensation..............................      (200,000)       (200,000)
     Changes in assets and liabilities (Increase) decrease
      in assets
          Accounts receivable...............................    (5,229,893)     (1,733,868)
          Other current assets..............................      (643,684)        250,576
       Increase (decrease) in liabilities
          Accounts payable..................................    16,125,512         512,443
          Accrued payroll and related expenses..............       185,283        (321,030)
          Accrued expenses..................................         2,870         110,956
          Sales and excise taxes payable....................      (233,383)       (528,691)
                                                               -----------     -----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.........     4,754,796        (833,837)
                                                               -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................    (6,306,632)     (1,361,048)
  Increase (decrease) in receivables and payable, related
     parties................................................      (305,668)        197,733
                                                               -----------     -----------
NET CASH USED IN INVESTING ACTIVITIES.......................    (6,612,300)     (1,163,315)
                                                               -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of long term debt.................................            --        (275,000)
  Capital Distributions.....................................                      (691,190)
  Capital contributions.....................................     2,200,000              --
                                                               -----------     -----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........     2,200,000        (966,190)
                                                               -----------     -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       342,496      (2,963,342)
BEGINNING CASH AND CASH EQUIVALENTS.........................     3,188,375       5,067,315
                                                               -----------     -----------
ENDING CASH AND CASH EQUIVALENTS............................   $ 3,530,871     $ 2,103,973
                                                               ===========     ===========

           See accompanying notes to unaudited financial statements.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS

     ATX Telecommunication Services, Inc. ("ATX, Inc." or "the Company") was organized in the state of Delaware on February 9, 2000 upon the consent of the former partners of ATX Telecommunications LP ("ATX") and Global Telecom LP ("Global"). The financial position of the Company as of June 30, 2000 included the net assets contributed by the former partnerships of ATX and Global to ATX, Inc. on February 9, 2000 at their historical costs basis. For financial reporting purposes, the results of operations for the Six Months ended June 30, 2000 include the results of operations of the former partnerships of ATX and Global. These partnerships were terminated on February 9, 2000 upon their merger into ATX, Inc. ATX, Inc. was capitalized with 10,000 shares of common stock at $.01 par value. Upon the merger, 1,000 shares of common stock was issued to the former partners of ATX and Global.

     Upon the merger into ATX, Inc., distributions were made to certain former partners of ATX to satisfy their loans and advances.

     The Company is a single-source provider of voice and data services offering a full range of telecommunications services, including long distance, local, data, private line, cellular, PC-based billing, paging, Internet access and World Wide Web consulting, development and hosting.

     The ATX Shareholders Agreement and former Partnership Agreements provided for bonuses to certain executives totaling $8,000,000 per year. These bonuses represent compensation for the management of operations of the Company. Accordingly, the Company has recorded $4,000,000 of compensation expense for these bonuses, which have been included in selling, general and administrative expenses for the Six Months ended June 30, 2000 and June 30, 1999. These bonuses will be eliminated upon the merger agreement as discussed on Note 2.

2.  PLAN OF RECAPITALIZATION AND MERGER

     On April 9, 2000, ATX, Inc. and its stockholders ("ATX Stockholders") entered into a plan of recapitalization and merger ("Merger Agreement") with CoreComm Limited ("CoreComm"). Under the terms of the merger agreement, as amended, the ATX stockholders will exchange their issued and outstanding common stock for the following aggregate consideration: (i) approximately 12.4 million shares of CoreComm common stock; (ii) $250 million of CoreComm's Series B preferred stock and (iii) $150 million in cash from CoreComm. Such amounts may be subject to adjustments as defined in the merger agreement. In the event CoreComm has not completed a debt or equity financing prior to the closing date, CoreComm may elect to issue short term notes of $119.0 million and reduce the cash consideration by such amount. The Merger Agreement is subject to regulatory and CoreComm shareholder approval, amongst other conditions.

     In July 2001, the Company finalized the streamlining of its operating structure to focus on its two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market and the second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market.

3.  BASIS OF PRESENTATION

     In the opinion of management, all adjustments which have been made are necessary to present fairly the financial position of the Company as of June 30, 2000 and 1999 and the results of operations for the six month periods ended June 30, 2000 and 1999. The results of operations for the six month period ending June 30, 2000 are not necessarily indicative of the results to be experienced for the fiscal year ending December 31, 2000.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

     The Statements and related notes herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying notes should therefore be read in conjunction with the Company's December 31, 1999 financial statements included elsewhere herein.

4.  INCOME TAXES

     Upon the incorporation of ATX, Inc. as of February 9, 2000, ATX is subject to federal and state income taxation. ATX did not provide for an income tax benefit for the Six Months ended June 30, 2000 based on the uncertainty of future earnings and profits.

     Prior to the incorporation of ATX, Inc., the partners were required to report their respective share of the Company's profits and losses in their individual income tax returns. Accordingly, no provision for federal, state and local income taxes is reflected in these statements for periods prior to February 9, 2000.

5.  PHANTOM UNIT PLAN

     The Phantom Unit Plan ("the Plan") provides for the issuance of a total of 5,000,000 phantom units. The phantom units shall become payable on the earlier of termination or a change of control. Upon the termination of employment, such phantom unit holders shall be entitled to compensation. Such compensation shall be payable over a 36-month period beginning in the thirteenth month after termination. Compensation is determined by the Phantom Unit Plan's formula and is based on average net income as defined in the Plan for the three years prior to termination.

     Upon a change in control as defined in the Plan, the Company will record a compensation charge equal to the fair market value of the phantom units. Such event would be the consummation of the Merger Agreement above resulting in a charge of approximately 5% of the fair market value of the aggregate consideration as described in Note 2.

6.  SUPPLEMENTAL CASH FLOW INFORMATION

     Prior to the merger into ATX, Inc. distributions were made to the former partners of ATX of approximately $4.3 million to satisfy their loan balances. Additionally, loans to an officer of the Company were forgiven of approximately $1.9 million and shown as a contribution to equity.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

ATX Telecommunications Services Group
Bala Cynwyd, Pennsylvania

     We have audited the accompanying combined balance sheets of ATX Telecommunications Services Group as of December 31, 1999, and the related combined statements of operations, changes in partners' capital, and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the management of ATX Telecommunications Services Group. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of ATX
Telecommunications Services Group as of December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          /s/ BDO SEIDMAN, LLP

Philadelphia, Pennsylvania
March 10, 2000

                     ATX TELECOMMUNICATIONS SERVICES, INC.

                            COMBINED BALANCE SHEETS

                                                               DECEMBER 31,
                                                                   1999
                                                               ------------
                           ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   $ 3,188,375
  Accounts receivable, net of allowances for doubtful
     accounts and credits of $1,909,000.....................    20,639,086
  Other current assets......................................       101,176
  Receivables, related parties..............................            --
                                                               -----------
Total current assets........................................    23,928,637
Property and equipment, net.................................     8,359,873
Intangible assets, net......................................       727,496
Other assets................................................       261,864
Receivables, partners.......................................     4,265,685
                                                               -----------
Total assets................................................   $37,543,555
                                                               ===========
             LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
  Accounts payable..........................................   $12,340,460
  Accrued expenses..........................................     1,066,180
  Accrued payroll and related expenses......................     4,700,882
  Accrued partners' distributions...........................            --
  Sales and excise taxes payable............................     2,256,516
  Current portion of long-term debt.........................            --
  Payables, related parties.................................     1,750,835
                                                               -----------
TOTAL CURRENT LIABILITIES...................................    22,114,873
Long-term debt..............................................            --
Payables, related parties...................................     1,864,560
                                                               -----------
Total liabilities...........................................    23,979,433
COMMITMENTS AND CONTINGENCIES
Phantom Unit Compensation...................................     1,400,000
Partners' capital...........................................    12,164,122
                                                               -----------
Total liabilities and partners' capital.....................   $37,543,555
                                                               ===========

            See accompanying notes to combined financial statements.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------   ------------
REVENUES....................................................  $135,020,849   $113,654,155
                                                              ------------   ------------
EXPENSES
  Cost of revenues..........................................    85,477,119     68,435,883
  Selling, general and administrative.......................    51,213,416     43,280,185
                                                              ------------   ------------
TOTAL EXPENSES..............................................   136,690,535    111,716,068
                                                              ------------   ------------
(LOSS) INCOME FROM OPERATIONS...............................    (1,669,686)     1,938,087
INTEREST INCOME, NET........................................        71,844        115,042
                                                              ------------   ------------
NET (LOSS) INCOME...........................................  $ (1,597,842)  $  2,053,129
                                                              ============   ============

            See accompanying notes to combined financial statements.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

BALANCE, December 31, 1997..................................  $13,517,493
Net income for the year ended December 31, 1998.............    2,053,129
Partners' contributions.....................................    2,000,000
Partners' distributions.....................................   (8,595,978)
                                                              -----------
BALANCE, December 31, 1998..................................    8,974,644
Net loss for the year ended December 31, 1999...............   (1,597,842)
Partners' contributions.....................................    4,847,739
Partners' distributions.....................................      (60,419)
                                                              -----------
BALANCE, December 31, 1999..................................  $12,164,122
                                                              ===========

            See accompanying notes to combined financial statements.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income.........................................  $(1,597,842)  $ 2,053,129
  Adjustments to reconcile net (loss) income to net cash
     provided by operating activities
     Depreciation and amortization..........................    1,820,453     1,947,830
     Provision for allowances...............................      196,000       301,000
     Loss on sale of equipment..............................           --         5,380
     Phantom unit compensation..............................     (400,000)    1,800,000
     Changes in assets and liabilities (Increase) decrease
      in assets
       Accounts receivable..................................   (3,977,729)   (4,171,074)
       Other current assets.................................    1,166,620      (343,569)
       Other assets.........................................     (261,864)           --
     Increase (decrease) in liabilities
       Accounts payable.....................................    2,630,645     3,173,463
       Accrued expenses.....................................       (6,475)      141,155
       Accrued payroll and related expenses.................      181,913     4,043,422
       Sales and excise taxes payable.......................      347,932      (620,294)
                                                              -----------   -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................       99,653     8,330,442
                                                              -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from the sale of property and equipment..........           --        11,000
  Purchase of property and equipment........................   (3,697,390)   (4,814,235)
  Purchase of intangible assets.............................           --            --
  Decrease (increase) in receivables and payable, related
     parties................................................    1,072,042     5,296,898
  Increase in loans to partners.............................   (2,228,065)     (117,178)
                                                              -----------   -----------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES.........   (4,853,413)      376,485
                                                              -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of long-term debt.................................     (562,500)     (275,000)
  Partners' contributions...................................    4,847,739     2,000,000
  Partners' distributions...................................   (1,410,419)   (8,595,978)
                                                              -----------   -----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........    2,874,820    (6,870,978)
                                                              -----------   -----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........   (1,878,940)    1,835,949
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............    5,067,315     3,231,366
                                                              -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $ 3,188,375   $ 5,067,315
                                                              ===========   ===========

            See accompanying notes to combined financial statements.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS

     The combined financial statements of ATX Telecommunications Services Group ("the Company") include the accounts of ATX Telecommunications Services Ltd. ("ATX") and Global Telecom Services, Ltd. ("Global") which were under common control and ownership by the same partners/family members. ATX and Global were limited partnerships organized under the laws of the Commonwealth of Pennsylvania. ATX and Global are single-source providers of voice and data services offering a full range of telecommunications services, including long distance, local, data, private line, cellular, PC-based billing, paging, Internet access and World Wide Web consulting, development and hosting.

     These partnerships were terminated on February 9, 2000 upon their merger into ATX Telecommunication Services, Inc. ("ATX, Inc."). ATX, Inc. was incorporated on the above date in the state of Delaware upon the consent of the Company's partners. ATX, Inc. was capitalized with 10,000 shares of common stock at $.01 par value. Upon the merger, 1,000 shares of common stock was issued to the former partners of ATX and Global. On such date, the Company contributed its assets and its liabilities were assumed by ATX, Inc. at their historical cost basis.

     The partnership agreement provides for the allocation of profits and losses on an annual basis. Profits and losses are allocated among partners based on the partnership agreement.

     Distributions, other than liquidating distributions, shall be made to all partners in proportion to their percentage interests except as otherwise stipulated in the partnership agreement.

     The partnership agreement required that during 1999 certain partners receive distributions totaling $1,350,000 for prior years. This agreement also provides for bonuses to these partners totaling $8,000,000 per year for the years 1998 through 2002.

     These bonuses represent compensation for the management of the operations of the Company. Accordingly, the Company has recorded compensation expenses for these bonuses, which have been included in selling, general and administrative expenses for the years ended December 31, 1999 and 1998, respectively.

     If a sale or public offering of the Company does not occur before January 31, 2003, certain minority partners have an option to put their respective interests to the Company at fair value, as defined within the partnership agreement. The total amount to be paid to these partners for their respective interests will be paid over a seven and one-half year period.

2.  PLAN OF RECAPITALIZATION AND MERGER

     On March 9, 2000, ATX, Inc. and its stockholders ("ATX Stockholders") entered into a plan of recapitalization and merger ("Merger Agreement") with CoreComm Limited ("CoreComm"). Under the terms of the merger agreement, ATX will be recapitalized such that the ATX Stockholders will receive the following aggregate consideration: (i) approximately 12.4 million shares of CoreComm common stock; (ii) $250 million of CoreComm's 3% senior preferred stock and
(iii) $150 million in cash from CoreComm. Such amounts may be subject to adjustments as defined in the merger agreement. In the event CoreComm has not completed a debt or equity financing prior to the closing date, CoreComm may elect to issue short term notes of $70 million and reduce the cash consideration by such amount. The Merger Agreement is subject to regulatory and CoreComm shareholder approval, among other conditions.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     The Company generally recognizes revenue based on the customers' usage of services. Charges for certain local service fees that are billed in advance are deferred and recognized when earned. Revenue from certain non-recurring services such as customer installations is recognized when earned. Revenues are presented net of estimated discounts. Additionally, the Company accrues for unbilled telecommunication revenue as a result of its billing cycle and such amounts are included in accounts receivable.

COST OF REVENUES

     Cost of revenues includes network costs which consist of access, transport, and termination costs. Such costs are recognized when incurred in connection with the provision of telecommunication services.

CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided by the straight-line method over the estimated useful lives of the respective assets. Property and equipment are depreciated over useful lives ranging from five to seven years and leasehold improvements are amortized over the terms of the lease.

INTANGIBLE ASSETS

     Intangible assets represent acquired customer lists which are being amortized using the straight line method over a 7-year period. Intangible assets are presented net of accumulated amortization of $522,504.

IMPAIRMENT OF ASSETS

     The Company's long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, the Company measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. The Company determined that, as of December 31, 1999, there had been no impairment in the carrying value of the long-lived and intangible assets.

ADVERTISING AND MARKETING COSTS

     All costs related to advertising and marketing the Company's products and services are expensed in the period incurred.

INCOME TAXES

     The partners are required to report their respective share of the Company's profits and losses in their individual income tax returns. Accordingly, no provision for federal, state and local income taxes is reflected in the financial statements.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

CONCENTRATIONS OF CREDIT RISK

     The Company maintains its cash deposits and temporary cash investments with high-quality institutions at levels which may exceed federally insured limits. The Company has not experienced any losses on cash deposits or temporary cash investments maintained in this manner.

     The Company sells its telecommunications services and products to customers operating primarily in the Northeastern region of the United States. The Company performs ongoing credit evaluation of its customers, and it generally does not require collateral from those customers.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of all financial instruments approximates their fair value due to the short maturity of the respective instruments.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

4.  PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Computer and switching equipment............................  $19,964,627
Furniture and fixtures......................................    1,150,108
Automobiles.................................................      352,113
Leasehold improvements......................................       79,492
                                                              -----------
                                                               21,546,340
Less accumulated depreciation and Amortization..............   13,186,467
                                                              -----------
                                                              $ 8,359,873
                                                              ===========

5.  LONG-TERM DEBT

     In connection with an acquisition of customer lists during 1997 for $1,250,000, Global issued a note for $837,500. The note provided for payments of $275,000 and $562,500 with interest at 5.5% in 1998 and 1999, respectively. During 1999, the note was repaid in full. Global recorded interest expense of $47,238 and $39,724 for the years ended 1999 and 1998.

6.  LEASE COMMITMENTS

     The Company leases various facilities classified as operating leases. Under terms of these leases, the Company is required to pay its proportionate share of real estate taxes, operating expenses and other related costs. Rent expense for the years ended December 31, 1999 and 1998 was $1,619,083 and $1,444,456,
respectively.

     Additionally, the Company leases its principal office and equipment space from various partnerships in which the general partner was also a partner of the Company. The Company recorded rent included in the

                     ATX TELECOMMUNICATIONS SERVICES, INC.

above amounts aggregating $1,227,010 and $1,182,515 to these partnerships for the years ended December 31, 1999 and 1998, respectively.

     Future minimum rental payments, including those due to related parties, are summarized as follows:

YEAR ENDING DECEMBER 31,                                        AMOUNT
------------------------                                      ----------
2000........................................................  $1,902,000
2001........................................................   1,927,000
2002........................................................   1,954,000
2003........................................................   1,565,000
2004........................................................     537,000
Thereafter..................................................     105,000
                                                              ----------
                                                              $7,990,000
                                                              ==========

7.  RELATED PARTY TRANSACTIONS

     There are various transactions with a partner of the Company relating to certain professional services approximating $1,000,000 for each of the years 1999 and 1998. These transactions resulted in intercompany balances shown as payables to related parties, with the related costs reflected in general and administrative expenses. Additionally, companies affiliated with this partner advanced funds to the Company for their operations and purchases of certain telecommunication equipment. These amounts have no formal repayment terms or interest rates and are shown as payables, related party.

     Additionally, the Company advanced funds to certain partners. These amounts are included in receivables, partners and had no formal repayment terms or interest rates. Subsequent to December 31, 1999, prior to the partnerships' merger into ATX, Inc., a distribution of approximately $4.3 million was declared and satisfied by the above mentioned receivables, partners.

8.  CONTINGENCIES

     The Company is a defendant in various lawsuits relative to its business operations. Management believes that the outcome of these pending lawsuits will not materially effect the financial position, results of operations or cash flows of the Company.

9.  EMPLOYEE BENEFITS

     The Company and affiliated business entities controlled by a partner of the Company maintain a self-insured health plan for their employees and partners. The Company is responsible for participant claims, stop loss premiums and administrative fees. Such plan does not provide for post retirement benefits.

10.  RETIREMENT PLAN

     The Company's employees participate in a defined contribution profit sharing plan established under Section 401(k) of the Internal Revenue Code. The plan allows employees to defer up to 15% of their income through contributions to the plan on a pretax basis, subject to a statutory dollar limitation. In accordance with the provisions of the plan, the employer may match employees' contributions. In addition, the employer may make optional contributions to the plan. The Company and other business entities controlled by a partner of the Company participate in this plan. The Company made matching contributions to the plan for the years ended December 31, 1999 and 1998 of $176,166 and $127,670, respectively.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

11.  PHANTOM UNIT PLAN

     During 1998, ATX adopted the 1998 Phantom Unit Plan (the "Plan"). The Plan provides for the issuance of a total of 5,000,000 phantom units representing a phantom 5% equity interest in ATX. Eligible employees may receive phantom units or equivalent consideration as determined by a committee appointed by ATX to administer the Plan. The committee has the authority at its sole discretion to designate the employees eligible to participate in the Plan. In addition, the committee may terminate or amend the Plan at its discretion. Termination or amendment of the Plan shall not affect phantom awards previously granted. Typically, the awards vest over a seven-year period from the date of grant; however, an employee may receive credit for employment time prior to the date of the award at the discretion of the committee. The Plan is unfunded.

     The phantom units become payable to a participant on the earlier of his termination of employment or a change of control. Upon termination of employment, a participant is entitled to compensation under the Plan. Such compensation is payable over a 36-month period beginning in the thirteenth month after termination. The participant's compensation is determined by his proportionate ownership of units and the Plan's formula for determining value, which is 10 times average net cash income as defined in the Plan for the prior three fiscal years.

     The Company has recorded a noncash (benefit) charge of ($400,000) and $1,800,000 for the years ended December 31, 1999 and 1998, respectively, related to the issuance of the phantom units.

     Upon a change in control as defined in the Plan, the participants will become entitled to receive compensation based upon the exchange or transaction value of ATX's equity. ATX, Inc. will record a compensation charge equal to the fair market value of the consideration payable to the Plan participants less amounts previously recorded. The consummation of the Merger Agreement, described in Note 2 above, would result in a non-cash charge of approximately $44 million.

     The following table contains information on phantom units for units granted under the Plan from the date of adoption of the Plan through December 31, 1999:

                                                                NUMBER OF
                                                              PHANTOM UNITS
                                                              -------------
Outstanding at January 1, 1998..............................           --
Granted.....................................................    3,350,000
Cancelled...................................................      (75,000)
                                                                ---------
Outstanding at December 31, 1998............................    3,275,000
Granted.....................................................    1,725,000
Cancelled...................................................           --
                                                                ---------
Outstanding at December 31, 1999............................    5,000,000
                                                                =========

12.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Global financed $837,500 in 1997 related to the purchase of customer lists and paid interest of $47,238 and $39,724 in 1999 and 1998, respectively, in connection with this note.

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. THIS PROSPECTUS MAY BE DELIVERED TO YOU AFTER THE DATE OF THIS PROSPECTUS. HOWEVER, YOU SHOULD REALIZE THAT THE AFFAIRS OF CORECOMM HOLDCO, INC. MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS WILL NOT REFLECT SUCH CHANGES. YOU SHOULD NOT CONSIDER THIS PROSPECTUS TO BE AN OFFER OR SOLICITATION RELATING TO THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED. FURTHERMORE, YOU SHOULD NOT CONSIDER THIS PROSPECTUS TO BE AN OFFER OR SOLICITATION RELATING TO THE SECURITIES IF THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR IF IT IS UNLAWFUL FOR YOU TO RECEIVE SUCH AN OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary...................     1
The Offering.........................     6
Summary Historical and Pro Forma
  Financial Data of CoreComm Holdco,
  Inc. ..............................     7
Risk Factors.........................     9
Use of Proceeds......................    18
Dividend Policy......................    18
Capitalization.......................    19
Unaudited Pro Forma Financial Data of
  CoreComm Holdco, Inc. .............    21
Selected Historical Financial Data of
  CoreComm Holdco, Inc. .............    30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    32
Our Business.........................    47
Government Regulation of the
  Telecommunications Services
  Business...........................    59
Management and Executive
  Compensation.......................    67
Security Ownership of Certain
  Beneficial Owners and Management...    73
Selling Securityholders..............    74
Certain Relationships and Related
  Transactions.......................    76
Description of Capital Stock.........    80
Description of our Indebtedness......    89
Plan of Distribution.................    93
Legal Matters........................    95
Experts..............................    95
Where You Can Find More
  Information........................    95
Index to Financial Statements........   F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                              26,290,472 SHARES OF

                                  COMMON STOCK

                             CORECOMM HOLDCO, INC.
                           -------------------------

                                   PROSPECTUS
                           -------------------------
                                          , 2002

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses, subject to future contingencies, payable by the registrant in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee. None of the below listed expenses will be borne by the selling securityholders.

SEC registration fee........................................   $    2,398
Legal fees and expenses.....................................   $  725,000
Accounting fees and expenses................................   $  279,000
Printing and engraving fees.................................   $   70,000
Miscellaneous expenses......................................   $   28,000
                                                               ----------
     Total..................................................   $1,104,398

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, this indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. Our charter and amended by-laws require us to indemnify our officers and directors to the full extent permitted by Delaware law.

     Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends, stock purchases or redemptions, or (iv) transactions from which a director derives an improper personal benefit. Our charter contains provisions limiting the liability of our directors to us and to our stockholders to the full extent permitted by Delaware law.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as such. Our charter and amended by-laws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her and we currently maintain this insurance. We currently maintain liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since January 1, 1999, we have issued securities in the following transactions not registered under the Securities Act:

          1. On July 19, 1999, in connection with the establishment of CoreComm Holdco as a wholly-owned subsidiary of CoreComm Limited, CoreComm Holdco issued 4,500 shares of its common stock to CoreComm Limited.

          2. On December 18, 2001, in connection with the Holdco recapitalization, CoreComm Holdco issued 1,456,806 shares of its common stock to holders of CoreComm Limited's 6% Convertible Subordinated Notes due 2006 in exchange for all of CoreComm Limited's 6% Convertible Subordinated Notes due 2006 held by these holders. This issuance of securities was exempt from registration pursuant to Rule 506 promulgated under the Securities Act as each holder participating in this transaction was an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act, there was no public offering of securities in connection with this transaction and the other requirements of Rule 506 were met.

          3. In December 2001, SCI Global Hedge Fund, a holder of $5.0 million in principal amount of 6% Convertible Subordinated Notes due 2006 of CoreComm Limited, indicated that, rather than accepting the terms described above, it wanted more cash for its 6% Convertible Subordinated Notes due 2006 of CoreComm Limited. However, CoreComm Limited was unable to pay any additional cash due to restrictions contained in its senior secured credit facility. Therefore, in order to induce SCI to sell its notes, Thomas Gravina, our current President and Chief Executive Officer and a director and Michael Peterson, our current Executive Vice President -- Chief Operating Officer, Chief Financial Officer and a director, agreed to immediately personally fund the additional cash required to satisfy SCI's condition to complete the transaction. In return, CoreComm Holdco agreed that, at the time the other transactions in the first phase of the Holdco recapitalization were completed, it would issue the same number of shares that it would have issued to SCI under the terms of the other public note exchanges, to Messrs. Gravina and Peterson. Under agreements that were entered into, Messrs. Gravina and Peterson paid $3,750 each to SCI, CoreComm Limited paid the amount of the October 1, 2001 interest payment to SCI, and all of SCI's 6% Convertible Subordinated Notes due 2006 of CoreComm Limited were transferred to CoreComm Holdco. Upon completion of the first phase of the Holdco recapitalization at the end of December 2001, Messrs. Gravina and Peterson each received 22,764 shares of CoreComm Holdco common stock which, in the aggregate, equals the number of shares of common stock that CoreComm Holdco would have issued to SCI if SCI had exchanged all of its 6% Convertible Subordinated Notes due 2006 of CoreComm Limited on the terms described in the preceding paragraph. Including this transaction, the total principal amount of 6% Convertible Subordinated Notes due 2006 of CoreComm Limited exchanged was $160 million, representing approximately 97% of the outstanding 6% Convertible Subordinated Notes due 2006 of CoreComm Limited.

          4. On December 28, 2001, in connection with the Holdco recapitalization, we issued 24,600,000 shares of our common stock as follows: (a) 600,000 shares to George Blumenthal in exchange for $5,000,000 in principal amount of 10.75% Senior Unsecured Convertible PIK Notes due 2010, which were a joint obligation of CoreComm Limited and CoreComm Holdco
     (b) 6,000,000 shares to Booth American Company in exchange for 50,000 shares of CoreComm Limited's Series A Preferred Stock, 1,086.11 shares of CoreComm Limited's Series A-1 Preferred Stock and $10,000,000 in principal amount of 10.75% Unsecured Convertible PIK Notes due 2011, which were a joint obligation of CoreComm Limited and CoreComm Holdco, (c) 3,240,000 shares to Debra Buruchian in exchange for 38,750 shares of CoreComm Limited's Series B Preferred Stock and $16,843,639 in principal amount of Senior Unsecured Notes Due September 29, 2003 of CoreComm Limited, (d) 3,240,000 shares to Thomas Gravina in exchange for 38,750 shares of CoreComm Limited's Series B Preferred Stock and $16,843,639 in principal amount of Senior Unsecured Notes Due September 29, 2003 of CoreComm Limited, (e) 9,608,697 shares to Michael Karp in exchange for 162,500 shares of CoreComm Limited's Series B Preferred Stock and $70,634,613 in principal amount of Senior Unsecured Notes Due September 29, 2003 of CoreComm Limited, (f) 591,303 shares to The Florence Karp Trust in exchange for 10,000 shares of CoreComm Limited's Series B Preferred Stock and $4,346,745 in principal amount of Senior Unsecured Notes Due September 29, 2003 of CoreComm Limited, (g) 1,200,000 shares to Barclay Knapp in exchange for $10,000,000 in principal amount of 10.75% Senior Unsecured Convertible PIK Notes due 2010, which were a joint obligation of CoreComm Limited and CoreComm Holdco, (h) 65,454 shares to Richard Lubasch in exchange for $600,000 in principal amount of 10.75% Senior Unsecured

     Convertible PIK Notes due 2010, which were a joint obligation of CoreComm Limited and CoreComm Holdco and (i) 54,546 shares to Ted McCourtney in exchange for $600,000 in principal amount of 10.75% Senior Unsecured Convertible PIK Notes due 2010, which were a joint obligation of CoreComm Limited and CoreComm Holdco.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The Exhibit Index is hereby incorporated by reference.

     (b) The financial statement schedules are included in this registration statement beginning on page S-1.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
        Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          INDEX TO FINANCIAL SCHEDULES

CORECOMM HOLDCO
Report of Independent Auditor on Schedules..................  S-2
Schedule I -- Condensed Financial Information of CoreComm     S-3
  Holdco, Inc. .............................................
Schedule II -- Valuation and Qualifying Accounts............  S-8

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

                   REPORT OF INDEPENDENT AUDITOR ON SCHEDULES


     We have audited the consolidated financial statements of CoreComm Holdco, Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 and have issued our report thereon dated March 29, 2002, except for the first paragraph of Note 18 as to which the date is April 12, 2002 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.


     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

New York, New York

March 29, 2002, except for the last paragraph of Note 5, as to which the date is April 12, 2002

     SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF CORECOMM HOLDCO, INC.

                            CONDENSED BALANCE SHEETS


                                                                        DECEMBER 31,
                                                              --------------------------------
                                                                   2001              2000
                                                              ---------------   --------------
                                                                RESTATED *
ASSETS
Current assets:
  Cash and cash equivalents.................................  $            --   $    6,198,000
  Marketable securities.....................................               --        1,343,000
  Other.....................................................          476,000        1,600,000
                                                              ---------------   --------------
Total current assets........................................          476,000        9,141,000
Investments in and loans to subsidiaries....................       21,151,000      605,274,000
Investment in CoreComm Limited..............................        3,863,000               --
Other.......................................................        1,100,000        1,059,000
                                                              ---------------   --------------
                                                              $    26,590,000   $  615,474,000
                                                              ===============   ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable to related parties............................  $    15,807,000   $   16,170,000
Commitments and contingent liabilities
Shareholder's equity:
  Common stock..............................................          300,000          285,000
  Additional paid-in capital................................    1,022,634,000    1,038,893,000
  Deferred non-cash compensation............................               --      (21,638,000)
  (Deficit).................................................   (1,012,151,000)    (418,236,000)
                                                              ---------------   --------------
                                                                   10,783,000      599,304,000
                                                              ---------------   --------------
                                                              $    26,590,000   $  615,474,000
                                                              ===============   ==============



*See Note 2


                            See accompanying notes.

     SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF CORECOMM HOLDCO, INC.

                       CONDENSED STATEMENTS OF OPERATIONS

                                                             YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------
                                                      2001            2000            1999
                                                  -------------   -------------   -------------
COSTS AND EXPENSES
Corporate expense...............................  $          --   $          --   $      13,000
                                                  -------------   -------------   -------------
  Operating (loss)..............................             --              --         (13,000)
OTHER INCOME (EXPENSE)
Interest income and other, net..................      4,025,000       2,787,000       1,638,000
Interest expense................................     (3,767,000)        (70,000)             --
                                                  -------------   -------------   -------------
Income before income taxes, equity in net (loss)
  of subsidiaries and extraordinary item........        258,000       2,717,000       1,625,000
Income tax provision............................             --              --          (7,000)
                                                  -------------   -------------   -------------
Income before equity in net (loss) of
  subsidiaries and extraordinary item...........        258,000       2,717,000       1,618,000
Equity in net (loss) of subsidiaries............   (619,850,000)   (303,958,000)   (104,798,000)
                                                  -------------   -------------   -------------
(Loss) before extraordinary item................   (619,592,000)   (301,241,000)   (103,180,000)
Gain from extinguishment of debt................     25,677,000              --              --
                                                  -------------   -------------   -------------
Net (loss)......................................  $(593,915,000)  $(301,241,000)  $(103,180,000)
                                                  =============   =============   =============

                            See accompanying notes.

     SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF CORECOMM HOLDCO, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                       2001           2000            1999
                                                   ------------   -------------   -------------
Net cash provided by operating activities........  $  4,712,000   $     539,000   $   2,320,000
INVESTING ACTIVITIES
Acquisitions, net of cash acquired...............            --     (98,613,000)    (47,056,000)
Purchase of marketable securities................            --      (1,343,000)             --
Proceeds from sale of marketable securities......     1,343,000              --              --
Increase in investments in and loans to
  subsidiaries...................................   (14,089,000)   (144,909,000)   (105,267,000)
                                                   ------------   -------------   -------------
Net cash (used in) investing activities..........   (12,746,000)   (244,865,000)   (152,323,000)
FINANCING ACTIVITIES
Capital contributions (distributions)............   (23,164,000)    232,472,000     151,885,000
Proceeds from borrowings, net of financing
  costs..........................................    25,000,000      16,170,000              --
                                                   ------------   -------------   -------------
Net cash provided by financing activities........     1,836,000     248,642,000     151,885,000
                                                   ------------   -------------   -------------
Increase (decrease) in cash and cash
  equivalents....................................    (6,198,000)      4,316,000       1,882,000
Cash and cash equivalents at beginning of
  period.........................................     6,198,000       1,882,000              --
                                                   ------------   -------------   -------------
Cash and cash equivalents at end of period.......  $         --   $   6,198,000   $   1,882,000
                                                   ============   =============   =============
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
  ACTIVITIES
Capital contributions of non-cash net assets.....  $         --   $ 559,721,000   $  45,007,000

                            See accompanying notes.

     SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF CORECOMM HOLDCO, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1.  ORGANIZATION

     CoreComm Holdco, Inc., referred to as the Company, was formed in May 1998 as a Bermuda corporation. It was a wholly-owned subsidiary of CoreComm Limited, referred to as CoreComm Limited or Limited, until December 2001. In July 1999, the Company was domesticated under the laws of Delaware.

2.  BASIS OF PRESENTATION

     In the Company's condensed financial statements, the Company's investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries. The Company's share of net loss of its subsidiaries is included in net loss using the equity method of accounting. The condensed financial statements should be read in conjunction with the Company's consolidated financial statements.


     Effective with the completion of the first phase of the Holdco recapitalization on December 28, 2001, CoreComm Limited began accounting for its ownership of approximately 13% of the outstanding shares of the Company using the equity method. CoreComm Limited accounted for this transaction at fair value, but has determined it was more appropriately accounted for at historical cost. This required the Company to restate its balance sheet at December 31, 2001. The principal effect of the restatement was to reduce investments in and loans to subsidiaries, long-term debt and shareholders' equity (deficiency) by $30,663,000, $12,054,000 and $18,609,000. respectively.


3.  NOTES PAYABLE

     In December 2000, the Company issued $16.1 million aggregate principal amount of 10.75% Senior Unsecured Convertible PIK Notes due December 2010, which were a joint obligation of CoreComm Limited and the Company, to officers and directors of CoreComm Limited and the Company. Interest on the notes was at an annual rate of 10.75% payable semiannually on January 1 and July 1 of each year, commencing July 1, 2001. The interest was payable in kind by the issuance of additional Senior Unsecured Convertible PIK Notes Due December 2010 in such principal amount equal to the interest payment that was then due. The notes were convertible into CoreComm Limited common stock prior to maturity at a conversion price of $5.00 per share, subject to adjustment. The additional notes issued for interest had an initial conversion price equal to 120% of the weighted average closing price of Limited's common stock for a specified period. All of the outstanding 10.75% Senior Unsecured Convertible PIK Notes due December 2010 were exchanged for shares of the Company's common stock in December 2001.

     Some of the officers and directors of the Company are also officers or directors of NTL Incorporated, referred to as NTL. In April 2001, CoreComm Limited and the Company as co-obligors issued to NTL $15 million aggregate principal amount of 10.75% Unsecured Convertible PIK Notes Due April 2011. Interest on the notes is at an annual rate of 10.75% payable semiannually on October 15 and April 15 of each year, which commenced on October 15, 2001. The interest is payable in kind by the issuance of additional 10.75% Unsecured Convertible PIK Notes due April 2011 in such principal amount equal to the interest payment that is then due. Additional notes issued for interest will have a conversion price equal to 120% of the weighted average closing price of CoreComm Limited's common stock for a specified period. The notes are convertible into CoreComm Limited common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. However, NTL and CoreComm Limited and the Company have entered into an agreement relating to the conversion feature of the notes following the Holdco recapitalization. Through that agreement, consistent with the original terms of the notes, CoreComm Limited and the Company have agreed to exercise their right under the notes such that, following the completion of the exchange offer to the holders of CoreComm Limited common stock to exchange their shares for shares of the Company's common stock, the convertibility feature of the notes will be altered so that rather than the notes being convertible into shares of CoreComm Limited common stock, the notes

     SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF CORECOMM HOLDCO, INC.

will become convertible into shares of the Company's common stock. At that time, the conversion price of $1.00 will be equitably adjusted by applying the exchange ratio in the exchange offers, which results in a new conversion price of $38.90 per share of the Company's common stock. NTL has agreed not to exercise its rights to convert into CoreComm Limited common stock for six months from February 5, 2002 (unless that right has previously ceased as a result of the completion of the exchange offer and the change in the convertibility feature). In the event that the exchange offer is not completed, the conversion feature would remain into CoreComm Limited common stock. These notes are redeemable, in whole or in part, at the Company's option, at any time on or after April 12, 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date.

4.  GUARANTEES OF THE REGISTRANT

     In September 2000, subsidiaries of the Company entered into a senior secured credit facility with The Chase Manhattan Bank as lender, administrative agent and collateral agent. The facility was amended and restated in April 2001. As of April 2001, the entire amount available under the senior secured credit facility of $156.1 million has been borrowed. The Company has unconditionally guaranteed payment under the facility.

5.  OTHER

     No cash dividends were paid to the registrant by subsidiaries from January 1, 1999 through December 31, 2001.

     On April 12, 2002 CoreComm Holdco declared a 3-for-1 stock split by way of a stock dividend. The condensed financial statements and the notes thereto give retroactive effect to the stock split.

                             CORECOMM HOLDCO, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

             COL. A                  COL. B              COL. C              COL. D           COL. E
--------------------------------  ------------   -----------------------   -----------     -------------
                                                        ADDITIONS
                                                 -----------------------
                                                    (1)          (2)
                                                 -----------------------
                                                              CHARGED TO
                                   BALANCE AT    CHARGED TO     OTHER
                                  BEGINNING OF   COSTS AND    ACCOUNTS-    DEDUCTIONS-      BALANCE AT
DESCRIPTION                          PERIOD       EXPENSES     DESCRIBE     DESCRIBE       END OF PERIOD
-----------                       ------------   ----------   ----------   -----------     -------------
Year ended December 31, 2001:
  Allowance for doubtful
     accounts...................  $11,034,000    $7,143,000     $  --      $(8,418,000)(a)  $ 9,759,000
Year ended December 31, 2000:
  Allowance for doubtful
     accounts...................  $ 3,949,000    $7,130,000     $  --      $   (45,000)(b)  $11,034,000
Year ended December 31, 1999:
  Allowance for doubtful
     accounts...................  $   742,000    $3,241,000     $  --      $   (34,000)(c)  $ 3,949,000

---------------

(a)  Uncollectible accounts written-off, net of recoveries.

(b) Uncollectible accounts written-off, net of recoveries, of $9,269,000 offset by $9,224,000 allowance for doubtful accounts as of acquisition date from business combinations.

(c) Uncollectible accounts written-off, net of recoveries, of $24,688,000 offset by $24,654,000 allowance for doubtful accounts as of acquisition date from business combinations.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on June 14, 2002.


                                          CORECOMM HOLDCO, INC.

                                          By:    /s/ MICHAEL A. PETERSON
                                            ------------------------------------
                                              Name: Michael A. Peterson
                                              Title:  Executive Vice
                                                      President --
                                                      Chief Operating Officer
                                                      and
                                                      Chief Financial Officer


     Pursuant to the requirements of the Securities Act, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                       TITLE                      DATE
                    ---------                                       -----                      ----

                        *                            Chairman of the Board of Directors    June 14, 2002
 ------------------------------------------------
                  Barclay Knapp


                        *                               President and Chief Executive      June 14, 2002
 ------------------------------------------------       Officer (Principal Executive
                  Thomas Gravina                             Officer); Director


                        *                             Executive Vice President -- Chief    June 14, 2002
 ------------------------------------------------        Operating Officer and Chief
               Michael A. Peterson                      Financial Officer (Principal
                                                        Financial Officer); Director


                        *                                 Senior Vice President --         June 14, 2002
 ------------------------------------------------         Controller and Treasurer
                Gregg N. Gorelick


                        *                                Chairman Emeritus; Director       June 14, 2002
 ------------------------------------------------
               George S. Blumenthal


                        *                                         Director                 June 14, 2002
 ------------------------------------------------
                Ralph H. Booth, II


                        *                                         Director                 June 14, 2002
 ------------------------------------------------
                 Alan J. Patricof


                        *                                         Director                 June 14, 2002
 ------------------------------------------------
                  Warren Potash


 *By:            /s/ MICHAEL A. PETERSON
        -----------------------------------------
                   Michael A. Peterson
                     Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBITS                           DESCRIPTION
--------                           -----------
     2.1   Exchange Agreement, dated as of December 14, 2001, by and
           among CoreComm Holdco, Inc., CoreComm Limited and each of
           the parties set forth under the heading "Security Holders"
           on the signature pages thereto*
     3.1   Restated Certificate of Incorporation of CoreComm Holdco,
           Inc.*
     3.2   Certificate of Amendment to the Restated Certificate of
           Incorporation of CoreComm Holdco, Inc.*
     3.3   Certificate of Correction to the Certificate of Amendment to
           the Restated Certificate of Incorporation of CoreComm
           Holdco, Inc.*
     3.4   Amended By-laws of CoreComm Holdco, Inc.*
     4.1   Specimen common stock certificate (front and reverse side)*
     4.2   Rights Agreement, dated as of December 17, 2001, by and
           between CoreComm Holdco, Inc. and Continental Stock Transfer
           & Trust Company, including form of rights certificate*
     5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
    10.1   2001 Stock Option Plan of CoreComm Holdco, Inc.*
    10.2   Exchange Agreement, dated as of December 14, 2001, by and
           between CoreComm Holdco, Inc. and CoreComm Limited*
    10.3   First Amendment to Exchange Agreement, entered into as of
           April 5, 2002, by and between CoreComm Limited and CoreComm
           Holdco, Inc. (incorporated by reference to Exhibit 10.63 to
           CoreComm Limited's annual report filed on Form 10-K for the year ended December 31, 2001, file no. 000-31359)
    10.4   Credit Agreement, dated as of September 28, 2000, as amended and restated on April 11, 2001, among CoreComm Limited,
           CoreComm Communications, Inc., CoreComm Holdco, Inc., the
           lenders party thereto and The Chase Manhattan Bank, as
           Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.52 to CoreComm Limited's
           registration statement on Form S-1, file no. 333-47984)
    10.5   First Amendment and Waiver dated as of October 31, 2001 to the Credit Agreement, dated as of September 28, 2000, as
           amended and restated on April 11, 2001, among CoreComm
           Limited, CoreComm Communications, Inc., CoreComm Holdco,
           Inc., the lenders party thereto and JP Morgan Chase Bank, as
           Administrative Agent and Collateral Agent*
    10.6   Second Amendment dated as of December 14, 2001 to the Credit
           Agreement, dated as of September 28, 2000, as amended and
           restated on April 11, 2001, and amended by the First
           Amendment and Waiver dated as of October 31, 2001, among
           CoreComm Limited, CoreComm Communications, Inc., CoreComm
           Holdco, Inc., the lenders party thereto and JP Morgan Chase
           Bank, as Administrative Agent and Collateral Agent*
    10.7   Third Amendment dated as of March 29, 2002 to the Credit
           Agreement, dated as of September 28, 2000, as amended and
           restated on April 11, 2001, and amended by the First
           Amendment and Waiver dated as of October 31, 2001 and by the
           Second Amendment dated as of December 14, 2001, among
           CoreComm Limited, CoreComm Communications, Inc., CoreComm
           Holdco, Inc., the lenders party thereto and JP Morgan Chase
           Bank, as Administrative Agent and Collateral Agent
           (incorporated by reference to Exhibit 10.55 to CoreComm
           Limited's annual report filed on Form 10-K for the year
           ended December 31, 2001, file no. 000-31359)
    10.8   Lease Agreement dated as of January 18, 1994 between
           Monument Road Associates and ATX Telecommunications
           Services, Inc. (incorporated by reference to Exhibit 10.2 to
           CoreComm Limited's registration statement on Form S-4, file
           no. 333-44028)

EXHIBITS                           DESCRIPTION
--------                           -----------
    10.9   Addendum, dated as of January 25, 1996, to Lease Agreement dated as of January 18, 1994 between Monument Road
           Associates and ATX Telecommunications Services, Inc.
           (incorporated by reference to Exhibit 10.3 to CoreComm
           Limited's registration statement on Form S-4, file no.
           333-44028)
   10.10   Addendum, dated as of January 1, 1998, to Lease Agreement
           dated as of January 18, 1994 between Monument Road
           Associates and ATX Telecommunications Services, Inc.
           (incorporated by reference to Exhibit 10.4 to CoreComm
           Limited's registration statement on Form S-4, file no.
           333-44028)
   10.11   Addendum, dated as of October 1, 1998, to Lease Agreement
           dated as of January 18, 1994 between Monument Road
           Associates and ATX Telecommunications Services, Inc.
           (incorporated by reference to Exhibit 10.5 to CoreComm
           Limited's registration statement on Form S-4, file no.
           333-44028)
   10.12   Addendum, dated as of November 1, 1999, to Lease Agreement dated as of January 18, 1994 between Monument Road
           Associates and ATX Telecommunications Services, Inc.
           (incorporated by reference to Exhibit 10.6 to CoreComm
           Limited's registration statement on Form S-4, file no.
           333-44028)
   10.13   Lease Agreement dated as of January 2, 1993 between Walnut
           Bridge Associates and ATX Telecommunications Services, Inc.
           (incorporated by reference to Exhibit 10.7 to CoreComm
           Limited's registration statement on Form S-4, file no.
           333-44028)
   10.14   Addendum, dated as of July 1, 1995, to Lease Agreement dated as of January 2, 1993 between Walnut Bridge Associates and
           ATX Telecommunications Services, Inc. (incorporated by
           reference to Exhibit 10.8 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)
   10.15   Addendum, dated as of November 1, 1999, to Lease Agreement dated as of January 2, 1993 between Walnut Bridge Associates and ATX Telecommunications Services, Inc. (incorporated by reference to Exhibit 10.9 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)
   10.16   Addendum, dated as of March 1, 2000, to Lease Agreement
           dated as of January 2, 1993 between Walnut Bridge Associates and ATX Telecommunications Services, Inc. (incorporated by reference to Exhibit 10.10 to CoreComm Limited's
           registration statement on Form S-4, file no. 333-44028)
   10.17   Letter of Credit dated October 30, 1998 (incorporated by
           reference to Exhibit 10.14 to CoreComm Limited's
           registration statement on Form S-4, file no. 333-44028)
   10.18   Summary of Principal Terms of Employment Arrangements with
           Thomas J. Gravina and Michael A. Peterson (incorporated by reference to Exhibit 10.18 to CoreComm Holdco, Inc.'s
           amendment no. 1 to registration statement on Form S-4, file
           no. 333-82400)
   10.19   Summary of provision of services to ATX Telecommunications
           Services, Inc. by University City Housing (incorporated by reference to Exhibit 10.17 to CoreComm Limited's
           registration statement on Form S-4, file no. 333-44028)
   10.20   10.75% Unsecured Convertible PIK Note due 2011, dated as of
           April 12, 2001, made jointly by CoreComm Holdco, Inc. and
           CoreComm Limited (incorporated by reference to Exhibit 10.3 to CoreComm Limited's Form 8-K, dated April 13, 2001)
   10.21   10.75% Unsecured Convertible PIK Note due 2011, dated as of
           October 15, 2001, made jointly by CoreComm Holdco, Inc. and
           CoreComm Limited (incorporated by reference to Exhibit 10.21 to CoreComm Holdco, Inc.'s amendment no. 1 to registration statement on Form S-4, file no. 333-82400)

EXHIBITS                           DESCRIPTION
--------                           -----------
   10.22   10.75% Unsecured Convertible PIK Note due 2011, dated as of
           April 15, 2002, made jointly by CoreComm Holdco, Inc. and
           CoreComm Limited (incorporated by reference to Exhibit 10.22 to CoreComm Holdco, Inc.'s amendment no. 1 to registration statement on Form S-4, file no. 333-82400)
   10.23   Letter Agreement, dated February 5, 2002, among CoreComm
           Limited, CoreComm Holdco, Inc. and NTL Incorporated
           (incorporated by reference to Exhibit 10.23 to CoreComm
           Holdco, Inc.'s amendment no. 1 to registration statement on
           Form S-4, file no. 333-82400)
   10.24   Letter Agreement, dated February 5, 2002, among CoreComm
           Limited, CoreComm Holdco, Inc. and NTL Incorporated
           (incorporated by reference to Exhibit 10.24 to CoreComm
           Holdco, Inc.'s amendment no. 1 to registration statement on
           Form S-4, file no. 333-82400)
   10.25   Second Amendment to Exchange Agreement, entered into as of
           May 16, 2002 by and between CoreComm Limited and CoreComm
           Holdco, Inc. (incorporated by reference to Exhibit 10.25 to
           CoreComm Holdco, Inc.'s amendment no. 2 to registration
           statement on Form S-4, file no. 333-82400)
    23.1   Consent of Ernst & Young LLP
    23.2   Consent of BDO Seidman LLP
    23.3   Consent of PricewaterhouseCoopers LLP
    23.5   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
           (included in Exhibit 5.1)*
    24.1   Powers of Attorney*

---------------

* Previously filed on Form S-1.